As filed with the Securities and Exchange Commission on April 21, 2004.

--------------------------------------------------------------------------------

                               File Nos. 333-______
                                    811-07541


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     AND/OR

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                             AMENDMENT NO. 37

                  GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT
                           (Exact Name of Registrant)

                       GLENBROOK LIFE AND ANNUITY COMPANY
                               (Name of Depositor)

                               MICHAEL J. VELOTTA
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                         ALLSTATE LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
                (Name and Complete Address of Agent for Service)

                                   COPIES TO:

                             TERRY R. YOUNG, ESQUIRE
                         ALLSTATE LIFE INSURANCE COMPANY
                          3100 SANDERS ROAD, SUITE J5B
                           NORTHBROOK, ILLINOIS 60062


Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this registration statement.

This registrant hereby amends this registration statement on such date or date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Title of Securities Being Registered: Units of Interest in the Glenbrook Life Multi-Manager Variable Account under deferred variable annuity contracts.

                   SCUDDER HORIZON ADVANTAGE VARIABLE ANNUITY

                          PROSPECTUS DATED MAY 1, 2004

                      INDIVIDUAL AND GROUP FLEXIBLE PREMIUM
                       DEFERRED VARIABLE ANNUITY CONTRACTS
                                   OFFERED BY

                       GLENBROOK LIFE AND ANNUITY COMPANY
                                     THROUGH
                  GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

 -------------------------------------------------------------------------------
GLENBROOK LIFE AND ANNUITY COMPANY ("GLENBROOK LIFE") has issued the Scudder Horizon Advantage Variable Annuity, an individual and group flexible premium deferred variable annuity contract ("CONTRACT"). This prospectus contains information about the Contract that you should know before investing. Please keep it for future reference. To learn more about the Contract, you may want to read the Statement of Additional Information ("SAI"), dated May 1, 2004. For a free copy of the SAI, contact us at:

MAILING ADDRESS

Scudder Horizon Advantage
Customer Service Center
P.O. Box 80469 Lincoln, NE 68501-0469

(800) 242-4402 (Scudder Direct)

(800) 257-9576 (AARP Investment Program Members)

OVERNIGHT MAILING ADDRESS:

Scudder Horizon Advantage
Customer Service Center
2940 S. 84th Street
Lincoln, NE 68506



We ("Glenbrook Life") have filed the SAI with the U.S. Securities and Exchange Commission ("SEC") and have incorporated it by reference into this prospectus. The SAI's table of contents appears at the end of this Prospectus.

The SEC maintains an Internet Web site (http://www.sec.gov) that contains the SAI, material incorporated by reference, and other information. You may also read and copy any of these documents at the SEC's public reference room in Washington, D.C. Please call 1-800-SEC-0330 for further information on the operation of the public reference room.

THE CONTRACT IS NO LONGER BEING OFFERED FOR SALE. IF YOU HAVE ALREADY PURCHASED A CONTRACT YOU MAY CONTINUE TO MAKE PURCHASE PAYMENTS ACCORDING TO THE CONTRACT.

The Contract has 11 investment alternatives: 2 fixed account options -- standard and Dollar Cost Averaging (both pay a guaranteed minimum rate of interest), and 9 sub-accounts of the Glenbrook Life Multi-Manager Variable Account. Money you direct to a sub-account is invested in a single portfolio of the Scudder Variable Series I or Scudder Variable Series II. The 9 Scudder portfolios we offer through the sub-accounts under this Contract are:

SCUDDER VARIABLE SERIES I
..Scudder SVS I Balanced Portfolio -      .Scudder SVS I Growth and Income
  Class A                                  Portfolio - Class A

..Scudder SVS I Bond Portfolio - Class    .Scudder SVS I International
   A                                        Portfolio -  Class A

..Scudder SVS I Capital Growth
  Portfolio - Class A                     .Scudder SVS I Money Market Portfolio
                                           - Class A
..Scudder SVS I Global Discovery
  Portfolio - Class A                    .Scudder SVS I 21st Century Growth
                                           Portfolio - Class A
SCUDDER VARIABLE SERIES II
..Scudder SVS II Growth Portfolio -
  Class A



VARIABLE ANNUITY CONTRACTS INVOLVE CERTAIN RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

.. The investment performance of the portfolios in which the sub-accounts invest will vary.

.. We do not guarantee how any of the portfolios will perform.

.. The Contract is not a deposit or obligation of any bank, and no bank endorses or guarantees the Contract.

.. Neither the U.S. Government nor any federal agency insures your investment in the Contract.


                                  1 PROSPECTUS

Please read this Prospectus carefully before investing, and keep it for future reference. It contains important information about the Scudder Horizon Advantage Variable Annuity Contract.

THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Contract is designed to aid you in long-term financial planning. It is available to individuals, as well as to certain group and individual retirement plans. You may also purchase the Contract for use as an Individual Retirement Annuity that qualifies for special federal income tax treatment ("IRA").

THIS PROSPECTUS IS VALID ONLY WHEN ACCOMPANIED BY CURRENT PROSPECTUSES FOR THE SCUDDER VARIABLE SERIES I AND SCUDDER VARIABLE SERIES II.


                                  2 PROSPECTUS

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                        PAGE

--------------------------------------------------------------------------------
GLOSSARY                                                                4
--------------------------------------------------------------------------------
HIGHLIGHTS                                                              5
--------------------------------------------------------------------------------
  The Contract                                                          5
--------------------------------------------------------------------------------
  Right to Cancel                                                       5
--------------------------------------------------------------------------------
  Annuitant                                                             6
--------------------------------------------------------------------------------
  Beneficiary                                                           6
--------------------------------------------------------------------------------
  How to Invest                                                         7
--------------------------------------------------------------------------------
  Investment Alternatives                                               7
--------------------------------------------------------------------------------
  Transfers Among Investment Alternatives                               7
--------------------------------------------------------------------------------
  Fees and Expenses                                                     7
--------------------------------------------------------------------------------
  Access to Your Money                                                  7
--------------------------------------------------------------------------------
  Death Benefit                                                         7
--------------------------------------------------------------------------------
  Income Payments                                                       7
--------------------------------------------------------------------------------
  Inquiries                                                             8
--------------------------------------------------------------------------------
EXPENSE TABLE                                                           9
--------------------------------------------------------------------------------
CONDENSED FINANCIAL INFORMATION                                         10
--------------------------------------------------------------------------------
GLENBROOK LIFE AND THE VARIABLE ACCOUNT                                 11
--------------------------------------------------------------------------------
  Glenbrook Life and Annuity Company                                    11
--------------------------------------------------------------------------------
  The Variable Account                                                  11
--------------------------------------------------------------------------------
THE FUNDS                                                               12
--------------------------------------------------------------------------------
  Scudder Variable Series I                                             12
--------------------------------------------------------------------------------
  Scudder Variable Series II                                            12
--------------------------------------------------------------------------------
  Investment Adviser for the Funds                                      13
--------------------------------------------------------------------------------
THE FIXED ACCOUNT OPTIONS                                               14
--------------------------------------------------------------------------------
  General Description                                                   14
--------------------------------------------------------------------------------
  Standard Fixed Account Option                                         14
--------------------------------------------------------------------------------
  The Dollar Cost Averaging Fixed Account Option                        14
--------------------------------------------------------------------------------
PURCHASING THE CONTRACT                                                 15
--------------------------------------------------------------------------------
  Purchasing the Contract                                               15
--------------------------------------------------------------------------------
  Right to Cancel                                                       15
--------------------------------------------------------------------------------
  Crediting Your First Purchase Payment                                 15
--------------------------------------------------------------------------------
  Allocating Your Purchase Payments                                     15
--------------------------------------------------------------------------------
  Accumulation Units                                                    15
--------------------------------------------------------------------------------
  Accumulation Unit Value                                               15
--------------------------------------------------------------------------------
TRANSFERS                                                               16
--------------------------------------------------------------------------------
  Trading Limitations                                                   16
--------------------------------------------------------------------------------
  Market Timing and Excessive Trading                                   16
--------------------------------------------------------------------------------
  Telephone Transfers                                                   16
--------------------------------------------------------------------------------
  Excessive Telephone Transfer Trading Limits                           17
--------------------------------------------------------------------------------
  Dollar Cost Averaging                                                 17
--------------------------------------------------------------------------------
  Automatic Portfolio Rebalancing                                       17
--------------------------------------------------------------------------------
ACCESS TO YOUR MONEY                                                    18
--------------------------------------------------------------------------------
  Withdrawals                                                           18
--------------------------------------------------------------------------------
ANNUITY INCOME PAYMENTS                                                 19
--------------------------------------------------------------------------------
  Payout Start Date for Income Payments                                 19
--------------------------------------------------------------------------------
  Variable Income Payments                                              19
--------------------------------------------------------------------------------
  Fixed Income Payments                                                 19
--------------------------------------------------------------------------------

                                                                        PAGE

--------------------------------------------------------------------------------
  Annuity Transfers                                                     19
--------------------------------------------------------------------------------
  Income Plans                                                          19
--------------------------------------------------------------------------------
DEATH BENEFITS                                                          20
--------------------------------------------------------------------------------
  Death Benefit Amount                                                  20
--------------------------------------------------------------------------------
  Enhanced Death Benefit Rider                                          22
--------------------------------------------------------------------------------
EXPENSES                                                                22
--------------------------------------------------------------------------------
  Deductions from Purchase Payments                                     22
--------------------------------------------------------------------------------
  Withdrawal Charge                                                     22
--------------------------------------------------------------------------------
  Contract Maintenance Charge                                           22
--------------------------------------------------------------------------------
  Administrative Expense Charge                                         23
--------------------------------------------------------------------------------
  Mortality and Expense Risk Charge                                     23
--------------------------------------------------------------------------------
  Taxes                                                                 23
--------------------------------------------------------------------------------
  Transfer Charges                                                      23
--------------------------------------------------------------------------------
  Fund Expenses                                                         23
--------------------------------------------------------------------------------
FEDERAL TAX MATTERS                                                     24
--------------------------------------------------------------------------------
  Taxation of Glenbrook Life and Annuity Company                        24
--------------------------------------------------------------------------------
  Taxation of Variable Annuities in General                             24
--------------------------------------------------------------------------------
  Income Tax Withholding                                                26
--------------------------------------------------------------------------------
  Tax Qualified Contracts                                               27
--------------------------------------------------------------------------------
GENERAL MATTERS                                                         30
--------------------------------------------------------------------------------
  Owner                                                                 30
--------------------------------------------------------------------------------
  Beneficiary                                                           30
--------------------------------------------------------------------------------
  Assignments                                                           30
--------------------------------------------------------------------------------
  Delay of Payments                                                     30
--------------------------------------------------------------------------------
  Modification                                                          30
--------------------------------------------------------------------------------
  Customer Inquiries                                                    30
--------------------------------------------------------------------------------
DISTRIBUTION OF THE CONTRACTS                                           31
--------------------------------------------------------------------------------
VOTING RIGHTS                                                           31
--------------------------------------------------------------------------------
GENERAL PROVISIONS                                                      31
--------------------------------------------------------------------------------
  Legal Proceedings                                                     31
--------------------------------------------------------------------------------
  Financial Statements                                                  31
--------------------------------------------------------------------------------
  Legal Matters                                                         31
--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS                   32
--------------------------------------------------------------------------------
APPENDIX A  CONDENSED FINANCAL INFORMATION                              33
--------------------------------------------------------------------------------


                                  3 PROSPECTUS

GLOSSARY
--------------------------------------------------------------------------------

For your convenience, we are providing a glossary of the special terms we use in this Prospectus.

ACCUMULATION PERIOD -- The period that begins when we issue your Contract and ends when you receive annuity income payments. During the accumulation period, earnings accumulate on a tax-deferred basis.

ACCUMULATION UNIT -- The measurement we use to calculate the value of each sub-account at the end of each Valuation Period.

ACCUMULATION UNIT VALUE -- The value of each accumulation unit that is calculated on each Valuation Date. Each sub-account of the Variable Account has its own accumulation unit value

ANNUITANT -- The person(s) you identify whose life we use to determine the amount and duration of annuity income payments. You may name joint annuitants at the time you select an income plan.

BENEFICIARY -- The person(s) you select to receive the benefits of the Contract if no Owner is living.

CONTRACT ANNIVERSARY -- Each anniversary of the issue date.

CONTRACT VALUE -- The total value of your Contract. It is equal to the value you have accumulated under the Contract in the sub-accounts of the Variable Account plus your value in the fixed account options.

CONTRACT YEAR -- A period of 12 months that starts on the issue date of your Contract or on any 12 month anniversary of that date.

FIXED ACCOUNT OPTIONS -- Two options to which you can direct your money under the Contract that provide a guarantee of principal and minimum interest. The fixed account options are the Dollar Cost Averaging fixed account option ("DCA Account") and the standard fixed account option. Fixed account assets are our general account assets.

FUNDS -- The Scudder Variable Series I and Scudder Variable Series II are open-end diversified management investment companies composed of portfolios in which the sub-accounts invest.

INCOME PERIOD -- The period that begins on the Payout Start Date during which you will receive income payments under the income plan you choose.

INCOME PLAN -- The plan you choose under which we will pay annuity income payments to you after the Payout Start Date based on the money you accumulate in the Contract. You can choose whether the dollar amount of the payments you receive will be fixed, or will vary with the investment results of the sub-accounts in which you are invested at that time, or whether you receive a combination of fixed and variable payments.

INVESTMENT ALTERNATIVES -- The sub-accounts of the Variable Account and the two fixed account options -- standard and Dollar Cost Averaging.

ISSUE DATE -- The date we issue your Contract. We measure Contract Years and Contract Anniversaries from the issue date.

PAYOUT START DATE -- The date on which we apply your money to provide annuity income payments.

PORTFOLIO -- A separate investment portfolio of the Fund in which a sub-account of the Variable Account invests.

QUALIFIED CONTRACTS -- Contracts issued under plans that qualify for special federal income tax treatment under Sections 401(a), 403(a), 403(b), 403A, 408 and 408A of the Internal Revenue Code.

SUB-ACCOUNT -- A subdivision of the Variable Account that invests exclusively in shares of a single portfolio of the Fund. The investment performance of each sub-account is linked directly to the investment performance of the portfolio in which it invests

VALUATION DATE -- Each day on which we value the assets in the sub-accounts. This is each day that the New York Stock Exchange ("NYSE") is open for trading. We are open for business on each day the NYSE is open.

VALUATION PERIOD -- The period between Valuation Dates that begins as of the close of regular trading on the NYSE (usually 4:00 p.m. Eastern Time) on one Valuation Date and ends as of the close of regular trading on the next Valuation Date.

VARIABLE ACCOUNT -- Glenbrook Life Multi-Manager Variable Account, a separate investment account composed of sub-accounts that we established to receive and invest purchase payments paid under the Contract.

WE, US, OUR, GLENBROOK LIFE, THE COMPANY -- Glenbrook Life and Annuity Company.

YOU, YOUR, THE OWNER -- The person having the privileges of ownership stated in the Contract.


                                  4 PROSPECTUS

HIGHLIGHTS
--------------------------------------------------------------------------------

These highlights provide only a brief overview of the more important features of the Contract. More detailed information about the Contract appears later in this Prospectus. Please read this Prospectus carefully.


THE CONTRACT
The Contract provides a way for you to invest on a "tax-deferred" basis in the fixed account options and in the Scudder portfolios through the sub-accounts of the Variable Account. "Tax-deferred" means that the earnings and appreciation on the money in your Contract are not taxed until either you take money out by a full or partial cash withdrawal or by annuitizing the Contract, or until we pay the death benefit.

The Contract is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement. The tax-deferral feature is most attractive to people in high federal and state tax brackets. You should not buy this Contract if you are looking for a short-term investment or if you cannot take the risk of getting back less money than you put in.

The Contract is a contract between you, the Owner, and Glenbrook Life, a life insurance company. As the Owner, you may exercise all of the rights and privileges provided to you by the Contract.

If you die, any surviving Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract.

The Contract cannot be jointly owned by both a non-living person and a living person. If the Owner is a grantor trust, the Owner will be considered a non-living person for purposes of the Death of Owner and Death of Annuitant provisions of your Contract.

Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Owner.

The Contract can also be purchased as an IRA or a TSA (also known as a 403(b)). The endorsements required to qualify these annuities under the Internal Revenue of 1986, as amended, ("Code") may limit or modify your rights and privileges under the Contract.

Like all deferred annuity contracts, the Contract has two phases: the "accumulation period" and the "income period." During the accumulation period, you can allocate money to any combination of investment alternatives; any earnings are tax-deferred. The income period begins on the Payout Start Date. The money you can accumulate during the accumulation period, as well as the annuity income option you choose, will determine the dollar amount of any income payments you receive.

The Contract is a "variable" annuity because the value of your Contract will go up or down depending on the investment performance of the sub-accounts in which you invest. If you select a variable income plan, the amount of your annuity payments in the variable plan will depend on the investment performance of the sub-accounts in which you invest. You bear the entire investment risk for your investments in the sub-accounts.

You can also direct money to the fixed account options. We guarantee interest, as well as principal, on money placed in the fixed account options


RIGHT TO CANCEL
You may return your Contract for a refund within 20 days or such longer period as your state requires after you receive it. As permitted by applicable federal or state law, the amount of the refund will be the total purchase payments you paid, plus or minus any gains or losses on the amounts you invested in the sub-accounts, including the deduction of mortality and expense risk charges and administrative expense charges. We determine the value of the refund as of the date the Contract is returned to us. We will pay the refund within 7 days after we receive the Contract. The Contract will then be deemed void. In some states you may have more than 20 days, or receive a refund of the amount of your purchase payments.

If your Contract is qualified under Code Section 408(b), we will refund the greater of any purchase payments or the Contract Value.


ANNUITANT
The Annuitant is the individual whose age determines the latest Payout Start Date and whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). You initially designate an Annuitant in your application. The Annuitant must be a living person. If the Owner is a living person, you may change the Annuitant at any time prior to the Payout Start Date. You may designate a joint Annuitant, prior to the Payout Start Date, who is a second person on whose life income payments depend. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be:

(i) the youngest Owner; otherwise,

(ii) the youngest Beneficiary.


BENEFICIARY
The Beneficiary is the person selected by the Owner who may, in accordance with the terms of the Contract, elect to receive the death benefits or become the new Owner, if the sole surviving Owner dies before the Payout Start Date. If the sole surviving Owner dies after the Payout Start Date, the Beneficiaries will receive any guaranteed income payments scheduled to continue.

You may name one or more primary and contingent Beneficiaries when you apply for a Contract. Beneficiaries


                                  5 PROSPECTUS
will receive any guaranteed income payments scheduled to continue, or the right to elect to receive a death benefit or become the new Owner in the following order of classes: the primary Beneficiary is the Beneficiary(ies) who is first entitled to receive benefits under the Contract upon the death of the sole surviving Owner; the contingent Beneficiary is the Beneficiary(ies) entitled to receive benefits under the Contract when all primary Beneficiaries predecease the sole surviving Owner. You may restrict income payments to Beneficiaries by providing us a written request. Once we accept the written request, the change or restriction will take effect as of the date you signed the request. Any change is subject to any payment we make or other action we take before we accept the change. You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary form to be signed and filed with us. After we accept the form, the change of Beneficiary will be effective as of the date you signed the form. Until we accept your written notice to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. Each change is subject to any payment made by us or any other action we take before we accept the change.

If no named Beneficiary is a living person or if you did not name a Beneficiary, the Beneficiary will be:

.. your spouse or, if he or she is no longer living,

.. your surviving children equally, or if you have no surviving children,

.. your estate.

If there is more than one Beneficiary and one of the Beneficiaries is a corporation or other type of non-living person, all Beneficiaries will be considered to be non-living persons for the above purposes.

Unless you have provided directions to the contrary, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases you, the remaining Beneficiaries in that class will divide the deceased Beneficiary's share in proportion to the original share of the remaining Beneficiaries.

If more than one Beneficiary shares in the death proceeds, each Beneficiary will be treated as a separate and independent owner of his or her respective proceeds. Where there are multiple beneficiaries, we will only value the death benefit at the time the first beneficiary submits the necessary documentation in good order. Any death benefit amounts attributable to any beneficiary which remain in the investment divisions are subject to investment risk. Each Beneficiary will exercise all rights related to his or her share, including the sole right to select an income plan option, subject to any restrictions previously placed upon the Beneficiary. Each Beneficiary may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Income Plan chosen by the original Beneficiary.


HOW TO INVEST
You can purchase a Contract for $2,500 or more ($2,000 for Qualified Contracts). You may make additional payments at any time during the accumulation period. Send your payments to:

MAILING ADDRESS
  Scudder Horizon Advantage
  Customer Service Center
  PO Box 80469
  Lincoln, NE 68501-0469

OVERNIGHT MAILING ADDRESS:
  Scudder Horizon Advantage
  Customer Service Center
  2940 S. 84th Street
  Lincoln, NE 68506


INVESTMENT ALTERNATIVES
You can invest your money in any of the following portfolios of the Scudder Variable Series I and Scudder Variable Series II, by directing your payments or transfers into the corresponding sub-accounts:

  Scudder SVS I Balanced Portfolio - Class A Scudder SVS I Bond Portfolio - Class A Scudder SVS I Capital Growth Portfolio - Class A Scudder SVS I Global Discovery Portfolio - Class A Scudder SVS II Growth Portfolio - Class A Scudder SVS I Growth and Income Portfolio - Class A Scudder SVS I International Portfolio - Class A Scudder SVS I Money Market Portfolio - Class A Scudder SVS I 21st Century Growth Portfolio - Class A

Each sub-account invests exclusively in shares of one portfolio of the Funds. Each portfolio's assets are held separately from the other portfolios and each portfolio has separate investment objectives and policies. The attached prospectus for each Fund more fully describes the portfolios. Deutsche Investment Management Americas Inc. is the investment adviser for the portfolios.The value of your investment in the sub-accounts will fluctuate daily based on the investment results of the portfolios in which you invest, and on the fees and charges deducted. You bear investment risk on amounts you invest.

You may also direct all or a portion of your money to two fixed account options: the standard fixed account option and/or the Dollar Cost Averaging fixed account option ("DCA Account") and receive a guaranteed rate of return. Money you place in the standard fixed account will earn interest for one year periods at a fixed rate that is guaranteed by us never to be less than 3.5%.

Purchase payments you place in the DCA Account will earn interest at an annual rate of at least 3.5%. The


                                  6 PROSPECTUS
payments, plus interest, will be transferred out of the DCA Account within a year in equal monthly installments and placed in the sub-accounts and standard fixed account in the percentages you designate. You may not transfer money into the DCA Account from another investment alternative.


TRANSFERS AMONG INVESTMENT ALTERNATIVES
You have the flexibility to transfer assets within your Contract. At any time during the accumulation period, you may transfer amounts among the sub-accounts and between the standard fixed account option and any sub-account. Transfers cannot be made into the DCA Account.

We currently do not impose a charge for any transfers. In the future, we may impose a $10 charge after the twelfth transfer in a Contract Year. We may restrict fixed account transfers. You may want to enroll in the Dollar Cost Averaging program or in the Automatic Portfolio Rebalancing program.


FEES AND EXPENSES
We do not take any deductions from purchase payments at the time you buy the Contract. You invest the full amount of each purchase payment in one or more of the investment alternatives.

We deduct two charges daily: a mortality and expense risk charge, equal on an annual basis to no more than 0.40% of the money you have invested in the sub-accounts, and an administrative expense charge, equal on an annual basis to no more than 0.30% of the money you have invested in the sub-accounts. If you select the Enhanced Death Benefit Rider, the daily mortality and expense risk charge is equal on an annual basis to no more than 0.50% of the money you have invested in the sub-accounts.

We will deduct state premium taxes, which currently range from 0% to 3.5%, if you fully withdraw all of your Contract's value, if we pay out death benefit proceeds, or when you begin to receive annuity payments. We only charge you premium taxes in those states that require us to pay premium taxes.

The portfolios deduct daily investment charges from the amounts you have invested in the portfolios. These charges currently range from 0.48% to 1.19% annually, depending on the portfolio. See the Expense Table in this Prospectus and the prospectus for the Fund.


ACCESS TO YOUR MONEY
You may withdraw all or part of your Contract Value at any time during the accumulation period. The minimum amount you can withdraw is $50. Full or partial withdrawals are available under limited circumstances on or after the Payout Start Date. If your Contract's balance after a partial withdrawal would be less than $1,000, we will treat the withdrawal as a full withdrawal.

We do not deduct any withdrawal charges for Qualified Contracts issued under Internal Revenue Code ("Code") Section 403(b), certain restrictions apply. Withdrawals taken prior to annuitization (referred to in this prospectus as the Income Period) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 591/2, may be subject to an additional 10% federal tax penalty.


DEATH BENEFIT
We will pay a death benefit before the Payout Start Date on any Owner's death or, if the Owner is not a living person, on the annuitant's death.

The death benefit amount will be the greater of:

.. The total value of your Contract on the date we determine the death benefit;
  and

.. The total purchase payments you made to the Contract, less any prior withdrawals and premium taxes.

If you select the enhanced death benefit rider, then the death benefit will be the greater of:

.. The death benefit amount, as stated above, or

.. The value of the Enhanced Death Benefit, described later in this Prospectus.

If you do not take any withdrawals or make any purchase payments, the Enhanced Death Benefit will be the greatest value of your Contract on any Contract Anniversary.


INCOME PAYMENTS
The Contract allows you to choose when to begin receiving periodic income payments. You may choose among several income plans to fit your needs. You may receive income payments for a specific period of time or for life (either single or joint life), with or without a guaranteed number of payments.

You may choose to have income payments come from the fixed account, one or more of the sub-accounts, or both. If you choose to have any part of the payments come from the sub-accounts, the dollar amount of the income payments you receive may go up or down, depending on the investment performance of the portfolios you invest in at that time.


                                  7 PROSPECTUS

INQUIRIES
If you need additional information, please contact us at:Scudder Horizon Advantage Customer Service Center
P.O. Box 80469 Lincoln, NE 68501-0469
(800) 242-4402 (Scudder Direct) (800) 257-9576 (AARP Investment Program Members)

OVERNIGHT MAILING ADDRESS:

Scudder Horizon Advantage
Customer Service Center
2940 S. 84th Street
Lincoln, NE 68506


                                  8 PROSPECTUS

EXPENSE TABLE
--------------------------------------------------------------------------------

The Expense Table illustrates the current expenses and fees under the Contract, as well as the Portfolios' fees and expenses for the 2003 calendar year. The purpose of this table is to help you understand the various costs and expenses that you will pay directly and indirectly. The Fund has provided the information on the Fund's expenses.


CONTRACT OWNER TRANSACTION EXPENSES

Sales Load Imposed on Purchases                                   None
-------------------------------------------------------------------------------
Deferred Sales Charge                                             None
-------------------------------------------------------------------------------
Surrender Fee                                                     None
-------------------------------------------------------------------------------
Transfer Fee  (1)                                                 None
-------------------------------------------------------------------------------


The next tables describe the fees and expenses that you will pay periodically during the time you own the Contract, not including Portfolio fees and expenses.

Annual Records Maintenance Charge                                               None
----------------------------------------------------------------------------------------


VARIABLE ACCOUNT EXPENSES
(AS A PERCENTAGE OF YOUR AVERAGE DAILY NET ASSETS IN THE VARIABLE ACCOUNT)

WITHOUT THE ENHANCED DEATH BENEFIT

Mortality and Expense Risk Charge/(2)/                                   0.40%
-------------------------------------------------------------------------------
Administrative Expense Charge                                            0.30%
-------------------------------------------------------------------------------
Total Variable Account Annual Expenses                                   0.70%
-------------------------------------------------------------------------------

WITH THE ENHANCED DEATH BENEFIT

Mortality and Expense Risk Charge/(2)/                                   0.50%
-------------------------------------------------------------------------------
Administrative Expense Charge                                            0.30%
-------------------------------------------------------------------------------
Total Variable Account Annual Expenses                                   0.80%
-------------------------------------------------------------------------------

/(1)/We do not impose a transfer charge. We may in the future assess a $10 charge after the 12/th/ transfer in a Contract Year. We do not count transfers due to Dollar Cost Averaging and Automatic Portfolio Rebalancing as transfers.

/(2)/If you receive variable periodic income payments, we will assess the mortality and expense risk charge during the payout phase of the Contract.

The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Contract. Advisers and/or other service providers of certain Portfolios may have agreed to waive their fees and/or reimburse Portfolio expenses in order to keep the Portfolios' expenses below specified limits. The range of expenses shown in this table does not show the effect of any such fee waiver or expense reimbursement. More detail concerning each Portfolio's fees and expenses appears in the prospectus for each Portfolio.

ANNUAL PORTFOLIO EXPENSES
--------------------------------------------------------------------------------
                                 Minimum                      Maximum
--------------------------------------------------------------------------------
Total Annual Portfolio
Operating
Expenses/(1)/
(expenses that are
deducted from
Portfolio assets,
which may include
management fees and                   0.48%                    1.19%
other expenses)
--------------------------------------------------------------------------------


(1) Expenses are shown as a percentage of Portfolio average daily net assets (before any waiver or reimbursement) as of December 31, 2003.


                                  9 PROSPECTUS

EXAMPLE 1
This Example is intended to help you compare the cost of investing in the Contracts with the cost of investing in other variable annuity contracts. These costs include Contract owner transaction expenses, Contract fees, Variable Account annual expenses, and Portfolio fees and expenses. The example shows the dollar amount of expenses that you would bear directly or indirectly if you:

.. invested $10,000 in the Contract for the time periods indicated,

.. earned a 5% annual return on your investment,

.. surrendered your Contract, or you began receiving income payments for a specified period of less than 120 months, at the end of each time period, and

.. elected the Enhanced Death Benefit Rider with total Variable Account expenses of 0.80%

The first line of the example assumes that the maximum fees and expenses of any of the Portfolios are charged. The second line of the example assumes that the minimum fees and expenses of any of the Portfolios are charged. Your actual expenses may be higher or lower than those shown below, because of variations in a Portfolio's expense ratio from year to year.

THE EXAMPLE DOES NOT INCLUDE ANY TAXES OR TAX PENALTIES YOU MAY BE REQUIRED TO PAY IF YOU SURRENDER YOUR CONTRACT.

                                       1  Year         3 Years        5 Years          10 Years
---------------------------------------------------------------------------------------------------
Costs Based on Maximum Annual         $204            $    630      $1,082           $2,333
Portfolio Expenses
---------------------------------------------------------------------------------------------------
Costs Based on Minimum Annual         $131            $    408      $  706           $1,552
Portfolio Expenses
---------------------------------------------------------------------------------------------------



EXAMPLE 2
This Example uses the same assumptions as Example 1 above, except that it assumes you decided not to surrender your Contract, or you began receiving income payments for a specified period of at least 120 months, at the end of each time period.

                            1  Year         3 Years        5 Years          10 Years
----------------------------------------------------------------------------------------
Costs Based on Maximum
Annual Portfolio           $204            $    630      $1,082           $2,333
Expenses
----------------------------------------------------------------------------------------
Costs Based on Minimum
Annual Portfolio           $131            $    408      $  706           $1,552
Expenses
----------------------------------------------------------------------------------------


PLEASE REMEMBER THAT YOU ARE LOOKING AT EXAMPLES AND NOT A REPRESENTATION OF PAST OR FUTURE EXPENSES. YOUR RATE OF RETURN MAY BE HIGHER OR LOWER THAN 5%, WHICH IS NOT GUARANTEED. THE EXAMPLES DO NOT ASSUME THAT ANY PORTFOLIO EXPENSE WAIVERS OR REIMBURSEMENT ARRANGEMENTS ARE IN EFFECT FOR THE PERIODS PRESENTED. THE EXAMPLES ASSUME TOTAL ANNUAL EXPENSES LISTED IN THE EXPENSE TABLE WILL CONTINUE THROUGHOUT THE PERIODS SHOWN.



CONDENSED FINANCIAL INFORMATION

Condensed financial information for the sub-accounts is included in Appendix A at the end of this Prospectus.


                                  10 PROSPECTUS

GLENBROOK LIFE AND THE VARIABLE ACCOUNT
--------------------------------------------------------------------------------


GLENBROOK LIFE AND ANNUITY COMPANY
Glenbrook Life and Annuity Company (we, us, Glenbrook Life) issues the Contract. We are a stock life insurance company that was organized under the laws of the State of Illinois in 1992 and redomesticated as a corporation under the laws of Arizona on December 28, 1998. We were originally organized under the laws of Indiana in 1965. From 1965 to 1983 we were known as "United Standard Life Assurance Company" and from 1983 to 1992 we were known as "William Penn Life Assurance Company of America." We are licensed to operate in Puerto Rico, the District of Columbia and all states except New York. We intend to market the Contract in those jurisdictions in which we are licensed to operate. Our main headquarters is located at 3100 Sanders Road, Northbrook, Illinois 60062.

We are a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of the State of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company ("Allstate"), a stock property-liability insurance company incorporated under the laws of Illinois. The Allstate Corporation owns all of the outstanding capital stock of Allstate.

We entered into a reinsurance agreement with Allstate Life, effective September 1, 1993. Under the reinsurance agreement, fixed account purchase payments are automatically transferred to Allstate Life and become invested with the assets of Allstate Life. Allstate Life accepts 100% of the liability under such contracts. However, the obligations of Allstate Life under the reinsurance agreement are to us. We remain the sole obligor under the Contract to the Owners.


THE VARIABLE ACCOUNT
Glenbrook Life established the Glenbrook Life Multi-Manager Variable Account ("Variable Account") on January 15, 1996. The Contracts were previously issued through the Glenbrook Life Scudder Variable Account (A). Effective May 1, 2004, the Variable Account combined with Glenbrook Life and Annuity Company Variable Annuity Account and Glenbrook Life Multi-Manager Variable Account and consolidated duplicative Variable Sub-Accounts that invest in the same Portfolio (the "Consolidation"). The accumulation unit values for the Variable Sub-Accounts in which you invest did not change as a result of the Consolidation, and your Contract Value immediately after the Consolidation was the same as the value immediately before the Consolidation. We have registered the Variable Account with the SEC as a unit investment trust. The SEC does not supervise the management of the Variable Account or Glenbrook Life.

We own the assets of the Variable Account. The Variable Account is a segregated asset account under Arizona law. That means we account for the Variable Account's income, gains and losses separately from the results of our other operations. It also means that only the assets of the Variable Account that are in excess of the reserves and other Contract liabilities with respect to the Variable Account are subject to liabilities relating to our other operations. Our obligations arising under the Contracts are general corporate obligations of Glenbrook Life.

The Variable Account consists of multiple Variable Sub-Accounts. Each Variable Sub-Account invests in a corresponding Portfolio. We may add new Variable Sub-Accounts or eliminate one or more of them, if we believe marketing, tax, or investment conditions so warrant. We may also add other Variable Sub-Accounts that may be available under other variable annuity contracts. We do not guarantee the investment performance of the Variable Account, its Sub-Accounts or the Portfolios. We may use the Variable Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Variable Account.


                                  11 PROSPECTUS

THE FUNDS
--------------------------------------------------------------------------------

The Variable Account invests exclusively in shares of the Scudder Variable Series I and Scudder Variable Series II (the "Funds"). The Funds are registered with the SEC under the 1940 Act as open-end, diversified management investment companies.

The Funds are designed to provide an investment vehicle for variable annuity contracts and variable life insurance policies.

The general public may not purchase shares of the portfolios in which the sub-accounts invest ("underlying portfolios"). The investment objectives and policies of the underlying portfolios may be similar to those of other portfolios and mutual funds managed by the same investment adviser that are sold directly to the public. You should not expect that the investment results of other portfolios would be similar to those of the underlying portfolios.


SCUDDER VARIABLE SERIES I
The sub-accounts invest exclusively in Class A shares of the following portfolios of the Fund:

        Scudder SVS I Balanced Portfolio - Class A
        Scudder SVS I Bond Portfolio - Class A
        Scudder SVS I Capital Growth Portfolio - Class A
        Scudder SVS I Global Discovery Portfolio - Class A
        Scudder SVS I Growth and Income Portfolio - Class A
        Scudder SVS I International Portfolio - Class A
        Scudder SVS I Money Market Portfolio - Class A
        Scudder SVS I 21/st/ Century Growth Portfolio - Class A


SCUDDER VARIABLE SERIES II
  The sub-accounts invest in shares of the following portfolio of the Fund:

        Scudder SVS II Growth Portfolio - Class A

Each portfolio represents, in effect, a separate mutual fund with its own distinct investment objectives and policies. The gains or losses of one portfolio have no effect on another portfolio's investment performance

The investment objectives and policies of the portfolios available under the Contract are summarized below:

PORTFOLIO:                    EACH PORTFOLIO SEEKS:
------------------------------------------------------------------------------------
Scudder SVS I Balanced        a balance of growth and income from a diversified
 Portfolio - Class A           portfolio of equity and fixed-income securities
------------------------------------------------------------------------------------
Scudder SVS I Bond Portfolio  to provide a high level of income consistent with a
 - Class A                     high quality portfolio of debt securities
------------------------------------------------------------------------------------
Scudder SVS I Capital Growth  to maximize long-term capital growth through a
 broad Portfolio - Class A     and flexible investment program
------------------------------------------------------------------------------------
Scudder SVS I Global          above-average capital appreciation over the long term
 Discovery - Class A
------------------------------------------------------------------------------------
Scudder SVS II Growth -       maximum appreciation of capital
 Class A
------------------------------------------------------------------------------------
Scudder SVS I Growth and      long-term growth of capital, current income and growth
 Income Portfolio - Class A    of income
------------------------------------------------------------------------------------
Scudder SVS I International   long-term growth of capital primarily through
 Portfolio - Class A           diversified holdings of marketable foreign equity
                               investments
------------------------------------------------------------------------------------
Scudder SVS I Money Market    to maintain stability of capital and, consistent
 Portfolio - Class A           therewith, to maintain the liquidity of capital and
                               to provide current income
------------------------------------------------------------------------------------
Scudder SVS I 21st Century    long-term growth of capital by investing primarily in
 Growth Portfolio - Class A     equity securities issued by emerging growth companies
------------------------------------------------------------------------------------


There can be no assurance that any underlying portfolio will achieve its objective.

The Scudder Variable Series I and Scudder Variable Series II prospectuses contain more complete information about the underlying portfolios, including a description of the risks involved in investing in each underlying portfolio. A COPY


                                  12 PROSPECTUS

OF THE FUNDS' PROSPECTUSES ARE ATTACHED TO THIS PROSPECTUS. YOU SHOULD READ THE FUNDS' PROSPECTUSES CAREFULLY BEFORE YOU INVEST.


INVESTMENT ADVISER FOR THE FUNDS
Deutsche Investment Management Americas Inc. (the "Adviser") is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. The Adviser manages daily investments and business affairs of the Funds, subject to the policies established by the Trustees of the Funds.


                                  13 PROSPECTUS

THE FIXED ACCOUNT OPTIONS
--------------------------------------------------------------------------------

Amounts you allocate or transfer to the fixed account options become part of our general account. Because of exemptive and exclusionary provisions, we have not registered interests in the general account under either the Securities Act of 1933 ("1933 Act") or the 1940 Act. Neither the general account nor any interests in it are generally subject to the provisions of the 1933 or 1940 Acts, and, as a result, the staff of the SEC has not reviewed the disclosures in this prospectus relating to the fixed account. However, disclosures regarding the fixed account may be subject to the provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

The general account includes all of our general assets, except those assets segregated in separate accounts such as the Variable Account. Unlike the Variable Account, all assets in the general account are subject to the general liabilities of our business operations. We bear the full investment risk for all amounts contributed to the general account. We have the sole discretion to invest the general account's assets, subject to applicable law. Amounts you direct into the fixed account options do not share in the investment experience of our general account.


GENERAL DESCRIPTION
We guarantee that we will credit daily interest to the money you direct to the fixed account. The daily interest will equal or exceed the minimum guaranteed rate of 3.5%. We may declare higher or lower interest rates in the future. We determine interest rates at our sole discretion. We have no specific formula for determining fixed account interest rates. Amounts allocated to the fixed account options are not charged the Variable Account asset based charges of 0.70% (0.80% if you elect the Enhanced Death Benefit Rider).


STANDARD FIXED ACCOUNT OPTION
Money you direct to the standard fixed account option earns interest at a declared rate for one year. The declared rate is the current rate in effect at the time of your allocation or transfer. Once declared, the rate is guaranteed for 12 months. As each one year period expires, we will declare a renewal rate. On or about the end of each one year period, we will notify you of the new interest rate(s). It will not be less than the 3.5% guaranteed rate found in the Contract. We may declare more than one interest rate for different monies you have in the standard fixed account option based upon the date of your allocation or transfer into the standard fixed account.

You may allocate all or a portion of your premium payment to the standard fixed account option. You may withdraw or transfer your money from the standard fixed account option at any time on a first-in, first-out basis. If you withdraw money from the standard fixed account, you will receive the amount you requested, minus any applicable premium taxes and tax withholding.


THE DOLLAR COST AVERAGING FIXED ACCOUNT OPTION
You may allocate all or a portion of your purchase payments to the Dollar Cost Averaging fixed account option (the "DCA Account"). Each purchase payment you place in the DCA Account will earn interest for up to one year at a declared rate of interest. The declared rate will be the current rate in effect at the time you direct your purchase payment into the DCA Account. The rate will never be less than 3.5%.

Each purchase payment you direct into the DCA Account, and interest earned on that payment, will be transferred out of the DCA Account in equal monthly installments within one year. You can select fewer than 12 monthly transfers, but you may not select more than 12. At the end of 12 months from the date of your allocation to the DCA Account, we will transfer any remaining portion of the purchase payment and interest in the DCA Account to the Money Market sub-account.

You must specify the investment alternatives that will receive the monthly installments. You must also specify the percentage (whole percentages only, totaling 100%) of each monthly installment that each investment alternative should receive.

You can only put money into the DCA Account when you make purchase payments. You may not transfer funds into the DCA Account from other investment alternatives.


                                  14 PROSPECTUS

PURCHASING THE CONTRACT
--------------------------------------------------------------------------------


PURCHASING THE CONTRACT
You may purchase the Contract with a first purchase payment of $2,500 or more ($2,000 for a Qualified Contract). We will issue the Contract if the annuitant and contract owner are age 90 or younger as of the date we receive the completed application. The first payment is the only payment we require you to make under the Contract. There are no requirements on how much to pay or how many payments to make. You decide the amount of each payment. You may add money to your Contract automatically through Automatic Additions. We may limit the dollar amount of purchase payments we will accept in the future.


RIGHT TO CANCEL
You may return your Contract to us for a refund within 20 days after you receive it, or such longer period as your state requires. As permitted by applicable federal or state law, the amount of the refund will be the total purchase payments you paid, plus or minus any investment gains or losses including the deduction of mortality and expense risk charges and administrative expense charges on the amounts you invested in the sub-accounts from the date of the allocation through the date we determine the refund. You will receive a full refund of the amounts you allocated to the fixed account options. We determine the value of the refund as of the date we receive the refunded Contract. We will pay the refund within 7 days after we receive the Contract. The Contract will then be deemed void. In some states you may have more than 20 days. If your state requires us to refund premium payments, your refund will equal the entire amount of the premium payments you paid. If your Contract is qualified under
Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.


CREDITING YOUR FIRST PURCHASE PAYMENT
When we receive a properly completed application with your first payment, we will credit that payment to the Contract within two business days of receiving the payment. If we receive an incomplete application, then we will credit the payment within two business days of receiving the completed application. If, for any reason, we do not credit the payment to your account within five business days, then we will immediately return the payment to you. You may, after receiving notice of our delay, specifically request that we do not return the payment. We reserve the right to reject any application.

We will credit all additional payments to your Contract at the close of the Valuation Period in which we receive the payment.


ALLOCATING YOUR PURCHASE PAYMENTS
On the application, you instruct us how to allocate your purchase payments among the investment alternatives. You must allocate your payments to the investment alternative either in whole percentages (from 0% to 100% totaling 100%) or in whole dollars (totaling the entire dollar amount of your payment). Unless you send us written notice of a change, we will allocate each additional payment you make according to the instructions for the previous purchase payment. Any change in allocation instructions will be effective at the time we receive the notice in good order.


ACCUMULATION UNITS
Each purchase payment you allocate to the sub-accounts will be credited to the Contract as accumulation units. For example, if you make a $10,000 purchase payment to the Money Market Sub-Account when its accumulation unit value equals $10, then we will credit 1,000 accumulation units for the Money Market Sub-Account to your Contract. The Variable Account, in turn, will purchase $10,000 worth of shares of the Money Market Portfolio of the Fund.


ACCUMULATION UNIT VALUE
Each sub-account values its accumulation units separately. The value of accumulation units will change for each Valuation Period according to the investment performance of the shares of the portfolio held by each sub-account and the deduction of certain expenses and charges.

The value of an accumulation unit in a sub-account for any Valuation Period equals the value of the accumulation unit as of the immediately preceding Valuation Period, multiplied by the Net Investment Factor for that sub-account for the current Valuation Period. The Net Investment Factor for a Valuation Period is a number representing the change, since the last Valuation Date, in the value of sub-account assets per accumulation unit due to investment income, realized or unrealized capital gain or loss, deductions for taxes, if any, and deductions for the mortality and expense risk charge and administrative expense charge.

You should expect the value of your Contract to change daily to reflect the investment experience of the portfolios in which you are invested through the sub-accounts, any interest earned on the fixed account options, and the deduction of certain expenses and charges.


                                  15 PROSPECTUS

TRANSFERS
--------------------------------------------------------------------------------

You may transfer your Contract's value among investment alternatives before the Payout Start Date, subject to the following restrictions. You may make transfers among all the investment alternatives at any time, except you may not make transfers into the DCA Account. Transfers from the standard fixed account option are taken out on a first-in, first-out basis.

We reserve the right to assess a $10 charge on each transfer after the twelfth transfer in a Contract Year. We presently waive this charge. We reserve the right to waive transfer restrictions. Transfers to or from more than one investment alternative on the same day are treated as one transfer. Transfers through Dollar Cost Averaging and Automatic Portfolio Rebalancing do not count as transfers.

After the Payout Start Date, transfers among sub-accounts or from a variable amount income payment to a fixed amount income payment may be made only once every six months and may not be made during the first six months following the Payout Start Date. After the Payout Start Date, transfers out of a fixed amount income payment are not permitted.


TRADING LIMITATIONS
For Contracts issued on or after December 1, 2000, in any Contract Year, we reserve the right to limit transfers among the investment alternatives, or to refuse any transfer request, if:

.. we believe, in our sole discretion, that certain trading practices, such as excessive trading or market timing ("Prohibited Trading Practices"), by, or on behalf of, one or more Contract Owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable Sub-Account or on the share prices of the corresponding Portfolio or otherwise would be to the disadvantage of other Contract Owners; or

.. we are informed by one or more of the Portfolios that they intend to restrict the purchase, exchange, or redemption of Portfolio shares because of Prohibited Trading Practices or because they believe that a specific transfer or group of transfers would have a detrimental effect on the prices of Portfolio shares.

We may apply the restrictions in any manner reasonably designed to prevent transfers that we consider disadvantageous to other Contract Owners.


MARKET TIMING & EXCESSIVE TRADING

The Contracts are intended for long-term investment. Market timing and excessive trading can potentially dilute the value of sub-accounts and can disrupt management of a Portfolio and raise its expenses, which can impair Portfolio performance. Our policy is not to accept knowingly any money intended for the purpose of market timing or excessive trading. Accordingly, you should not invest in the Contract if your purpose is to engage in market timing or excessive trading, and you should refrain from such practices if you currently own a Contract.

We seek to detect market timing or excessive trading activity by reviewing trading activities. Portfolios also may report suspected market-timing or excessive trading activity to us. If we identify a pattern of market-timing or excessive trading activity, we will make further inquiry and may, depending on the circumstances, impose trading limitations as described above under "Trading Limitations" consistent with applicable law and the Contract. We will apply these limitations on a uniform basis to all Contract owners we determine have engaged in market timing or excessive trading. Because there is no universally accepted definition of what constitutes market timing or excessive trading, we will use our reasonable judgment based on all of the circumstances.

While we seek to deter market timing and excessive trading in sub-accounts, not all market timing or excessive trading is identifiable or preventable. Therefore, we cannot guarantee that we can prevent such trading activity in all cases or before it occurs.


TELEPHONE TRANSFERS
We accept telephone transfer requests at (800) 242-4402 (Scudder Direct) or
(800) 257-9576 (AARP Investment Program Members) if we receive them by 3:00 p.m., Central Time. We will not accept telephone transfer requests received at any other telephone number or after 3:00 p.m., Central Time.

Telephone transfer requests received before 3:00 p.m., Central Time are effected at the next computed accumulation unit value for the sub-accounts involved. If the NYSE closes early (i.e. before 3:00 p.m. Central Time), or if it closes for a period of time, but then reopens for trading on the same day, we will process telephone transfer requests at the close of the NYSE on that particular day.

We use procedures that we believe provide reasonable assurance that telephone transfers are authorized by the proper persons. We may tape telephone conversations with persons who claim to authorize the transfer and we may request identifying information from such persons. We disclaim any liability for losses resulting from telephone transfers if the claim is that the transfer was not properly authorized. However, if we do not take reasonable steps to help ensure that such authorizations are valid, then we may be liable for such losses.


                                  16 PROSPECTUS
reasonable steps to help ensure that such authorizations are valid, then we may be liable for such losses.


EXCESSIVE TELEPHONE TRANSFER TRADING LIMITS
We reserve the right to limit the number of telephone transfers among the sub-accounts in any Contract year, or to refuse any sub-account telephone transfer request, if:

.. we believe, in our sole discretion, that excessive telephone transfer trading by such Contract owner or owners, or a specific transfer request or group of transfer requests may have a detrimental effect on the Accumulation Unit Values of any sub-account or the share prices of the corresponding Portfolio or would be to the disadvantage of other Contract owners; or

.. we are informed by one or more of the corresponding Portfolios that they intend to restrict the purchase or redemption of Portfolio shares because of excessive telephone transfer trading or because they believe that a specific telephone transfer or groups of telephone transfers would have a detrimental effect on the prices of Portfolio shares.

At any time we may suspend, modify or terminate your privilege to make transfers via the telephone, or via other electronic or automatic means specifically approved by the Company, including, but not limited to, automated telephone services, facsimile machine, e-mail and electronic services via online access.
 Among other things, we reserve the right to limit the number of such transfers among the Variable Sub-Accounts in any Contract year, or to refuse any Variable Sub-Account transfer request. We also reserve the right to restrict such transfers in any manner reasonably designed to prevent transfers that we consider disadvantageous to other Contract owners.

Effective as of February 10, 2004, we no longer accept telephone requests for transfers into or out of the International variable sub-account. We must receive requests for transfers into or out of the International variable sub-account in writing via U.S. Mail. Telephone transfer requests among the variable sub-accounts, other than the International variable sub-account, will be limited to a maximum of $250,000 per day. We must receive requests for transfers that are greater than $250,000 per day in writing via U.S. Mail.


DOLLAR COST AVERAGING
Before the Payout Start Date, you may make transfers automatically through Dollar Cost Averaging (DCA). DCA permits you to transfer a specified amount in equal monthly installments from the one year fixed DCA Account or any sub-account to any of the sub-accounts. DCA may also be used to transfer amounts from a sub-account to the standard fixed account. There is no charge for participating in the DCA program. DCA transfers do not count towards the twelve free transfers allowed during each Contract Year.

By transferring a set amount on a regular schedule, instead of transferring the total amount at one particular time, you may reduce the risk of investing in the underlying portfolio only when the price is high. Participating in the DCA program does not guarantee a profit and it does not protect against a loss if market prices decline.


AUTOMATIC PORTFOLIO REBALANCING
Transfers may be made automatically through Automatic Portfolio Rebalancing before the Payout Start Date. If you elect Automatic Portfolio Rebalancing, then we will rebalance all of your money allocated to the sub-accounts to your desired allocations on a quarterly basis. Each quarter, money will be transferred among sub-accounts to achieve the desired allocation.

Unless you send us written notice of a change, the desired allocation will be the allocation you first selected. The new allocation will be effective with the first rebalancing that occurs after we receive the written request. We are not responsible for rebalancing that occurs before our receipt of your written request.

Transfers made though Automatic Portfolio Rebalancing are not counted toward the twelve free transfers permitted per Contract Year. Any money you have allocated to the fixed account options will not be included in the rebalancing.


                                  17 PROSPECTUS

ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------


WITHDRAWALS
You may withdraw all or part of your Contract Value at any time before the Payout Start Date and before the Owner's death (or the annuitant's death if the Owner is not a living person). Full or partial withdrawals are available under limited circumstances on or after the Payout Start Date.

The amount you may withdraw is the full Contract Value next computed after we receive the request for a withdrawal, minus any applicable federal and state withholding or premium taxes. We do not deduct any withdrawal charges from a full or partial withdrawal.

We will pay withdrawals from the Variable Account within seven days of receiving the request, unless we delay payments for reasons specified below in "Delay of Payments."

To complete a partial withdrawal from the Variable Account, we will redeem accumulation units in an amount equal to the withdrawal and any applicable premium taxes. You must name the investment alternatives from which you want to make the withdrawal. If you do not name an investment alternative, we will not honor the incomplete withdrawal request.

If any portion of the withdrawal is to be taken from the standard fixed account option, then the amount requested will be deducted on a first-in, first-out basis.

The minimum amount you may withdraw is $50. If your Contract Value after a partial withdrawal would be less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. Before terminating any Contract whose value has been reduced by partial withdrawals to less than $1,000, we will inform you in writing of our intention to terminate your Contract and give you at least 30 days in which to make an additional purchase payment to restore your Contract Value to the contractual minimum of $1,000. If we terminate your Contract we will pay out the entire Contract Value, minus any applicable federal withholding taxes and state premium taxes. We may waive these withdrawal restrictions.

You may take partial withdrawals automatically through Systematic Withdrawals on a monthly, quarterly, semi-annual or annual basis. You may request Systematic Withdrawals of $50 or more at any time before the Payout Start Date. We may prohibit Systematic Withdrawals if you also elect Dollar Cost Averaging.

If you have a valid telephone transfer request form on file with us, then you may make a partial withdrawal by telephone. We calculate the Contract Value we will pay you at the price next computed after we receive your withdrawal request. We will pay you the amount you request within seven days of when we receive your request. Unless you elect in writing not to have federal income taxes withheld, we, by law, must withhold taxes from the taxable portion of the withdrawal.

Withdrawals taken prior to annuitization (referred to in this prospectus as the Income Period) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 591/2, may be subject to an additional 10% federal tax penalty.Generally, you may not make withdrawals after the Payout Start Date. One exception to this rule applies if you are receiving variable income payments that do not depend on the life of the Annuitant (such as under Income Plan 3 described below). In that case you may terminate all or part of the Variable Account portion of the income payments at any time and receive a lump sum equal to the present value of the remaining variable payments associated with the amount withdrawn. To determine the present value of any remaining variable income payments being withdrawn, we use a discount rate equal to the assumed annual investment rate that we use to compute such variable income payments. The minimum amount you may withdraw under this feature is $1,000. A withdrawal charge may apply.


                                  18 PROSPECTUS

ANNUITY INCOME PAYMENTS
--------------------------------------------------------------------------------


PAYOUT START DATE FOR INCOME PAYMENTS
The Payout Start Date is the day that we apply your money to an income plan under the Contract. You may change the Payout Start Date at any time by sending us written notice at least 30 days before the scheduled Payout Start Date. The Payout Start Date must be:

.. at least one month after the issue date; and

.. no later than the day the annuitant reaches age 90, or the 10th Contract
  Anniversary, if later.

The dollar amount of the income payments may be variable, fixed, or both. The method of calculating the first annuity payment is different for the two types of payments.


VARIABLE INCOME PAYMENTS
The dollar amount of variable income payments depends upon:

.. the investment experience of the sub-accounts you select,

.. any premium taxes due,

.. the age and sex of the annuitant, and

.. the income plan you chose.

We guarantee that the amount of the income payment will not be affected by actual mortality experience and the amount of our administration expenses. Your Contract contains income payment tables that provide for different benefit payments to men and women of the same age (except in states which require unisex annuity tables). Nevertheless, in accordance with the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris, in certain employment-related situations, annuity tables that do not vary on the basis of sex will be used.

The total income payments we will pay to you may be more or less than the total of the purchase payments you paid to us because:

.. variable income payments will vary with the investment results of the underlying portfolios, and

.. annuitants may live longer than, or not as long as, expected.

The income plan option selected will affect the dollar amount of each annuity payment.

Income payments are determined based on an assumed investment rate, the investment performance of the portfolios in which the sub-accounts you select invest, and the deduction of certain fees and charges. If the actual net investment experience of the sub-accounts is less than the assumed investment rate, then the dollar amount of the income payments will decrease. If the net investment experience equals the assumed investment rate, then the dollar amount of the income payments will stay level. If the net investment experience exceeds the assumed investment rate, then the dollar amount of the income payments will increase. The assumed investment rate under the Contract is 3%. For more information on how variable income payments are determined, see the SAI.


FIXED INCOME PAYMENTS
If you choose to have any portion of your annuity income payments come from the fixed account, the payment amount will be fixed for the duration of the income plan and guaranteed by us. We calculate the dollar amount of the fixed income payment by applying the portion of the Contract Value in the fixed account on the Payout Start Date minus any applicable premium tax, to the value from the income payment table in your Contract. We will pay you a higher amount if we are offering it at that time.


ANNUITY TRANSFERS
After the Payout Start Date, you may not make any transfer from the fixed account. You may transfer amounts between sub-accounts, or from the variable income payment to the fixed income payment starting six months after the Payout Start Date. Transfers may be made once every six months thereafter.

A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the "basis". Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 59 1/2 , may be subject to an additional 10% federal tax penalty.


INCOME PLANS
The income plans offered under the Contract include:

INCOME PLAN 1 -- LIFE INCOME WITH GUARANTEED PAYMENTS. We will make payments for as long as the annuitant lives. If the annuitant dies before the selected number of guaranteed payments have been made, then we will continue to pay the remainder of the guaranteed payments to the beneficiary.

INCOME PLAN 2 -- JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED PAYMENTS. We will make payments for as long as either the annuitant or joint annuitant, named at the time of income plan selection, lives. If both the annuitant and the joint annuitant die before the selected number of guaranteed payments have been made, then we will continue to pay the remainder of the guaranteed payments to the beneficiary.

INCOME PLAN 3 -- GUARANTEED NUMBER OF PAYMENTS. We will make payments for a specified number of months beginning on the Payout Start Date. These payments do not depend on the annuitant's life. The guaranteed number of months may range from 60 to 360. The mortality and expense risk charge will be deducted from


                                  19 PROSPECTUS

Variable Account assets supporting these payments even though we do not bear any mortality risk.

You may change the income plan until 30 days before the Payout Start Date. If you chose an income plan which depends on the annuitant or joint annuitant's life, then we will require proof of age before income payments begin. Applicable premium taxes will be deducted.

If you do not select an income plan, then we will make income payments in accordance with Income Plan 1, Life Income with Guaranteed Payments, for 120 months. Other income plans may be available upon request at our discretion. We currently use sex-distinct annuity tables. However, if Congress or the states pass legislation, then we reserve the right to use income payment tables that do not distinguish on the basis of sex. Special rules and limitations may apply to certain Qualified Contracts.

If the Contract Value to be applied to an income plan is less than $2,000 or the monthly payments determined under the income plan are less than $20, then we may pay the Contract Value, minus any applicable taxes, in a lump sum or we may change the payment frequency to an interval that results in income payments of at least $20.


DEATH BENEFITS
--------------------------------------------------------------------------------

We will pay a death benefit if, prior to the Payout Start Date:

1) any Owner dies, or

2) the Annuitant dies and an Owner is not a living person

We will pay the death benefit to the new Owner who is determined immediately after the death. The new Owner would be a surviving Contract owner(s) or, if none, the Beneficiary(ies). In the case of the death of an Annuitant, we will pay the death benefit to the current Owner.


DEATH BENEFIT AMOUNT
For Contracts issued before May 1, 2002, prior to the Payout Start Date, the death benefit is equal to the greater of:

1) the sum of all purchase payments less any prior withdrawals and premium taxes, or

2) the Contract Value as of the date we determine the death benefit.

For Contracts issued on or after May 1, 2002, the death benefit will be the greater of 1 or 2 above if we receive a complete request for payment of the death benefit within 180 days of the date of death. If we do not receive a complete request for settlement of the death benefit within180 days of the date of death, the death benefit is equal to the greater of:

1) the Contract Value as of the date we determine the death benefit, or

2) the Settlement Value.

The "Settlement Value" is the Contract Value, less any applicable charges and taxes. We reserve the right to extend on a non-discriminatory basis, the 180-day period in which the death benefit will equal the greater of the sum of all purchase payments less any prior withdrawals and premium taxes, or the Contract Value as of the date we determine the death benefit. This right applies only to the amount payable as the death benefit and in no way restricts when a claim may be filed.

We will determine the value of the death benefit at the end of the Valuation Period during which we receive a complete request for payment of the death benefit. A complete request must include "Due Proof of Death." We will accept the following documentation as Due Proof of Death:

.. a certified copy of a death certificate,

.. a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or

.. any other proof acceptable to us.

In addition to the above alternatives, upon purchase of the Contract, if the oldest Owner and annuitant are age 75 or younger as of the date we receive the completed application, then the oldest Owner can select the Enhanced Death Benefit Rider.


DEATH OF OWNER
If you die before the Payout Start Date, the following options apply:

1. If your spouse is the sole surviving Owner, or is the sole Beneficiary if there is no surviving Owner; your spouse may:

     a.   elect to receive the death benefit in a lump sum; or

     b. elect to receive the death benefit paid out under one of the Income Plans subject to the following conditions:

          The Payout Start Date must be within one year of your date of death. Income payments must be payable:

          i.   over the life of your spouse; or

          ii. for a guaranteed number of payments but not to exceed the life expectancy of your spouse. A limit of 5 to 50 years applies to Contracts issued on or after May 1, 2002; or

          iii. over the life of your spouse with a guaranteed number of payments but not to exceed the life expectancy of your spouse. A limit of 5 to 30 years applies to Contracts issued on or after May 1, 2002.


                                  20 PROSPECTUS

     c. If your spouse does not elect one of these options, the Contract will continue in Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase, the following conditions apply:

          On the date the Contract is continued, the Contract Value will equal the amount of the death benefit as determined as of the end of the Valuation Period during which we receive the complete request for settlement of the death benefit.

          Unless otherwise instructed by the continuing spouse, the excess, if any, of the death benefit over the Contract Value will be allocated to the sub-accounts of the Variable Account. This excess will be allocated in proportion to your Contract Value in those sub-accounts as of the end of the Valuation Period during which we receive the complete request for settlement of the death benefit, except that any portion of this excess attributable to the Fixed Account Options will be allocated to the Money Market sub-account. Within 30 days of the date the Contract is continued, your surviving spouse may choose one of the following transfer alternatives without incurring a transfer fee:

          i.   transfer all or a portion of the excess among the sub-accounts;

          ii. transfer all or a portion of the excess into the standard fixed account option; or

          iii. transfer all or a portion of the excess into a combination of sub-accounts and the Standard Fixed Account Option.

          Any such transfer does not count as one of the free transfers allowed each Contract Year and is subject to any minimum allocation amount specified in the Contract.

          Only one spousal continuation is allowed under the Contract.

2. If the new Owner is not your spouse but is a living person the new Owner may:

     a.   elect to receive the death proceeds in a lump sum; or

     b. elect to receive the death benefit paid out under one of the Income Plans, subject to the following conditions:

          The Payout Start Date must be within one year of your date of death. Income payments must be payable:

          i.   over the life of the new Owner; or

          ii. for a guaranteed number of payments but not to exceed the life expectancy of the new Owner. A limit of 5 to 50 years applies to Contracts issued on or after May 1, 2002; or

          iii. over the life of the new Owner with a guaranteed number of payments but not to exceed the life expectancy of the new Owner. A limit of 5 to 30 years applies to Contracts issued on or after May 1, 2002.

     c. If the new Owner does not elect one of the options above, then the new Owner must receive the Contract Value payable within 5 years of your date of death. On the date we receive the complete request for settlement of the death benefit, the Contract Value under this option will be the death benefit. Unless otherwise instructed by the new Owner, the excess, if any, of the death benefit over the Contract Value will be allocated to the money market sub-account. Thereafter, the new Owner may exercise all rights as set forth in the Transfers section during this 5 year period. No additional purchase payments may be added to the Contract under this election.

          We reserve the right to offer additional options upon the death of the Owner.

          If the new Owner dies prior to the complete liquidation of the Contract Value, then the new Owner's named Beneficiary(ies) will receive the greater of the Settlement Value or the remaining Contract Value. This amount must be liquidated as a lump sum within 5 years of the date of the original Owner's death.

3.   If the new Owner is a corporation or other type of non-living person:

     a.   The new Owner may elect to receive the death benefit in a lump sum; or

     b. If the new Owner does not elect the option above, then the new Owner must receive the Contract Value payable within 5 years of your date of death. On the date we receive the complete request for settlement of the death benefit, the Contract Value under this option will be the death benefit. Unless otherwise instructed by the new Owner, the excess, if any, of the death benefit over the Contract Value will be allocated to the money market sub-account. Thereafter, the new Owner may exercise all rights as set forth in the Transfers section during this 5 year period .

          No additional purchase payments may be added to the Contract under this election.

          We reserve the right to offer additional options upon the death of the Owner.

          If any new Owner is a non-living person, all new Owners will be considered to be non-living persons for the above purposes. Under any of these options, all ownership rights, subject to any restrictions previously placed upon the Beneficiary, are available to the new Owner from the date of your death to the date on which the death benefit is paid.


DEATH OF ANNUITANT
If the Annuitant who is not also the Owner dies prior to the Payout Start Date, the following apply:


                                  21 PROSPECTUS

1. If the Owner is a living person, then the Contract will continue with a new Annuitant, who will be:

     a.   the youngest Owner; otherwise

     b.   the youngest Beneficiary.

2.   If the Owner is a non-living person:

     a.   The Owner may elect to receive the death benefit in a lump sum; or

     b. If the Owner does not elect the option above, then the Owner must receive the Contract Value payable within 5 years of the Annuitant's date of death. On the date we receive the complete request for settlement of the death benefit, the Contract Value under this option will be the death benefit. Unless otherwise instructed by the Owner, the excess, if any, of the death benefit over the Contract Value will be allocated to the money market sub-account. Thereafter, the Owner may exercise all rights as set forth in the Transfers section during this 5 year period.

          No additional purchase payments may be added to the Contract under this election. We reserve the right to offer additional options upon the death of the Annuitant.

          Under any of these options, all ownership rights are available to the non-living Owner from the date of the Annuitant's death to the date on which the death benefit is paid.


ENHANCED DEATH BENEFIT RIDER
If the Owner is a living individual and that Owner dies, then the Enhanced Death Benefit applies only for the death of such Owner. If an Owner is not a living individual, then the Enhanced Death Benefit applies only for the annuitant's death.

If you select this Rider, then the death benefit will be the greater of:

.. the death benefit amount, as stated above, or

.. the value of the Enhanced Death Benefit.

On the issue date, the Enhanced Death Benefit is the initial purchase payment. After the issue date, the Enhanced Death Benefit is recalculated whenever you make a purchase payment, take a withdrawal, or on the Contract Anniversary as follows:

.. For purchase payments, the Enhanced Death Benefit equals the most recently calculated Enhanced Death Benefit plus the purchase payment

.. For withdrawals, the Enhanced Death Benefit equals the most recently calculated Enhanced Death Benefit reduced by the amount of the withdrawal.

.. On each Contract Anniversary, the Enhanced Death Benefit equals the greater of the Contract Value or the most recently calculated Enhanced Death Benefit.

If you do not take any withdrawals or make any purchase payments, the Enhanced Death Benefit will be the greatest value of your Contract on any Contract Anniversary on or before the date we calculate the death benefit.

We will recalculate the Enhanced Death Benefit for purchase payments, withdrawals and on Contract anniversaries until the oldest Owner, or the annuitant if the Owner is not a living individual, reaches age 80. After age 80, the Enhanced Death Benefit will be recalculated only for purchase payments and withdrawals.

We will determine the value of the death benefit at the end of the Valuation Period during which we receive a complete request for payment, including proof of death. We will not settle any death claim until we receive proof of death satisfactory to us.


EXPENSES
--------------------------------------------------------------------------------


DEDUCTIONS FROM PURCHASE PAYMENTS
We do not take any deductions from your purchase payments. Therefore, the full amount of every purchase payment is invested in the investment alternatives you select.


WITHDRAWAL CHARGE
There are no withdrawal charges under the Contract. We do not take withdrawal charges when you request a full or partial withdrawal. You may withdraw all or part of your Contract Value at any time before the earlier of the Payout Start Date or an Owner's death (if the Owner is not a living person, the annuitant's death).


Withdrawals taken prior to annuitization (referred to in this prospectus as the Income Period) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 591/2, may be subject to an additional 10% federal tax penalty.

CONTRACT MAINTENANCE CHARGE
There is no Contract maintenance charge. We bear the maintenance costs. Maintenance costs include, but are not limited to:

.. expenses incurred in collecting purchase payments; keeping records;

.. processing death claims, cash withdrawals, and Contract changes;

.. calculating accumulation unit and annuity unit values; and


                                  22 PROSPECTUS

.. issuing reports to Owners and regulatory agencies.


ADMINISTRATIVE EXPENSE CHARGE
We deduct a daily administrative expense charge that equals, on an annual basis, 0.30% of the daily net assets you have allocated to the sub-accounts. This charge is designed to cover actual administrative expenses. The administrative charge does not necessarily equal the expenses we incur.


MORTALITY AND EXPENSE RISK CHARGE
We deduct a daily mortality and expense risk charge that equals, on an annual basis, 0.40% of the average daily net assets you have allocated to the sub-accounts. We guarantee that the 0.40% rate will not increase over the Contract's life.

The mortality risk arises from our guarantee to cover all death benefits and to make income payments in accordance with the income plan you select. The expense risk arises from the possibility that the administrative expense charge, which is guaranteed not to increase, will not be enough to cover actual administrative expenses.

If you select the Enhanced Death Benefit Rider, then we will deduct an additional mortality and expense risk charge equal, on an annual basis, to 0.10% of the daily net assets you have allocated to the sub-accounts. This results in a total annual mortality and expense risk charge of 0.50% of daily net assets in the sub-accounts.

We guarantee that the 0.50% rate for the Enhanced Death Benefit Rider will not increase over your Contract's life. For amounts allocated to the Variable Account, we deduct the mortality and expense risk charge during the accumulation and income periods of the Contract.


TAXES
We deduct applicable state premium taxes or other taxes relative to the Contract (collectively referred to as "premium taxes") at the Payout Start Date or when a total withdrawal occurs. Current premium tax rates range from 0 to 3.50%. We reserve the right to deduct premium taxes from the purchase payments even where the premium taxes are assessed at the Payout Start Date or upon total withdrawal.

At the Payout Start Date, we will deduct the charge for premium taxes from each investment alternative in the proportion that your value in that investment alternative bears to your total Contract Value.


TRANSFER CHARGES
We do not deduct transfer charges. However, in the future, we may assess a $10 charge on each transfer after the twelfth transfer in a Contract Year. This excludes transfers through Dollar Cost Averaging and Automatic Portfolio Rebalancing. We presently waive this charge.


FUND EXPENSES
The portfolios deduct investment charges from the amounts you have invested in the portfolios. A complete description of the expenses and deductions from the portfolios may be found in the Funds' prospectuses. The Funds' prospectuses accompany this Prospectus.


                                  23 PROSPECTUS

FEDERAL TAX MATTERS
--------------------------------------------------------------------------------

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. GLENBROOK LIFE MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.


TAXATION OF GLENBROOK LIFE AND
ANNUITY COMPANY
Glenbrook Life is taxed as a life insurance company under Part I of Subchapter L of the Code. Since the Variable

Account is not an entity separate from Glenbrook Life, and its operations form a part of Glenbrook Life, it will not be taxed separately. Investment income and realized capital gains of the Variable Account are automatically applied to increase reserves under the Contract. Under existing federal income tax law, Glenbrook Life believes that the Variable Account investment income and capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the Contract. Accordingly, Glenbrook Life does not anticipate that it will incur any federal income tax liability attributable to the Variable Account, and therefore Glenbrook Life does not intend to make provisions for any such taxes. If Glenbrook Life is taxed on investment income or capital gains of the Variable Account, then Glenbrook Life may impose a charge against the Variable

Account in order to make provision for such taxes.


TAXATION OF VARIABLE ANNUITIES IN GENERAL

TAX DEFERRAL. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

.. the Contract Owner is a natural person,

.. the investments of the Variable Account are "adequately diversified" according to Treasury Department regulations, and

.. Glenbrook Life is considered the owner of the Variable Account assets for federal income tax purposes.


NON-NATURAL OWNERS. Non-natural owners are also referred to as Non Living Owners in this prospectus. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the non-natural owner during the taxable year.


EXCEPTIONS TO THE NON-NATURAL OWNER RULE. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-Qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain qualified plans; (4) certain contracts used in connection with structured settlement agreements; and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.


GRANTOR TRUST OWNED ANNUITY. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions to the Non-Natural Owner Rule section.
 In accordance with the Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the surviving Contract Owner. Since the trust will be the surviving Contract Owner in all cases, the Death Benefit will be payable to the trust notwithstanding any beneficiary designation on the annuity contract. A trust, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment; or 2) payment deferred up to five years from date of death.


DIVERSIFICATION REQUIREMENTS. For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "adequately diversified" consistent with standards under Treasury Department regulations. If the investments in the Variable Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the Contract owner during the taxable year. Although Glenbrook Life does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.


OWNERSHIP TREATMENT. The IRS has stated that a contract owner will be considered the owner of separate account assets if he possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department


                                  24 PROSPECTUS
announced that the regulations do not provide guidance concerning circumstances in which investor control of the separate account investments may cause a Contract owner to be treated as the owner of the separate account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct sub-account investments without being treated as owners of the underlying assets of the separate account.

Your rights under the Contract are different than those described by the IRS in private and published rulings in which it found that Contract owners were not owners of separate account assets. For example, if your contract offers more than twenty (20) investment alternatives you have the choice to allocate premiums and contract values among a broader selection of investment alternatives than described in such rulings. You may be able to transfer among investment alternatives more frequently than in such rulings. These differences could result in you being treated as the owner of the Variable Account. If this occurs, income and gain from the Variable Account assets would be includible in your gross income. Glenbrook

Life does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your Contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Variable Account. However, we make no guarantee that such modification to the Contract will be successful.


TAXATION OF PARTIAL AND FULL WITHDRAWALS. If you make a partial withdrawal under a Non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a full withdrawal under a Non-Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.


TAXATION OF ANNUITY PAYMENTS. Generally, the rule for income taxation of annuity payments received from a Non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. If any variable payment is less than the excludable amount you should contact a competent tax advisor to determine how to report any unrecovered investment. The federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.


WITHDRAWALS AFTER THE PAYOUT START DATE. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.


DISTRIBUTION AT DEATH RULES. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:

.. if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract Owner's death;

.. if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract Owner's death. These requirements are satisfied if any portion of the Contract Owner's interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract Owner's death. If the Contract Owner's designated Beneficiary is the surviving spouse of the Contract Owner, the Contract may be continued with the surviving spouse as the new Contract Owner.

.. if the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will be treated as the death of the Contract Owner.


TAXATION OF ANNUITY DEATH BENEFITS. Death Benefit amounts are included in income as follows:

.. if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or

.. if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.


PENALTY TAX ON PREMATURE DISTRIBUTIONS. A 10% penalty tax applies to the taxable amount of any


                                  25 PROSPECTUS
premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract Owner attains age 59 1/2,

.. made as a result of the Contract Owner's death or becoming totally disabled,

.. made in substantially equal periodic payments over the Contract Owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

.. made under an immediate annuity, or

.. attributable to investment in the Contract before August 14, 1982.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS. With respect to non-Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract Owner's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.


TAX FREE EXCHANGES UNDER INTERNAL REVENUE CODE SECTION 1035. A 1035 exchange is a tax-free exchange of a non-qualified life insurance contract, endowment contract or annuity contract into a non-Qualified annuity contract. The contract owner(s) must be the same on the old and new contract. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them.


PARTIAL EXCHANGES. The IRS has issued a ruling that permits partial exchanges of annuity contracts. Under this ruling, if you take a withdrawal from a receiving or relinquishing annuity contract within 24 months of the partial exchange, then special aggregation rules apply for purposes of determining the taxable amount of a distribution. The IRS has issued limited guidance on how to aggregate and report these distributions. The IRS is expected to provide further guidance, as a result, it is possible that the amount we calculate and report to the IRS as taxable could be different.


TAXATION OF OWNERSHIP CHANGES. If you transfer a non-Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax.


AGGREGATION OF ANNUITY CONTRACTS. The Code requires that all non-Qualified deferred annuity contracts issued by Glenbrook Life (or its affiliates) to the same Contract Owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.


INCOME TAX WITHHOLDING
Generally, Glenbrook Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.

Glenbrook Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that Glenbrook Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on a completed Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN"). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all


                                  26 PROSPECTUS
countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.


TAX QUALIFIED CONTRACTS
The income on tax sheltered annuity (TSA) and IRA investments is tax deferred, and the income on variable annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing a variable annuity as a TSA or IRA. Tax Qualified Contracts are contracts purchased as investments as:

.. Individual Retirement Annuities (IRAs) under Section 408(b) of the Code;

.. Roth IRAs under Section 408A of the Code;

.. Simplified Employee Pension (SEP IRA) under Section 408(k) of the Code;

.. Savings Incentive Match Plans for Employees (SIMPLE IRA) under Section 408(p) of the Code; and

.. Tax Sheltered Annuities under Section 403(b) of the Code.

Glenbrook Life reserves the right to limit the availability of the Contract for use with any of the retirement plans listed above or to modify the Contract to conform with tax requirements.

The tax rules applicable to participants with tax qualified annuities vary according to the type of contract and the terms and conditions of the endorsement. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Glenbrook Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent's IRA, TSA, or employer sponsored retirement plan under which the decedent's surviving spouse is the beneficiary. Glenbrook Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent's IRA, TSA, or employer sponsored retirement plan.

In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.


TAXATION OF WITHDRAWALS FROM AN INDIVIDUALLY OWNED TAX QUALIFIED CONTRACT. If you make a partial withdrawal under a Tax Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that the investment in the Contract (i.e., nondeductible IRA contributions) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and all tax reporting of distributions from Tax Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.

"Qualified distributions" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

.. made on or after the date the Contract Owner attains age 59 1/2,

.. made to a beneficiary after the Contract Owner's death,

.. attributable to the Contract Owner being disabled, or

.. made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

"Nonqualified distributions" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. All tax reporting of distributions from Roth IRAs will indicate that the taxable amount is not determined.


REQUIRED MINIMUM DISTRIBUTIONS. Generally, IRAs (excluding Roth IRAs) and TSAs require minimum distributions upon reaching age 70 1/2. Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Not all income plans offered under the Contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.


THE DEATH BENEFIT AND TAX QUALIFIED CONTRACTS. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.

It is also possible that certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract Owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under qualified plans, such as in connection with a 403(b) plan.

Glenbrook Life reserves the right to limit the availability of the Contract for use with any of the qualified plans listed above.


PENALTY TAX ON PREMATURE DISTRIBUTIONS FROM TAX QUALIFIED CONTRACTS. A 10% penalty tax applies to the taxable amount of any premature distribution from a Tax Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age


                                  27 PROSPECTUS

59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract Owner attains age 59 1/2,

.. made as a result of the Contract Owner's death or total disability,

.. made in substantially equal periodic payments over the Contract Owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,

.. made after separation from service after age 55 (applies only for IRAs),

.. made pursuant to an IRS levy,

.. made for certain medical expenses,

.. made to pay for health insurance premiums while unemployed (applies only for IRAs),

.. made for qualified higher education expenses (applies only for IRAs), and

.. made for a first time home purchase (up to a $10,000 lifetime limit and applies only for IRAs).

During the first 2 years of the individual's participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS ON TAX QUALIFIED CONTRACTS. With respect to Tax Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.


INCOME TAX WITHHOLDING ON TAX QUALIFIED CONTRACTS. Generally, Glenbrook Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered "eligible rollover distributions." The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% from the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory. Glenbrook Life is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "direct rollover" of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from employer sponsored retirement plans, including TSAs but excluding IRAs, with the exception of:

.. required minimum distributions, or,

.. a series of substantially equal periodic payments made over a period of at least 10 years, or,

.. a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,

.. hardship distributions.

For all annuitized distributions that are not subject to the 20% withholding requirement, Glenbrook Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that Glenbrook Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on a completed Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN"). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.


INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.


                                  28 PROSPECTUS

ROTH INDIVIDUAL RETIREMENT ANNUITIES. Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.

Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions.

ANNUITIES HELD BY INDIVIDUAL RETIREMENT ACCOUNTS (COMMONLY KNOWN AS CUSTODIAL
IRAS)

Internal Revenue Code Section 408 permits a custodian or trustee of an Individual Retirement Account to purchase an annuity as an investment of the Individual Retirement Account. If an annuity is purchased inside of an Individual Retirement Account, then the Annuitant must be the same person as the beneficial owner of the Individual Retirement Account.

Generally, the death benefit of an annuity held in an Individual Retirement Account must be paid upon the death of the Annuitant. However, in most states, the Contract permits the custodian or trustee of the Individual Retirement Account to continue the Contract in the accumulation phase, with the Annuitant's surviving spouse as the new Annuitant, if the following conditions are met:

1) The custodian or trustee of the Individual Retirement Account is the owner of the annuity and has the right to the death proceeds otherwise payable under the annuity contract;

2)   The  deceased   Annuitant  was  the  beneficial  owner  of  the  Individual
     Retirement Account;

3) We receive a complete request for settlement for the death of the Annuitant; and

4) The custodian or trustee of the Individual Retirement Account provides us with a signed certification of the following:

     (a) The Annuitant's surviving spouse is the sole beneficiary of the Individual Retirement Account;

     (b)  The  Annuitant's   surviving   spouse  has  elected  to  continue  the
          Individual Retirement Account as his or her own Individual Retirement Account; and

     (c) The custodian or trustee of the Individual Retirement Account has continued the Individual Retirement Account pursuant to the surviving spouse's election.


SIMPLIFIED EMPLOYEE PENSION IRA. Section 408(k) of the Code allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. These employers may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.


SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE IRA). Section 408(p) of the Code allow eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees using individual retirement annuities. In general, a SIMPLE IRA consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to purchase the Contract as a SIMPLE IRA should seek competent tax and legal advice.

TO DETERMINE IF YOU ARE ELIGIBLE TO CONTRIBUTE TO ANY OF THE ABOVE LISTED IRAS (TRADITIONAL, ROTH, SEP, OR SIMPLE), PLEASE REFER TO IRS PUBLICATION 590 AND YOUR COMPETENT TAX ADVISOR.


TAX SHELTERED ANNUITIES. Section 403(b) of the Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

.. attains age 59 1/2,

.. severs employment,

.. dies,

.. becomes disabled, or

.. incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).

These limitations do not apply to withdrawals where Glenbrook Life is directed to transfer some or all of the Contract Value to another 403(b) plan.
 Generally, we do not accept Employee Retirement Income Security Act of 1974 (ERISA) funds in 403(b) contracts.


                                  29 PROSPECTUS

GENERAL MATTERS
--------------------------------------------------------------------------------


OWNER
The Owner ("you") has the sole right to exercise all rights and privileges under the Contract, except as otherwise provided in the Contract. Both a non-living and living person cannot jointly own the Contract.

Changing ownership of this contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.


BENEFICIARY
Subject to the terms of any irrevocable beneficiary designation, you may change the beneficiary at any time by sending us written notice. Any change will be effective at the time you sign the notice, whether or not the annuitant is living when we receive the change. We will not be liable for any payment or settlement made before we receive the written notice.

You may restrict income payments to Beneficiaries by providing us a written request. Once we accept the written request, the change or restriction will take effect as of the date you signed the request. Any change is subject to any payment we make or other action we take before we accept the change.

Unless otherwise provided in the beneficiary designation, if a beneficiary predeceases the Owner and there are no other surviving beneficiaries, then the new beneficiary will be the Owner's spouse. If the spouse predeceases the Owner then the new beneficiary will be the Owner's living children (in equal shares). If all are deceased, then the Owner's estate will be the new beneficiary.

Multiple beneficiaries may be named. Unless otherwise provided in the beneficiary designation, if more than one beneficiary survives the Owner, then the surviving beneficiaries will share equally in any amounts due.

Where there are multiple beneficiaries, we will only value the death benefit at the time the first beneficiary submits the necessary documentation in good order. Any death benefit amounts attributable to any beneficiary which remain in the investment alternatives are subject to investment risk.


ASSIGNMENTS
No owner has a right to assign any interest in a Contract as collateral or security for a loan. The Owner may assign annuity income payments under the Contract before the Payout Start Date. No beneficiary may assign benefits under the Contract until they are due. We will not be bound by an assignment unless it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments.


DELAY OF PAYMENTS
Payment of any amounts due from the Variable Account under the Contract will be made within seven days, unless:

.. The NYSE is closed for other than usual weekends or holidays, or trading on the NYSE is otherwise restricted;

.. An emergency exists as defined by the SEC; or

.. The SEC permits delay for the protection of the Owners.

Payments or transfers from the fixed account may be delayed for up to 6 months.


MODIFICATION
We cannot modify the Contract without your consent, except:

.. to make the Contract meet the requirements of the 1940 Act

.. to make the Contract comply with any changes in the Code; or

.. to make any changes required by the Code or by any other applicable law.


CERTAIN EMPLOYEE BENEFIT PLANS
The Contracts offered by this prospectus contain income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex to the extent permitted by applicable law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate.


CUSTOMER INQUIRIES
If you would like additional information, please contract a representative of Glenbrook Life or call us at:

  Scudder Horizon Advantage
  Customer Service Center
  P.O. Box 80469 Lincoln, NE 68501-0469
  (800) 242-4402 (Scudder Direct) (800) 257-9576 (AARP Investment Program
  Members)

OVERNIGHT MAILING ADDRESS:

  Scudder Horizon Advantage
  Customer Service Center
  2940 S. 84th Street
  Lincoln, NE 65806


                                  30 PROSPECTUS

DISTRIBUTION OF THE CONTRACTS
--------------------------------------------------------------------------------

ALFS, Inc. ("ALFS"), 3100 Sanders Road, Northbrook, Illinois, a wholly owned subsidiary of Allstate Life Insurance Company, acts as the principal underwriter of the Contracts. ALFS is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the NASD.

ALFS has contracted with Scudder Distribution, Inc. ("Scudder") for Scudder's services in connection with the distribution of the Contracts. Scudder is registered with the SEC as a broker-dealer under the 1934 Act and is a member of the NASD. Individuals directly involved in the sale of the Contracts are registered representatives of Scudder and appointed licensed agents of Glenbrook

Life. The principal address of Scudder is 222 South Riverside Plaza, Chicago, Illinois 60606.

The underwriting agreement with ALFS provides for indemnification of ALFS by us for liability to Owners arising out of services rendered or Contracts issued.


VOTING RIGHTS
--------------------------------------------------------------------------------

The Owner or anyone with a voting interest in a sub-account may instruct us on how to vote at Fund shareholder meetings. We will solicit and cast each vote according to the procedures set up by a Fund and to the extent required by law. We reserve the right to vote the eligible shares in our own right, if subsequently permitted by the 1940 Act, its regulations or interpretations thereof.

We will vote Fund shares for which no timely instructions were received in proportion to the voting instructions which we receive with respect to all Contracts participating in that sub-account. We will apply voting instructions to abstain on a pro-rata basis to reduce the votes eligible to be cast.

Before the Payout Start Date, you hold the voting interest in the sub-account. We will determine the number of your votes by dividing your Contract's value in the sub-account by the net asset value per share of the applicable portfolio.

After the Payout Start Date, the person receiving variable income payments has the voting interest and the votes decrease as income payments are made and the reserves for the Contract decrease. That person's number of votes will be determined by dividing the reserve for such Contract allocated to the applicable sub-account by the net asset value per share of the corresponding eligible portfolio.


GENERAL PROVISIONS
--------------------------------------------------------------------------------


LEGAL PROCEEDINGS
From time to time we are involved in pending and threatened litigation in the normal course of our business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on our financial condition.


FINANCIAL STATEMENTS
Our financial statements and the financial statements of the Variable Account are included in the SAI.


LEGAL MATTERS
Michael J. Velotta, General Counsel of Glenbrook Life, has passed upon all matters of state law pertaining to the Contracts, including the validity of the Contracts and our right to issue such Contracts under state insurance law.


                                  31 PROSPECTUS

STATEMENT OF ADDITIONAL INFORMATION
TABLE OF CONTENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ADDITIONS, DELETIONS OR SUBSTITUTIONS OF INVESTMENTS
--------------------------------------------------------------------------------
REINVESTMENT
--------------------------------------------------------------------------------
THE CONTRACT
--------------------------------------------------------------------------------
PURCHASE OF CONTRACTS
--------------------------------------------------------------------------------
INCOME PAYMENTS
--------------------------------------------------------------------------------
  Calculation of Variable Annuity Unit Values
--------------------------------------------------------------------------------
GENERAL MATTERS
--------------------------------------------------------------------------------
  Incontestability
--------------------------------------------------------------------------------
  Settlements
--------------------------------------------------------------------------------
  Safekeeping of the Variable Account's Assets
--------------------------------------------------------------------------------
  Types of Qualified Plans
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  IRAs
--------------------------------------------------------------------------------
  Roth IRAs
--------------------------------------------------------------------------------
  Simplified Employee Pension Plans
--------------------------------------------------------------------------------
  Savings Incentive Match Plans for Employees
--------------------------------------------------------------------------------
  (SIMPLE Plans)
--------------------------------------------------------------------------------
  Tax Sheltered Annuities
--------------------------------------------------------------------------------
  Corporate and Self Employed Pension and Profit Sharing Plans
--------------------------------------------------------------------------------
  State and Local Government and Tax Exempt Organization Deferred
  Compensation Plans
--------------------------------------------------------------------------------
EXPERTS
--------------------------------------------------------------------------------
FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                  32 PROSPECTUS

APPENDIX A - CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

The following condensed financial information shows Accumulation Unit Values for each year since the sub-account started operation. Accumulation Unit Value is the unit we use to calculate the value of your interest in a sub-account. Accumulation Unit Value does not reflect the deduction of certain charges that we subtract from your Contract Value. The data is obtained from the audited financial statements of the Variable Account that can be found in the SAI.

WITHOUT THE ENHANCED DEATH BENEFIT OPTION*


                        ACCUMULATION UNIT
                          VALUE AT THE      ACCUMULATION UNIT
                        BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                              YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
----------------------------------------------------------------------------------------------------
         2003                $ 9.310             $10.903                      209,953
----------------------------------------------------------------------------------------------------
         2002                $11.039             $ 9.310                      220,758
----------------------------------------------------------------------------------------------------
         2001                $11.835             $11.039                      246,995
----------------------------------------------------------------------------------------------------
         2000                $12.164             $11.835                      245,975
----------------------------------------------------------------------------------------------------
         1999                $10.622             $12.164                      176,670
----------------------------------------------------------------------------------------------------
        1998**               $10.000             $10.622                        1,848
----------------------------------------------------------------------------------------------------

SCUDDER SVS I BALANCED SUB-ACCOUNT

SCUDDER SVS I BOND SUB-ACCOUNT

                                ACCUMULATION UNIT
                         VALUE AT THE ACCUMULATION UNIT
                              BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                    YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
----------------------------------------------------------------------------------------------------------
            2003                   $12.114             $12.638                       86,078
----------------------------------------------------------------------------------------------------------
            2002                   $11.332             $12.114                       87,874
----------------------------------------------------------------------------------------------------------
            2001                   $10.792             $11.332                      119,097
----------------------------------------------------------------------------------------------------------
            2000                   $ 9.830             $10.792                       81,335
----------------------------------------------------------------------------------------------------------
            1999                   $ 9.994             $ 9.830                       33,053
----------------------------------------------------------------------------------------------------------
           1998**                  $10.000             $ 9.994                          806
----------------------------------------------------------------------------------------------------------


SCUDDER SVS I CAPITAL GROWTH SUB-ACCOUNT

                                        ACCUMULATION UNIT
                                          VALUE AT THE      ACCUMULATION UNIT
                                        BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                              YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
--------------------------------------------------------------------------------------------------------------------
                 2003                        $ 7.245             $ 9.129                      151,255
--------------------------------------------------------------------------------------------------------------------
                 2002                        $10.304             $ 7.245                      164,845
--------------------------------------------------------------------------------------------------------------------
                 2001                        $12.867             $10.304                      191,213
--------------------------------------------------------------------------------------------------------------------
                 2000                        $14.381             $12.867                      183,859
--------------------------------------------------------------------------------------------------------------------
                 1999                        $10.709             $14.381                      116,096
--------------------------------------------------------------------------------------------------------------------
                1998**                       $10.000             $10.709                          752
--------------------------------------------------------------------------------------------------------------------











                                  33 PROSPECTUS

SCUDDER SVS I GLOBAL DISCOVERY SUB-ACCOUNT

                                          ACCUMULATION UNIT
                                            VALUE AT THE      ACCUMULATION UNIT
                                          BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                                YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
----------------------------------------------------------------------------------------------------------------------
                  2003                         $10.021             $14.835                       75,663
----------------------------------------------------------------------------------------------------------------------
                  2002                         $12.596             $10.021                       62,795
----------------------------------------------------------------------------------------------------------------------
                  2001                         $16.823             $12.596                       72,939
----------------------------------------------------------------------------------------------------------------------
                  2000                         $17.887             $16.823                       70,051
----------------------------------------------------------------------------------------------------------------------
                  1999                         $10.858             $17.887                       22,009
----------------------------------------------------------------------------------------------------------------------
                 1998**                        $10.000             $10.858                            -
----------------------------------------------------------------------------------------------------------------------


SCUDDER SVS II GROWTH SUB-ACCOUNT

                                ACCUMULATION UNIT
                         VALUE AT THE ACCUMULATION UNIT
                                 BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                       YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
-------------------------------------------------------------------------------------------------------------
             2003                     $ 5.913             $ 7.323                       81,664
-------------------------------------------------------------------------------------------------------------
             2002                     $ 8.436             $ 5.913                       82,842
-------------------------------------------------------------------------------------------------------------
             2001                     $11.070             $ 8.436                       98,980
-------------------------------------------------------------------------------------------------------------
             2000                     $13.536             $11.070                       84,207
-------------------------------------------------------------------------------------------------------------
            1999***                   $10.000             $13.536                       23,676
-------------------------------------------------------------------------------------------------------------


SCUDDER SVS I GROWTH AND INCOME SUB-ACCOUNT

                                           ACCUMULATION UNIT
                                             VALUE AT THE      ACCUMULATION UNIT
                                           BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                                 YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
-----------------------------------------------------------------------------------------------------------------------
                  2003                          $ 6.918             $ 8.707                      152,671
-----------------------------------------------------------------------------------------------------------------------
                  2002                          $ 9.063             $ 6.918                      132,207
-----------------------------------------------------------------------------------------------------------------------
                  2001                          $10.289             $ 9.063                      143,299
-----------------------------------------------------------------------------------------------------------------------
                  2000                          $10.584             $10.289                      146,339
-----------------------------------------------------------------------------------------------------------------------
                  1999                          $10.047             $10.584                       96,973
-----------------------------------------------------------------------------------------------------------------------
                 1998**                         $10.000             $10.047                          803
-----------------------------------------------------------------------------------------------------------------------


SCUDDER SVS I INTERNATIONAL SUB-ACCOUNT


                        ACCUMULATION UNIT
                          VALUE AT THE      ACCUMULATION UNIT
                        BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                              YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
----------------------------------------------------------------------------------------------------
         2003                $ 6.891             $ 8.742                       70,181
----------------------------------------------------------------------------------------------------
         2002                $ 8.501             $ 6.891                       54,002
----------------------------------------------------------------------------------------------------
         2001                $12.382             $ 8.501                       95,092
----------------------------------------------------------------------------------------------------
         2000                $15.924             $12.382                       93,846
----------------------------------------------------------------------------------------------------
         1999                $10.378             $15.924                       61,817
----------------------------------------------------------------------------------------------------
        1998**               $10.000             $10.378                            -
----------------------------------------------------------------------------------------------------








                                  34 PROSPECTUS

SCUDDER SVS I MONEY MARKET SUB-ACCOUNT

                                      ACCUMULATION UNIT
                                        VALUE AT THE      ACCUMULATION UNIT
                                      BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                            YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
------------------------------------------------------------------------------------------------------------------
                2003                       $11.479             $11.492                       95,887
------------------------------------------------------------------------------------------------------------------
                2002                       $11.390             $11.479                      199,600
------------------------------------------------------------------------------------------------------------------
                2001                       $11.039             $11.390                      383,210
------------------------------------------------------------------------------------------------------------------
                2000                       $10.464             $11.039                      319,420
------------------------------------------------------------------------------------------------------------------
                1999                       $10.035             $10.464                       89,890
------------------------------------------------------------------------------------------------------------------
               1998**                      $10.000             $10.035                        3,111
------------------------------------------------------------------------------------------------------------------


SCUDDER SVS I 21ST CENTURY GROWTH SUB-ACCOUNT

                                             ACCUMULATION UNIT
                                               VALUE AT THE      ACCUMULATION UNIT
                                             BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                                   YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
-------------------------------------------------------------------------------------------------------------------------
                   2003                           $ 6.000                  --                           --
-------------------------------------------------------------------------------------------------------------------------
                   2002                           $10.324             $ 6.000                       39,761
-------------------------------------------------------------------------------------------------------------------------
                   2001                           $13.518             $10.324                       63,777
-------------------------------------------------------------------------------------------------------------------------
                   2000                           $17.584             $13.518                       73,620
-------------------------------------------------------------------------------------------------------------------------
                  1999***                         $10.000             $17.584                        9,838
-------------------------------------------------------------------------------------------------------------------------


* The accumulation unit value in the tables reflect a mortality and expense risk charge of 0.40% and an administrative expense charge of 0.30%

**   From commencement of the Sub-account on November 30, 1998.

***  From commencement of the Sub-account on May 3, 1999.



WITH THE ENHANCED DEATH BENEFIT OPTION*

SCUDDER SVS I BALANCED SUB-ACCOUNT


                        ACCUMULATION UNIT
                          VALUE AT THE      ACCUMULATION UNIT
                        BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                              YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
----------------------------------------------------------------------------------------------------
         2003                $ 9.271             $10.847                       85,210
----------------------------------------------------------------------------------------------------
         2002                $11.005             $ 9.271                       82,930
----------------------------------------------------------------------------------------------------
         2001                $11.810             $11.005                       89,310
----------------------------------------------------------------------------------------------------
         2000                $12.150             $11.810                       73,488
----------------------------------------------------------------------------------------------------
         1999                $10.621             $12.150                       39,727
----------------------------------------------------------------------------------------------------
        1998**               $10.000             $10.621                            -
----------------------------------------------------------------------------------------------------





SCUDDER SVS I BOND SUB-ACCOUNT

                                ACCUMULATION UNIT
                         VALUE AT THE ACCUMULATION UNIT
                              BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                    YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
----------------------------------------------------------------------------------------------------------
            2003                   $12.064             $12.574                       22,435
----------------------------------------------------------------------------------------------------------
            2002                   $11.297             $12.064                       20,920
----------------------------------------------------------------------------------------------------------
            2001                   $10.770             $11.297                       34,346
----------------------------------------------------------------------------------------------------------
            2000                   $ 9.819             $10.770                        4,112
----------------------------------------------------------------------------------------------------------
            1999                   $ 9.993             $ 9.819                        3,220
----------------------------------------------------------------------------------------------------------
           1998**                  $10.000             $ 9.993                            -
----------------------------------------------------------------------------------------------------------




                                  35 PROSPECTUS

SCUDDER SVS I CAPITAL GROWTH SUB-ACCOUNT

                                        ACCUMULATION UNIT
                                          VALUE AT THE      ACCUMULATION UNIT
                                        BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                              YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
--------------------------------------------------------------------------------------------------------------------
                 2003                        $ 7.216             $ 9.083                       70,370
--------------------------------------------------------------------------------------------------------------------
                 2002                        $10.272             $ 7.216                       59,341
--------------------------------------------------------------------------------------------------------------------
                 2001                        $12.840             $10.272                       85,985
--------------------------------------------------------------------------------------------------------------------
                 2000                        $14.366             $12.840                       83,099
--------------------------------------------------------------------------------------------------------------------
                 1999                        $10.708             $14.366                       52,287
--------------------------------------------------------------------------------------------------------------------
                1998**                       $10.000             $10.708                            -
--------------------------------------------------------------------------------------------------------------------


SCUDDER SVS I GLOBAL DISCOVERY SUB-ACCOUNT

                                          ACCUMULATION UNIT
                                            VALUE AT THE      ACCUMULATION UNIT
                                          BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                                YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
----------------------------------------------------------------------------------------------------------------------
                  2003                         $ 9.980             $14.760                       30,835
----------------------------------------------------------------------------------------------------------------------
                  2002                         $12.557             $ 9.980                       32,346
----------------------------------------------------------------------------------------------------------------------
                  2001                         $16.788             $12.557                       34,787
----------------------------------------------------------------------------------------------------------------------
                  2000                         $17.867             $16.788                       36,312
----------------------------------------------------------------------------------------------------------------------
                  1999                         $10.857             $17.867                        8,007
----------------------------------------------------------------------------------------------------------------------
                 1998**                        $10.000             $10.857                            -
----------------------------------------------------------------------------------------------------------------------


SCUDDER SVS II GROWTH SUB-ACCOUNT

                                ACCUMULATION UNIT
                         VALUE AT THE ACCUMULATION UNIT
                                 BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                       YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
-------------------------------------------------------------------------------------------------------------
             2003                     $ 5.892             $ 7.289                       33,408
-------------------------------------------------------------------------------------------------------------
             2002                     $ 8.413             $ 5.892                       43,878
-------------------------------------------------------------------------------------------------------------
             2001                     $11.051             $ 8.413                       33,799
-------------------------------------------------------------------------------------------------------------
             2000                     $13.527             $11.051                       30,850
-------------------------------------------------------------------------------------------------------------
            1999***                   $10.000             $13.527                        6,372
-------------------------------------------------------------------------------------------------------------


SCUDDER SVS I GROWTH AND INCOME SUB-ACCOUNT

                                           ACCUMULATION UNIT
                                             VALUE AT THE      ACCUMULATION UNIT
                                           BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                                 YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
-----------------------------------------------------------------------------------------------------------------------
                  2003                          $ 6.890             $ 8.662                       27,742
-----------------------------------------------------------------------------------------------------------------------
                  2002                          $ 9.035             $ 6.890                       25,502
-----------------------------------------------------------------------------------------------------------------------
                  2001                          $10.628             $ 9.035                       27,913
-----------------------------------------------------------------------------------------------------------------------
                  2000                          $10.572             $10.628                       30,579
-----------------------------------------------------------------------------------------------------------------------
                  1999                          $10.046             $10.572                       34,057
-----------------------------------------------------------------------------------------------------------------------
                 1998**                         $10.000             $10.046                            -
-----------------------------------------------------------------------------------------------------------------------





                                  36 PROSPECTUS

SCUDDER SVS I INTERNATIONAL SUB-ACCOUNT

                                       ACCUMULATION UNIT
                                         VALUE AT THE      ACCUMULATION UNIT
                                       BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                             YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
-------------------------------------------------------------------------------------------------------------------
                2003                        $ 6.863             $ 8.697                       34,410
-------------------------------------------------------------------------------------------------------------------
                2002                        $ 8,474             $ 6.863                       35,208
-------------------------------------------------------------------------------------------------------------------
                2001                        $12.356             $ 8.474                       39,209
-------------------------------------------------------------------------------------------------------------------
                2000                        $15.907             $12.356                       37,432
-------------------------------------------------------------------------------------------------------------------
                1999                        $10.378             $15.907                       18,247
-------------------------------------------------------------------------------------------------------------------
               1998**                       $10.000             $10.378                            -
-------------------------------------------------------------------------------------------------------------------


SCUDDER SVS I MONEY MARKET SUB-ACCOUNT

                                      ACCUMULATION UNIT
                                        VALUE AT THE      ACCUMULATION UNIT
                                      BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                            YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
------------------------------------------------------------------------------------------------------------------
                2003                       $11.432             $11.433                       42,964
------------------------------------------------------------------------------------------------------------------
                2002                       $11.355             $11.432                       50,485
------------------------------------------------------------------------------------------------------------------
                2001                       $11.016             $11.355                       58,335
------------------------------------------------------------------------------------------------------------------
                2000                       $10.452             $11.016                       32,254
------------------------------------------------------------------------------------------------------------------
                1999                       $10.035             $10.452                       14,201
------------------------------------------------------------------------------------------------------------------
               1998**                      $10.000             $10.035                            -
------------------------------------------------------------------------------------------------------------------


SCUDDER SVS I 21ST CENTURY GROWTH SUB-ACCOUNT

                                             ACCUMULATION UNIT
                                               VALUE AT THE      ACCUMULATION UNIT
                                             BEGINNING OF THE   VALUE AT THE END OF      NUMBER OF ACCUMULATION UNITS
                                                   YEAR              THE YEAR         OUTSTANDING AT THE END OF THE YEAR
-------------------------------------------------------------------------------------------------------------------------
                   2003                           $ 6.000                  --                           --
-------------------------------------------------------------------------------------------------------------------------
                   2002                           $10.296             $ 6.000                       39,761
-------------------------------------------------------------------------------------------------------------------------
                   2001                           $13.496             $10.296                       41,764
-------------------------------------------------------------------------------------------------------------------------
                   2000                           $17.573             $13.496                       37,685
-------------------------------------------------------------------------------------------------------------------------
                  1999***                         $10.000             $17.573                        4,785
-------------------------------------------------------------------------------------------------------------------------


* The accumulation unit value in the tables reflect a mortality and expense risk charge of 0.50% and an administrative expense charge of 0.30%

**   From commencement of the Sub-account on November 30, 1998.

***  From commencement of the Sub-account on May 3, 1999.


                                  37 PROSPECTUS

                       Statement of Additional Information

                                     For the

                   Scudder Horizon Advantage Variable Annuity

    Individual and Group Flexible Premium Variable Deferred Annuity Contracts

                                 Issued Through

                   Glenbrook Life Multi-Manager Variable Account

                                   Offered by

                       Glenbrook Life and Annuity Company
                             Customer Service Center
                                  PO Box 80469
                             Lincoln, NE 68501-0469

                                Overnight Address
                               2940 S. 84th Street
                                Lincoln, NE 68506

                             (800) 242-4402 (Scudder
                          Direct) (800) 257-9576 (AARP
                           Investment Program Members)


This Statement of Additional Information expands upon subjects discussed in the current Prospectus for the Scudder Horizon Advantage Variable Annuity, a flexible premium variable deferred annuity (the "Contract") offered by Glenbrook Life and Annuity Company ( "Glenbrook Life", "Company", "we," "us"). We are a wholly owned subsidiary of Allstate Life Insurance Company.


   You may obtain a copy of the Prospectus dated May 1, 2004, by calling 1-800-242-4402 or writing to us at the address listed above.

       This Statement of Additional Information is not a prospectus and should be read only in conjunction with the Prospectus for the Contract.


                                Dated May 1, 2004

 Statement of Additional Information Table of Contents


ADDITIONS, DELETIONS OR SUBSTITUTIONS OF INVESTMENTS
REINVESTMENT
THE CONTRACT
PURCHASE OF CONTRACTS
TAX-FREE EXCHANGES (1035 EXCHANGES, ROLLOVERS AND TRANSFERS)
PREMIUM TAXES
TAX RESERVES
INCOME PAYMENTS
      Calculation of Variable Annuity Unit Values
GENERAL MATTERS
      Incontestability
      Settlements
      Safekeeping of the Variable Account's Assets
      Types of Qualified Plans
           IRAs
           Roth IRAs
           Simplified Employee Pension Plans
           Savings Incentive Match Plans for Employees
           (SIMPLE Plans)
           Tax Sheltered Annuities
           Corporate and Self-Employed Pension and Profit
           Sharing Plans
           State and Local Government and Tax-Exempt
           Organization Deferred Compensation Plans

EXPERTS
FINANCIAL STATEMENTS

Additions, Deletions or Substitutions of Investments

     We retain the right, subject to any applicable law, to make additions to, deletions from or substitutions for the Fund shares held by any sub-account. We also reserve the right to eliminate the shares of any of the Funds and to substitute shares of another portfolio of the Fund, or of another open-end, registered investment company, if the shares of the portfolio are no longer available for investment, or if, in our judgment, investment in any portfolio would become inappropriate in view of the purposes of the Variable Account.

     Substitutions of shares in a sub-account will not be made until you have been notified of the change, and until the Securities and Exchange Commission has approved the change, to the extent such notification and approval are required by the Investment Company Act of 1940 (the "Act"). Nothing contained in this Statement of Additional Information shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by Owners.

     We may also establish additional sub-accounts of the Variable Account. Each additional sub-account would purchase shares in a new portfolio of the Fund or in another underlying Fund. New sub-accounts may be established when, in our sole discretion, marketing needs or investment conditions warrant. Any new sub-accounts offered in conjunction with the Contract will be made available to existing Owners as determined by the Company. We may also eliminate one or more sub-accounts if, in its sole discretion, marketing, tax or investment conditions so warrant.

     In the event of any such substitution or change, we may, by appropriate endorsement, make such changes in the Contract as may be necessary or appropriate to reflect such substitution or change. If deemed to be in the best interests of persons having voting rights under the policies, the Variable Account may be operated as a management company under the Act or it may be deregistered under the Act in the event registration is no longer required.




Reinvestment

     All dividends and capital gains distributions from the portfolios are automatically reinvested in shares of the distributing portfolio at its net asset value.


The Contract

Purchase of Contracts

     We offered the Contracts to the public through brokers licensed under the federal securities laws and state insurance laws. The Contracts are distributed through the principal underwriter for the Variable Account, ALFS, Inc., an affiliate of Glenbrook Life. ALFS, Inc., receives no underwriting commission. Glenbrook Life is no longer offering the Contract for sale. If you have already purchased a Contract, you may continue to make purchase payments according to the Contract.



Tax-Free Exchanges (1035 Exchanges, Rollovers and Transfers)

     We accept purchase payments that are the proceeds of a contract in a transaction qualifying for a tax-free exchange under Section 1035 of the Internal Revenue Code. Except as required by federal law in calculating the basis of the contract, we do not differentiate between Section 1035 purchase payments and non-Section 1035 purchase payments.

     We also accept "rollovers" and transfers from contracts qualifying as tax-sheltered annuities ("TSAs"), individual retirement annuities or accounts ("IRAs"), or any other Qualified Contract that is eligible to "rollover" into an IRA. We differentiate among Non-Qualified Contracts, TSAs, IRAs and other Qualified Contracts to the extent necessary to comply with federal tax laws. For example, we restrict the assignment, transfer or pledge of TSAs and IRAs so the contracts will continue to qualify for special tax treatment. If contemplating any such exchange, rollover or transfer of a contract you should contact a competent tax adviser with respect to the potential effects of such a transaction.

Premium Taxes

     Applicable premium tax rates depend on your state of residency and the insurance laws and status of the Company in those states where premium taxes are incurred. Premium tax rates may be changed by legislation, administrative interpretations or judicial acts.

Tax Reserves

We do not establish capital gains tax reserves for the sub-accounts or deduct charges for tax reserves because we believe that capital gains attributable to the Variable Account will not be taxable. However, we reserve the right to deduct charges to establish tax reserves for potential taxes on realized or unrealized capital gains.

Income Payments

Calculation of Variable Annuity Unit Values

     We calculate the amount of the first income payment by applying your Contract Value allocated to each sub-account less any applicable premium tax charge deducted at this time, to the income payment tables in the Contract. The first Variable Annuity Income Payment is divided by the sub-account's then current annuity unit value to determine the number of annuity units upon which later income payments will be based. Unless transfers are made among sub-accounts, each variable income payment after the first will be equal to the sum of the number of annuity units determined in this manner for each sub-account times the then current annuity unit value for each respective sub-account.

     Annuity units in each sub-account are valued separately and annuity unit values will depend upon the investment experience of the particular underlying portfolio in which the sub-account invests. The value of the annuity unit for each sub-account at the end of any Valuation Period is calculated by: (a) multiplying the annuity unit value at the end of the immediately preceding Valuation Period by the sub-account's Net Investment Factor during the period; and then (b) dividing the product by the sum of 1.0 plus the assumed investment rate for the period. The assumed investment rate adjusts for the interest rate assumed in the Income Payment tables used to determine the dollar amount of the first variable annuity Income Payment, and is at an effective annual rate which is disclosed in the Contract.

     We determine the amount of the first Income Payment paid under an income plan using the interest rate and mortality table disclosed in the Contract. Due to judicial or legislative developments regarding the use of tables that do not differentiate on the basis of sex, different annuity tables may be used.


General Matters

Incontestability

     We will not contest the Contract after it is issued.

Settlements

     Due proof of your death (or Annuitant's death if there is a non-natural Owner) must be received prior to settlement of a death claim.

Safekeeping of the Variable Account's Assets

     We hold title to the assets of the Variable Account. The assets are kept physically segregated and held separate and apart from our general corporate assets. Records are maintained of all purchases and redemptions of the portfolio shares held by each of the sub-accounts.

     The Fund does not issue certificates and, therefore, we hold the Variable Account's assets in open account in lieu of stock certificates. See the Fund's prospectus for a more complete description of the custodian of the Fund.


Types of Qualified Plans

IRAs

     Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an IRA. IRAs are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an IRA. An IRA generally may not provide life insurance, but it may provide a Death Benefit that equals the greater of the premiums paid or the Contract Value. The Contract provides a Death Benefit that in certain circumstances may exceed the greater of the payments or the Contract Value. If the IRS treats the Death Benefit as violating the prohibition on investment in life insurance contracts, the Contract would not qualify as an IRA.

Roth IRAs

     Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth IRA. Roth IRAs are subject to limitations on the amount that can be contributed. In certain instances, distributions from Roth IRAs are excluded from gross income. Subject to certain limits, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth IRA. The taxable portion of a conversion or rollover distribution is included in gross income, but is exempted from the 10% penalty tax on premature distributions.

Simplified Employee Pension Plans

     Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' IRAs if certain criteria are met. Under these plans the employer may, within limits, make deductible contributions on behalf of the employees to their individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent advice.

Savings Incentive Match Plans for Employees (SIMPLE Plans)

     Sections 408(p) and 401(k) of the Tax Code allow employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an employee's IRA to hold the assets, or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to use the Contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

Tax Sheltered Annuities

     Section 403(b) of the Tax Code permits public school employees and employees of certain types of tax-exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase Contracts for them. Subject to certain limitations, a Section 403(b) plan allows an employer to exclude the purchase payments from the employees' gross income. A Contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after:

(1) the date the employee attains age 59 1/2; (2) separates from service; (3) dies; (4) becomes disabled; or (5) on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship).

These limitations do not apply to withdrawals where Glenbrook Life is directed to transfer some or all of the Contract Value to another 403(b) plan.

Corporate and Self-Employed Pension and Profit Sharing Plans

     Sections 401(a) and 403(a) of the Tax Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Tax Code permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of Contracts in order to provide benefits under the plans.

State and Local  Government and Tax-Exempt  Organization  Deferred  Compensation
Plans

     Section 457 of the Tax Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Employees with Contracts under the plan are considered general creditors of the employer. The employer, as owner of the Contract, has the sole right to the proceeds of the Contract. Generally, under the non-natural owner rules, such Contracts are not treated as annuity contracts for federal income tax purposes. Under these plans, contributions made for the benefit of the employees will not be included in the employees' gross income until distributed from the plan. However, all the compensation deferred under a 457 plan must remain the sole property of the employer. As property of the employer, the assets of the plan are subject to the claims of the employer's general creditors, until such time as the assets are made available to the employee or a beneficiary.


EXPERTS

The financial statements of Glenbrook Life and Annuity Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the related financial statement schedules included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Glenbrook Life Scudder Variable Account (A) as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Glenbrook Life and Annuity Company Variable Annuity Account as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the sub-accounts comprising Glenbrook Life Multi-Manager Variable Account as of December 31, 2003 and for each of the periods in the two year period then ended included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------




                              Financial Statements



The following financial statements (and accompanying Independent Auditors' Reports) appear in the pages that follow:

o financial statements of Glenbrook Life and Annuity Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and related financial statement schedules, and

o the financial statements of the sub-accounts comprising Glenbrook Life Multi-Manager Variable Account as of December 31, 2003 and for each of the periods in the two year period then ended, and

o the financial statements of the sub-accounts comprising Glenbrook Life and Annuity Company Variable Annuity Account and Glenbrook Life Scudder Variable Account (A) as of December 31, 2003 and for each of the periods in the two year period then ended.

The financial statements and schedules of Glenbrook Life included herein should be considered only as bearing upon the ability of Glenbrook Life to meet its obligations under the Contracts.

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF GLENBROOK LIFE AND ANNUITY COMPANY:

We have audited the accompanying Statements of Financial Position of Glenbrook Life and Annuity Company (the "Company", an affiliate of The Allstate Corporation) as of December 31, 2003 and 2002, and the related Statements of Operations and Comprehensive Income, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 2003. Our audits also included Schedule I - Summary of Investments - Other Than Investments In Related Parties and Schedule IV - Reinsurance. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Schedule I - Summary of Investments - Other Than Investments In Related Parties and Schedule IV - Reinsurance, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP

Chicago, Illinois
February 4, 2004

                       GLENBROOK LIFE AND ANNUITY COMPANY
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME



                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
(IN THOUSANDS)
                                                                 2003         2002         2001
REVENUES
Net investment income                                         $   10,150   $   10,335    $   10,715
Realized capital gains and losses                                     79       (1,984)          435
                                                              ----------   ----------    ----------

INCOME FROM OPERATIONS BEFORE INCOME TAX EXPENSE                  10,229        8,351        11,150
Income tax expense                                                 3,283        2,839         3,896
                                                              ----------   ----------    ----------

NET INCOME                                                         6,946        5,512         7,254
                                                              ----------   ----------    ----------

OTHER COMPREHENSIVE (LOSS) INCOME, AFTER-TAX
Change in unrealized net capital gains and losses                 (2,027)       5,088         1,633
                                                              ----------   ----------    ----------

COMPREHENSIVE INCOME                                          $    4,919   $   10,600    $    8,887
                                                              ==========   ==========    ==========


                       See notes to financial statements.


                                       2





                       GLENBROOK LIFE AND ANNUITY COMPANY
                        STATEMENTS OF FINANCIAL POSITION



                                                                                             DECEMBER 31,
                                                                                   -------------------------------
                                                                                       2003             2002
                                                                                   --------------   --------------
(IN THOUSANDS, EXCEPT PAR VALUE DATA)

ASSETS
Investments
   Fixed income securities, at fair value (amortized cost $162,771 and $158,963)   $      174,301   $      173,611
   Short-term                                                                               3,230            2,778
                                                                                   --------------   --------------
      Total investments                                                                   177,531          176,389

Cash                                                                                        3,895            1,235
Reinsurance recoverable from Allstate Life Insurance Company, net                       7,418,603        6,203,516
Other assets                                                                                3,559            3,388
Current income taxes receivable                                                               689               20
Receivable from affiliates, net                                                                 -            5,680
Separate accounts                                                                       1,228,327        1,155,112
                                                                                   --------------   --------------
        TOTAL ASSETS                                                               $    8,832,604   $    7,545,340
                                                                                   ==============   ==============

LIABILITIES
Contractholder funds                                                               $    7,409,386   $    6,195,649
Reserve for life-contingent contract benefits                                               9,217            7,867
Deferred income taxes                                                                       3,940            4,629
Other liabilities and accrued expenses                                                      2,226            9,165
Payable to affiliates, net                                                                  1,671                -
Separate accounts                                                                       1,228,327        1,155,112
                                                                                   --------------   --------------
        TOTAL LIABILITIES                                                               8,654,767        7,372,422
                                                                                   --------------   --------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 7)

SHAREHOLDER'S EQUITY
Common stock, $500 par value, 10 thousand shares authorized, 5 thousand shares
   issued and outstanding                                                                   2,500            2,500
Additional capital paid-in                                                                119,241          119,241
Retained income                                                                            48,602           41,656
Accumulated other comprehensive income:
   Unrealized net capital gains and losses                                                  7,494            9,521
                                                                                   --------------   --------------
        Total accumulated other comprehensive income                                        7,494            9,521
                                                                                   --------------   --------------
        TOTAL SHAREHOLDER'S EQUITY                                                        177,837          172,918
                                                                                   --------------   --------------
        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                                 $    8,832,604   $    7,545,340
                                                                                   ==============   ==============


                       See notes to financial statements.


                                       3





                       GLENBROOK LIFE AND ANNUITY COMPANY
                       STATEMENTS OF SHAREHOLDER'S EQUITY



                                                                      YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
(IN THOUSANDS)
                                                                 2003         2002          2001
                                                              ----------   ----------    ----------

COMMON STOCK                                                  $    2,500   $    2,500    $    2,500
                                                              ----------   ----------    ----------

ADDITIONAL CAPITAL PAID-IN                                       119,241      119,241       119,241
                                                              ----------   ----------    ----------

RETAINED INCOME
Balance, beginning of year                                        41,656       36,144        28,890
Net income                                                         6,946        5,512         7,254
                                                              ----------   ----------    ----------
Balance, end of year                                              48,602       41,656        36,144
                                                              ----------   ----------    ----------

ACCUMULATED OTHER COMPREHENSIVE INCOME

Balance, beginning of year                                         9,521        4,433         2,800
Change in unrealized net capital gains and losses                 (2,027)       5,088         1,633
                                                              ----------   ----------    ----------
Balance, end of year                                               7,494        9,521         4,433
                                                              ----------   ----------    ----------

TOTAL SHAREHOLDER'S EQUITY                                    $  177,837   $  172,918    $  162,318
                                                              ==========   ==========    ==========


                       See notes to financial statements.

                                       4





                       GLENBROOK LIFE AND ANNUITY COMPANY
                            STATEMENTS OF CASH FLOWS



                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
(IN THOUSANDS)                                                   2003         2002          2001
                                                              ----------   ----------    ----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                    $    6,946   $    5,512    $    7,254
Adjustments to reconcile net income to net cash provided by
      operating activities:
          Amortization and other non-cash items                       97           (6)          (77)
          Realized capital gains and losses                          (79)       1,984          (435)
          Changes in:
             Income taxes                                           (267)      (4,585)            4
             Receivable/payable to affiliates, net                 7,351       (7,878)       (2,903)
             Other operating assets and liabilities               (7,110)       9,181        (1,491)
                                                              ----------   ----------    ----------
                Net cash provided by operating activities          6,938        4,208         2,352
                                                              ----------   ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed income securities
          Proceeds from sales                                     23,670        4,885        14,535
          Investment collections                                  16,280       18,720         9,553
          Investments purchases                                  (43,776)     (30,392)      (36,433)
Change in short-term investments                                    (452)       3,814        (3,507)
                                                              ----------   ----------    ----------
                Net cash used in investing activities             (4,278)      (2,973)      (15,852)
                                                              ----------   ----------    ----------

NET INCREASE (DECREASE) IN CASH                                    2,660        1,235       (13,500)
CASH AT BEGINNING OF YEAR                                          1,235            -        13,500
                                                              ----------   ----------    ----------
CASH AT END OF YEAR                                           $    3,895   $    1,235    $        -
                                                              ==========   ==========    ==========

                       See notes to financial statements.

                                       5





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

1. GENERAL

BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of Glenbrook
Life and Annuity Company ("Glenbrook Life" or the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate
Corporation (the "Corporation"). These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management has identified the Company as a single segment entity.

     To conform to the 2003 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NATURE OF OPERATIONS

     The mission of Glenbrook Life is to assist financial services professionals in meeting their clients' financial protection, savings and retirement needs by providing top-tier products delivered with reliable and efficient service. The
Company's product line includes a wide variety of financial protection, savings and retirement products aimed at serving the financial needs of the Company's customers. Products currently sold include variable and fixed annuities.
Products are sold through a variety of distribution channels including financial institutions and broker/dealers. Although the Company currently benefits from agreements with financial services entities that market and distribute its products, change in control or other factors affecting these non-affiliated entities with which the Company has distribution agreements could negatively impact the Company's sales.

     The Company is authorized to sell life insurance and investment products in all states except New York, as well as in the District of Columbia and Puerto
Rico. For 2003, the top geographic locations for statutory premiums and annuity considerations for the Company were Pennsylvania, California, Texas, Florida,
Illinois, Michigan, and New Jersey. No other jurisdiction accounted for more than 5% of statutory premiums and annuity considerations. All statutory premiums and annuity considerations are ceded to ALIC under reinsurance agreements.

     The Company monitors economic and regulatory developments that have the potential to impact its business. Federal legislation has allowed banks and other financial organizations to have greater participation in the securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, state and federal laws and regulations affect the taxation of insurance companies and life insurance and annuity products. Congress and various state legislatures have considered proposals that, if enacted, could impose a greater tax burden on the Company or could have an adverse impact on the tax treatment of some insurance products offered by the Company, including favorable policyholder tax treatment currently applicable to life insurance and annuities. Recent legislation that reduced the federal income tax rates applicable to certain dividends and capital gains realized by individuals, or other proposals, if adopted, that reduce the taxation, or permit the establishment, of certain products or investments that may compete with life insurance or annuities could have an adverse effect on the Company's financial position or ability to sell such products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

     Fixed income securities include bonds, mortgage-backed and asset-backed securities. Fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The fair value of publicly traded fixed income securities is based upon independent market quotations. The fair value of non-publicly traded securities is based on either widely accepted pricing valuation models which utilize internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs or independent third party pricing sources. The valuation models use indicative information such as ratings, industry, coupon, and maturity along with related third party data and publicly traded bond prices to determine security specific spreads. These spreads are then adjusted for illiquidity based on


                                       6





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

historical analysis and broker surveys. Periodic changes in fair values, net of deferred income taxes, are reflected as a component of other comprehensive income. Short-term investments are carried at cost or amortized cost, which approximates fair value.

     Investment income consists of interest and is recognized on an accrual basis. Interest income on mortgage-backed and asset-backed securities is determined using the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt.

     Realized capital gains and losses include gains and losses on investment dispositions, and write-downs in value due to other than temporary declines in fair value. Realized capital gains and losses on investment dispositions are determined on a specific identification basis.

     The Company writes down, to fair value, any fixed income security that is classified as other than temporarily impaired in the period the security is deemed to be other than temporarily impaired.

RECOGNITION OF PREMIUM REVENUES AND CONTRACT CHARGES, AND RELATED BENEFITS AND
INTEREST CREDITED

     The Company has reinsurance agreements whereby substantially all contract charges, contract benefits, interest credited to contractholder funds and certain expenses are ceded to ALIC (see Note 3). These amounts are reflected net of such reinsurance in the Statements of Operations and Comprehensive Income.

     Immediate annuities with life contingencies provide insurance protection over a period that extends beyond the period during which premiums are collected. Gross premiums in excess of the net premium on immediate annuities with life contingencies are deferred and recognized over the contract period.
Contract benefits are recognized in relation to such revenues so as to result in the recognition of profits over the life of the contract.

     Interest-sensitive life contracts are insurance contracts whose terms are not fixed and guaranteed. The terms that may be changed include premiums paid by the contractholder, interest credited to the contractholder account balance and any amounts assessed against the contractholder account balance. Premiums from these contracts are reported as contractholder funds deposits. Contract charges consist of fees assessed against the contractholder account balance for cost of insurance (mortality risk), contract administration and early surrender. These revenues are recognized when assessed against the contractholder account balance. Contract benefits include life-contingent benefit payments in excess of the contractholder account balance.

     Contracts that do not subject the Company to significant risk arising from mortality or morbidity are referred to as investment contracts. Fixed annuities, market value adjusted annuities, equity-indexed annuities and immediate annuities without life contingencies are considered investment contracts.
Deposits received for such contracts are reported as contractholder funds deposits. Contract charges for investment contracts consist of fees assessed against the contractholder account balance for contract administration and early surrender. These revenues are recognized when assessed against the contractholder account balance.

     Interest credited to contractholder funds represents interest accrued or paid for interest-sensitive life contracts and investment contracts. Crediting rates for fixed annuities and interest-sensitive life contracts are adjusted periodically by the Company to reflect current market conditions subject to contractually guaranteed minimum rates. Crediting rates for indexed annuities are based on a specified interest rate index, such as LIBOR or an equity index, such as the S&P 500.

     Separate accounts products include variable annuities and variable life insurance contracts. The assets supporting these products are legally segregated and available only to settle separate accounts contract obligations. Deposits received are reported as separate accounts liabilities. Contract charges for these products consist of fees assessed against the contractholder account values for contract maintenance, administration, mortality, expense and early surrender. Contract benefits incurred include guaranteed minimum death benefits paid on variable annuity contracts.

REINSURANCE RECOVERABLE

     Reinsurance recoverable and the related reserve for life-contingent contract benefits and contractholder funds are reported separately in the Statements of Financial Position. The Company continues to have primary liability as the direct insurer for risks reinsured.


                                       7





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

     Investment income earned on the assets that support contractholder funds and the reserve for life-contingent contract benefits is not included in the Company's financial statements as those assets are owned and managed by ALIC under terms of reinsurance agreements.

GOODWILL

     Goodwill represents the excess of amounts paid for acquiring businesses over the fair value of the net assets acquired. The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142,
"Goodwill and other Intangible Assets", effective January 1, 2002. The statement eliminates the requirement to amortize goodwill, and requires that goodwill and separately identified intangible assets with indefinite lives be evaluated for impairment on an annual basis (or more frequently if impairment indicators arise) on a fair value basis. The Company analyzed the unamortized goodwill balance of December 31, 2003 for impairment using the fair value impairment approach prescribed by SFAS No. 142 and has determined that the balance is not impaired. The goodwill balance was $1.2 million at December 31, 2003 and 2002 and is reported in other assets on the Statements of Financial Position.

INCOME TAXES

     The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are unrealized capital gains and losses on certain investments and differences in the tax bases of investments. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized.

SEPARATE ACCOUNTS

     The Company issues variable annuities and variable life insurance contracts, the assets and liabilities of which are legally segregated and recorded as assets and liabilities of the separate accounts. The assets of the separate accounts are carried at fair value. Separate accounts liabilities represent the contractholders' claims to the related assets and are carried at the fair value of the assets. Investment income and realized capital gains and losses of the separate accounts accrue directly to the contractholders and therefore, are not included in the Company's Statements of Operations and Comprehensive Income. Revenues to the Company from the separate accounts consist of contract charges for maintenance and administration services, mortality, early surrender and expenses, which are ceded to ALIC. Deposits to the separate accounts are not included in the Statements of Cash Flows.

     Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, variable annuity and variable life insurance contractholders bear the investment risk that the separate accounts' funds may not meet their stated investment objectives. The risk and associated cost of these contract guarantees are ceded to ALIC in accordance with the reinsurance agreements.

RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS

     The reserve for life-contingent contract benefits, which relates to immediate annuities with life contingencies, is computed on the basis of long-term actuarial assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Detailed reserve assumptions and reserve interest rates are outlined in Note 6.

CONTRACTHOLDER FUNDS

     Contractholder funds arise from the issuance of interest-sensitive life policies and investment contracts. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less surrenders and withdrawals, mortality charges and administrative expenses.
Detailed information on crediting rates and surrender and withdrawal provisions on contractholder funds are outlined in Note 6.


                                       8





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

PENDING ACCOUNTING STANDARDS

STATEMENT OF POSITION 03-01, "ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES
FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS"
("SOP NO. 03-01")

     In July 2003, the American Institute of Certified Public Accountants issued
SOP 03-01 which applies to several of the Company's insurance products and product features. The effective date of the SOP is for fiscal years beginning after December 15, 2003. A provision of the SOP requires the establishment of reserves in addition to the account balance for contracts containing certain features that provide guaranteed death or other insurance benefits and guaranteed income benefits. These reserves are not currently established by the Company. When established, these reserves will be ceded to ALIC under the terms of the reinsurance agreements.

PROPOSED ACCOUNTING STANDARDS

EMERGING ISSUES TASK FORCE TOPIC NO. 03-01, "THE MEANING OF OTHER-THAN-TEMPORARY
IMPAIRMENT AND ITS APPLICATION TO CERTAIN Investments" ("EITF NO. 03-01")

     The Emerging Issues Task Force ("EITF") is currently deliberating EITF No.
03-01, which attempts to define other-than-temporary impairment and highlight its application to investment securities accounted for under both SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No.
115") and Accounting Principles Board Opinion No. 18, "The Equity Method of
Accounting for Investments in Common Stocks"("APB No. 18"). The current issue summary, which has yet to be finalized, proposes that if, at the evaluation date, the fair value of an investment security is less than its carrying value then an impairment exists for which a determination must be made as to whether the impairment is other-than-temporary. If it is determined that an impairment is other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's carrying value and its fair value at the reporting date. In recent deliberations, the EITF discussed different models to assess whether impairment is other-than-temporary for different types of investments (e.g. SFAS No. 115 marketable equity securities, SFAS No. 115 debt securities, and equity and cost method investments subject to APB No. 18) and subsequently decided to use a unified model. Due to the uncertainty of the final model (or models) that may be adopted, the estimated impact to the Company's
Statements of Operations and Comprehensive Income and Financial Position is presently not determinable. In November 2003, the EITF reached a consensus with respect to certain disclosures effective for fiscal years ending after December
15, 2003. Quantitative and qualitative disclosures are required for fixed income and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115. The Company has included those disclosures at December 31, 2003 (see Note 4).

3. RELATED PARTY TRANSACTIONS

BUSINESS OPERATIONS

     The Company utilizes services performed by its affiliates, AIC, ALIC and Allstate Investments, LLC, and business facilities owned or leased and operated by AIC in conducting its business activities. In addition, the Company shares the services of employees with AIC. The Company reimburses its affiliates for the operating expenses incurred on behalf of the Company. The Company is charged for the cost of these operating expenses based on the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $39.1 million, $38.8 million and $48.6 million in 2003, 2002 and 2001, respectively. Of these costs, the Company retains investment related expenses on the invested assets of the Company. All other costs are ceded to ALIC under reinsurance agreements.

BROKER/DEALER SERVICES

     During 2003, the Company entered into a service agreement with Allstate
Distributors, LLC ("ADLLC"), a broker/dealer affiliate of the Company, whereby
ADLLC promotes and markets the fixed and variable annuities sold by the Company to unaffiliated financial services firms. In addition, ADLLC also acts as the underwriter of variable annuities sold by the Company. In return for these services, the Company recorded commission expense of $9.3 million for the year ended December 31, 2003 that was ceded to ALIC under the terms of the reinsurance agreements.


                                       9





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

REINSURANCE

     The following table summarizes amounts that were ceded to ALIC under reinsurance agreements:



                                                                                    YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------------
(IN THOUSANDS)                                                              2003            2002            2001
                                                                         -----------     -----------     -----------

Contract charges                                                         $    28,057     $    30,368     $    31,771
Interest credited to contractholder funds, contract benefits and
     certain expenses                                                        423,587         364,379         384,825


INCOME TAXES

     The Company is a party to a federal income tax allocation agreement with the Corporation (Note 8).

DEBT

     The Company has entered into an intercompany loan agreement with the Corporation. The amount of funds available to the Company at a given point in time is dependent upon the debt position of the Corporation. No amounts were outstanding for the Company under the intercompany loan agreement during the three years ended December 31, 2003.

4. INVESTMENTS

FAIR VALUES

     The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:



                                                                           GROSS UNREALIZED
                                                   AMORTIZED       -------------------------------        FAIR
(IN THOUSANDS)                                       COST             GAINS             LOSSES            VALUE
                                                 ------------     --------------    --------------    --------------

AT DECEMBER 31, 2003
U.S. government and agencies                     $     48,718     $        4,832    $         (127)   $       53,423
Municipal                                                 409                 46                 -               455
Corporate                                              69,034              5,582              (174)           74,442
Asset-backed securities                                10,070                946                 -            11,016
Mortgage-backed securities                             34,540                805              (380)           34,965
                                                 ------------     --------------    --------------    --------------
  Total fixed income securities                  $    162,771     $       12,211    $         (681)   $      174,301
                                                 ============     ==============    ==============    ==============




                                                                           GROSS UNREALIZED
                                                   AMORTIZED       -------------------------------        FAIR
(IN THOUSANDS)                                       COST             GAINS             LOSSES            VALUE
                                                 -------------    --------------    --------------    --------------

AT DECEMBER 31, 2002
U.S. government and agencies                     $      49,529    $        6,661    $            -    $       56,190
Municipal                                                  412                45                 -               457
Corporate                                               67,717             6,105              (991)           72,831
Asset-backed securities                                 10,079             1,025                 -            11,104
Mortgage-backed securities                              31,226             1,809                (6)           33,029
                                                 -------------    --------------    --------------    --------------
  Total fixed income securities                  $     158,963    $       15,645    $         (997)   $      173,611
                                                 =============    ==============    ==============    ==============



                                       10





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

SCHEDULED MATURITIES

     The scheduled maturities for fixed income securities are as follows at December 31, 2003:



                                                                     AMORTIZED          FAIR
(IN THOUSANDS)                                                         COST             VALUE
                                                                  --------------    --------------

Due in one year or less                                           $       11,464    $       11,799
Due after one year through five years                                     37,645            41,040
Due after five years through ten years                                    51,926            55,142
Due after ten years                                                       17,126            20,339
                                                                  --------------    --------------
                                                                         118,161           128,320
Mortgage and asset-backed securities                                      44,610            45,981
                                                                  --------------    --------------
        Total                                                     $      162,771    $      174,301
                                                                  ==============    ==============


     Actual maturities may differ from those scheduled as a result of prepayments by the issuers. Because of the potential for prepayment on mortgage and asset-backed securities, they are not categorized by contractual maturity.

NET INVESTMENT INCOME

     Net investment income for the years ended December 31 is as follows:



(IN THOUSANDS)                                                         2003              2002              2001
                                                                  --------------    --------------    --------------

Fixed income securities                                           $       10,223    $       10,381    $       10,566
Short-term investments                                                        99               135               409
                                                                  --------------    --------------    --------------
         Investment income, before expense                                10,322            10,516            10,975
         Investment expense                                                  172               181               260
                                                                  --------------    --------------    --------------
         Net investment income                                    $       10,150    $       10,335    $       10,715
                                                                  ==============    ==============    ==============


REALIZED CAPITAL GAINS AND LOSSES, AFTER-TAX

     Realized capital gains and losses by security type for the years ended
December 31 are as follows:



(IN THOUSANDS)                                                         2003              2002             2001
                                                                  --------------    --------------    --------------

Fixed income securities                                           $           79    $       (1,984)   $          435
Income tax (expense) benefit                                                 (28)              694              (152)
                                                                  --------------    --------------    --------------
Realized capital gains and losses, after-tax                      $           51    $       (1,290)   $          283
                                                                  ==============    ==============    ==============


     Realized capital gains and losses by transaction type for the years ended
December 31 are as follows:



(IN THOUSANDS)                                                         2003              2002              2001
                                                                  --------------    --------------    --------------

Write-downs in value                                              $            -    $       (1,904)   $            -
Sales - Fixed income securities                                               79               (80)              435
                                                                  --------------    --------------    --------------
    Realized capital gains and losses                                         79            (1,984)              435
    Income tax (expense) benefit                                             (28)              694              (152)
                                                                  --------------    --------------    --------------
    Realized capital gains and losses, after-tax                  $           51    $       (1,290)   $          283
                                                                  ==============    ==============    ==============


     Excluding the effects of calls and prepayments, gross gains of $806 thousand, $54 thousand and $636 thousand and gross losses of $727 thousand, $134 thousand, and $201 thousand were realized on sales of fixed income securities during 2003, 2002 and 2001, respectively.


                                       11





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

UNREALIZED NET CAPITAL GAINS AND LOSSES

     Unrealized net capital gains and losses on fixed income securities included in accumulated other comprehensive income at December 31, 2003 are as follows:



                                                                 GROSS UNREALIZED
                                                  FAIR       -------------------------      UNREALIZED
(IN THOUSANDS)                                   VALUE          GAINS        LOSSES         NET GAINS
                                              ------------   -----------   -----------    -------------

Fixed income securities                       $    174,301   $    12,211   $      (681)   $      11,530
Deferred income taxes                                                                            (4,036)
                                                                                          -------------
Unrealized net capital gains and losses                                                   $       7,494
                                                                                          =============


CHANGE IN UNREALIZED NET CAPITAL GAINS AND LOSSES

     The change in unrealized net capital gains and losses for the years ended
December 31 are as follows:



(IN THOUSANDS)                                                          2003              2002             2001
                                                                    -------------     ------------     -------------

Fixed income securities                                             $      (3,118)    $      7,828     $       2,512
Deferred income taxes                                                       1,091           (2,740)             (879)
                                                                    -------------     ------------     -------------
(Decrease) increase in unrealized net capital gains and losses      $      (2,027)    $      5,088     $       1,633
                                                                    =============     ============     =============


PORTFOLIO MONITORING

     Inherent in the Company's evaluation of a particular security are assumptions and estimates about the operations of the issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are: 1) the Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value; 2) the recoverability of principal and interest;
3) the duration and extent to which the fair value has been less than amortized cost; 4) the financial condition, near-term and long-term prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and offering prices; and 5) the specific reasons that a security is in a significant unrealized loss position, including market conditions which could affect access to liquidity.

     At December 31, 2003, the Company has unrealized losses of $681 thousand which relate to 14 holdings of fixed income securities with a fair value of $30.8 million, all of which are investment grade and which have been in an unrealized loss position for a period less than 12 months. Investment grade is defined as a security having a rating from the National Association of Insurance
Commissioners ("NAIC") of 1 or 2; a Moody's rating of Aaa, Aa, A or Baa; a
Standard & Poor's ("S&P") rating of AAA, AA, A or BBB; or a comparable internal rating. Unrealized losses on investment grade securities are principally related to changes in interest rates or changes in issuer and sector related credit spreads since the securities were acquired. As of December 31, 2003, the Company has the intent and ability to hold these investments for a period of time sufficient for them to recover in value.

SECURITIES ON DEPOSIT

     At December 31, 2003, fixed income securities with a carrying value of $10.1 million were on deposit with regulatory authorities as required by law.

5. FINANCIAL INSTRUMENTS

     In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions.
Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets
(including reinsurance recoverable, net) and liabilities (including reserve for life-contingent contract benefits and deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial


                                       12





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

instruments such as accrued investment income and cash are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

FINANCIAL ASSETS



                                                         DECEMBER 31, 2003                   DECEMBER 31, 2002
                                                  -------------------------------     ------------------------------
                                                    CARRYING            FAIR            CARRYING            FAIR
(IN THOUSANDS)                                        VALUE             VALUE             VALUE             VALUE
                                                  -------------     -------------     -------------    -------------

Fixed income securities                           $     174,301     $     174,301     $     173,611    $     173,611
Short-term investments                                    3,230             3,230             2,778            2,778
Separate accounts                                     1,228,327         1,228,327         1,155,112        1,155,112


     Fair values of publicly traded fixed income securities are based upon quoted market prices or dealer quotes. The fair value of non-publicly traded securities, primarily privately placed corporate obligations, is based on either widely accepted pricing valuation models, which use internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs, or independent third party pricing sources.
Short-term investments are highly liquid investments with maturities of less than one year whose carrying values are deemed to approximate fair value.
Separate accounts assets are carried in the Statements of Financial Position at fair value based on quoted market prices.

FINANCIAL LIABILITIES



                                                         DECEMBER 31, 2003                   DECEMBER 31, 2002
                                                  -------------------------------     ------------------------------
                                                    CARRYING            FAIR            CARRYING            FAIR
(IN THOUSANDS)                                        VALUE             VALUE             VALUE             VALUE
                                                  -------------     -------------     -------------    -------------

Contractholder funds on investment contracts      $   7,223,165     $   6,962,714     $   6,105,536    $   5,863,243
Separate accounts                                     1,228,327         1,228,327         1,155,112        1,155,112


     Contractholder funds include interest-sensitive life insurance contracts and investment contracts. Interest-sensitive life insurance contracts are not considered financial instruments subject to fair value disclosure requirements.
The fair value of investment contracts is based on the terms of the underlying contracts. Fixed annuities are valued at the account balance less surrender charges and immediate annuities without life contingencies are valued at the present value of future benefits at current interest rates. Market value adjusted annuities' fair value is estimated to be the market adjusted surrender value. Equity-indexed annuity contracts' fair value approximates carrying value since the embedded equity options are carried at market value in the financial statements. Separate accounts liabilities are carried at the fair value of the underlying assets.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     There were no off-balance-sheet financial instruments at December 31, 2003 or 2002.

6. RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS AND CONTRACTHOLDER FUNDS

     The reserve for life-contingent contract benefits consists of immediate annuities with life contingencies. The reserve calculation equals the present value of contractually fixed future benefits based on mortality and interest assumptions. The assumptions utilized for mortality generally include industry standard tables, such as the 1983 group annuity mortality table, and tables based on historical company experience. Interest rate assumptions range from 1.9% to 7.7%.


                                       13





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

     At December 31, contractholder funds consists of the following:



(IN THOUSANDS)                                          2003                2002
                                                  ----------------    ----------------

Interest-sensitive life                           $        216,593    $        121,760
Investment contracts:
   Immediate annuities                                      30,834              27,565
   Fixed annuities                                       7,161,959           6,046,324
                                                  ----------------    ----------------
   Total contractholder funds                     $      7,409,386    $      6,195,649
                                                  ================    ================


     The following table highlights the key contract provisions relating to contractholder funds:



           PRODUCT                           INTEREST RATE                      WITHDRAWAL/SURRENDER CHARGES
------------------------------   ---------------------------------------   ---------------------------------------

Interest-sensitive life          Interest rates credited range from        Either a percentage of account
                                 2.7% - 5.2%                               balance or dollar amount grading off
                                                                           generally over 20 years

Investment contracts             Interest rates credited range from        Either a declining or a level
                                 1.3% to 7.3% for immediate annuities      percentage charge generally over nine
                                 and 0.0% to 10.0% for fixed annuities     years or less.  Additionally,
                                 (which include equity-indexed             approximately 5.0% of fixed annuities
                                 annuities whose returns are indexed       are subject to market value
                                 to the S&P 500)                           adjustment for discretionary
                                                                           withdrawals.


     Contractholder funds activity for the years ended December 31 is as follows:



(IN THOUSANDS)                                          2003                2002
                                                  ----------------    ----------------

Balance, beginning of year                        $      6,195,649    $      5,370,475
Deposits                                                 1,688,005           1,143,977
Benefits and withdrawals                                  (753,787)           (573,478)
Interest credited to contractholder funds                  284,068             289,746
Transfers (to) from separate accounts                       (5,825)            (29,602)
Other adjustments                                            1,276              (5,469)
                                                  ----------------    ----------------
Balance, end of year                              $      7,409,386    $      6,195,649
                                                  ================    ================


7. COMMITMENTS, GUARANTEES AND CONTINGENT LIABILITIES

GUARANTEES

     In the normal course of business, the Company provides standard indemnifications to counterparties in contracts in connection with numerous transactions, including indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits.
The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Because the obligated amounts of the indemnifications are not explicitly stated in many cases, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

     In addition, the Company indemnifies its directors, officers and other individuals serving at the request of the Company as a director or officer to the extent provided in its charter and by-laws. Since these indemnifications


                                       14





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount due under these indemnifications.

     The aggregate liability balance related to all guarantees was not material as of December 31, 2003.

REGULATION

     The Company is subject to changing social, economic and regulatory conditions. Recent state and federal regulatory initiatives and proceedings have included efforts to remove barriers preventing banks from engaging in the securities and insurance businesses, change tax laws affecting the taxation of insurance companies and the tax treatment of insurance products or competing non-insurance products that may impact the relative desirability of various personal investment products and otherwise expand overall regulation of insurance products and the insurance industry. The ultimate changes and eventual effects of these initiatives on the Company's business, if any, are uncertain.

LEGAL PROCEEDINGS

     Various legal and regulatory actions are currently pending that involve the Company and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of an increasing number of lawsuits, some of which involve claims for substantial or indeterminate amounts.
This litigation is based on a variety of issues including insurance and claim settlement practices. The outcome of these disputes is currently unpredictable.
However, at this time, based on their present status and the existence of the reinsurance agreement with ALIC, it is the opinion of management that the ultimate liability, if any, in one or more of these actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

8. INCOME TAXES

     The Company joins the Corporation and its other eligible domestic subsidiaries (the "Allstate Group") in the filing of a consolidated federal income tax return and is party to a federal income tax allocation agreement (the
"Allstate Tax Sharing Agreement"). Under the Allstate Tax Sharing Agreement, the
Company pays to or receives from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability is affected by virtue of inclusion of the Company in the consolidated federal income tax return. The
Company has also entered into a supplemental tax sharing agreement with respect to reinsurance ceded to ALIC to allocate the tax benefits and detriments related to such reinsurance. Effectively, these agreements result in the Company's annual income tax provision being computed as if the Company filed a separate return, adjusted for the reinsurance ceded to ALIC.

     The Internal Revenue Service ("IRS") has completed its review of the Allstate Group's federal income tax returns through the 1996 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or results of operations of the Company.

     The components of the deferred income tax assets and liabilities at December 31 are as follows:

     (IN THOUSANDS)



                                                             2003            2002
                                                         ------------    ------------

     DEFERRED ASSETS
     Other assets                                        $        281    $          -
     Difference in tax bases of investments                         -             501
                                                         ------------    ------------
         Total deferred assets                                    281             501

     DEFERRED LIABILITIES
     Unrealized net capital gains                              (4,036)         (5,127)
     Difference in tax bases of investments                      (185)              -
     Other liabilities                                              -              (3)
                                                         ------------    ------------
         Total deferred liabilities                            (4,221)         (5,130)
                                                         ------------    ------------
             Net deferred liabilities                    $     (3,940)   $     (4,629)
                                                         ============    ============



                                       15





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

     Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized based on the assumption that certain levels of income will be achieved.

     The components of income tax expense for the years ended December 31 are as follows:



     (IN THOUSANDS)                                       2003           2002            2001
                                                     -------------   ------------    ------------

     Current                                         $       1,107   $      3,560    $      4,008
     Deferred                                                2,176           (721)           (112)
                                                     -------------   ------------    ------------
       Total income tax expense                      $       3,283   $      2,839    $      3,896
                                                     =============   ============    ============


     The Company paid income taxes of $1.8 million, $7.4 million and $3.9 million in 2003, 2002 and 2001, respectively.

     A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the years ended December 31 is as follows:



                                                          2003           2002            2001
                                                     -------------   ------------    ------------

     Statutory federal income tax rate                        35.0%          35.0%           35.0%
     Adjustment to prior year tax liabilities                 (2.8)          (0.9)              -
     Other                                                    (0.1)          (0.1)           (0.1)
                                                     -------------   ------------    ------------
     Effective income tax rate                                32.1%          34.0%           34.9%
                                                     =============   ============    ============


9. STATUTORY FINANCIAL INFORMATION

     The following table reconciles net income for the years ended December 31, and shareholder's equity at December 31, as reported herein in conformity with GAAP with total statutory net income and capital and surplus of the Company, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:



                                                                 NET INCOME                   SHAREHOLDER'S EQUITY
                                                     -----------------------------------    -------------------------
(IN THOUSANDS)                                         2003         2002         2001          2003          2002
                                                     ---------    ---------    ---------    ----------    -----------

Balance per GAAP                                     $   6,946    $   5,512    $   7,254    $  177,837    $   172,918
Unrealized gain on fixed income securities                   -            -            -       (11,530)       (14,648)
Deferred income taxes                                    2,176         (721)        (112)        3,755          3,524
Reserves and non-admitted assets                         1,816          155         (150)       (2,293)        (1,000)
Other                                                   (2,355)          12           (8)          281           (393)
                                                     ---------    ---------    ---------    ----------    -----------
Balance per statutory accounting practices           $   8,583    $   4,958    $   6,984    $  168,050    $   160,401
                                                     =========    =========    =========    ==========    ===========


     The Company prepares its statutory-basis financial statements in conformity with accounting practices prescribed or permitted by the State of Arizona. The
State of Arizona requires its domestic insurance companies to prepare statutory-basis financial statements in conformity with the National Association of Insurance Commissioners ("NAIC") Accounting Practices and Procedures Manual
("Codification"), subject to any deviations prescribed or permitted by the State of Arizona insurance commissioner.

DIVIDENDS

     The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors.
The payment of shareholder dividends by the Company without prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in conformity with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months.

     In the twelve-month period beginning January 1, 2003, the Company did not pay any dividends. Based on 2003 statutory net income, the maximum amount of dividends the Company will be able to pay without prior Arizona Insurance
Department approval at a given point in time during 2004 is $8.0 million.


                                       16





                       GLENBROOK LIFE AND ANNUITY COMPANY
                          NOTES TO FINANCIAL STATEMENTS

RISK-BASED CAPITAL

     The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. At December
31, 2003, RBC for the Company was above a level that would require regulatory action.

10. OTHER COMPREHENSIVE INCOME

     The components of other comprehensive income on a pretax and after-tax basis for the years ended December 31 are as follows:



(IN THOUSANDS)                                                               2003
                                                              ------------------------------------
                                                                                          After-
UNREALIZED CAPITAL GAINS AND LOSSES:                           Pretax        Tax           tax
                                                              ---------    ---------     ---------

  Unrealized holding (losses) gains arising during the
    period                                                    $  (3,016)   $   1,056     $  (1,960)
  Less: reclassification adjustments                                102          (35)           67
                                                              ---------    ---------     ---------
  Unrealized net capital gains and losses                        (3,118)       1,091        (2,027)
                                                              ---------    ---------     ---------
  Other comprehensive (loss) income                           $  (3,118)   $   1,091     $  (2,027)
                                                              =========    =========     =========


                                                                             2002
                                                              ------------------------------------
                                                                                          After-
UNREALIZED CAPITAL GAINS AND LOSSES:                           Pretax        Tax           tax
                                                              ---------    ---------     ---------

  Unrealized holding gains arising during the period          $   5,844    $  (2,046)    $   3,798
  Less: reclassification adjustments                             (1,984)         694        (1,290)
                                                              ---------    ---------     ---------
  Unrealized net capital gains and losses                         7,828       (2,740)        5,088
                                                              ---------    ---------     ---------
  Other comprehensive income                                  $   7,828    $  (2,740)    $   5,088
                                                              =========    =========     =========


                                                                             2001
                                                              ------------------------------------
                                                                                          After-
UNREALIZED CAPITAL GAINS AND LOSSES:                           Pretax        Tax           tax
                                                              ---------    ---------     ---------

  Unrealized holding gains arising during the period          $   2,948    $  (1,032)    $   1,916
  Less: reclassification adjustments                                436         (153)          283
                                                              ---------    ---------     ---------
  Unrealized net capital gains and losses                         2,512         (879)        1,633
                                                              ---------    ---------     ---------
  Other comprehensive income                                  $   2,512    $    (879)    $   1,633
                                                              =========    =========     =========



                                       17

                       --------------------------------------------------
                       GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)
                       FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
                       AND FOR THE PERIODS ENDED DECEMBER 31, 2003
                       AND DECEMBER 31, 2002, AND INDEPENDENT
                       AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of Glenbrook Life and Annuity Company:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Glenbrook Life Scudder Variable Account (A) (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Glenbrook Life Scudder Variable Account (A) as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Chicago, Illinois
March 31, 2004

GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------

                                                                   Scudder Variable Series I Sub-Accounts
                                                  -------------------------------------------------------------------------
                                                                                  Capital         Global          Growth
                                                    Balanced         Bond          Growth        Discovery      and Income
                                                  -------------  -------------  -------------  -------------  -------------
ASSETS
Investments at fair value                         $   3,237,017  $   1,383,149  $   2,026,920  $   1,577,600  $   1,569,589
                                                  -------------  -------------  -------------  -------------  -------------
   Total assets                                   $   3,237,017  $   1,383,149  $   2,026,920  $   1,577,600  $   1,569,589
                                                  =============  =============  =============  =============  =============

NET ASSETS
Accumulation units                                $   3,213,289  $   1,369,949  $   2,019,963  $   1,577,600  $   1,569,589
Contracts in payout (annuitization) period               23,728         13,200          6,957              -              -
                                                  -------------  -------------  -------------  -------------  -------------
   Total net assets                               $   3,237,017  $   1,383,149  $   2,026,920  $   1,577,600  $   1,569,589
                                                  =============  =============  =============  =============  =============

FUND SHARE INFORMATION
   Number of shares                                     289,536        196,470        138,925        151,985        184,658
                                                  =============  =============  =============  =============  =============
   Cost of investments                            $   3,413,976  $   1,349,403  $   2,416,974  $   1,480,494  $   1,454,075
                                                  =============  =============  =============  =============  =============

ACCUMULATION UNIT FAIR VALUE
   Lowest                                         $       10.85  $       12.57  $        9.08  $       14.76  $        8.66
                                                  =============  =============  =============  =============  =============
   Highest                                        $       10.90  $       12.64  $        9.13  $       14.84  $        8.71
                                                  =============  =============  =============  =============  =============

See notes to financial statements.

GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
------------------------------------------------------------------------------------------------------------

                                                                                                  Scudder
                                                                                                 Variable
                                                                                                 Series II
                                                    Scudder Variable Series I Sub-Accounts      Sub-Account
                                                  -------------------------------------------  -------------
                                                                     Money      21st Century
                                                  International      Market        Growth          Growth
                                                  -------------  -------------  -------------  -------------
ASSETS
Investments at fair value                         $     915,939  $   1,593,166  $     657,152  $     841,556
                                                  -------------  -------------  -------------  -------------
   Total assets                                   $     915,939  $   1,593,166  $     657,152  $     841,556
                                                  =============  =============  =============  =============

NET ASSETS
Accumulation units                                $     912,764  $   1,593,166  $     657,152  $     841,556
Contracts in payout (annuitization) period                3,175              -              -              -
                                                  -------------  -------------  -------------  -------------
   Total net assets                               $     915,939  $   1,593,166  $     657,152  $     841,556
                                                  =============  =============  =============  =============

FUND SHARE INFORMATION
   Number of shares                                     110,888      1,593,166        137,193         45,465
                                                  =============  =============  =============  =============
   Cost of investments                            $   1,005,212  $   1,593,166  $     851,426  $     834,681
                                                  =============  =============  =============  =============

ACCUMULATION UNIT FAIR VALUE
   Lowest                                         $        8.70  $       11.43  $        7.79  $        7.29
                                                  =============  =============  =============  =============
   Highest                                        $        8.74  $       11.49  $        7.83  $        7.32
                                                  =============  =============  =============  =============

See notes to financial statements.

GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
------------------------------------------------------------------------------------------------------------------------------

                                                                       Scudder Variable Series I Sub-Accounts
                                                      ------------------------------------------------------------------------
                                                                                      Capital         Global         Growth
                                                        Balanced        Bond           Growth        Discovery     and Income
                                                      ------------   ------------   ------------   ------------   ------------
NET INVESTMENT INCOME (LOSS)
Dividends                                             $     74,664   $     68,187   $      7,380   $      1,126   $     13,049
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                              (12,878)        (6,715)        (7,549)        (5,349)        (5,467)
   Administrative expense                                   (9,013)        (4,822)        (5,269)        (3,729)        (3,941)
                                                      ------------   ------------   ------------   ------------   ------------

      Net investment income (loss)                          52,773         56,650         (5,438)        (7,952)         3,641
                                                      ------------   ------------   ------------   ------------   ------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                   1,253,950      1,026,415        697,539      2,838,339      1,334,846
   Cost of investments sold                              1,383,034      1,017,881        921,566      2,622,329      1,345,139
                                                      ------------   ------------   ------------   ------------   ------------

      Realized gains (losses) on fund shares              (129,084)         8,534       (224,027)       216,010        (10,293)

Change in unrealized gains (losses)                        552,813         (5,376)       631,921        312,544        311,571
                                                      ------------   ------------   ------------   ------------   ------------
      Net realized and unrealized gains
           (losses) on investments                         423,729          3,158        407,894        528,554        301,278
                                                      ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                    $    476,502   $     59,808   $    402,456   $    520,602   $    304,919
                                                      ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-------------------------------------------------------------------------------------------------------------------

                                                                                                         Scudder
                                                                                                         Variable
                                                                                                        Series II
                                                         Scudder Variable Series I Sub-Accounts        Sub-Account
                                                      ---------------------------------------------   -------------
                                                                         Money        21st Century
                                                      International      Market          Growth          Growth
                                                      -------------   -------------   -------------   -------------
NET INVESTMENT INCOME (LOSS)
Dividends                                             $       4,803   $      16,416   $           -   $         874
Charges from Glenbrook Life and Annuity Company:
   Mortality and expense risk                                (2,989)         (8,465)         (2,687)         (3,585)
   Administrative expense                                    (2,043)         (5,961)         (1,824)         (2,482)
                                                      -------------   -------------   -------------   -------------

      Net investment income (loss)                             (229)          1,990          (4,511)         (5,193)
                                                      -------------   -------------   -------------   -------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                                      662,756       7,676,202         895,321       1,044,938
   Cost of investments sold                                 699,925       7,676,202         948,412       1,100,391
                                                      -------------   -------------   -------------   -------------

      Realized gains (losses) on fund shares                (37,169)              -         (53,091)        (55,453)

Change in unrealized gains (losses)                         206,411               -         216,152         226,722
                                                      -------------   -------------   -------------   -------------
      Net realized and unrealized gains
           (losses) on investments                          169,242               -         163,061         171,269
                                                      -------------   -------------   -------------   -------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                                    $     169,013   $       1,990   $     158,550   $     166,076
                                                      =============   =============   =============   =============

See notes to financial statements.

GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                     Scudder Variable Series I Sub-Accounts
                                                ---------------------------------------------------------------------------------
                                                         Balanced                      Bond                   Capital Growth
                                                -------------------------   -------------------------   -------------------------
                                                    2003          2002          2003          2002          2003          2002
                                                -----------   -----------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income (loss)                    $    52,773   $    70,310   $    56,650   $    80,804   $    (5,438)  $    (8,430)
Net realized gains (losses)                        (129,084)     (303,114)        8,534        (2,681)     (224,027)     (565,674)
Change in unrealized gains (losses)                 552,813      (334,048)       (5,376)        8,040       631,921      (194,049)
                                                -----------   -----------   -----------   -----------   -----------   -----------
Increase (decrease) in net assets
   from operations                                  476,502      (566,852)       59,808        86,163       402,456      (768,153)
                                                -----------   -----------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN NET ASSETS
   FROM CONTRACT TRANSACTIONS
Deposits                                             83,573       162,755       496,041       141,492       121,820       149,589
Benefit payments                                    (25,913)      (76,179)      (2,637)       (59,255)      (19,786)      (25,608)
Payments on termination                            (127,343)     (285,946)     (164,410)     (241,866)     (145,650)     (336,477)
Transfers among the sub-accounts
   and with the Fixed Account - net                 (18,265)     (128,777)     (337,793)     (348,669)       38,871      (254,654)
                                                -----------   -----------   -----------   -----------   -----------   -----------
Increase (decrease) in net assets
   from contract transactions                       (87,948)     (328,147)       (8,799)     (508,298)       (4,745)     (467,150)
                                                -----------   -----------   -----------   -----------   -----------   -----------

INCREASE (DECREASE) IN NET ASSETS                   388,554      (894,999)       51,009      (422,135)      397,711    (1,235,303)

NET ASSETS AT BEGINNING OF PERIOD                 2,848,463     3,743,462     1,332,140     1,754,275     1,629,209     2,864,512
                                                -----------   -----------   -----------   -----------   -----------   -----------
NET ASSETS AT END OF PERIOD                     $ 3,237,017   $ 2,848,463   $ 1,383,149   $ 1,332,140   $ 2,026,920   $ 1,629,209
                                                ===========   ===========   ===========   ===========   ===========   ===========

UNITS OUTSTANDING
   Units outstanding at beginning of period         306,309       339,480       110,053       154,967       225,104       278,311
     Units issued                                   132,288       164,172        96,550        32,589        90,708       133,413
     Units redeemed                                (141,258)     (197,343)      (97,046)      (77,503)      (93,425)     (186,620)
                                                -----------   -----------   -----------   -----------   -----------   -----------
   Units outstanding at end of period               297,339       306,309       109,557       110,053       222,387       225,104
                                                ===========   ===========   ===========   ===========   ===========   ===========

See notes to financial statements.

GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                     Scudder Variable Series I Sub-Accounts
                                                ---------------------------------------------------------------------------------
                                                    Global Discovery            Growth and Income             International
                                                -------------------------   -------------------------   -------------------------
                                                    2003          2002          2003          2002          2003          2002
                                                -----------   -----------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income (loss)                    $    (7,952)  $    (8,809)  $     3,641   $     3,406   $      (229)  $        40
Net realized gains (losses)                         216,010      (179,002)      (10,293)     (308,202)      (37,169)       (4,718)
Change in unrealized gains (losses)                 312,544       (74,526)      311,571       (58,161)      206,411       (84,233)
                                                -----------   -----------   -----------   -----------   -----------   -----------
Increase (decrease) in net assets
   from operations                                  520,602      (262,337)      304,919      (362,957)      169,013       (88,911)
                                                -----------   -----------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN NET ASSETS
   FROM CONTRACT TRANSACTIONS
Deposits                                             19,893        25,444        83,679        61,716        28,477         5,485
Benefit payments                                          -        (7,718)      (19,131)      (34,381)      (14,197)      (18,115)
Payments on termination                             (50,482)     (217,204)      (63,969)     (135,013)      (34,692)     (168,286)
Transfers among the sub-accounts
   and with the Fixed Account - net                 135,560        58,254       173,750        10,080       150,583      (258,405)
                                                -----------   -----------   -----------   -----------   -----------   -----------

Increase (decrease) in net assets
   from contract transactions                       104,971      (141,224)      174,329       (97,598)      130,171      (439,321)
                                                -----------   -----------   -----------   -----------   -----------   -----------

INCREASE (DECREASE) IN NET ASSETS                   625,573      (403,561)      479,248      (460,555)      299,184      (528,232)

NET ASSETS AT BEGINNING OF PERIOD                   952,027     1,355,588     1,090,341     1,550,896       616,755     1,144,987
                                                -----------   -----------   -----------   -----------   -----------   -----------
NET ASSETS AT END OF PERIOD                     $ 1,577,600   $   952,027   $ 1,569,589   $ 1,090,341   $   915,939   $   616,755
                                                ===========   ===========   ===========   ===========   ===========   ===========

UNITS OUTSTANDING
   Units outstanding at beginning of period          95,138       107,726       157,709       171,212        89,647       134,831
     Units issued                                   263,109       435,808       223,941       310,074       101,061     2,850,350
     Units redeemed                                (251,749)     (448,396)     (201,237)     (323,577)      (85,754)   (2,895,534)
                                                -----------   -----------   -----------   -----------   -----------   -----------
   Units outstanding at end of period               106,498        95,138       180,413       157,709       104,954        89,647
                                                ===========   ===========   ===========   ===========   ===========   ===========

See notes to financial statements.

GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Scudder Variable
                                                       Scudder Variable Series I Sub-Accounts             Series II Sub-Account
                                                -----------------------------------------------------   -------------------------
                                                       Money Market            21st Century Growth               Growth
                                                -------------------------   -------------------------   -------------------------
                                                    2003          2002          2003          2002          2003          2002
                                                -----------   -----------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS
Net investment income (loss)                    $     1,990   $    32,466   $    (4,511)  $    (5,570)  $    (5,193)  $    (6,570)
Net realized gains (losses)                               -             -       (53,091)     (217,130)      (55,453)     (172,531)
Change in unrealized gains (losses)                       -             -       216,152      (208,714)      226,722      (150,939)
                                                -----------   -----------   -----------   -----------   -----------   -----------
Increase (decrease) in net assets
   from operations                                    1,990        32,466       158,550      (431,414)      166,076      (330,040)
                                                -----------   -----------   -----------   -----------   -----------   -----------
INCREASE (DECREASE) IN NET ASSETS
   FROM CONTRACT TRANSACTIONS
Deposits                                            308,170       336,415        11,434        23,037         8,040        27,964
Benefit payments                                          -             -       (11,736)            -        (2,705)      (19,900)
Payments on termination                            (876,327)   (2,888,505)      (39,480)     (129,581)     (132,983)      (73,166)
Transfers among the sub-accounts
   and with the Fixed Account - net                (709,039)      360,886       (34,100)       21,995        54,739        24,194
                                                -----------   -----------   -----------   -----------   -----------   -----------
Increase (decrease) in net assets
   from contract transactions                    (1,277,196)   (2,191,204)      (73,882)      (84,549)      (72,909)      (40,908)
                                                -----------   -----------   -----------   -----------   -----------   -----------

INCREASE (DECREASE) IN NET ASSETS                (1,275,206)   (2,158,738)       84,668      (515,963)       93,167      (370,948)

NET ASSETS AT BEGINNING OF PERIOD                 2,868,372     5,027,110       572,484     1,088,447       748,389     1,119,337
                                                -----------   -----------   -----------   -----------   -----------   -----------
NET ASSETS AT END OF PERIOD                     $ 1,593,166   $ 2,868,372   $   657,152   $   572,484   $   841,556   $   748,389
                                                ===========   ===========   ===========   ===========   ===========   ===========

UNITS OUTSTANDING
   Units outstanding at beginning of period         250,085       441,544        95,204       105,542       126,720       132,779
     Units issued                                   649,849     2,887,844       123,616       122,885       153,950       132,419
     Units redeemed                                (761,083)   (3,079,303)     (134,691)     (133,223)     (165,598)     (138,478)
                                                -----------   -----------   -----------   -----------   -----------   -----------
   Units outstanding at end of period               138,851       250,085        84,129        95,204       115,072       126,720
                                                ===========   ===========   ===========   ===========   ===========   ===========

See notes to financial statements.

GLENBROOK LIFE SCUDDER VARIABLE ACCOUNT (A)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION

     Glenbrook Life Scudder Variable Account (A) (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Glenbrook Life and Annuity Company ("Glenbrook Life"). The assets of the Account are legally segregated from those of Glenbrook Life. Glenbrook Life is wholly owned by Allstate Life Insurance Company, a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Glenbrook Life issued the Scudder Horizon Advantage variable annuity contract, the deposits of which are invested at the direction of the contractholders in the sub-accounts that comprise the Account. The Account accepts additional deposits from existing contractholders, but is closed to new customers. Absent any contract provisions wherein Glenbrook Life contractually guarantees either a minimum return or account value upon death or annuitization, variable annuity contractholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

           SCUDDER VARIABLE SERIES I
              Balanced                        Growth and Income
              Bond                            International
              Capital Growth                  Money Market
              Global Discovery                21st Century Growth

           SCUDDER VARIABLE SERIES II
              Growth

     The net assets are affected by the investment results of each fund, transactions by contractholders and certain contract expenses (see Note 4). The accompanying financial statements include only contractholders' purchase payments applicable to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Glenbrook Life.

     A contractholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

     Some of these underlying mutual fund portfolios have been established by investment advisers that manage publicly traded mutual funds that have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Glenbrook Life provides insurance and administrative services to the contractholders for a fee. Glenbrook Life also maintains a fixed account ("Fixed Account"), to which contractholders may direct

--------------------------------------------------------------------------------

     their deposits and receive a fixed rate of return. Glenbrook Life has sole discretion to invest the assets of the Fixed Account, subject to applicable law.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub account is required to satisfy the diversification requirements of Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Glenbrook Life. Glenbrook Life is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the contractholders are excluded in the determination of federal income tax liability of Glenbrook Life.

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   MERGER

     On March 10, 2004, the Board of Directors of Glenbrook Life approved the merger of the Account and the Glenbrook Life and Annuity Company Variable Annuity Account ("Variable Annuity Account") into the Glenbrook Life Multi-Manager Variable Account ("Multi-Manager Account") (the "Merger"). Glenbrook Life will consummate the Merger on May 1, 2004. The Account will merge with Multi-Manager Account and the Variable Annuity Account. Collectively, the Account, the Multi-Manager Account, and the Variable Annuity Account are referred to as the "Separate Accounts".

     At December 31, 2003, the Multi-Manager Account, the Variable Annuity Account and the Account offered 88, 38, and 9 variable sub-accounts, respectively. The 38 sub-accounts offered by the Variable Annuity Account were invested in the same underlying funds as 38 of the sub-accounts offered by Multi-Manager Account. Upon completion of the merger on May 1, 2004, the Multi-Manager Account will offer 97 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit values of the contractholders' interests in the sub-accounts. Additionally, the contracts and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003.

-------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                Pre-Merger                                  Post-Merger
---------------------------------------------------------------------------------------------------------------------------
                                                            Glenbrook Life and        Glenbrook Life       Glenbrook Life
                                  Glenbrook Life Scudder      Annuity Company          Multi-Manager       Multi-Manager
SUB-ACCOUNT                        Variable Account (A)   Variable Annuity Account   Variable Account     Variable Account
---------------------------------------------------------------------------------------------------------------------------
Scudder Variable Series I
       Balanced                     $        3,237,017      $                -      $                -            3,237,017
       Bond                                  1,383,149                       -                       -            1,383,149
       Capital Growth                        2,026,920                       -                       -            2,026,920
       Global Discovery                      1,577,600                       -                       -            1,577,600
       Growth and Income                     1,569,589                       -                       -            1,569,589
       International                           915,939                       -                       -              915,939
       Money Market                          1,593,166                       -                       -            1,593,166
       21st Century Growth                     657,152                       -                       -              657,152

Scudder Variable Series II
       Growth                                  841,556                       -                       -              841,556

The remaining Sub-Accounts                           -             180,880,016             137,047,392          317,927,408
                                    ------------------      ------------------      ------------------   ------------------

           TOTAL NET ASSETS         $       13,802,088      $      180,880,016      $      137,047,392   $      331,729,496
                                    ==================      ==================      ==================   ==================

--------------------------------------------------------------------------------

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Glenbrook Life assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a rate ranging from .40% to .50% per annum of the daily net assets of the Account, based on the rider options selected. The mortality and expense risk charge is recognized as a reduction in accumulation unit values. The mortality and expense risk charge covers insurance benefits available with the contract and certain expenses of the contract. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the contract. Glenbrook Life guarantees that the amount of these charges will not increase over the life of the contract. At the contractholder's discretion, additional options, primarily death benefits, may be purchased for an additional charge.

     ADMINISTRATIVE EXPENSE CHARGE - Glenbrook Life deducts administrative expense charges daily at a rate equal to .30% per annum of the daily net assets of the Account. The administrative expense charge is recognized as a reduction in accumulation unit values.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                       Purchases
                                                                     -------------
Investments in the Scudder Variable Series I Sub-Accounts:
     Balanced                                                        $   1,218,775
     Bond                                                                1,074,266
     Capital Growth                                                        687,357
     Global Discovery                                                    2,935,358
     Growth and Income                                                   1,512,816
     International                                                         792,697
     Money Market                                                        6,400,997
     21st Century Growth                                                   816,928

Investments in the Scudder Variable Series II Sub-Account:
     Growth                                                                966,836
                                                                     -------------

                                                                     $  16,406,030
                                                                     =============

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS

     A summary of units outstanding, accumulation unit fair values, net assets, investment income ratios, expense ratios, excluding expenses of the underlying funds, and total return ratios by sub-accounts is presented below for each of the three years in the period ended December 31, 2003.

     As discussed in Note 4, the expense ratio represents mortality and expense risk and administrative expense charges which are assessed as a percentage of daily net assets. The amount deducted is based upon the product and the number and magnitude of rider options selected by each contractholder.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

          * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

          ** EXPENSE RATIO - These amounts represent the annualized contract expenses of the sub-account, consisting of mortality and expense risk charges, and contract administration charges, for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to contractholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

          *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

               Since the total return for periods less than one year has not been annualized, the difference between the lowest and the highest total return in the range may be broader if one or both of the total returns relate to a product which was introduced during the reporting year.

               Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                             Scudder Horizon Advantage
                                -----------------------------------------------------------------------------------
                                             At December 31,                   For the year ended December 31,
                                -----------------------------------------  ----------------------------------------
                                    Units      Accumulation    Net Assets   Investment      Expense        Total
                                   (000s)     Unit Fair Value    (000s)    Income Ratio*    Ratio**      Return***
                                ------------  ---------------  ----------  ------------- ------------  ------------
Investments in the Scudder
   Variable Series I
   Sub-Accounts:
     Balanced
        2003                             212  $         10.90  $    2,313         2.45%         0.70%        17.11%
        2002                             223             9.31       2,079         2.85          0.70        -15.67
        2001                             250            11.04       2,760         2.57          0.70         -6.72
     Bond
        2003                              87            12.64       1,101         5.02          0.70         4.33
        2002                              89            12.11       1,080         5.87          0.70         6.90
        2001                             121            11.33       1,366         3.85          0.70         5.00
     Capital Growth
        2003                             152             9.13       1,388         0.40          0.70        26.00
        2002                             166             7.25       1,201         0.31          0.70       -29.68
        2001                             192            10.30       1,981         0.40          0.70       -19.92

                                                       Scudder Horizon Advantage (continued)
                                -----------------------------------------------------------------------------------
                                             At December 31,                   For the year ended December 31,
                                -----------------------------------------  ----------------------------------------
                                    Units      Accumulation    Net Assets   Investment      Expense        Total
                                   (000s)     Unit Fair Value    (000s)    Income Ratio*    Ratio**      Return***
                                ------------  ---------------  ----------  ------------  ------------  ------------
Investments in the Scudder
   Variable Series I
   Sub-Accounts (continued):
     Global Discovery
        2003                              75  $         14.84  $    1,123         0.09%         0.70%        48.05%
        2002                              63            10.02         629         0.00          0.70        -20.45
        2001                              73            12.60         919         0.00          0.70        -25.12
     Growth and Income
        2003                             152             8.71       1,329         0.98          0.70         25.85
        2002                             132             6.92         914         0.98          0.70        -23.66
        2001                             143             9.06       1,299         1.09          0.70        -11.92
     International
        2003                              71             8.74         617         0.63          0.70         26.86
        2002                              55             6.89         375         0.77          0.70        -18.94
        2001                              96             8.50         813         0.42          0.70        -31.34
     Large Company Growth
        2001 (a)                           -              N/A           -         0.00          0.70           N/A
     Money Market
        2003                              96            11.49       1,102         0.74          0.70          0.11
        2002                             200            11.48       2,291         1.58          0.70          0.78
        2001                             383            11.39       4,365         4.55          0.70          3.18
     21st Century Growth
        2003                              48             7.83         378         0.00          0.70         29.96
        2002                              55             6.02         334         0.00          0.70        -41.66
        2001                              64            10.32         658         0.00          0.70        -23.63

Investments in the Scudder
   Variable Series II
   Sub-Account:
     Growth
        2003                              82             7.32         598         0.11          0.70         23.84
        2002                              83             5.91         490         0.00          0.70        -29.90
        2001 (a)                          99             8.44         835         0.00          0.70        -23.80

(a) On May 1, 2001 the Large Company Growth Sub-Account of the Scudder Variable Series I merged into the Growth Sub-Account of the Scudder Variable Series II

                                               Scudder Horizon Advantage with Enhanced Death Benefit
                                -----------------------------------------------------------------------------------
                                             At December 31,                   For the year ended December 31,
                                -----------------------------------------  ----------------------------------------
                                    Units      Accumulation    Net Assets   Investment      Expense        Total
                                   (000s)     Unit Fair Value    (000s)    Income Ratio*    Ratio**      Return***
                                ------------  ---------------  ----------  ------------  ------------  ------------
Investments in the Scudder
   Variable Series I
   Sub-Accounts:
     Balanced
        2003                              85  $         10.85  $      924         2.45%         0.80%        16.99%
        2002                              83             9.27         769         2.85          0.80        -15.75
        2001                              89            11.01         983         2.57          0.80         -6.82
     Bond
        2003                              23            12.57         282         5.02          0.80          4.22
        2002                              21            12.06         252         5.87          0.80          6.79
        2001                              34            11.30         388         3.85          0.80          4.90
     Capital Growth
        2003                              70             9.08         639         0.40          0.80         25.87
        2002                              59             7.22         428         0.31          0.80        -29.75
        2001                              86            10.27         884         0.40          0.80        -20.00
     Global Discovery
        2003                              31            14.76         455         0.09          0.80         47.90
        2002                              32             9.98         323         0.00          0.80        -20.53
        2001                              35            12.56         437         0.00          0.80        -25.20
     Growth and Income
        2003                              28             8.66         241         0.98          0.80         25.73
        2002                              26             6.89         176         0.98          0.80        -23.74
        2001                              28             9.03         252         1.09          0.80        -12.01
     International
        2003                              34             8.70         299         0.63          0.80         26.73
        2002                              35             6.86         242         0.77          0.80        -19.02
        2001                              39             8.47         332         0.42          0.80        -31.41
     Large Company Growth
        2001 (a)                           -              N/A           -         0.00          0.80           N/A
     Money Market
        2003                              43            11.43         491         0.74          0.80          0.01
        2002                              50            11.43         577         1.58          0.80          0.68
        2001                              59            11.35         662         4.55          0.80          3.08
     21st Century Growth
        2003                              36             7.79         279         0.00          0.80         29.83
        2002                              40             6.00         238         0.00          0.80        -41.72
        2001                              42            10.30         430         0.00          0.80        -23.71

(a) On May 1, 2001 the Large Company Growth Sub-Account of the Scudder Variable Series I merged into the Growth Sub-Account of the Scudder Variable Series II

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                        Scudder Horizon Advantage with Enhanced Death Benefit (continued)
                                ----------------------------------------------------------------------------------
                                             At December 31,                  For the year ended December 31,
                                ----------------------------------------  ----------------------------------------
                                    Units      Accumulation    Net Assets   Investment      Expense        Total
                                   (000s)     Unit Fair Value    (000s)    Income Ratio*    Ratio**      Return***
                                ------------  ---------------  ----------  ------------- ------------  ------------
Investments in the Scudder
   Variable Series II
   Sub-Account:
     Growth
        2003                              33  $          7.29  $      244         0.11%         0.80%        23.72%
        2002                              44             5.89         258         0.00          0.80        -29.97
        2001 (a)                          34             8.41         284         0.00          0.80        -23.86

(a) On May 1, 2001 the Large Company Growth Sub-Account of the Scudder Variable Series I merged into the Growth Sub-Account of the Scudder Variable Series II

                         -------------------------------------------------------
                         GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT
                         FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND FOR THE PERIODS ENDED DECEMBER 31, 2003 AND DECEMBER 31, 2002, AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Glenbrook Life and Annuity Company:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Glenbrook Life Multi-Manager Variable Account (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Glenbrook Life Multi-Manager Variable Account as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


Chicago, Illinois
March 31, 2004

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                            AIM Variable Insurance Funds Sub-Accounts
                                 -------------------------------------------------------------------------------------------------
                                     AIM V. I.
                                    Aggressive           AIM V. I.       AIM V. I. Capital       AIM V. I.        AIM V. I. Dent
                                      Growth             Balanced          Appreciation         Core Equity        Demographics
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $          74,754   $       4,094,218   $       3,861,372   $       3,002,124   $           6,437
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $          74,754   $       4,094,218   $       3,861,372   $       3,002,124   $           6,437
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $          74,754   $       4,094,218   $       3,861,372   $       3,002,124   $           6,437
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $          74,754   $       4,094,218   $       3,861,372   $       3,002,124   $           6,437
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          7,059             409,832             181,455             143,368               1,235
                                 =================   =================   =================   =================   =================
   Cost of investments           $          71,536   $       4,589,322   $       5,386,883   $       3,635,790   $           6,638
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            8.11   $            7.49   $            5.58   $            6.22   $            7.58
                                 =================   =================   =================   =================   =================
   Highest                       $            8.22   $           10.50   $           11.98   $           11.21   $            7.68
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                              AIM Variable Insurance Funds Sub-Accounts
                                 -------------------------------------------------------------------------------------------------
                                     AIM V. I.                              AIM V. I.
                                    Diversified      AIM V. I. Global       Government           AIM V. I.        AIM V. I. High
                                      Income             Utilities          Securities            Growth               Yield
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $       1,278,976   $          17,475   $         775,116   $       2,376,164   $         701,804
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $       1,278,976   $          17,475   $         775,116   $       2,376,164   $         701,804
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $       1,278,976   $          17,475   $         775,116   $       2,376,164   $         701,804
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $       1,278,976   $          17,475   $         775,116   $       2,376,164   $         701,804
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        145,009               1,566              63,378             160,227             117,555
                                 =================   =================   =================   =================   =================
   Cost of investments           $       1,303,944   $          32,604   $         771,813   $       3,838,203   $         727,413
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $           10.68   $            8.35   $           11.70   $            4.29   $            9.13
                                 =================   =================   =================   =================   =================
   Highest                       $           11.04   $            8.92   $           12.66   $            8.12   $           12.36
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 Dreyfus Socially
                                                                                                                   Responsible
                                     AIM Variable Insurance Funds              American Century Variable         Growth Fund, Inc.
                                             Sub-Accounts                    Portfolios, Inc. Sub-Accounts         Sub-Account
                                 -------------------------------------   -------------------------------------   -----------------
                                     AIM V. I.                                American           American         Dreyfus Socially
                                   International     AIM V. I. Premier        Century            Century            Responsible
                                      Growth              Equity            VP Balanced      VP International       Growth Fund
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $         126,200   $       5,327,055   $          84,643   $          89,593   $         319,704
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $         126,200   $       5,327,055   $          84,643   $          89,593   $         319,704
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $         126,200   $       5,272,522   $          84,643   $          89,593   $         319,704
Contracts in payout
   (annuitization) period                        -              54,533                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $         126,200   $       5,327,055   $          84,643   $          89,593   $         319,704
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          7,868             263,325              12,558              13,934              13,439
                                 =================   =================   =================   =================   =================
   Cost of investments           $         166,611   $       7,124,338   $          90,935   $         154,586   $         399,450
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            9.37   $            6.20   $           12.58   $           10.46   $            5.55
                                 =================   =================   =================   =================   =================
   Highest                       $           10.16   $           10.51   $           12.66   $           10.52   $           10.33
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                   Dreyfus Stock                                                                     Federated
                                    Index Fund                           Dreyfus Variable                        Insurance Series
                                    Sub-Account                    Investment Fund Sub-Accounts                     Sub-Account
                                 -----------------   ---------------------------------------------------------   -----------------
                                                            VIF                 VIF                 VIF
                                   Dreyfus Stock        Growth and             Money           Small Company      Federated Prime
                                    Index Fund            Income              Market               Stock           Money Fund II
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $       2,329,338   $         398,468   $       1,570,462   $          69,649   $       6,937,319
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $       2,329,338   $         398,468   $       1,570,462   $          69,649   $       6,937,319
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $       2,329,338   $         398,468   $       1,570,462   $          69,649   $       6,937,319
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $       2,329,338   $         398,468   $       1,570,462   $          69,649   $       6,937,319
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                         81,961              19,765           1,570,462               3,424           6,937,319
                                 =================   =================   =================   =================   =================
   Cost of investments           $       2,341,475   $         411,562   $       1,570,462   $          50,443   $       6,937,319
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            7.35   $            7.94   $            9.91   $           13.05   $            9.85
                                 =================   =================   =================   =================   =================
   Highest                       $           11.48   $           11.06   $           11.67   $           13.50   $           10.79
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                      Fidelity Variable Insurance Products Fund Sub-Accounts
                                 -------------------------------------------------------------------------------------------------
                                                        VIP Equity-                              VIP High
                                  VIP Contrafund          Income            VIP Growth            Income           VIP Index 500
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $       5,380,622   $       4,735,166   $       4,616,073   $       2,020,370   $       3,340,950
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $       5,380,622   $       4,735,166   $       4,616,073   $       2,020,370   $       3,340,950
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $       5,299,383   $       4,690,498   $       4,616,073   $       2,020,370   $       3,340,950
Contracts in payout
   (annuitization) period                   81,239              44,668                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $       5,380,622   $       4,735,166   $       4,616,073   $       2,020,370   $       3,340,950
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        232,625             204,278             148,714             290,701              26,488
                                 =================   =================   =================   =================   =================
   Cost of investments           $       5,447,991   $       4,622,194   $       6,620,124   $       2,105,187   $       3,740,334
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            8.98   $           10.20   $            6.09   $            9.18   $            7.37
                                 =================   =================   =================   =================   =================
   Highest                       $           15.74   $           12.49   $           12.87   $            9.60   $            7.75
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                 Fidelity Variable
                                     Insurance
                                   Products Fund
                                    Sub-Accounts       Fidelity Variable Insurance Products Fund (Service Class 2) Sub-Accounts
                                 -----------------   -----------------------------------------------------------------------------
                                                         VIP Asset
                                                          Manager         VIP Contrafund        VIP Equity-         VIP Growth
                                                      Growth (Service        (Service         Income (Service        (Service
                                   VIP Overseas          Class 2)            Class 2)            Class 2)            Class 2)
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $         573,329   $          31,137   $       1,256,102   $       3,336,055   $         892,230
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $         573,329   $          31,137   $       1,256,102   $       3,336,055   $         892,230
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $         573,329   $          31,137   $       1,256,102   $       3,336,055   $         892,230
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $         573,329   $          31,137   $       1,256,102   $       3,336,055   $         892,230
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                         36,775               2,554              54,780             145,299              29,044
                                 =================   =================   =================   =================   =================
   Cost of investments           $         721,556   $          28,440   $       1,069,411   $       2,974,848   $         830,485
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            7.17   $            9.51   $           10.53   $            9.69   $            7.70
                                 =================   =================   =================   =================   =================
   Highest                       $            7.44   $            9.57   $           12.83   $           12.22   $           11.12
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                      Franklin Templeton
                                            Fidelity Variable Insurance Products                      Variable Insurance
                                            Fund (Service Class 2) Sub-Accounts                   Products Trust Sub-Accounts
                                 ---------------------------------------------------------   -------------------------------------
                                     VIP High          VIP Index 500       VIP Overseas
                                  Income (Service        (Service            (Service            Franklin          Mutual Shares
                                     Class 2)            Class 2)            Class 2)            Small Cap          Securities
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $       1,202,441   $       1,786,588   $          49,712   $         347,547   $       1,258,339
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $       1,202,441   $       1,786,588   $          49,712   $         347,547   $       1,258,339
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $       1,202,441   $       1,786,588   $          49,712   $         347,547   $       1,258,339
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $       1,202,441   $       1,786,588   $          49,712   $         347,547   $       1,258,339
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        175,028              14,257               3,207              19,940              84,509
                                 =================   =================   =================   =================   =================
   Cost of investments           $       1,033,880   $       1,728,887   $          43,331   $         303,406   $       1,127,969
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $           11.33   $            8.62   $            8.85   $            6.43   $           10.42
                                 =================   =================   =================   =================   =================
   Highest                       $           12.95   $           11.43   $           12.85   $           16.81   $           16.10
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   Goldman Sachs
                                                                                                                     Variable
                                                                                                                  Insurance Trust
                                       Franklin Templeton Variable Insurance Products Trust Sub-Accounts           Sub-Accounts
                                 -----------------------------------------------------------------------------   -----------------
                                     Templeton
                                    Developing           Templeton           Templeton           Templeton
                                      Markets             Foreign          Global Income          Growth            VIT Capital
                                    Securities          Securities          Securities          Securities            Growth
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $          33,070   $         303,461   $         628,975   $       1,025,837   $          77,782
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $          33,070   $         303,461   $         628,975   $       1,025,837   $          77,782
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $          33,070   $         303,461   $         628,975   $       1,025,837   $          77,782
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $          33,070   $         303,461   $         628,975   $       1,025,837   $          77,782
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          4,664              24,793              40,790              91,674               8,111
                                 =================   =================   =================   =================   =================
   Cost of investments           $          26,235   $         268,483   $         509,670   $         967,339   $          93,849
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $           13.93   $            8.26   $           14.86   $           10.05   $            6.68
                                 =================   =================   =================   =================   =================
   Highest                       $           16.13   $           10.91   $           16.69   $           13.96   $            9.85
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                        Goldman Sachs Variable Insurance Trust Sub-Accounts
                                 -------------------------------------------------------------------------------------------------
                                     VIT CORE                                                       VIT
                                     Small Cap           VIT CORE           VIT Growth         International        VIT Mid Cap
                                      Equity            U.S. Equity         and Income            Equity               Value
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $         413,884   $         314,673   $           7,620   $          20,068   $           7,556
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $         413,884   $         314,673   $           7,620   $          20,068   $           7,556
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $         413,884   $         314,673   $           7,620   $          20,068   $           7,556
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $         413,884   $         314,673   $           7,620   $          20,068   $           7,556
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                         31,862              28,816                 762               2,119                 565
                                 =================   =================   =================   =================   =================
   Cost of investments           $         311,582   $         326,875   $           8,457   $          28,675   $           6,071
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $           11.87   $            7.46   $            9.31   $            9.94   $           16.73
                                 =================   =================   =================   =================   =================
   Highest                       $           15.59   $           10.34   $            9.31   $           10.05   $           16.73
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                       LSA Variable                                      MFS Variable
                                                 Series Trust Sub-Accounts                        Insurance Trust Sub-Accounts
                                 ---------------------------------------------------------   -------------------------------------
                                    LSA Capital       LSA Diversified       LSA Equity         MFS Emerging        MFS Investors
                                      Growth              Mid Cap             Growth              Growth               Trust
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $         172,363   $             223   $          96,250   $       2,391,176   $         736,644
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $         172,363   $             223   $          96,250   $       2,391,176   $         736,644
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $         172,363   $             223   $          96,250   $       2,391,176   $         736,644
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $         172,363   $             223   $          96,250   $       2,391,176   $         736,644
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                         20,230                  21              12,885             154,170              45,082
                                 =================   =================   =================   =================   =================
   Cost of investments           $         149,530   $             171   $          89,275   $       4,052,637   $         810,508
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            7.93   $           10.18   $            7.57   $            4.41   $            7.44
                                 =================   =================   =================   =================   =================
   Highest                       $            9.56   $           10.18   $            8.80   $           11.10   $            8.83
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                 MFS Variable Insurance Trust
                                         MFS Variable Insurance Trust Sub-Accounts               (Service Class) Sub-Accounts
                                 ---------------------------------------------------------   -------------------------------------
                                                                                               MFS Emerging        MFS Investors
                                      MFS New                                                     Growth               Trust
                                     Discovery         MFS Research        MFS Utilities      (Service Class)     (Service Class)
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $         489,057   $       1,577,921   $          14,735   $         669,465   $         764,732
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $         489,057   $       1,577,921   $          14,735   $         669,465   $         764,732
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $         489,057   $       1,577,921   $          14,735   $         669,465   $         764,732
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $         489,057   $       1,577,921   $          14,735   $         669,465   $         764,732
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                         35,033             118,196                 924              43,444              47,031
                                 =================   =================   =================   =================   =================
   Cost of investments           $         447,833   $       2,143,101   $          12,841   $         689,340   $         735,918
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            7.89   $            6.07   $            9.24   $            6.73   $            8.16
                                 =================   =================   =================   =================   =================
   Highest                       $           15.87   $            7.77   $            9.31   $           10.62   $           10.75
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                 MFS Variable Insurance                           Neuberger & Berman Advisers
                                             Trust (Service Class) Sub-Accounts                  Management Trust Sub-Accounts
                                 ---------------------------------------------------------   -------------------------------------
                                        MFS
                                   New Discovery       MFS Research        MFS Utilities                                AMT
                                     (Service            (Service            (Service               AMT               Mid-Cap
                                      Class)              Class)              Class)             Guardian             Growth
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $       1,025,651   $         396,711   $         613,520   $           6,960   $          24,704
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $       1,025,651   $         396,711   $         613,520   $           6,960   $          24,704
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $       1,025,651   $         396,711   $         613,520   $           6,960   $          24,704
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $       1,025,651   $         396,711   $         613,520   $           6,960   $          24,704
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                         74,054              29,828              38,659                 498               1,611
                                 =================   =================   =================   =================   =================
   Cost of investments           $         906,771   $         392,319   $         594,592   $           7,696   $          38,853
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            8.40   $            7.60   $            7.57   $           11.07   $           10.87
                                 =================   =================   =================   =================   =================
   Highest                       $           11.60   $           10.84   $           10.31   $           11.07   $           11.12
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                   Neuberger &
                                 Berman Advisers
                                 Management Trust
                                    Sub-Account                     Oppenheimer Variable Account Funds Sub-Accounts
                                 -----------------   -----------------------------------------------------------------------------
                                                        Oppenheimer         Oppenheimer         Oppenheimer
                                        AMT             Aggressive            Capital             Global            Oppenheimer
                                     Partners             Growth           Appreciation         Securities          Main Street
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $         120,678   $       2,230,577   $       6,706,746   $       3,302,913   $       8,580,059
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $         120,678   $       2,230,577   $       6,706,746   $       3,302,913   $       8,580,059
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $         120,678   $       2,230,577   $       6,706,746   $       3,302,913   $       8,580,059
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $         120,678   $       2,230,577   $       6,706,746   $       3,302,913   $       8,580,059
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                          7,836              60,762             193,278             131,695             446,878
                                 =================   =================   =================   =================   =================
   Cost of investments           $         142,299   $       2,876,915   $       6,875,002   $       3,172,779   $       8,750,698
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $           10.25   $            4.12   $            7.10   $            8.77   $            7.67
                                 =================   =================   =================   =================   =================
   Highest                       $           10.25   $           10.16   $           11.36   $           13.36   $           11.45
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                         Oppenheimer Variable
                                      Account Funds Sub-Accounts                    Putnam Variable Trust Sub-Accounts
                                 -------------------------------------   ---------------------------------------------------------
                                    Oppenheimer         Oppenheimer
                                     Multiple            Strategic         VT Discovery       VT Diversified         VT Growth
                                    Strategies             Bond               Growth              Income            and Income
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $       5,749,796   $       6,133,992   $         844,455   $       1,116,642   $         579,228
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $       5,749,796   $       6,133,992   $         844,455   $       1,116,642   $         579,228
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $       5,749,796   $       6,133,992   $         844,455   $       1,116,642   $         579,228
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $       5,749,796   $       6,133,992   $         844,455   $       1,116,642   $         579,228
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        361,168           1,214,652             182,782             120,849              24,902
                                 =================   =================   =================   =================   =================
   Cost of investments           $       5,255,727   $       5,486,784   $         818,197   $       1,014,680   $         557,901
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $           10.33   $           12.45   $            7.19   $           12.09   $            9.19
                                 =================   =================   =================   =================   =================
   Highest                       $           12.14   $           13.25   $           11.67   $           12.56   $            9.94
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                Putnam Variable Trust Sub-Accounts
                                 -------------------------------------------------------------------------------------------------
                                     VT Growth           VT Health       VT International           VT                  VT
                                   Opportunities         Sciences             Equity             New Value           Research
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $         159,474   $         698,520   $          11,142   $         691,618   $          77,002
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $         159,474   $         698,520   $          11,142   $         691,618   $          77,002
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $         159,474   $         698,520   $          11,142   $         691,618   $          77,002
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $         159,474   $         698,520   $          11,142   $         691,618   $          77,002
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                         34,744              63,676                 867              48,467               7,278
                                 =================   =================   =================   =================   =================
   Cost of investments           $         153,840   $         702,912   $           8,932   $         576,614   $          65,229
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            6.76   $            8.75   $           10.66   $           10.28   $           10.27
                                 =================   =================   =================   =================   =================
   Highest                       $           10.30   $           10.10   $           12.18   $           12.85   $           11.44
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                STI Classic Variable Trus Sub-Accounts
                                 -------------------------------------------------------------------------------------------------
                                    STI Capital         STI Growth       STI International    STI Investment        STI Mid-Cap
                                   Appreciation          & Income             Equity            Grade Bond            Equity
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $       4,114,203   $       2,806,340   $         373,114   $       5,124,264   $       1,692,673
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $       4,114,203   $       2,806,340   $         373,114   $       5,124,264   $       1,692,673
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $       4,114,203   $       2,806,340   $         373,114   $       5,124,264   $       1,692,673
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $       4,114,203   $       2,806,340   $         373,114   $       5,124,264   $       1,692,673
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        266,983             277,855              39,567             498,955             165,462
                                 =================   =================   =================   =================   =================
   Cost of investments           $       4,136,737   $       2,765,105   $         344,764   $       5,037,251   $       1,663,428
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            7.73   $            8.83   $            8.38   $           10.66   $            7.87
                                 =================   =================   =================   =================   =================
   Highest                       $           10.89   $           11.37   $           12.13   $           12.44   $           11.66
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                         STI Classic Variable
                                          Trust Sub-Accounts                The Universal Institutional Funds, Inc. Sub-Accounts
                                 -------------------------------------   ---------------------------------------------------------
                                                         STI Value          Van Kampen          Van Kampen          Van Kampen
                                   STI Small Cap          Income            UIF Equity           UIF Fixed          UIF Global
                                   Value Equity            Stock              Growth              Income           Value Equity
                                 -----------------   -----------------   -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $       4,051,745   $       2,172,630   $         166,294   $       2,267,335   $          37,788
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total assets                  $       4,051,745   $       2,172,630   $         166,294   $       2,267,335   $          37,788
                                 =================   =================   =================   =================   =================

NET ASSETS
Accumulation units               $       4,051,745   $       2,172,630   $         166,294   $       2,267,335   $          37,788
Contracts in payout
   (annuitization) period                        -                   -                   -                   -                   -
                                 -----------------   -----------------   -----------------   -----------------   -----------------
   Total net assets              $       4,051,745   $       2,172,630   $         166,294   $       2,267,335   $          37,788
                                 =================   =================   =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                        273,767             172,431              13,012             196,476               2,978
                                 =================   =================   =================   =================   =================
   Cost of investments           $       2,965,940   $       2,059,943   $         214,649   $       2,204,708   $          35,857
                                 =================   =================   =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $           14.36   $            9.36   $            5.87   $           10.77   $            9.56
                                 =================   =================   =================   =================   =================
   Highest                       $           19.03   $           11.52   $            9.73   $           12.87   $           11.39
                                 =================   =================   =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
------------------------------------------------------------------------------------------

                                   The Universal Institutional Funds, Inc. Sub-Accounts
                                 ---------------------------------------------------------
                                    Van Kampen          Van Kampen
                                    UIF Mid Cap        UIF U.S. Real        Van Kampen
                                       Value              Estate             UIF Value
                                 -----------------   -----------------   -----------------
ASSETS
Investments at fair value        $         722,113   $         158,147   $         277,334
                                 -----------------   -----------------   -----------------
   Total assets                  $         722,113   $         158,147   $         277,334
                                 =================   =================   =================

NET ASSETS
Accumulation units               $         722,113   $         158,147   $         277,334
Contracts in payout
   (annuitization) period                        -                   -                   -
                                 -----------------   -----------------   -----------------
   Total net assets              $         722,113   $         158,147   $         277,334
                                 =================   =================   =================

FUND SHARE INFORMATION
   Number of shares                         48,693              10,151              21,042
                                 =================   =================   =================
   Cost of investments           $         644,356   $         128,478   $         245,683
                                 =================   =================   =================

ACCUMULATION UNIT FAIR VALUE
   Lowest                        $            9.32   $           12.22   $            9.70
                                 =================   =================   =================
   Highest                       $           13.64   $           12.25   $           12.30
                                 =================   =================   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                         -----------------------------------------------------------------------------------------
                                            AIM V. I.
                                           Aggressive          AIM V. I.     AIM V. I. Capital       AIM V. I.      AIM V. I. Dent
                                             Growth            Balanced        Appreciation         Core Equity      Demographics
                                         ---------------   ---------------   -----------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                                $             -   $        75,792   $               -   $        27,252   $             -
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                       (985)          (52,532)            (47,123)          (36,828)             (100)
   Administrative expense                            (68)           (3,870)             (3,437)           (2,705)               (5)
                                         ---------------   ---------------   -----------------   ---------------   ---------------

      Net investment income (loss)                (1,053)           19,390             (50,560)         (12,281)             (105)
                                         ---------------   ---------------   -----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                            17,329           572,838             557,745           404,129             1,206
   Cost of investments sold                       21,822           709,797             961,753           589,827             1,485
                                         ---------------   ---------------   -----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                   (4,493)         (136,959)           (404,008)         (185,698)             (279)

Realized gain distributions                            -                 -                   -                 -                 -
                                         ---------------   ---------------   -----------------   ---------------   ---------------

      Net realized gains (losses)                 (4,493)         (136,959)           (404,008)         (185,698)             (279)

Change in unrealized gains (losses)               19,556           652,489           1,303,393           754,960             2,211
                                         ---------------   ---------------   -----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                  15,063           515,530             899,385           569,262             1,932
                                         ---------------   ---------------   -----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                       $        14,010   $       534,920   $         848,825   $       556,981   $         1,827
                                         ===============   ===============   =================   ===============   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                     AIM Variable Insurance Funds Sub-Accounts
                                         ------- ---------------------------------------------------------------------------------
                                             AIM V. I.                            AIM V. I.
                                            Diversified    AIM V. I. Global       Government         AIM V. I.      AIM V. I. High
                                              Income           Utilities          Securities          Growth             Yield
                                         ---------------   -----------------   ---------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                                $        77,857   $             611   $        18,459   $             -   $        46,804
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                    (14,401)               (194)           (9,859)          (29,331)           (8,034)
   Administrative expense                         (1,233)                (16)             (818)           (2,098)             (595)
                                         ---------------   -----------------   ---------------   ---------------   ---------------

      Net investment income (loss)                62,223                 401             7,782           (31,429)           38,175
                                         ---------------   -----------------   ---------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                            79,041                 216           147,538           369,524            60,245
   Cost of investments sold                       85,703                 456           142,593           766,977            67,874
                                         ---------------   -----------------   ---------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                   (6,662)               (240)            4,945          (397,453)           (7,629)

Realized gain distributions                            -                   -               279                 -                 -
                                         ---------------   -----------------   ---------------   ---------------   ---------------

      Net realized gains (losses)                 (6,662)               (240)            5,224          (397,453)           (7,629)

Change in unrealized gains (losses)               37,084               2,434           (15,245)          972,327           107,166
                                         ---------------   -----------------   ---------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                  30,422               2,194           (10,021)          574,874            99,537
                                         ---------------   -----------------   ---------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                       $        92,645   $           2,595   $        (2,239)  $       543,445   $       137,712
                                         ===============   =================   ===============   ===============   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   Dreyfus Socially
                                                                                                                      Responsible
                                            AIM Variable Insurance Funds          American Century Variable        Growth Fund, Inc.
                                                   Sub-Accounts                 Portfolios, Inc. Sub-Accounts         Sub-Account
                                         ---------------------------------   -----------------------------------   ----------------
                                            AIM V. I.         AIM V. I.         American           American        Dreyfus Socially
                                          International        Premier           Century            Century           Responsible
                                             Growth            Equity          VP Balanced     VP International       Growth Fund
                                         ---------------   ---------------   ---------------   -----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                                $           603   $        14,753   $         3,511   $             568   $           327
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                     (1,459)          (64,613)           (1,482)             (1,033)           (3,809)
   Administrative expense                           (116)           (4,765)             (111)                (77)             (273)
                                         ---------------   ---------------   ---------------   -----------------   ---------------

      Net investment income (loss)                  (972)          (54,625)            1,918                (542)           (3,755)
                                         ---------------   ---------------   ---------------   -----------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                            29,366           576,999            61,770               1,670            28,655
   Cost of investments sold                       45,447           937,623            69,383               3,082            44,416
                                         ---------------   ---------------   ---------------   -----------------   ---------------

      Realized gains (losses) on fund
         shares                                  (16,081)         (360,624)           (7,613)             (1,412)          (15,761)

Realized gain distributions                            -                 -                 -                   -                 -
                                         ---------------   ---------------   ---------------   -----------------   ---------------

      Net realized gains (losses)                (16,081)         (360,624)           (7,613)             (1,412)          (15,761)

Change in unrealized gains (losses)               46,167         1,421,781            24,208              18,567            79,479
                                         ---------------   ---------------   ---------------   -----------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                  30,086         1,061,157            16,595              17,155            63,718
                                         ---------------   ---------------   ---------------   -----------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                       $        29,114   $     1,006,532   $        18,513   $          16,613   $        59,963
                                         ===============   ===============   ===============   =================   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                          Dreyfus Stock                                                              Federated
                                           Index Fund                  Dreyfus Variable Investment                Insurance Series
                                           Sub-Account                      Fund Sub-Accounts                       Sub-Account
                                         ---------------   ---------------------------------------------------   -----------------
                                                                VIF                VIF              VIF
                                          Dreyfus Stock      Growth and           Money         Small Company     Federated Prime
                                            Index Fund         Income             Market            Stock          Money Fund II
                                         ---------------   ---------------   ---------------   ---------------   -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                                $        30,801   $         2,975   $        14,919   $            71   $          57,091
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                    (27,641)           (4,566)          (27,374)             (818)           (110,574)
   Administrative expense                         (2,064)             (357)           (2,051)              (60)             (8,201)
                                         ---------------   ---------------   ---------------   ---------------   -----------------

      Net investment income (loss)                 1,096            (1,948)          (14,506)             (807)            (61,684)
                                         ---------------   ---------------   ---------------   ---------------   -----------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                           363,169           104,124         1,698,009             6,126           3,864,738
   Cost of investments sold                      450,049           122,038         1,698,009             5,028           3,864,738
                                         ---------------   ---------------   ---------------   ---------------   -----------------

      Realized gains (losses) on fund
         shares                                  (86,880)          (17,914)                -             1,098                   -

Realized gain distributions                            -                 -                 -                 -                   -
                                         ---------------   ---------------   ---------------   ---------------   -----------------

      Net realized gains (losses)                (86,880)          (17,914)                -             1,098                   -

Change in unrealized gains (losses)              576,619           101,147                 -            21,793                   -
                                         ---------------   ---------------   ---------------   ---------------   -----------------
      Net realized and unrealized gains
         (losses) on investments                 489,739            83,233                 -            22,891                   -
                                         ---------------   ---------------   ---------------   ---------------   -----------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                       $       490,835   $        81,285   $       (14,506)  $        22,084   $         (61,684)
                                         ===============   ===============   ===============   ===============   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                          Fidelity Variable Insurance Products Fund Sub-Accounts
                                         -----------------------------------------------------------------------------------------
                                                             VIP Equity-                          VIP High
                                         VIP Contrafund        Income           VIP Growth         Income          VIP Index 500
                                         ---------------   ---------------   ---------------   ---------------   -----------------
NET INVESTMENT INCOME (LOSS)
Dividends                                $        21,691   $        75,791   $        11,349   $       106,384   $          46,664
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                    (60,489)          (51,436)          (52,610)          (20,211)            (38,871)
   Administrative expense                         (4,645)           (4,101)           (4,104)           (1,685)             (3,007)
                                         ---------------   ---------------   ---------------   ---------------   -----------------

      Net investment income (loss)               (43,443)           20,254           (45,365)           84,488               4,786
                                         ---------------   ---------------   ---------------   ---------------   -----------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                           570,182           685,781           569,495           188,785             480,698
   Cost of investments sold                      693,214           838,121           997,600           237,838             659,701
                                         ---------------   ---------------   ---------------   ---------------   -----------------

      Realized gains (losses) on fund
         shares                                 (123,032)         (152,340)         (428,105)          (49,053)           (179,003)

Realized gain distributions                            -                 -                 -                 -                   -
                                         ---------------   ---------------   ---------------   ---------------   -----------------

      Net realized gains (losses)               (123,032)         (152,340)         (428,105)          (49,053)           (179,003)

Change in unrealized gains (losses)            1,287,296         1,182,332         1,592,790           339,104             889,068
                                         ---------------   ---------------   ---------------   ---------------   -----------------
      Net realized and unrealized gains
          (losses) on investments              1,164,264         1,029,992         1,164,685           290,051             710,065
                                         ---------------   ---------------   ---------------   ---------------   -----------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                       $     1,120,821   $     1,050,246   $     1,119,320   $       374,539   $         714,851
                                         ===============   ===============   ===============   ===============   =================

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                      Fidelity Variable
                                          Insurance
                                        Products Fund
                                         Sub-Accounts     Fidelity Variable Insurance Products Fund (Service Class 2) Sub-Accounts
                                      -----------------   ------------------------------------------------------------------------
                                                             VIP Asset
                                                              Manager         VIP Contrafund       VIP Equity-       VIP Growth
                                                           Growth (Service       (Service       Income (Service       (Service
                                         VIP Overseas         Class 2)           Class 2)           Class 2)          Class 2)
                                      ------------------  ----------------   ----------------   ---------------    ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $            4,279  $            585   $          2,977   $        43,202    $           733
Charges from Glenbrook Life and
   Annuity Company:
   Mortality and expense risk                     (6,249)             (329)           (14,613)          (38,339)            (9,598)
   Administrative expense                           (477)              (24)            (1,018)           (2,674)              (689)
                                      ------------------  ----------------   ----------------   ---------------    ---------------

      Net investment income (loss)                (2,447)              232            (12,654)            2,189             (9,554)
                                      ------------------  ----------------   ----------------   ---------------    ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
   shares:
   Proceeds from sales                            95,701             8,314             66,384           424,737            159,439
   Cost of investments sold                      163,635             9,184             66,141           499,405            201,298
                                      ------------------  ----------------   ----------------   ---------------    ---------------

      Realized gains (losses) on fund
         shares                                  (67,934)             (870)               243           (74,668)           (41,859)

Realized gain distributions                            -                 -                  -                 -                  -
                                      ------------------  ----------------   ----------------   ---------------    ---------------

      Net realized gains (losses)                (67,934)             (870)               243           (74,668)           (41,859)

Change in unrealized gains (losses)              238,164             4,826            261,062           766,431            235,669
                                      ------------------  ----------------   ----------------   ---------------    ---------------
      Net realized and unrealized
         gains (losses) on
         investments                             170,230             3,956            261,305           691,763            193,810
                                      ------------------  ----------------   ----------------   ---------------    ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                    $          167,783  $          4,188   $        248,651   $       693,952    $       184,256
                                      ==================  ================   ================   ===============    ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Franklin Templeton
                                                 Fidelity Variable Insurance Products                   Variable Insurance
                                                 Fund (Service Class 2) Sub-Accounts               Products Trust Sub-Accounts
                                         ----------------------------------------------------   -----------------------------------
                                             VIP High       VIP Index 500      VIP Overseas                           Franklin
                                         Income (Service       (Service          (Service          Franklin          Technology
                                             Class 2)          Class 2)          Class 2)       Small Cap (a)      Securities (a)
                                         ----------------  ----------------  ----------------  ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                                $        56,120   $        19,727   $           248   $              -   $              -
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                    (13,585)          (21,909)             (561)            (3,520)               (26)
   Administrative expense                           (947)           (1,513)              (40)              (256)                (1)
                                         ---------------   ---------------   ---------------   ----------------   ----------------

      Net investment income (loss)                41,588            (3,695)             (353)            (3,776)               (27)
                                         ---------------   ---------------   ---------------   ----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                           105,612           265,303            10,151             21,225              6,553
   Cost of investments sold                       99,018           325,359            14,080             21,750              7,244
                                         ---------------   ---------------   ---------------   ----------------   ----------------

      Realized gains (losses) on fund
         shares                                    6,594           (60,056)           (3,929)              (525)              (691)

Realized gain distributions                            -                 -                 -                  -                  -
                                         ---------------   ---------------   ---------------   ----------------   ----------------

      Net realized gains (losses)                  6,594           (60,056)           (3,929)              (525)              (691)

Change in unrealized gains (losses)              154,122           416,153            18,064             85,593              1,238
                                         ---------------   ---------------   ---------------   ----------------   ----------------
      Net realized and unrealized gains
         (losses) on investments                 160,716           356,097            14,135             85,068                547
                                         ---------------   ---------------   ---------------   ----------------   ----------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                       $       202,304   $       352,402   $        13,782   $         81,292   $            520
                                         ===============   ===============   ===============   ================   ================

(a) On April 30, 2003, Franklin Technology Securities merged into Franklin Small Cap

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                    Franklin Templeton Variable Insurance Products Trust Sub-Accounts
                                        -------------------------------------------------------------------------------------------
                                                              Templeton
                                                              Developing         Templeton          Templeton          Templeton
                                         Mutual Shares         Markets            Foreign         Global Income         Growth
                                           Securities         Securities         Securities         Securities        Securities
                                        ----------------   ----------------   ----------------   ---------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $          9,780   $            153   $          3,795   $        39,990   $        13,106
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                    (12,698)              (213)            (2,949)           (7,410)          (12,015)
   Administrative expense                           (946)               (14)              (212)             (535)             (830)
                                        ----------------   ----------------   ----------------   ---------------   ---------------

      Net investment income (loss)                (3,864)               (74)               634            32,045               261
                                        ----------------   ----------------   ----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                            44,004                218             33,183           153,548           108,706
   Cost of investments sold                       44,915                184             43,082           130,567           131,262
                                        ----------------   ----------------   ----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                     (911)                34             (9,899)           22,981           (22,556)

Realized gain distributions                            -                  -                  -                 -                 -
                                        ----------------   ----------------   ----------------   ---------------   ---------------

      Net realized gains (losses)                   (911)                34             (9,899)           22,981           (22,556)

Change in unrealized gains (losses)              218,788              6,575             73,977            46,078           258,675
                                        ----------------   ----------------   ----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                 217,877              6,609             64,078            69,059           236,119
                                        ----------------   ----------------   ----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $        214,013   $          6,535   $         64,712   $       101,104   $       236,380
                                        ================   ================   ================   ===============   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                            Goldman Sachs Variable Insurance Trust Sub-Accounts
                                        -------------------------------------------------------------------------------------------
                                                               VIT CORE                                                  VIT
                                          VIT Capital         Small Cap           VIT CORE          VIT Growth      International
                                             Growth             Equity          U.S. Equity         and Income          Equity
                                        ----------------   ----------------   ----------------   ---------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $            189   $            812   $          1,996   $            90   $           688
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                     (1,022)            (4,979)            (3,793)              (99)             (246)
   Administrative expense                            (69)              (341)              (255)               (7)              (16)
                                        ----------------   ----------------   ----------------   ---------------   ---------------

      Net investment income (loss)                  (902)            (4,508)            (2,052)              (16)              426
                                        ----------------   ----------------   ----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                             1,947             48,886             23,610               114             1,644
   Cost of investments sold                        2,685             44,093             29,211               147             2,895
                                        ----------------   ----------------   ----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                     (738)             4,793             (5,601)              (33)           (1,251)

Realized gain distributions                            -             11,964                  -                 -                 -
                                        ----------------   ----------------   ----------------   ---------------   ---------------

      Net realized gains (losses)                   (738)            16,757             (5,601)              (33)           (1,251)

Change in unrealized gains (losses)               15,551            118,195             72,826             1,444             5,976
                                        ----------------   ----------------   ----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                  14,813            134,952             67,225             1,411             4,725
                                        ----------------   ----------------   ----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $         13,911   $        130,444   $         65,173   $         1,395   $         5,151
                                        ================   ================   ================   ===============   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                         Goldman Sachs
                                            Variable                                                               MFS Variable
                                        Insurance Trust                                                           Insurance Trust
                                          Sub-Accounts             LSA Variable Series Trust Sub-Accounts          Sub-Accounts
                                        ---------------   -----------------------------------------------------   ---------------
                                          VIT Mid Cap       LSA Capital      LSA Diversified       LSA Equity      MFS Emerging
                                             Value           Growth (b)        Mid Cap (c)         Growth (d)         Growth
                                        ---------------   ---------------   -----------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $            59   $           325   $               -   $             -   $             -
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                       (82)           (1,509)                 (2)             (812)          (28,395)
   Administrative expense                            (7)             (111)                  -               (58)           (2,219)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net investment income (loss)                  (30)           (1,295)                 (2)             (870)          (30,614)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                               92             3,366                   1             8,452           392,962
   Cost of investments sold                          86             3,302                   1             9,419           781,296
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                       6                64                   -              (967)         (388,334)

Realized gain distributions                          77                 -                   -                 -                 -
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net realized gains (losses)                    83                64                   -              (967)         (388,334)

Change in unrealized gains (losses)               1,537            25,163                  52            12,880           974,173
                                        ---------------   ---------------   -----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                  1,620            25,227                  52            11,913           585,839
                                        ---------------   ---------------   -----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $         1,590   $        23,932   $              50   $        11,043   $       555,225
                                        ===============   ===============   =================   ===============   ===============

(b) Previously known as LSA Growth Equity

(c) For period beginning May 1, 2003 and ended December 31, 2003

(d) Previously known as LSA Focused Equity

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   MFS Variable
                                                                                                                  Insurance Trust
                                                                                                                  (Service Class)
                                                   MFS Variable Insurance Trust Sub-Accounts                       Sub-Accounts
                                        -----------------------------------------------------------------------   ---------------
                                                                                                                    MFS Emerging
                                          MFS Investors        MFS New                                            Growth (Service
                                              Trust           Discovery       MFS Research        MFS Utilities       Class)
                                        ---------------   ---------------   -----------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $         4,558   $             -   $           9,613   $           297   $             -
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                    (8,710)           (4,937)            (19,443)             (196)           (8,412)
   Administrative expense                          (685)             (378)             (1,430)              (14)             (566)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net investment income (loss)               (4,837)           (5,315)            (11,260)               87            (8,978)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                          158,226            16,560             148,849             5,355            59,114
   Cost of investments sold                     201,348            18,650             240,722             6,558            71,259
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                 (43,122)           (2,090)            (91,873)           (1,203)          (12,145)

Realized gain distributions                           -                 -                   -                 -                 -
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net realized gains (losses)               (43,122)           (2,090)            (91,873)           (1,203)          (12,145)

Change in unrealized gains (losses)             175,092           116,091             402,844             4,686           159,443
                                        ---------------   ---------------   -----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                131,970           114,001             310,971             3,483           147,298
                                        ---------------   ---------------   -----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $       127,133   $       108,686   $         299,711   $         3,570   $       138,320
                                        ===============   ===============   =================   ===============   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    Neuberger &
                                                                                                                  Berman Advisers
                                                                                                                    Management
                                                                                                                      Trust
                                                MFS Variable Insurance Trust (Service Class) Sub-Accounts          Sub-Accounts
                                        -----------------------------------------------------------------------   ---------------
                                                                MFS
                                         MFS Investors     New Discovery      MFS Research       MFS Utilities
                                        Trust (Service       (Service           (Service           (Service            AMT
                                            Class)            Class)             Class)             Class)           Guardian
                                        ---------------   ---------------   -----------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $         3,204   $             -   $           1,395   $        11,028   $            56
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                   (10,051)          (12,256)             (4,964)           (7,124)              (97)
   Administrative expense                          (690)             (844)               (348)             (513)               (7)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net investment income (loss)               (7,537)          (13,100)             (3,917)            3,391               (48)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                           56,900            54,891              31,192            91,401             1,300
   Cost of investments sold                      63,828            58,935              37,982           103,516             1,700
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                  (6,928)           (4,044)             (6,790)          (12,115)             (400)

Realized gain distributions                           -                 -                   -                 -                 -
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net realized gains (losses)                (6,928)           (4,044)             (6,790)          (12,115)             (400)

Change in unrealized gains (losses)             143,279           251,786              81,951           158,595             2,150
                                        ---------------   ---------------   -----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                136,351           247,742              75,161           146,480             1,750
                                        ---------------   ---------------   -----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $       128,814   $       234,642   $          71,244   $       149,871   $         1,702
                                        ===============   ===============   =================   ===============   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                           Neuberger & Berman Advisers
                                          Management Trust Sub-Accounts        Oppenheimer Variable Account Funds Sub-Accounts
                                        ---------------------------------   -----------------------------------------------------
                                              AMT                              Oppenheimer        Oppenheimer
                                            Mid-Cap            AMT             Aggressive           Capital           Global
                                            Growth           Partners            Growth           Appreciation      Securities
                                        ---------------   ---------------   -----------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $             -   $             -   $               -   $        22,020   $        21,090
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                      (307)           (1,663)            (28,450)          (77,460)          (35,068)
   Administrative expense                           (21)             (112)             (2,100)           (5,770)           (2,724)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net investment income (loss)                 (328)           (1,775)            (30,550)          (61,210)          (16,702)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                              349            15,019             362,595           753,793           543,195
   Cost of investments sold                         641            18,952             587,846           968,318           703,237
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                    (292)           (3,933)           (225,251)         (214,525)         (160,042)

Realized gain distributions                           -                 -                   -                 -                 -
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net realized gains (losses)                  (292)           (3,933)           (225,251)         (214,525)         (160,042)

Change in unrealized gains (losses)               5,735            37,827             694,778         1,776,703         1,146,521
                                        ---------------   ---------------   -----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                  5,443            33,894             469,527         1,562,178           986,479
                                        ---------------   ---------------   -----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $         5,115   $        32,119   $         438,977   $     1,500,968   $       969,777
                                        ===============   ===============   =================   ===============   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Putnam Variable
                                          Oppenheimer Variable Account Funds Sub-Accounts               Trust Sub-Accounts
                                        -----------------------------------------------------   ---------------------------------
                                                           Oppenheimer         Oppenheimer
                                          Oppenheimer        Multiple           Strategic        VT Discovery     VT Diversified
                                        Main Street (e)     Strategies            Bond            Growth (f)          Income
                                        ---------------   ---------------   -----------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $        71,189   $       148,965   $         340,292   $             -   $       100,947
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                   (97,591)          (69,962)            (76,847)          (10,186)          (16,526)
   Administrative expense                        (7,453)           (5,201)             (5,730)             (726)           (1,141)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net investment income (loss)              (33,855)           73,802             257,715           (10,912)           83,280
                                        ---------------   ---------------   -----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                          955,958           812,970           1,384,647            63,340           328,116
   Cost of investments sold                   1,186,090           846,528           1,335,509            74,751           315,064
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                (230,132)          (33,558)             49,138           (11,411)           13,052

Realized gain distributions                           -                 -                   -                 -                 -
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net realized gains (losses)              (230,132)          (33,558)             49,138           (11,411)           13,052

Change in unrealized gains (losses)           1,965,046         1,065,726             551,897           215,230            93,215
                                        ---------------   ---------------   -----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments              1,734,914         1,032,168             601,035           203,819           106,267
                                        ---------------   ---------------   -----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $     1,701,059   $     1,105,970   $         858,750   $       192,907   $       189,547
                                        ===============   ===============   =================   ===============   ===============

(e) Previously known as Oppenheimer Main Street Growth & Income

(f) Previously known as VT Voyager II


See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                                                   Putnam Variable Trust Sub-Accounts
                                        ----------------------------------------------------------------------------------------
                                           VT Growth         VT Growth          VT Health       VT International        VT
                                           and Income      Opportunities        Sciences           Equity (g)        New Value
                                        ---------------   ---------------   -----------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $         8,618   $             -   $           3,487   $            80   $         6,535
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                    (6,693)           (1,960)             (9,025)             (130)           (7,919)
   Administrative expense                          (488)             (130)               (640)               (3)             (563)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net investment income (loss)                1,437            (2,090)             (6,178)              (53)           (1,947)
                                        ---------------   ---------------   -----------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                           49,022             5,489              69,446             1,148            75,382
   Cost of investments sold                      57,442             5,813              79,548             1,104            74,242
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                  (8,420)             (324)            (10,102)               44             1,140

Realized gain distributions                           -                 -                   -                 -                 -
                                        ---------------   ---------------   -----------------   ---------------   ---------------

      Net realized gains (losses)                (8,420)             (324)            (10,102)               44             1,140

Change in unrealized gains (losses)             122,302            27,736             115,107             2,390           166,422
                                        ---------------   ---------------   -----------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                113,882            27,412             105,005             2,434           167,562
                                        ---------------   ---------------   -----------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $       115,319   $        25,322   $          98,827   $         2,381   $       165,615
                                        ===============   ===============   =================   ===============   ===============

(g) Previously known as VT International Growth


See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------------------------------------

                                        Putnam Variable
                                             Trust
                                          Sub-Accounts                   STI Classic Variable Trust Sub-Accounts
                                        ---------------   -----------------------------------------------------------------------
                                              VT            STI Capital        STI Growth     STI International   STI Investment
                                           Research        Appreciation         & Income            Equity          Grade Bond
                                        ---------------   ---------------   ---------------   -----------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $           185   $             -   $        20,503   $           2,408   $       202,359
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                      (976)          (52,478)          (32,504)             (4,019)          (77,238)
   Administrative expense                           (37)           (3,801)           (2,449)               (308)           (5,538)
                                        ---------------   ---------------   ---------------   -----------------   ---------------

      Net investment income (loss)                 (828)          (56,279)          (14,450)             (1,919)          119,583
                                        ---------------   ---------------   ---------------   -----------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                           22,318           429,582           303,951              73,884         2,011,865
   Cost of investments sold                      22,771           496,565           363,874              92,679         1,970,844
                                        ---------------   ---------------   ---------------   -----------------   ---------------

      Realized gains (losses) on fund
         shares                                    (453)          (66,983)          (59,923)            (18,795)           41,021

Realized gain distributions                           -                 -                 -                   -                 -
                                        ---------------   ---------------   ---------------   -----------------   ---------------

      Net realized gains (losses)                  (453)          (66,983)          (59,923)            (18,795)           41,021

Change in unrealized gains (losses)              15,774           721,897           630,152             119,585           (58,662)
                                        ---------------   ---------------   ---------------   -----------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                 15,321           654,914           570,229             100,790           (17,641)
                                        ---------------   ---------------   ---------------   -----------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $        14,493   $       598,635   $       555,779   $          98,871   $       101,942
                                        ===============   ===============   ===============   =================   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------------------------------------------------------

                                                                                                   The Universal Institutional
                                               STI Classic Variable Trust Sub-Accounts              Funds, Inc. Sub-Accounts
                                        -----------------------------------------------------   ---------------------------------
                                                                                 STI Value        Van Kampen        Van Kampen
                                          STI Mid-Cap       STI Small Cap         Income          UIF Equity         UIF Fixed
                                             Equity         Value Equity          Stock             Growth            Income
                                        ---------------   -----------------   ---------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                               $         8,888   $          18,397   $        29,142   $             -   $         1,109
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                   (19,939)            (43,355)          (25,855)           (2,146)          (25,091)
   Administrative expense                        (1,416)             (3,240)           (1,893)             (151)           (1,820)
                                        ---------------   -----------------   ---------------   ---------------   ---------------

      Net investment income (loss)              (12,467)            (28,198)            1,394            (2,297)          (25,802)
                                        ---------------   -----------------   ---------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                          228,466             421,290           192,146            14,721           112,283
   Cost of investments sold                     281,961             395,573           220,490            20,680           111,289
                                        ---------------   -----------------   ---------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                 (53,495)             25,717           (28,344)           (5,959)              994

Realized gain distributions                           -                   -                 -                 -            14,051
                                        ---------------   -----------------   ---------------   ---------------   ---------------

      Net realized gains (losses)               (53,495)             25,717           (28,344)           (5,959)           15,045

Change in unrealized gains (losses)             429,797           1,074,530           408,274            39,973            66,512
                                        ---------------   -----------------   ---------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                376,302           1,100,247           379,930            34,014            81,557
                                        ---------------   -----------------   ---------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                      $       363,835   $       1,072,049   $       381,324   $        31,717   $        55,755
                                        ===============   =================   ===============   ===============   ===============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------

                                                   The Universal Institutional Funds, Inc. Sub-Accounts
                                         -----------------------------------------------------------------------
                                            Van Kampen         Van Kampen        Van Kampen
                                         UIF Global Value      UIF Mid Cap        UIF U.S.          Van Kampen
                                              Equity            Value (h)        Real Estate        UIF Value
                                         -----------------   ---------------   ---------------   ---------------
NET INVESTMENT INCOME (LOSS)
Dividends                                $               -   $             -   $             -   $             -
Charges from Glenbrook Life and Annuity
   Company:
   Mortality and expense risk                         (446)           (7,417)           (1,246)           (3,268)
   Administrative expense                              (35)             (551)              (90)             (224)
                                         -----------------   ---------------   ---------------   ---------------

      Net investment income (loss)                    (481)           (7,968)           (1,336)           (3,492)
                                         -----------------   ---------------   ---------------   ---------------

NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund shares:
   Proceeds from sales                              10,459            64,494            21,403            12,761
   Cost of investments sold                         14,035            76,883            19,007            13,650
                                         -----------------   ---------------   ---------------   ---------------

      Realized gains (losses) on fund
         shares                                     (3,576)          (12,389)            2,396              (889)

Realized gain distributions                              -                 -                 -                 -
                                         -----------------   ---------------   ---------------   ---------------

      Net realized gains (losses)                   (3,576)          (12,389)            2,396              (889)

Change in unrealized gains (losses)                 11,314           210,224            29,837            69,889
                                         -----------------   ---------------   ---------------   ---------------
      Net realized and unrealized gains
         (losses) on investments                     7,738           197,835            32,233            69,000
                                         -----------------   ---------------   ---------------   ---------------

INCREASE (DECREASE) IN NET ASSETS
   FROM OPERATIONS                       $           7,257   $       189,867   $        30,897   $        65,508
                                         =================   ===============   ===============   ===============

(h) Previously known as Van Kampen UIF Mid Cap Core


See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                        ------------------------------------------------------------------------------------------
                                                AIM V. I.
                                             Aggressive Growth             AIM V. I. Balanced      AIM V. I. Capital Appreciation
                                        --------------------------   ---------------------------   -------------------------------
                                            2003           2002           2003           2002           2003            2002
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $    (1,053)  $     (1,093)  $     19,390   $     43,864   $      (50,560)  $      (61,684)
Net realized gains (losses)                  (4,493)        (3,411)      (136,959)      (268,000)        (404,008)        (692,067)
Change in unrealized gains (losses)          19,556        (18,724)       652,489       (628,541)       1,303,393         (541,646)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                            14,010        (23,228)       534,920       (852,677)         848,825       (1,295,397)
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                          -         91,264        100,724        312,761           39,346          139,207
Benefit payments                                  -              -        (45,606)       (78,455)         (31,693)         (16,753)
Payments on termination                     (10,197)       (32,972)      (312,990)      (393,950)        (215,528)        (345,275)
Contract maintenance charge                     (15)           (13)        (2,267)        (2,178)          (2,938)          (3,428)
Transfers among the sub-accounts
  and with the Fixed Account - net           (2,467)         8,961         43,021        435,105          (89,341)        (278,043)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions                (12,679)        67,240       (217,118)       273,283         (300,154)        (504,292)
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS             1,331         44,012        317,802       (579,394)         548,671       (1,799,689)

NET ASSETS AT BEGINNING OF PERIOD            73,423         29,411      3,776,416      4,355,810        3,312,701        5,112,390
                                        -----------   ------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD             $    74,754   $     73,423   $  4,094,218   $  3,776,416   $    3,861,372   $    3,312,701
                                        ===========   ============   ============   ============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                11,008          3,419        475,162        440,039          465,404          529,933
    Units issued                                470         11,863         48,042        200,177           41,111           64,778
    Units redeemed                           (2,329)        (4,274)       (71,906)      (165,054)         (73,525)        (129,307)
                                        -----------   ------------   ------------   ------------   --------------   --------------
  Units outstanding at end of period          9,149         11,008        451,298        475,162          432,990          465,404
                                        ===========   ============   ============   ============   ==============   ==============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                              AIM Variable Insurance Funds Sub-Accounts
                                        ------------------------------------------------------------------------------------------
                                                                           AIM V. I. Dent
                                           AIM V. I. Core Equity            Demographics              AIM V. I. Diversified Income
                                        --------------------------   ---------------------------   -------------------------------
                                           2003           2002           2003           2002           2003            2002
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $   (12,281)  $    (37,674)  $       (105)  $       (127)  $       62,223   $       80,376
Net realized gains (losses)                (185,698)      (371,135)          (279)          (467)          (6,662)          (7,426)
Change in unrealized gains (losses)         754,960       (213,825)         2,211         (2,350)          37,084          (38,755)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                           556,981       (622,634)         1,827         (2,944)          92,645           34,195
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                      7,628         80,426              -              -           11,972          839,850
Benefit payments                             (2,074)       (71,171)             -              -                -           (5,988)
Payments on termination                    (168,122)      (323,811)        (1,011)        (2,011)         (39,765)          (8,770)
Contract maintenance charge                  (1,877)        (2,247)             -             (4)            (115)            (104)
Transfers among the sub-accounts
  and with the Fixed Account - net          (98,026)      (243,686)           (85)         1,843           57,844          121,899
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions               (262,471)      (560,489)        (1,096)          (172)          29,936          946,887
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS           294,510     (1,183,123)           731         (3,116)         122,581          981,082

NET ASSETS AT BEGINNING OF PERIOD         2,707,614      3,890,737          5,706          8,822        1,156,395          175,313
                                        -----------   ------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD             $ 3,002,124   $  2,707,614   $      6,437   $      5,706   $    1,278,976   $    1,156,395
                                        ===========   ============   ============   ============   ==============   ==============

UNITS OUTSTANDING
   Units outstanding at beginning
     of period                              370,015        439,775          1,014          1,044          113,411           17,546
     Units issued                            14,388         47,661              2            389            9,483          104,441
     Units redeemed                         (47,138)      (117,421)          (170)          (419)          (6,652)          (8,576)
                                        -----------   ------------   ------------   ------------   --------------   --------------
   Units outstanding at end of period       337,265        370,015            846          1,014          116,242          113,411
                                        ===========   ============   ============   ============   ==============   ==============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                                  AIM Variable Insurance Funds Sub-Accounts
                                        ------------------------------------------------------------------------------------------
                                        AIM V. I. Global Utilities   AIM V. I. Government Securities        AIM V. I. Growth
                                        --------------------------   -------------------------------   ---------------------------
                                           2003           2002           2003              2002            2003           2002
                                        -----------   ------------   --------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $       401   $        293   $        7,782   $        6,466   $    (31,429)  $    (37,925)
Net realized gains (losses)                    (240)          (223)           5,224           19,019       (397,453)      (534,349)
Change in unrealized gains (losses)           2,434         (5,453)         (15,245)          13,712        972,327       (465,035)
                                        -----------   ------------   --------------   --------------   ------------   ------------
Increase (decrease) in net assets
  from operations                             2,595         (5,383)          (2,239)          39,197        543,445     (1,037,309)
                                        -----------   ------------   --------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                          -              -                -            7,069         20,524         44,242
Benefit payments                                  -              -                -          (10,855)       (18,344)       (42,729)
Payments on termination                           -              -          (96,344)         (74,454)      (180,789)      (226,163)
Contract maintenance charge                     (10)           (11)            (206)            (175)        (2,078)        (2,411)
Transfers among the sub-accounts
  and with the Fixed Account - net                -              -          118,211          379,602         32,343        (61,538)
                                        -----------   ------------   --------------   --------------   ------------   ------------
Increase (decrease) in net assets
  from contract transactions                    (10)           (11)          21,661          301,187       (148,344)      (288,599)
                                        -----------   ------------   --------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS             2,585         (5,394)          19,422          340,384        395,101     (1,325,908)

NET ASSETS AT BEGINNING OF PERIOD            14,890         20,284          755,694          415,310      1,981,063      3,306,971
                                        -----------   ------------   --------------   --------------   ------------   ------------
NET ASSETS AT END OF PERIOD             $    17,475   $     14,890   $      775,116   $      755,694   $  2,376,164   $  1,981,063
                                        ===========   ============   ==============   ==============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning
     of period                                1,981          1,983           62,015           36,218        402,857        457,834
     Units issued                                 -              -           14,937           79,640         36,463        213,937
     Units redeemed                              (1)            (2)         (13,172)         (53,843)       (64,121)      (268,914)
                                        -----------   ------------   --------------   --------------   ------------   ------------
   Units outstanding at end of period         1,980          1,981           63,780           62,015        375,199        402,857
                                        ===========   ============   ==============   ==============   ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                                 AIM Variable Insurance Funds Sub-Accounts
                                        ------------------------------------------------------------------------------------------
                                           AIM V. I. High Yield      AIM V. I. International Growth     AIM V. I. Premier Equity
                                        --------------------------   -------------------------------   ---------------------------
                                            2003          2002            2003             2002            2003           2002
                                        -----------   ------------   --------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $    38,175   $     (8,091)  $         (972)  $       (1,122)  $    (54,625)  $    (68,850)
Net realized gains (losses)                  (7,629)       (67,593)         (16,081)          (9,776)      (360,624)      (983,907)
Change in unrealized gains (losses)         107,166         27,100           46,167          (13,701)     1,421,781     (1,372,229)
                                        -----------   ------------   --------------   --------------   ------------   ------------
Increase (decrease) in net assets
  from operations                           137,712        (48,584)          29,114          (24,599)     1,006,532     (2,424,986)
                                        -----------   ------------   --------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                      6,530         28,975                -                -         26,829        246,702
Benefit payments                            (10,483)       (10,767)          (5,454)               -        (49,826)      (142,962)
Payments on termination                     (22,799)       (65,665)         (14,006)          (6,420)      (297,198)      (472,515)
Contract maintenance charge                    (309)          (247)            (153)            (168)        (3,431)        (3,910)
Transfers among the sub-accounts
  and with the Fixed Account - net           81,331         35,214            7,839           (8,702)        38,201       (368,038)
                                        -----------   ------------   --------------   --------------   ------------   ------------
Increase (decrease) in net assets
  from contract transactions                 54,270        (12,490)         (11,774)         (15,290)      (285,425)      (740,723)
                                        -----------   ------------   --------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS           191,982        (61,074)          17,340          (39,889)       721,107     (3,165,709)

NET ASSETS AT BEGINNING OF PERIOD           509,822        570,896          108,860          148,749      4,605,948      7,771,657
                                        -----------   ------------   --------------   --------------   ------------   ------------
NET ASSETS AT END OF PERIOD             $   701,804   $    509,822   $      126,200   $      108,860   $  5,327,055   $  4,605,948
                                        ===========   ============   ==============   ==============   ============   ============

UNITS OUTSTANDING
   Units outstanding at beginning
     of period                               63,528         67,184           14,463           16,893        667,834        757,407
     Units issued                            11,240         27,337            1,941              944         45,029        142,446
     Units redeemed                          (5,825)       (30,993)          (3,311)          (3,374)       (83,256)      (232,019)
                                        -----------   ------------   --------------   --------------   ------------   ------------
   Units outstanding at end of period        68,943         63,528           13,093           14,463        629,607        667,834
                                        ===========   ============   ==============   ==============   ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                    Dreyfus Socially Responsible
                                        American Century Variable Portfolios, Inc. Sub-Accounts     Growth Fund, Inc. Sub-Account
                                        --------------------------------------------------------   -------------------------------
                                             American Century                American Century             Dreyfus Socially
                                               VP Balanced                   VP International          Responsible Growth Fund
                                        --------------------------   ---------------------------   -------------------------------
                                           2003           2002           2003           2002           2003              2002
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $     1,918   $      1,657   $       (542)  $       (589)  $       (3,755)  $       (3,591)
Net realized gains (losses)                  (7,613)       (13,341)        (1,412)       (30,146)         (15,761)         (21,404)
Change in unrealized gains (losses)          24,208         (6,718)        18,567          5,906           79,479          (83,671)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                            18,513        (18,402)        16,613        (24,829)          59,963         (108,666)
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                          -              -             88             80           16,200          117,534
Benefit payments                                  -              -              -              -                -           (4,709)
Payments on termination                     (34,798)        (6,378)          (554)        (9,095)         (16,096)         (21,589)
Contract maintenance charge                     (46)           (73)           (11)           (12)            (107)            (108)
Transfers among the sub-accounts
  and with the Fixed Account - net          (12,661)        (3,573)             5        (20,206)             330           13,308
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions                (47,505)       (10,024)          (472)       (29,233)             327          104,436
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS           (28,992)       (28,426)        16,141        (54,062)          60,290           (4,230)

NET ASSETS AT BEGINNING OF PERIOD           113,635        142,061         73,452        127,514          259,414          263,644
                                        -----------   ------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD             $    84,643   $    113,635   $     89,593   $     73,452   $      319,704   $      259,414
                                        ===========   ============   ============   ============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                10,622         11,837          8,619         11,744           39,461           25,858
    Units issued                              1,233          3,418             10              8            5,930           18,101
    Units redeemed                           (5,142)        (4,633)           (63)        (3,133)          (6,023)          (4,498)
                                        -----------   ------------   ------------   ------------   --------------   --------------
  Units outstanding at end of period          6,713         10,622          8,566          8,619           39,368           39,461
                                        ===========   ============   ============   ============   ==============   ==============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                        Dreyfus Stock Index Fund
                                               Sub-Account                    Dreyfus Variable Investment Fund Sub-Accounts
                                        --------------------------   -------------------------------------------------------------
                                         Dreyfus Stock Index Fund       VIF Growth and Income            VIF Money Market
                                        --------------------------   ---------------------------   -------------------------------
                                           2003           2002           2003           2002            2003             2002
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $     1,096   $       (561)  $     (1,948)  $     (3,168)  $      (14,506)  $       (3,834)
Net realized gains (losses)                 (86,880)      (151,502)       (17,914)       (28,299)               -                -
Change in unrealized gains (losses)         576,619       (427,992)       101,147       (102,279)               -                -
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                           490,835       (580,055)        81,285       (133,746)         (14,506)          (3,834)
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     30,166        549,863         31,377         32,285           81,397          384,209
Benefit payments                            (18,469)       (35,468)        (7,837)             -          (28,102)               -
Payments on termination                    (162,038)      (163,477)       (31,350)       (55,228)      (1,133,104)        (715,901)
Contract maintenance charge                  (1,520)        (1,303)          (322)          (276)            (923)            (620)
Transfers among the sub-accounts
  and with the Fixed Account - net           83,095        140,640        (15,044)          (887)          13,925        1,376,010
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions                (68,766)       490,255        (23,176)       (24,106)      (1,066,807)       1,043,698
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS           422,069        (89,800)        58,109       (157,852)      (1,081,313)       1,039,864

NET ASSETS AT BEGINNING OF PERIOD         1,907,269      1,997,069        340,359        498,211        2,651,775        1,611,911
                                        -----------   ------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD             $ 2,329,338   $  1,907,269   $    398,468   $    340,359   $    1,570,462   $    2,651,775
                                        ===========   ============   ============   ============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               248,777        185,002         42,476         45,351          241,851          146,458
    Units issued                             41,540        130,448         13,726          9,200           57,939          402,706
    Units redeemed                          (46,544)       (66,673)       (15,601)       (12,075)        (150,838)        (307,313)
                                        -----------   ------------   ------------   ------------   --------------   --------------
  Units outstanding at end of period        243,773        248,777         40,601         42,476          148,952          241,851
                                        ===========   ============   ============   ============   ==============   ==============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                        Dreyfus Variable Investment     Federated Insurance Series     Fidelity Variable Insurance
                                             Fund Sub-Accounts                 Sub-Account                Products Sub-Accounts
                                        ----------------------------   -----------------------------   ---------------------------
                                          VIF Small Company Stock      Federated Prime Money Fund II         VIP Contrafund
                                        ----------------------------   -----------------------------   ---------------------------
                                            2003           2002            2003            2002            2003           2002
                                        ------------   -------------   ------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $       (807)  $        (705)  $    (61,684)  $       (6,326)  $    (43,443)  $    (26,817)
Net realized gains (losses)                    1,098             204              -                -       (123,032)      (306,695)
Change in unrealized gains (losses)           21,793         (12,677)             -                -      1,287,296       (241,604)
                                        ------------   -------------   ------------   --------------   ------------   ------------
Increase (decrease) in net assets
  from operations                             22,084         (13,178)       (61,684)          (6,326)     1,120,821       (575,116)
                                        ------------   -------------   ------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                           -               -          5,104          384,654         18,089         30,959
Benefit payments                                   -               -       (506,828)        (112,487)       (54,442)       (58,109)
Payments on termination                       (5,207)         (5,393)    (1,423,483)      (1,579,817)      (260,832)      (397,857)
Contract maintenance charge                      (55)            (61)        (2,521)          (1,936)        (3,190)        (3,506)
Transfers among the sub-accounts
  and with the Fixed Account - net             6,358              (1)       402,446        4,632,706        139,526       (275,848)
                                        ------------   -------------   ------------   --------------   ------------   ------------
Increase (decrease) in net assets
  from contract transactions                   1,096          (5,455)    (1,525,282)       3,323,120       (160,849)      (704,361)
                                        ------------   -------------   ------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS             23,180         (18,633)    (1,586,966)       3,316,794        959,972     (1,279,477)

NET ASSETS AT BEGINNING OF PERIOD             46,469          65,102      8,524,285        5,207,491      4,420,650      5,700,127
                                        ------------   -------------   ------------   --------------   ------------   ------------
NET ASSETS AT END OF PERIOD             $     69,649   $      46,469   $  6,937,319   $    8,524,285   $  5,380,622   $  4,420,650
                                        ============   =============   ============   ==============   ============   ============
UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                  4,953           5,483        813,509          493,659        451,303        519,828
    Units issued                                 739               -        362,504        1,281,184         37,399         51,754
    Units redeemed                              (403)           (530)      (509,886)        (961,334)       (53,536)      (120,279)
                                        ------------   -------------   ------------   --------------   ------------   ------------
  Units outstanding at end of
    period                                     5,289           4,953        666,127          813,509        435,166        451,303
                                        ============   =============   ============   ==============   ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                         Fidelity Variable Insurance Products Fund Sub-Accounts
                                        ------------------------------------------------------------------------------------------
                                             VIP Equity-Income                 VIP Growth                   VIP High Income
                                        ----------------------------   -----------------------------   ---------------------------
                                            2003           2002            2003           2002             2003           2002
                                        ------------   -------------   ------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $     20,254   $      21,100   $    (45,365)  $      (58,688)  $     84,488   $    126,576
Net realized gains (losses)                 (152,340)       (181,585)      (428,105)      (1,035,530)       (49,053)      (212,196)
Change in unrealized gains (losses)        1,182,332        (870,307)     1,592,790         (989,777)       339,104        106,485
                                        ------------   -------------   ------------   --------------   ------------   ------------
Increase (decrease) in net assets
  from operations                          1,050,246      (1,030,792)     1,119,320       (2,083,995)       374,539         20,865
                                        ------------   -------------   ------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                       9,552         241,258         13,679           72,162          6,875         68,012
Benefit payments                             (34,103)        (45,350)       (52,025)         (24,449)       (14,002)        (3,969)
Payments on termination                     (348,078)       (321,319)      (270,322)        (405,947)       (86,234)      (145,618)
Contract maintenance charge                   (2,257)         (2,423)        (3,247)          (3,799)          (686)          (530)
Transfers among the sub-accounts
  and with the Fixed Account - net           102,816        (210,502)       (74,192)        (591,016)       455,584        (61,639)
                                        ------------   -------------   ------------   --------------   ------------   ------------
Increase (decrease) in net assets
  from contract transactions                (272,070)       (338,336)      (386,107)        (953,049)       361,537       (143,744)
                                        ------------   -------------   ------------   --------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS            778,176      (1,369,128)       733,213       (3,037,044)       736,076       (122,879)

NET ASSETS AT BEGINNING OF PERIOD          3,956,990       5,326,118      3,882,860        6,919,904      1,284,294      1,407,173
                                        ------------   -------------   ------------   --------------   ------------   ------------
NET ASSETS AT END OF PERIOD             $  4,735,166   $   3,956,990   $  4,616,073   $    3,882,860   $  2,020,370   $  1,284,294
                                        ============   =============   ============   ==============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                438,888         482,054        543,411          661,859        169,789        190,110
    Units issued                              41,223          92,022         21,277           56,673         64,291         44,484
    Units redeemed                           (71,397)       (135,188)       (70,795)        (175,121)       (21,649)       (64,805)
                                        ------------   -------------   ------------   --------------   ------------   ------------
  Units outstanding at end of period         408,714         438,888        493,893          543,411        212,431        169,789
                                        ============   =============   ============   ==============   ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          Fidelity Variable
                                                                                                       Insurance Products Fund
                                         Fidelity Variable Insurance Products Fund Sub-Accounts     (Service Class 2) Sub-Accounts
                                        --------------------------------------------------------   -------------------------------
                                                                                                      VIP Asset Manager Growth
                                               VIP Index 500                   VIP Overseas              (Service Class 2)
                                        --------------------------   ---------------------------   -------------------------------
                                            2003          2002           2003           2002            2003            2002
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $     4,786   $        302   $     (2,447)  $     (3,423)  $          232   $           60
Net realized gains (losses)                (179,003)      (231,413)       (67,934)      (115,905)            (870)          (2,187)
Change in unrealized gains (losses)         889,068       (702,023)       238,164        (36,852)           4,826           (2,596)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                           714,851       (933,134)       167,783       (156,180)           4,188           (4,723)
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     29,821        131,764          1,036         47,777                -           22,567
Benefit payments                            (53,373)      (249,272)       (10,630)             -                -                -
Payments on termination                    (217,452)      (200,181)       (42,870)       (31,450)          (6,168)          (8,071)
Contract maintenance charge                  (1,568)        (1,789)          (357)          (440)             (10)              (8)
Transfers among the sub-accounts
  and with the Fixed Account - net          (43,416)       (37,257)       (29,217)      (120,684)          12,010           (4,372)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions               (285,988)      (356,735)       (82,038)      (104,797)           5,832           10,116
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS           428,863     (1,289,869)        85,745       (260,977)          10,020            5,393

NET ASSETS AT BEGINNING OF PERIOD         2,912,087      4,201,956        487,584        748,561           21,117           15,724
                                        -----------   ------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD             $ 3,340,950   $  2,912,087   $    573,329   $    487,584   $       31,137   $       21,117
                                        ===========   ============   ============   ============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               482,186        532,748         94,862        114,724            2,682            1,656
    Units issued                             27,823         70,629          1,435         14,328            1,360            3,096
    Units redeemed                          (72,664)      (121,191)       (17,281)       (34,190)            (783)          (2,070)
                                        -----------   ------------   ------------   ------------   --------------   --------------
  Units outstanding at end of period        437,345        482,186         79,016         94,862            3,259            2,682
                                        ===========   ============   ============   ============   ==============   ==============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                  Fidelity Variable Insurance Products Fund (Service Class 2) Sub-Accounts
                                        ------------------------------------------------------------------------------------------
                                              VIP Contrafund              VIP Equity-Income                  VIP Growth
                                             (Service Class 2)            (Service Class 2)               (Service Class 2)
                                        --------------------------   ---------------------------   -------------------------------
                                           2003           2002           2003           2002            2003             2002
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $   (12,654)  $     (7,741)  $      2,189   $    (10,634)  $       (9,554)  $       (8,501)
Net realized gains (losses)                     243         (7,656)       (74,668)       (49,905)         (41,859)         (59,868)
Change in unrealized gains (losses)         261,062        (79,457)       766,431       (416,572)         235,669         (168,897)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                           248,651        (94,854)       693,952       (477,111)         184,256         (237,266)
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     16,216        157,392         68,531        755,392           22,951          179,969
Benefit payments                               (163)        (3,405)          (220)       (78,480)               -          (47,444)
Payments on termination                     (44,965)       (25,893)      (218,356)      (204,893)         (39,924)         (48,173)
Contract maintenance charge                    (344)          (235)          (979)          (533)            (452)            (226)
Transfers among the sub-accounts
  and with the Fixed Account - net          169,608        421,726        349,692      1,314,764           87,067          418,290
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions                140,352        549,585        198,668      1,786,250           69,642          502,416
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS           389,003        454,731        892,620      1,309,139          253,898          265,150

NET ASSETS AT BEGINNING OF PERIOD           867,099        412,368      2,443,435      1,134,296          638,332          373,182
                                        -----------   ------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD             $ 1,256,102   $    867,099   $  3,336,055   $  2,443,435   $      892,230   $      638,332
                                        ===========   ============   ============   ============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                               102,713         43,504        318,019        121,181          105,596           42,475
    Units issued                             21,289         73,698         87,756        284,033           32,695          106,083
    Units redeemed                           (6,453)       (14,489)       (67,792)       (87,195)         (24,849)         (42,962)
                                        -----------   ------------   ------------   ------------   --------------   --------------
  Units outstanding at end of period        117,549        102,713        337,983        318,019          113,442          105,596
                                        ===========   ============   ============   ============   ==============   ==============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                 Fidelity Variable Insurance Products Fund (Service Class 2) Sub-Accounts
                                        ------------------------------------------------------------------------------------------
                                             VIP High Income                VIP Index 500                  VIP Overseas
                                            (Service Class 2)             (Service Class 2)              (Service Class 2)
                                        --------------------------   ---------------------------   -------------------------------
                                            2003          2002           2003           2002            2003             2002
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $    41,588   $     14,438   $     (3,695)  $    (10,468)  $         (353)  $         (446)
Net realized gains (losses)                   6,594        (14,502)       (60,056)       (80,218)          (3,929)          (2,921)
Change in unrealized gains (losses)         154,122         19,237        416,153       (335,036)          18,064          (10,074)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                           202,304         19,173        352,402       (425,722)          13,782          (13,441)
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                     54,120        165,090         11,552        279,278                -           10,614
Benefit payments                             (1,576)             -              -        (14,158)               -                -
Payments on termination                     (22,326)       (27,476)      (149,949)      (191,993)          (1,956)          (2,938)
Contract maintenance charge                     (90)           (58)          (573)          (378)             (35)             (14)
Transfers among the sub-accounts
  and with the Fixed Account - net          335,798        316,177         57,406        862,404           (6,558)          11,250
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions                365,926        453,733        (81,564)       935,153           (8,549)          18,912
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS           568,230        472,906        270,838        509,431            5,233            5,471

NET ASSETS AT BEGINNING OF PERIOD           634,211        161,305      1,515,750      1,006,319           44,479           39,008
                                        -----------   ------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD             $ 1,202,441   $    634,211   $  1,786,588   $  1,515,750   $       49,712   $       44,479
                                        ===========   ============   ============   ============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                69,269         17,924        218,562        111,014            6,416            4,549
    Units issued                             49,082         66,209         21,894        215,931              155            8,477
    Units redeemed                          (13,481)       (14,864)       (36,230)      (108,383)          (1,517)          (6,610)
                                        -----------   ------------   ------------   ------------   --------------   --------------
  Units outstanding at end of period        104,870         69,269        204,226        218,562            5,054            6,416
                                        ===========   ============   ============   ============   ==============   ==============

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------

                                                 Franklin Templeton Variable Insurance Products Trust Sub-Accounts
                                          -------------------------------------------------------------------------------
                                          Franklin Global
                                            Health Care
                                            Securities           Franklin Small Cap       Franklin Technology Securities
                                          ---------------   ---------------------------   -------------------------------
                                              2002 (i)        2003 (a)       2002 (i)        2003 (a)          2002
                                          ---------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $           (97)  $     (3,776)  $     (1,735)  $          (27)  $          (66)
Net realized gains (losses)                        (1,585)          (525)        (4,460)            (691)            (155)
Change in unrealized gains (losses)                  (252)        85,593        (44,720)           1,238           (2,073)
                                          ---------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                                  (1,934)        81,292        (50,915)             520           (2,294)
                                          ---------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                           19,669          1,423         31,655                3              757
Benefit payments                                        -         (1,001)          (540)               -                -
Payments on termination                                 -         (6,092)        (7,691)            (694)          (1,022)
Contract maintenance charge                             -           (121)           (84)              (1)              (5)
Transfers among the sub-accounts
  and with the Fixed Account - net                (25,338)        89,572        107,315           (4,882)           2,788
                                          ---------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions                       (5,669)        83,781        130,655           (5,574)           2,518
                                          ---------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS                  (7,603)       165,073         79,740           (5,054)             224

NET ASSETS AT BEGINNING OF PERIOD                   7,603        182,474        102,734            5,054            4,830
                                          ---------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD                $            -   $    347,547   $    182,474   $            -   $        5,054
                                          ===============   ============   ============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                         775         25,497          8,528              984              609
    Units issued                                    3,289         18,823         20,481              470              728
    Units redeemed                                 (4,064)        (7,776)        (3,512)          (1,454)            (353)
                                          ---------------   ------------   ------------   --------------   --------------
  Units outstanding at end of period                    -         36,544         25,497                -              984
                                          ===============   ============   ============   ==============   ==============

(a) On April 30, 2003, Franklin Technology Securities merged into Franklin Small Cap

(i) On April 30, 2002, Franklin Global Health Care Securities merged into Franklin Small Cap

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                        Franklin Templeton Variable Insurance Products Trust Sub-Accounts
                                        ------------------------------------------------------------------------------------------
                                                                        Templeton Developing
                                         Mutual Shares Securities        Markets Securities         Templeton Foreign Securities
                                        --------------------------   ---------------------------   -------------------------------
                                           2003           2002           2003           2002            2003             2002
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $    (3,864)  $     (2,942)  $        (74)  $        (20)  $          634   $          110
Net realized gains (losses)                    (911)         2,046             34              1           (9,899)          (4,238)
Change in unrealized gains (losses)         218,788        (79,789)         6,575            260           73,977          (18,841)
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from operations                           214,013        (80,685)         6,535            241           64,712          (22,969)
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                    140,236        110,636              -              -                -           33,379
Benefit payments                             (8,329)        (5,090)             -              -           (7,923)               -
Payments on termination                     (23,588)       (30,518)             -              -          (12,414)            (922)
Contract maintenance charge                    (279)          (122)             -              -              (87)             (64)
Transfers among the sub-accounts
  and with the Fixed Account - net          221,819        359,449         19,441          6,853          126,981           51,035
                                        -----------   ------------   ------------   ------------   --------------   --------------
Increase (decrease) in net assets
  from contract transactions                329,859        434,355         19,441          6,853          106,557           83,428
                                        -----------   ------------   ------------   ------------   --------------   --------------
INCREASE (DECREASE) IN NET ASSETS           543,872        353,670         25,976          7,094          171,269           60,459

NET ASSETS AT BEGINNING OF PERIOD           714,467        360,797          7,094              -          132,192           71,733
                                        -----------   ------------   ------------   ------------   --------------   --------------
NET ASSETS AT END OF PERIOD             $ 1,258,339   $    714,467   $     33,070   $      7,094   $      303,461   $      132,192
                                        ===========   ============   ============   ============   ==============   ==============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                76,838         31,851            767              -           18,772            8,050
    Units issued                             40,399         56,273          1,453            767           20,851           12,146
    Units redeemed                           (5,426)       (11,286)            (1)             -           (6,904)          (1,424)
                                        -----------   ------------   ------------   ------------   --------------   --------------
  Units outstanding at end of period        111,811         76,838          2,219            767           32,719           18,772
                                        ===========   ============   ============   ============   ==============   ==============

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                        Franklin Templeton                              Goldman Sachs Variable
                                        Variable Insurance Products Trust Sub-Accounts                Insurance Trust Sub-Accounts
                                        ----------------------------------------------------------    ----------------------------
                                              Templeton Global
                                              Income Securities        Templeton Growth Securities         VIT Capital Growth
                                        ---------------------------    ---------------------------    ----------------------------
                                            2003           2002            2003           2002            2003            2002
                                        ------------   ------------    ------------   ------------    ------------    ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $     32,045   $     (1,890)   $        261   $      4,282    $       (902)   $     (2,044)
Net realized gains (losses)                   22,981          5,110         (22,556)          (904)           (738)        (49,448)
Change in unrealized gains (losses)           46,078         64,133         258,675       (130,760)         15,551          (8,570)
                                        ------------   ------------    ------------   ------------    ------------    ------------
Increase (decrease) in net assets
  from operations                            101,104         67,353         236,380       (127,382)         13,911         (60,062)
                                        ------------   ------------    ------------   ------------    ------------    ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                       5,700          4,442           7,090         75,500             550          13,517
Benefit payments                                   -              -               -              -               -               -
Payments on termination                      (32,661)       (12,571)        (47,435)       (18,172)            (30)         (5,121)
Contract maintenance charge                     (335)          (228)           (451)          (324)            (96)            (84)
Transfers among the sub-accounts
  and with the Fixed Account - net            94,667        147,670         151,588        251,248            (737)        (90,382)
                                        ------------   ------------    ------------   ------------    ------------    ------------
Increase (decrease) in net assets
  from contract transactions                  67,371        139,313         110,792        308,252            (313)        (82,070)
                                        ------------   ------------    ------------   ------------    ------------    ------------
INCREASE (DECREASE) IN NET ASSETS            168,475        206,666         347,172        180,870          13,598        (142,132)

NET ASSETS AT BEGINNING OF PERIOD            460,500        253,834         678,665        497,795          64,184         206,316
                                        ------------   ------------    ------------   ------------    ------------    ------------
NET ASSETS AT END OF PERIOD             $    628,975   $    460,500    $  1,025,837   $    678,665    $     77,782    $     64,184
                                        ============   ============    ============   ============    ============    ============

UNITS OUTSTANDING
  Units outstanding at beginning
    of period                                 34,510         22,479          74,169         40,019           9,896          20,601
    Units issued                              15,326         17,551          23,500         46,097              84          11,941
    Units redeemed                           (10,490)        (5,520)        (10,088)       (11,947)           (103)        (22,646)
                                        ------------   ------------    ------------   ------------    ------------    ------------
  Units outstanding at end of period          39,346         34,510          87,581         74,169           9,877           9,896
                                        ============   ============    ============   ============    ============    ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------

                                                           Goldman Sachs Variable Insurance Trust Sub-Accounts
                                                ------------------------------------------------------------------------
                                                 VIT CORE
                                                Large Cap
                                                  Growth         VIT CORE Small Cap Equity        VIT CORE U.S. Equity
                                                ----------    ------------------------------    ------------------------
                                                  2002 (j)        2003             2002            2003          2002
                                                ----------    -------------    -------------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                    $       (2)   $      (4,508)   $      (3,972)   $   (2,052)   $   (2,380)
Net realized gains (losses)                         (2,911)          16,757            1,843        (5,601)      (16,139)
Change in unrealized gains (losses)                  2,906          118,195          (53,662)       72,826       (45,079)
                                                ----------    -------------    -------------    ----------    ----------
Increase (decrease) in net assets
  from operations                                       (7)         130,444          (55,791)       65,173       (63,598)
                                                ----------    -------------    -------------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS

Deposits                                                 -           27,792           47,576        30,661        33,416
Benefit payments                                         -           (1,596)         (21,845)            -       (13,162)
Payments on termination                                  -          (30,401)         (19,356)      (19,047)      (20,493)
Contract maintenance charge                              -             (201)            (152)         (216)         (185)
Transfers among the sub-accounts
  and with the Fixed Account - net                  (3,662)           9,261           26,692        30,116        14,325
                                                ----------    -------------    -------------    ----------    ----------
Increase (decrease) in net assets
  from contract transactions                        (3,662)           4,855           32,915        41,514        13,901
                                                ----------    -------------    -------------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS                   (3,669)         135,299          (22,876)      106,687       (49,697)

NET ASSETS AT BEGINNING OF PERIOD                    3,669          278,585          301,461       207,986       257,683
                                                ----------    -------------    -------------    ----------    ----------
NET ASSETS AT END OF PERIOD                     $        -    $     413,884    $     278,585    $  314,673    $  207,986
                                                ==========    =============    =============    ==========    ==========

UNITS OUTSTANDING
  Units outstanding at beginning of period             409           28,999           25,383        28,745        26,240
    Units issued                                         -            5,440            8,832         8,124         7,292
    Units redeemed                                    (409)          (4,044)          (5,216)       (2,350)       (4,787)
                                                ----------    -------------    -------------    ----------    ----------
  Units outstanding at end of period                     -           30,395           28,999        34,519        28,745
                                                ==========    =============    =============    ==========    ==========

(j) For the period beginning January 1, 2002 and ended on April 30, 2002

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------

                                                             Goldman Sachs Variable Insurance Trust Sub-Accounts
                                                ---------------------------------------------------------------------------
                                                     VIT
                                                Global Income        VIT Growth and Income         VIT International Equity
                                                -------------    ------------------------------    ------------------------
                                                   2002 (j)          2003             2002            2003           2002
                                                -------------    -------------    -------------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                    $         (71)   $         (16)   $         (40)   $      426    $      (76)
Net realized gains (losses)                            (1,871)             (33)          (1,295)       (1,251)         (204)
Change in unrealized gains (losses)                     3,122            1,444               93         5,976        (3,686)
                                                -------------    -------------    -------------    ----------    ----------
Increase (decrease) in net assets
  from operations                                       1,180            1,395           (1,242)        5,151        (3,966)
                                                -------------    -------------    -------------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS

Deposits                                                  661                -                -             -             -
Benefit payments                                            -                -                -             -             -
Payments on termination                                     -                -           (4,585)       (1,382)            -
Contract maintenance charge                                 -              (11)             (14)           (8)           (8)
Transfers among the sub-accounts
  and with the Fixed Account - net                   (154,598)               1                -             -            (5)
                                                -------------    -------------    -------------    ----------    ----------
Increase (decrease) in net assets
  from contract transactions                         (153,937)             (10)          (4,599)       (1,390)          (13)
                                                -------------    -------------    -------------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS                    (152,757)           1,385           (5,841)        3,761        (3,979)

NET ASSETS AT BEGINNING OF PERIOD                     152,757            6,235           12,076        16,307        20,286
                                                -------------    -------------    -------------    ----------    ----------
NET ASSETS AT END OF PERIOD                     $           -    $       7,620    $       6,235    $   20,068    $   16,307
                                                =============    =============    =============    ==========    ==========

UNITS OUTSTANDING
  Units outstanding at beginning of period             14,148              820            1,386         2,183         2,184
    Units issued                                        3,542                -                -             -             -
    Units redeemed                                    (17,690)              (1)            (566)         (166)           (1)
                                                -------------    -------------    -------------    ----------    ----------
  Units outstanding at end of period                        -              819              820         2,017         2,183
                                                =============    =============    =============    ==========    ==========

(j) For the period beginning January 1, 2002 and ended on April 30, 2002

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                     Goldman Sachs Variable
                                                   Insurance Trust Sub-Accounts          LSA Variable Series Trust Sub-Accounts
                                                   ----------------------------    -----------------------------------------------
                                                                                                                   LSA Diversified
                                                        VIT Mid Cap Value             LSA Capital Growth (b)           Mid Cap
                                                   ----------------------------    ----------------------------    ---------------
                                                       2003            2002            2003            2002            2003 (C)
                                                   ------------    ------------    ------------    ------------    ---------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                       $        (30)   $        (23)   $     (1,295)   $       (254)   $            (2)
Net realized gains (losses)                                  83              23              64             115                  -
Change in unrealized gains (losses)                       1,537            (381)         25,163          (2,570)                52
                                                   ------------    ------------    ------------    ------------    ---------------
Increase (decrease) in net assets
  from operations                                         1,590            (381)         23,932          (2,709)                50
                                                   ------------    ------------    ------------    ------------    ---------------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                                      -               -          89,175          31,619                  -
Benefit payments                                              -               -               -               -                  -
Payments on termination                                       -               -          (1,888)              -                  -
Contract maintenance charge                                  (6)             (6)            (38)              -                  -
Transfers among the sub-accounts
  and with the Fixed Account - net                            -               -          22,134           5,670                173
                                                   ------------    ------------    ------------    ------------    ---------------
Increase (decrease) in net assets
  from contract transactions                                 (6)             (6)        109,383          37,289                173
                                                   ------------    ------------    ------------    ------------    ---------------

INCREASE (DECREASE) IN NET ASSETS                         1,584            (387)        133,315          34,580                223

NET ASSETS AT BEGINNING OF PERIOD                         5,972           6,359          39,048           4,468                  -
                                                   ------------    ------------    ------------    ------------    ---------------

NET ASSETS AT END OF PERIOD                        $      7,556    $      5,972    $    172,363    $     39,048    $           223
                                                   ============    ============    ============    ============    ===============

UNITS OUTSTANDING
  Units outstanding at beginning of period                  452             452           5,862             507                  -
    Units issued                                              -               -          16,455           5,357                 22
    Units redeemed                                            -               -            (888)             (2)                 -
                                                   ------------    ------------    ------------    ------------    ---------------
  Units outstanding at end of period                        452             452          21,429           5,862                 22
                                                   ============    ============    ============    ============    ===============

(b) Previously known as LSA Growth Equity

(c) For period beginning May 1, 2003 and ended December 31, 2003

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                 LSA Variable Series
                                                 Trust Sub-Accounts              MFS Variable Insurance Trust Sub-Accounts
                                               ------------------------    ----------------------------------------------------
                                                 LSA Equity Growth (d)       MFS Emerging Growth          MFS Investors Trust
                                               ------------------------    ------------------------    ------------------------
                                                  2003          2002          2003          2002          2003          2002
                                               ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                   $     (870)   $     (330)   $  (30,614)   $  (37,926)   $   (4,837)   $   (6,435)
Net realized gains (losses)                          (967)         (857)     (388,334)     (568,728)      (43,122)      (63,426)
Change in unrealized gains (losses)                12,880        (6,180)      974,173      (636,966)      175,092      (148,017)
                                               ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
  from operations                                  11,043        (7,367)      555,225    (1,243,620)      127,133      (217,878)
                                               ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                           51,952         8,973        29,324       105,358         3,234        66,127
Benefit payments                                   (1,243)            -       (10,072)      (46,398)      (10,039)      (14,284)
Payments on termination                            (1,907)       (4,329)     (241,284)     (205,951)      (85,609)      (42,626)
Contract maintenance charge                           (46)          (14)       (1,866)       (2,124)         (451)         (462)
Transfers among the sub-accounts
  and with the Fixed Account - net                  9,059        20,969       (35,602)     (125,444)       27,029       (81,470)
                                               ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
  from contract transactions                       57,815        25,599      (259,500)     (274,559)      (65,836)      (72,715)
                                               ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS                  68,858        18,232       295,725    (1,518,179)       61,297      (290,593)

NET ASSETS AT BEGINNING                            27,392         9,160     2,095,451     3,613,630       675,347       965,940
  OF PERIOD
                                               ----------    ----------    ----------    ----------    ----------    ----------
NET ASSETS AT END OF PERIOD                    $   96,250    $   27,392    $2,391,176    $2,095,451    $  736,644    $  675,347
                                               ==========    ==========    ==========    ==========    ==========    ==========
UNITS OUTSTANDING
  Units outstanding at beginning of period          4,242         1,008       330,758       361,187        96,230       105,912
    Units issued                                    9,193         4,032        21,911        46,173        10,800        21,117
    Units redeemed                                 (1,124)         (798)      (55,966)      (76,602)      (19,478)      (30,799)
                                               ----------    ----------    ----------    ----------    ----------    ----------
  Units outstanding at end of period               12,311         4,242       296,703       330,758        87,552        96,230
                                               ==========    ==========    ==========    ==========    ==========    ==========

(d) Previously known as LSA Focused Equity

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                                  MFS Variable Insurance Trust Sub-Accounts
                                               --------------------------------------------------------------------------------
                                                  MFS New Discovery               MFS Research               MFS Utilities
                                               ------------------------    ------------------------    ------------------------
                                                  2003          2002          2003          2002          2003         2002
                                               ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                   $   (5,315)   $   (4,268)   $  (11,260)   $  (19,310)   $       87    $      (33)
Net realized gains (losses)                        (2,090)      (47,264)      (91,873)     (168,165)       (1,203)         (101)
Change in unrealized gains (losses)               116,091       (79,718)      402,844      (308,424)        4,686        (3,058)
                                               ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
  from operations                                 108,686      (131,250)      299,711      (495,899)        3,570        (3,192)
                                               ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                            4,522        10,084         3,481        23,596             -         5,867
Benefit payments                                        -        (5,426)      (10,436)      (16,146)       (4,866)            -
Payments on termination                           (10,164)      (27,179)      (81,170)     (109,442)         (271)         (271)
Contract maintenance charge                          (141)         (124)         (691)         (834)          (12)          (13)
Transfers among the sub-accounts
  and with the Fixed Account - net                102,852        58,453         4,819       (41,678)           (1)        6,597
                                               ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
  from contract transactions                       97,069        35,808       (83,997)     (144,504)       (5,150)       12,180
                                               ----------    ----------    ----------    ----------    ----------    ----------

INCREASE (DECREASE) IN NET ASSETS                 205,755       (95,442)      215,714      (640,403)       (1,580)        8,988

NET ASSETS AT BEGINNING OF PERIOD                 283,302       378,744     1,362,207     2,002,610        16,315         7,327
                                               ----------    ----------    ----------    ----------    ----------    ----------

NET ASSETS AT END OF PERIOD                    $  489,057    $  283,302    $1,577,921    $1,362,207    $   14,735    $   16,315
                                               ==========    ==========    ==========    ==========    ==========    ==========

UNITS OUTSTANDING
  Units outstanding at beginning of period         27,297        23,639       232,666       252,999         2,352           804
    Units issued                                   12,711        15,876         8,238        26,554             -         2,394
    Units redeemed                                 (1,072)      (12,218)      (21,805)      (46,887)         (763)         (846)
                                               ----------    ----------    ----------    ----------    ----------    ----------
  Units outstanding at end of period               38,936        27,297       219,099       232,666         1,589         2,352
                                               ==========    ==========    ==========    ==========    ==========    ==========

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                           MFS Variable Insurance Trust (Service Class) Sub-Accounts
                                               --------------------------------------------------------------------------------
                                                     MFS Emerging                MFS Investors                 MFS New
                                                Growth (Service Class)       Trust (Service Class)     Discovery (Service Class)
                                               ------------------------    ------------------------    ------------------------
                                                  2003          2002          2003          2002          2003          2002
                                               ----------    ----------    ----------    ----------    ----------    ----------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                   $   (8,978)   $   (8,297)   $   (7,537)   $   (6,279)   $  (13,100)   $   (7,091)
Net realized gains (losses)                       (12,145)      (49,022)       (6,928)      (35,775)       (4,044)      (24,226)
Change in unrealized gains (losses)               159,443      (171,459)      143,279      (110,482)      251,786      (147,261)
                                               ----------    ----------    ----------    ----------    ----------    ----------
Increase (decrease) in net assets
  from operations                                 138,320      (228,778)      128,814      (152,536)      234,642      (178,578)
                                               ----------    ----------    ----------    ----------    ----------    ----------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                               38        55,079           650       113,579         4,008       211,571
Benefit payments                                        -             -             -             -             -             -
Payments on termination                           (34,483)      (32,918)      (30,583)      (16,289)      (23,337)      (87,991)
Contract maintenance charge                          (256)         (124)         (332)         (106)         (207)          (99)
Transfers among the sub-accounts
  and with the Fixed Account - net                 69,896       227,073        34,561       286,263       141,201       564,497
                                               ----------    ----------    ----------    ----------    ----------    ----------

Increase (decrease) in net assets
  from contract transactions                       35,195       249,110         4,296       383,447       121,665       687,978
                                               ----------    ----------    ----------    ----------    ----------    ----------

INCREASE (DECREASE) IN NET ASSETS                 173,515        20,332       133,110       230,911       356,307       509,400

NET ASSETS AT BEGINNING OF PERIOD                 495,950       475,618       631,622       400,711       669,344       159,944
                                               ----------    ----------    ----------    ----------    ----------    ----------

NET ASSETS AT END OF PERIOD                    $  669,465    $  495,950    $  764,732    $  631,622    $1,025,651    $  669,344
                                               ==========    ==========    ==========    ==========    ==========    ==========

UNITS OUTSTANDING
  Units outstanding at beginning of period         92,767        57,887        91,310        45,156       102,903        16,517
    Units issued                                   14,606        69,071        12,808        87,045        27,334       110,282
    Units redeemed                                 (9,411)      (34,191)      (11,996)      (40,891)      (10,029)      (23,896)
                                               ----------    ----------    ----------    ----------    ----------    ----------
  Units outstanding at end of period               97,962        92,767        92,122        91,310       120,208       102,903
                                               ==========    ==========    ==========    ==========    ==========    ==========

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                          Neuberger & Berman
                                                                                                          Advisers Management
                                          MFS Variable Insurance Trust (Service Class) Sub-Accounts       Trust Sub-Accounts
                                          ----------------------------------------------------------  ---------------------------
                                          MFS Research (Service Class) MFS Utilities (Service Class)         AMT Guardian
                                          ---------------------------- -----------------------------  ---------------------------
                                              2003           2002           2003           2002           2003           2002
                                          ------------   ------------   ------------    ------------  ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $     (3,917)  $     (4,479)  $      3,391    $      6,115  $        (48)  $        (86)
Net realized gains (losses)                     (6,790)       (19,986)       (12,115)        (73,115)         (400)        (1,326)
Change in unrealized gains (losses)             81,951        (75,308)       158,595         (92,559)        2,150         (1,986)
                                          ------------   ------------   ------------    ------------  ------------   ------------
Increase (decrease) in net assets
  from operations                               71,244        (99,773)       149,871        (159,559)        1,702         (3,398)
                                          ------------   ------------   ------------    ------------  ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                         6,119         32,137         17,779          84,704             -              -
Benefit payments                                     -        (18,699)        (2,479)         (6,366)            -              -
Payments on termination                         (5,605)       (16,796)       (32,753)        (16,386)       (1,200)        (5,651)
Contract maintenance charge                       (164)          (112)          (150)            (94)            -             (4)
Transfers among the sub-accounts
  and with the Fixed Account - net              (4,532)       231,569         40,899          35,026             -              -
                                          ------------   ------------   ------------    ------------  ------------   ------------

Increase (decrease) in net assets
  from contract transactions                    (4,182)       228,099         23,296          96,884        (1,200)        (5,655)
                                          ------------   ------------   ------------    ------------  ------------   ------------

INCREASE (DECREASE) IN NET ASSETS               67,062        128,326        173,167         (62,675)          502         (9,053)

NET ASSETS AT BEGINNING OF PERIOD              329,649        201,323        440,353         503,028         6,458         15,511
                                          ------------   ------------   ------------    ------------  ------------   ------------

NET ASSETS AT END OF PERIOD               $    396,711   $    329,649   $    613,520    $    440,353  $      6,960   $      6,458
                                          ============   ============   ============    ============  ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                      52,321         23,833         75,372          66,720           756          1,315
    Units issued                                 3,763         42,202         14,162          50,634             -              -
    Units redeemed                              (4,703)       (13,714)       (11,243)        (41,982)         (127)          (559)
                                          ------------   ------------   ------------    ------------  ------------   ------------
  Units outstanding at end of period            51,381         52,321         78,291          75,372           629            756
                                          ============   ============   ============    ============  ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                      Oppenheimer Variable Account
                                          Neuberger & Berman Advisers Management Trust Sub-Accounts         Funds Sub-Accounts
                                          ---------------------------------------------------------   ----------------------------
                                                                                                               Oppenheimer
                                               AMT Mid-Cap Growth               AMT Partners                Aggressive Growth
                                          ---------------------------   ----------------------------  ----------------------------
                                              2003           2002           2003           2002           2003            2002
                                          ------------   ------------   ------------   -------------  ------------    ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $       (328)  $       (444)  $     (1,775)  $     (1,390)  $    (30,550)   $    (16,738)
Net realized gains (losses)                       (292)       (10,102)        (3,933)       (14,022)      (225,251)       (324,488)
Change in unrealized gains (losses)              5,735         (1,507)        37,827        (24,342)       694,778        (368,454)
                                          ------------   ------------   ------------   ------------   ------------    ------------
Increase (decrease) in net assets
  from operations                                5,115        (12,053)        32,119        (39,754)       438,977        (709,680)
                                          ------------   ------------   ------------   ------------   ------------    ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                            15              -          2,576            400         26,245         363,646
Benefit payments                                     -         (3,806)             -        (14,728)       (27,128)        (14,488)
Payments on termination                              -         (6,256)       (12,774)        (5,761)      (156,222)       (158,752)
Contract maintenance charge                        (35)           (34)           (35)           (46)        (1,192)         (1,240)
Transfers among the sub-accounts
  and with the Fixed Account - net                   -              -            304         (7,089)       (23,661)        521,947
                                          ------------   ------------   ------------   ------------   ------------    ------------

Increase (decrease) in net assets
  from contract transactions                       (20)       (10,096)        (9,929)       (27,224)      (181,958)        711,113
                                          ------------   ------------   ------------   ------------   ------------    ------------

INCREASE (DECREASE) IN NET ASSETS                5,095        (22,149)        22,190        (66,978)       257,019           1,433

NET ASSETS AT BEGINNING OF PERIOD               19,609         41,758         98,488        165,466      1,973,558       1,972,125
                                          ------------   ------------   ------------   ------------   ------------    ------------

NET ASSETS AT END OF PERIOD               $     24,704   $     19,609   $    120,678   $     98,488   $  2,230,577    $  1,973,558
                                          ============   ============   ============   ============   ============    ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                       2,267          3,352         12,781         16,031        361,077         261,438
    Units issued                                     -              -            362             38         28,239         202,125
    Units redeemed                                  (3)        (1,085)        (1,365)        (3,288)       (62,155)       (102,486)
                                          ------------   ------------   ------------   ------------   ------------    ------------
  Units outstanding at end of period             2,264          2,267         11,778         12,781        327,161         361,077
                                          ============   ============   ============   ============   ============    ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                               Oppenheimer Variable Account Funds Sub-Accounts
                                          ---------------------------------------------------------------------------------------
                                                  Oppenheimer                   Oppenheimer                   Oppenheimer
                                             Capital Appreciation            Global Securities               Main Street (e)
                                          ---------------------------   ---------------------------   ---------------------------
                                              2003           2002           2003           2002           2003           2002
                                          ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $    (61,210)  $    (46,415)  $    (16,702)  $    (23,445)  $    (33,855)  $    (52,416)
Net realized gains (losses)                   (214,525)      (377,234)      (160,042)      (194,861)      (230,132)      (489,037)
Change in unrealized gains (losses)          1,776,703     (1,375,580)     1,146,521       (536,796)     1,965,046     (1,282,675)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                            1,500,968     (1,799,229)       969,777       (755,102)     1,701,059     (1,824,128)
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                       122,826      1,091,379         17,743        209,095         36,595        701,215
Benefit payments                               (52,346)       (23,546)       (10,783)        (7,794)       (34,565)      (116,208)
Payments on termination                       (418,353)      (508,363)      (177,753)      (147,211)      (518,581)      (618,241)
Contract maintenance charge                     (3,220)        (2,315)          (913)          (892)        (4,576)        (4,458)
Transfers among the sub-accounts
  and with the Fixed Account - net             378,506      1,610,816        (50,034)       287,771        448,705        635,829
                                          ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                    27,413      2,167,971       (221,740)       340,969        (72,422)       598,137
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS            1,528,381        368,742        748,037       (414,133)     1,628,637     (1,225,991)

NET ASSETS AT BEGINNING OF PERIOD            5,178,365      4,809,623      2,554,876      2,969,009      6,951,422      8,177,413
                                          ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD               $  6,706,746   $  5,178,365   $  3,302,913   $  2,554,876   $  8,580,059   $  6,951,422
                                          ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                     779,189        512,901        306,445        266,290      1,002,779        957,677
    Units issued                               117,672        495,131         34,684        131,702        122,052        383,580
    Units redeemed                            (115,065)      (228,843)       (56,477)       (91,547)      (135,943)      (338,478)
                                          ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period           781,796        779,189        284,652        306,445        988,888      1,002,779
                                          ============   ============   ============   ============   ============   ============

(e) Previously known as Oppenheimer Main Street Growth & Income

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,

----------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Putnam Variable
                                               Oppenheimer Variable Account Funds Sub-Accounts              Trust Sub-Accounts
                                        ------------------------------------------------------------  ----------------------------
                                        Oppenheimer Multiple Strategies  Oppenheimer Strategic Bond      VT Discovery Growth (f)
                                        -------------------------------  ---------------------------  ----------------------------
                                            2003               2002           2003           2002           2003           2002
                                        ------------       ------------  ------------   ------------  -------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)            $     73,802       $     70,531  $    257,715   $    198,327   $    (10,912)  $     (8,752)
Net realized gains (losses)                  (33,558)           (52,993)       49,138        (24,155)       (11,411)       (27,156)
Change in unrealized gains (losses)        1,065,726           (510,913)      551,897         81,305        215,230       (178,981)
                                        ------------       ------------  ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                          1,105,970           (493,375)      858,750        255,477        192,907       (214,889)
                                        ------------       ------------  ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                      64,197            497,289       150,174        719,491          2,001        204,141
Benefit payments                            (203,758)          (103,423)      (42,359)       (57,828)          (138)             -
Payments on termination                     (349,491)          (299,029)     (459,895)      (353,441)       (41,079)       (63,897)
Contract maintenance charge                   (1,998)            (1,567)       (1,782)        (1,064)          (267)          (187)
Transfers among the sub-accounts
  and with the Fixed Account - net           567,990          1,708,143       456,248      1,931,658         90,141        318,132
                                        ------------       ------------  ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                  76,940          1,801,413       102,386      2,238,816         50,658        458,189
                                        ------------       ------------  ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS          1,182,910          1,308,038       961,136      2,494,293        243,565        243,300

NET ASSETS AT BEGINNING OF PERIOD          4,566,886          3,258,848     5,172,856      2,678,563        600,890        357,590
                                        ------------       ------------  ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD             $  5,749,796       $  4,566,886  $  6,133,992   $  5,172,856   $    844,455   $    600,890
                                        ============       ============  ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                   513,599            316,206       469,876        255,897        105,712         44,411
    Units issued                              94,747            313,362       139,900        363,405         24,644         92,623
    Units redeemed                           (80,875)          (115,969)     (131,046)      (149,426)       (16,666)       (31,322)
                                        ------------       ------------  ------------   ------------   ------------   ------------
  Units outstanding at end of period         527,471            513,599       478,730        469,876        113,690        105,712
                                        ============       ============  ============   ============   ============   ============

(f) Previously known as VT Voyager II

See notes to financial statements.

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
STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                    Putnam Variable Trust Sub-Accounts
                                          ---------------------------------------------------------------------------------------
                                             VT Diversified Income          VT Growth and Income        VT Growth Opportunities
                                          ---------------------------   ---------------------------   ---------------------------
                                              2003           2002           2003           2002           2003           2002
                                          ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $     83,280   $     38,099   $      1,437   $      1,178   $     (2,090)  $     (1,545)
Net realized gains (losses)                     13,052         (2,426)        (8,420)       (44,658)          (324)       (19,276)
Change in unrealized gains (losses)             93,215          6,666        122,302        (88,314)        27,736        (18,740)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                              189,547         42,339        115,319       (131,794)        25,322        (39,561)
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                         6,650         35,949         13,349         45,425          5,500         48,740
Benefit payments                                (6,421)             -              -        (17,181)             -              -
Payments on termination                        (63,046)       (28,193)       (41,514)       (36,034)        (2,026)        (2,045)
Contract maintenance charge                       (225)          (189)          (208)          (193)           (91)           (36)
Transfers among the sub-accounts
  and with the Fixed Account - net             (86,707)       544,124         31,809         55,372         27,976         34,851
                                          ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                  (149,749)       551,691          3,436         47,389         31,359         81,510
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS               39,798        594,030        118,755        (84,405)        56,681         41,949

NET ASSETS AT BEGINNING OF PERIOD            1,076,844        482,814        460,473        544,878        102,793         60,844
                                          ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD               $  1,116,642   $  1,076,844   $    579,228   $    460,473   $    159,474   $    102,793
                                          ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                     102,535         47,836         62,525         59,133         17,192          7,551
    Units issued                                17,086         82,549          5,754         56,362          5,123         17,050
    Units redeemed                             (29,642)       (27,850)        (5,668)       (52,970)          (456)        (7,409)
                                          ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period            89,979        102,535         62,611         62,525         21,859         17,192
                                          ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                    Putnam Variable Trust Sub-Accounts
                                          ---------------------------------------------------------------------------------------
                                               VT Health Sciences       VT International Equity (g)          VT New Value
                                          ---------------------------   ---------------------------   ---------------------------
                                              2003           2002           2003           2002           2003           2002
                                          ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $     (6,178)  $     (9,294)  $        (53)  $        (39)  $     (1,947)  $     (3,103)
Net realized gains (losses)                    (10,102)       (35,224)            44             (7)         1,140        (22,936)
Change in unrealized gains (losses)            115,107       (113,653)         2,390           (180)       166,422        (54,921)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                               98,827       (158,171)         2,381           (226)       165,615        (80,960)
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                         1,048        137,782            585          3,323         16,471        145,788
Benefit payments                                  (283)        (1,088)             -              -              -         (2,435)
Payments on termination                        (37,015)       (98,002)          (868)          (450)       (22,393)       (36,876)
Contract maintenance charge                       (230)          (205)           (12)             -           (193)           (85)
Transfers among the sub-accounts
  and with the Fixed Account - net              24,988        318,902          1,480          4,929         82,389        182,452
                                          ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                   (11,492)       357,389          1,185          7,802         76,274        288,844
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS               87,335        199,218          3,566          7,576        241,889        207,884

NET ASSETS AT BEGINNING OF PERIOD              611,185        411,967          7,576              -        449,729        241,845
                                          ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD               $    698,520   $    611,185   $     11,142   $      7,576   $    691,618   $    449,729
                                          ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                      80,530         42,533            823              -         54,998         25,106
    Units issued                                 8,190         65,430         15,280          1,001         22,062         56,715
    Units redeemed                              (9,803)       (27,433)       (15,143)          (178)       (12,524)       (26,823)
                                          ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period            78,917         80,530            960            823         64,536         54,998
                                          ============   ============   ============   ============   ============   ============

(g) Previously known as VT International Growth

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                Putnam Variable
                                               Trust Sub-Accounts               STI Classic Variable Trust Sub-Accounts
                                          ---------------------------   ---------------------------------------------------------
                                                  VT Research            STI Capital Appreciation         STI Growth & Income
                                          ---------------------------   ---------------------------   ---------------------------
                                              2003           2002           2003           2002           2003           2002
                                          ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $       (828)  $       (355)  $    (56,279)  $    (37,195)  $    (14,450)  $    (17,935)
Net realized gains (losses)                       (453)        (1,277)       (66,983)       (29,688)       (59,923)       (79,529)
Change in unrealized gains (losses)             15,774         (4,063)       721,897       (565,954)       630,152       (525,975)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                               14,493         (5,695)       598,635       (632,837)       555,779       (623,439)
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                             -         43,653         56,931        625,366          8,242        328,372
Benefit payments                                     -              -        (53,786)       (50,145)       (33,810)       (23,359)
Payments on termination                         (7,275)        (9,415)      (197,423)      (173,651)      (174,136)      (107,234)
Contract maintenance charge                        (55)            (7)        (2,183)        (1,264)        (1,258)        (1,124)
Transfers among the sub-accounts
  and with the Fixed Account - net              13,130         25,081         29,134      2,127,842         87,914        406,637
                                          ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                     5,800         59,312       (167,327)     2,528,148       (113,048)       603,292
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS               20,293         53,617        431,308      1,895,311        442,731        (20,147)

NET ASSETS AT BEGINNING OF PERIOD               56,709          3,092      3,682,895      1,787,584      2,363,609      2,383,756
                                          ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD               $     77,002   $     56,709   $  4,114,203   $  3,682,895   $  2,806,340   $  2,363,609
                                          ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                       6,538            257        493,749        180,181        308,981        241,852
    Units issued                                 3,193          7,646         34,839        402,031         21,756        132,929
    Units redeemed                              (2,569)        (1,365)       (54,882)       (88,463)       (36,886)       (65,800)
                                          ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period             7,162          6,538        473,706        493,749        293,851        308,981
                                          ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                                 STI Classic Variable Trust Sub-Accounts
                                          ---------------------------------------------------------------------------------------
                                            STI International Equity     STI Investment Grade Bond        STI Mid-Cap Equity
                                          ---------------------------   ---------------------------   ---------------------------
                                              2003           2002           2003           2002           2002           2001
                                          ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $     (1,919)  $     (4,146)  $    119,583   $    124,414   $    (12,467)  $    (17,068)
Net realized gains (losses)                    (18,795)       (18,025)        41,021          2,393        (53,495)       (77,345)
Change in unrealized gains (losses)            119,585        (45,135)       (58,662)       137,755        429,797       (302,571)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                               98,871        (67,306)       101,942        264,562        363,835       (396,984)
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                        10,337         39,607         60,877        382,679         42,447        405,872
Benefit payments                                (3,143)        (1,495)      (121,849)       (35,414)       (17,173)        (2,883)
Payments on termination                        (37,601)       (47,629)      (389,616)      (324,321)      (111,093)       (70,922)
Contract maintenance charge                       (141)          (106)        (1,938)        (1,134)          (816)          (555)
Transfers among the sub-accounts
  and with the Fixed Account - net              (1,987)       152,516       (217,054)     3,161,516        114,707        553,562
                                          ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                   (32,535)       142,893       (669,580)     3,183,326         28,072        885,074
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS               66,336         75,587       (567,638)     3,447,888        391,907        488,090

NET ASSETS AT BEGINNING OF PERIOD              306,778        231,191      5,691,902      2,244,014      1,300,766        812,676
                                          ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD               $    373,114   $    306,778   $  5,124,264   $  5,691,902   $  1,692,673   $  1,300,766
                                          ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                      47,579         29,258        500,706        204,655        188,175         86,297
    Units issued                                 5,879         34,708        121,553        422,933         40,011        151,153
    Units redeemed                             (10,965)       (16,387)      (182,370)      (126,882)       (36,594)       (49,275)
                                          ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period            42,493         47,579        439,889        500,706        191,592        188,175
                                          ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------

                                                                STI Classic Variable Trust Sub-Accounts
                                               ------------------------------------------------------------------------
                                               STI Quality
                                               Growth Stock       STI Small Cap Equity         STI Value Income Stock
                                               ------------   ---------------------------   ---------------------------
                                                 2002 (k)         2003           2002           2003           2002
                                               ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                   $    (14,779)  $    (28,198)  $    (19,636)  $      1,394   $      1,479
Net realized gains (losses)                        (612,048)        25,717         12,666        (28,344)       (48,114)
Change in unrealized gains (losses)                 302,139      1,074,530       (132,640)       408,274       (287,281)
                                               ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                                  (324,688)     1,072,049       (139,610)       381,324       (333,916)
                                               ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                             89,169         75,392        529,380         18,030        307,155
Benefit payments                                    (14,199)       (23,129)        (1,029)        (6,813)        (7,016)
Payments on termination                             (84,858)      (167,030)       (79,084)      (109,848)       (43,556)
Contract maintenance charge                            (678)        (1,542)          (946)        (1,076)          (802)
Transfers among the sub-accounts
  and with the Fixed Account - net               (1,023,183)       212,052      1,053,048         99,631        575,811
                                               ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                     (1,033,749)        95,743      1,501,369            (76)       831,592
                                               ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                (1,358,437)     1,167,792      1,361,759        381,248        497,676

NET ASSETS AT BEGINNING OF PERIOD                 1,358,437      2,883,953      1,522,194      1,791,382      1,293,706
                                               ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD                    $          -   $  4,051,745   $  2,883,953   $  2,172,630   $  1,791,382
                                               ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period          178,852        236,109        115,262        220,251        128,855
    Units issued                                     61,892         40,089        170,904         20,762        130,863
    Units redeemed                                 (240,744)       (32,123)       (50,057)       (20,544)       (39,467)
                                               ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period                      -        244,075        236,109        220,469        220,251
                                               ============   ============   ============   ============   ============

(k) For the period beginning January 1, 2002 and ended September 6, 2002

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                           The Universal Institutional Funds, Inc. Sub-Accounts
                                          ---------------------------------------------------------------------------------------
                                                 Van Kampen UIF                Van Kampen UIF               Van Kampen UIF
                                                 Equity Growth                  Fixed Income              Global Value Equity
                                          ---------------------------   ---------------------------   ---------------------------
                                              2003           2002           2003           2002           2003           2002
                                          ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $     (2,297)  $     (2,151)  $    (25,802)  $     35,581   $       (481)  $         26
Net realized gains (losses)                     (5,959)        (6,919)        15,045         11,817         (3,576)           317
Change in unrealized gains (losses)             39,973        (47,596)        66,512          4,459         11,314         (8,548)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                               31,717        (56,666)        55,755         51,857          7,257         (8,205)
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                         8,050         36,502        217,836        496,456             17         14,524
Benefit payments                                     -              -        (16,635)             -              -              -
Payments on termination                        (11,979)       (13,495)       (57,940)       (58,829)        (9,938)          (524)
Contract maintenance charge                       (105)          (111)          (466)          (121)           (49)           (34)
Transfers among the sub-accounts
  and with the Fixed Account - net                (332)         7,918        670,295        631,768             (7)        12,308
                                          ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                    (4,366)        30,814        813,090      1,069,274         (9,977)        26,274
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS               27,351        (25,852)       868,845      1,121,131         (2,720)        18,069

NET ASSETS AT BEGINNING OF PERIOD              138,943        164,795      1,398,490        277,359         40,508         22,439
                                          ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD               $    166,294   $    138,943   $  2,267,335   $  1,398,490   $     37,788   $     40,508
                                          ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                      20,693         17,182        125,749         25,804          5,026          2,159
    Units issued                                   916          5,102         87,812        131,272              -          2,937
    Units redeemed                              (1,370)        (1,591)       (15,701)       (31,327)        (1,240)           (70)
                                          ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period            20,239         20,693        197,860        125,749          3,786          5,026
                                          ============   ============   ============   ============   ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------------

                                                           The Universal Institutional Funds, Inc. Sub-Accounts
                                          ---------------------------------------------------------------------------------------
                                                Van Kampen UIF                Van Kampen UIF                Van Kampen UIF
                                             International Magnum            Mid Cap Value (h)             U.S. Real Estate
                                          ---------------------------   ---------------------------   ---------------------------
                                              2003           2002           2003           2002           2003           2002
                                          ------------   ------------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)              $          -   $        (19)  $     (7,968)  $     (5,987)  $     (1,336)  $        124
Net realized gains (losses)                          -         (2,191)       (12,389)       (11,958)         2,396             69
Change in unrealized gains (losses)                  -          2,132        210,224       (127,663)        29,837           (168)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in net assets
  from operations                                    -            (78)       189,867       (145,608)        30,897             25
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                             -              -         87,814        121,424          5,484              -
Benefit payments                                     -              -         (8,749)             -              -              -
Payments on termination                              -         (5,430)       (28,514)       (50,446)       (11,710)             -
Contract maintenance charge                          -              -           (499)          (323)             -              -
Transfers among the sub-accounts
  and with the Fixed Account - net                   -              -         47,003        124,117        128,182          5,269
                                          ------------   ------------   ------------   ------------   ------------   ------------

Increase (decrease) in net assets
  from contract transactions                         -         (5,430)        97,055        194,772        121,956          5,269
                                          ------------   ------------   ------------   ------------   ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                    -         (5,508)       286,922         49,164        152,853          5,294

NET ASSETS AT BEGINNING OF PERIOD                    -          5,508        435,191        386,027          5,294              -
                                          ------------   ------------   ------------   ------------   ------------   ------------

NET ASSETS AT END OF PERIOD               $          -   $          -   $    722,113   $    435,191   $    158,147   $      5,294
                                          ============   ============   ============   ============   ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of
    period                                           -            625         56,334         32,834            590              -
    Units issued                                     -              -         19,261         31,818         17,861            590
    Units redeemed                                   -           (625)        (7,186)        (8,318)        (5,538)             -
                                          ------------   ------------   ------------   ------------   ------------   ------------
  Units outstanding at end of period                 -              -         68,409         56,334         12,913            590
                                          ============   ============   ============   ============   ============   ============

(h) Previously known as Van Kampen UIF Mid Cap Core

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------

                                               The Universal Institutional
                                                Funds, Inc. Sub-Accounts
                                               ---------------------------
                                                  Van Kampen UIF Value
                                               ---------------------------
                                                   2003           2002
                                               ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS
Net investment income (loss)                   $     (3,492)  $     (1,272)
Net realized gains (losses)                            (889)        (4,189)
Change in unrealized gains (losses)                  69,889        (50,854)
                                               ------------   ------------
Increase (decrease) in net assets
  from operations                                    65,508        (56,315)
                                               ------------   ------------

INCREASE (DECREASE) IN NET ASSETS
  FROM CONTRACT TRANSACTIONS
Deposits                                             13,927         36,474
Benefit payments                                          -        (19,063)
Payments on termination                              (9,140)       (29,601)
Contract maintenance charge                            (192)          (165)
Transfers among the sub-accounts
  and with the Fixed Account - net                   14,188         18,662
                                               ------------   ------------

Increase (decrease) in net assets
  from contract transactions                         18,783          6,307
                                               ------------   ------------

INCREASE (DECREASE) IN NET ASSETS                    84,291        (50,008)

NET ASSETS AT BEGINNING OF PERIOD                   193,043        243,051
                                               ------------   ------------

NET ASSETS AT END OF PERIOD                    $    277,334   $    193,043
                                               ============   ============

UNITS OUTSTANDING
  Units outstanding at beginning of period           22,049         20,577
    Units issued                                      3,165          7,308
    Units redeemed                                     (958)        (5,836)
                                               ------------   ------------
  Units outstanding at end of period                 24,256         22,049
                                               ============   ============

See notes to financial statements.

GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION

     Glenbrook Life Multi-Manager Variable Account (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Glenbrook Life and Annuity Company ("Glenbrook Life"). The assets of the Account are legally segregated from those of Glenbrook Life. Glenbrook Life is wholly owned by Allstate Life Insurance Company ("Allstate"), a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Glenbrook Life issued five variable annuity contracts, Enhanced Allstate(R) Provider, Allstate(R) Provider, Allstate(R) Provider Ultra, Allstate(R) Provider Advantage, and Allstate(R) Provider Extra (collectively the "Contracts"), the deposits of which are invested at the direction of the contractholders in the sub-accounts that comprise the Account. The Account accepts additional deposits from existing contractholders, but is closed to new customers. Absent any Contract provisions wherein Glenbrook Life contractually guarantees either a minimum return or account value upon death or annuitization, variable annuity contractholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

     AIM VARIABLE INSURANCE FUNDS                       FIDELITY VARIABLE INSURANCE PRODUCTS FUND
          AIM V.I. Aggressive Growth                      (CONTINUED)
          AIM V.I. Balanced                                  VIP Equity-Income
          AIM V.I. Capital Appreciation                      VIP Growth
          AIM V.I. Core Equity                               VIP High Income
          AIM V.I. Dent Demographics                         VIP Index 500
          AIM V.I. Diversified Income                        VIP Overseas
          AIM V.I. Global Utilities                     FIDELITY VARIABLE INSURANCE PRODUCTS FUND (SERVICE
          AIM V.I. Government Securities                  CLASS 2)
          AIM V.I. Growth                                    VIP Asset Manager Growth (Service Class 2)
          AIM V.I. High Yield                                VIP Contrafund (Service Class 2)
          AIM V.I. International Growth                      VIP Equity-Income (Service Class 2)
          AIM V.I. Premier Equity                            VIP Growth (Service Class 2)
     AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.              VIP High Income (Service Class 2)
          American Century VP Balanced                       VIP Index 500 (Service Class 2)
          American Century VP International                  VIP Overseas (Service Class 2)
     DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.     FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS
          Dreyfus Socially Responsible Growth Fund        TRUST
     DREYFUS STOCK INDEX FUND                                Franklin Global Health Care Securities (Merged into
          Dreyfus Stock Index Fund                               Franklin Small Cap on April 30, 2002)
     DREYFUS VARIABLE INVESTMENT FUND                        Franklin Small Cap
          VIF Growth and Income                              Franklin Technology Securities (Merged into
          VIF Money Market                                       Franklin Small Cap on April 30, 2003)
          VIF Small Company Stock                            Mutual Shares Securities
     FEDERATED INSURANCE SERIES                              Templeton Developing Markets Securities
          Federated Prime Money Fund II                      Templeton Foreign Securities
     FIDELITY VARIABLE INSURANCE PRODUCTS FUND               Templeton Global Income Securities
          VIP Contrafund                                     Templeton Growth Securities

--------------------------------------------------------------------------------
1.   ORGANIZATION (CONTINUED)

     GOLDMAN SACHS VARIABLE INSURANCE TRUST             OPPENHEIMER VARIABLE ACCOUNT FUNDS
          VIT Capital Growth                              (CONTINUED)
          VIT CORE Large Cap Growth (Closed April 30,        Oppenheimer Main Street  (formerly known as
              2002)                                             Oppenheimer Main Street Growth & Income)
          VIT CORE Small Cap Equity                          Oppenheimer Multiple Strategies
          VIT CORE U.S. Equity                               Oppenheimer Strategic Bond
          VIT Global Income (Closed April 30, 2002)     PUTNAM VARIABLE TRUST
          VIT Growth and Income                              VT Discovery Growth (formerly known as VT
          VIT International Equity                              Voyager II)
          VIT Mid Cap Value                                  VT Diversified Income
     LSA VARIABLE SERIES TRUST                               VT Growth and Income
          LSA Capital Growth (formerly known as LSA          VT Growth Opportunities
              Growth Equity)                                 VT Health Sciences
          LSA Diversified Mid Cap                            VT International Equity (formerly known as VT
          LSA Equity Growth (formerly known as Focused       International Growth)
              Equity)                                        VT New Value
     MFS VARIABLE INSURANCE TRUST                            VT Research
          MFS Emerging Growth                           STI CLASSIC VARIABLE TRUST
          MFS Investors Trust                                STI Capital Appreciation
          MFS New Discovery                                  STI Growth & Income
          MFS Research                                       STI International Equity
          MFS Utilities                                      STI Investment Grade Bond
     MFS VARIABLE INSURANCE TRUST (SERVICE CLASS)            STI Mid-Cap Equity
          MFS Emerging Growth (Service Class)                STI Quality Growth Stock (Closed September 6,
          MFS Investors Trust (Service Class)                   2002)
          MFS New Discovery (Service Class)                  STI Small Cap Value Equity
          MFS Research (Service Class)                       STI Value Income Stock
          MFS Utilities (Service Class)                 THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
     NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST            Van Kampen UIF Equity Growth
          AMT Guardian                                       Van Kampen UIF Fixed Income
          AMT Mid-Cap Growth                                 Van Kampen UIF Global Value Equity
          AMT Partners                                       Van Kampen UIF International Magnum *
     OPPENHEIMER VARIABLE ACCOUNT FUNDS                      Van Kampen UIF Mid Cap Value (Previously
          Oppenheimer Aggressive Growth                         known as Van Kampen UIF Mid Cap Core)
          Oppenheimer Capital Appreciation                   Van Kampen UIF U.S. Real Estate
          Oppenheimer Global Securities                      Van Kampen UIF Value

        *Fund was available, but had no activity as of December 31, 2003.

     The net assets are affected by the investment results of each fund, transactions by contractholders and certain contract expenses (see Note 4). The accompanying financial statements include only contractholders' purchase payments applicable to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Glenbrook Life.

     A contractholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

--------------------------------------------------------------------------------
1.   ORGANIZATION (CONTINUED)
     Some of these underlying mutual fund portfolios have been established by investment advisers that manage publicly traded mutual funds that have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Glenbrook Life provides insurance and administrative services to the contractholders for a fee. Glenbrook Life also maintains a fixed account ("Fixed Account"), to which contractholders may direct their deposits and receive a fixed rate of return. Glenbrook Life has sole discretion to invest the assets of the Fixed Account, subject to applicable law.

      The LSA Variable Series Trust ("Trust") is managed by LSA Asset Management, LLC (the "Manager"), a wholly owned subsidiary of Allstate, pursuant to an investment management agreement with the Trust. The Manager is entitled to receive a management fee from the Trust. Fees are payable monthly at an annual rate as a percentage of average daily net assets at 0.85% for LSA Capital Growth, 0.90% for LSA Diversified Mid Cap , and 0.95% for LSA Equity Growth.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub account is required to satisfy the diversification requirements of Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Glenbrook Life. Glenbrook Life is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the contractholders are excluded in the determination of federal income tax liability of Glenbrook Life.

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

3.   MERGER

     On March 10, 2004, the Board of Directors of Glenbrook Life approved the merger of the Glenbrook Life Scudder Variable Account A ("Scudder Account") and the Glenbrook Life and Annuity Company Variable Annuity Account ("Variable Annuity Account") into the Account (the "Merger"). Glenbrook Life will consummate the Merger on May 1, 2004. Collectively, the Account, Scudder Account, and the Variable Annuity Account are referred to as the "Separate Accounts".

     At December 31, 2003, the Scudder Account, Variable Annuity Account and the Account offered 9, 38 and 88 variable sub-accounts, respectively. The 38 sub-accounts offered by the Variable Annuity Account were invested in the same underlying funds as 38 of the sub accounts offered by the Account. Upon completion of the merger on May 1, 2004, the Account will offer 97 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit values of the contractholders' interests in the sub-accounts. Additionally, the contracts and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003.

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                      Pre-Merger                                    Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                               Glenbrook Life                              Glenbrook Life and      Glenbrook Life
                                               Multi-Manager    Glenbrook Life Scudder       Annuity Company        Multi-Manager
SUB-ACCOUNT                                   Variable Account    Variable Account A    Variable Annuity Account  Variable Account
----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
     AIM V. I. Aggressive Growth              $         74,754  $                    -  $                      -  $         74,754
     AIM V. I. Balanced                              4,094,218                       -                   819,004         4,913,222
     AIM V. I. Capital Appreciation                  3,861,372                       -                11,309,710        15,171,082
     AIM V. I. Core Equity                           3,002,124                       -                 1,064,165         4,066,289
     AIM V. I. Dent Demographics                         6,437                       -                         -             6,437
     AIM V. I. Diversified Income                    1,278,976                       -                         -         1,278,976
     AIM V. I. Global Utilities                         17,475                       -                         -            17,475
     AIM V. I. Government Securities                   775,116                       -                         -           775,116
     AIM V. I. Growth                                2,376,164                       -                   481,715         2,857,879
     AIM V. I. High Yield                              701,804                       -                 1,127,937         1,829,741
     AIM V. I. International Growth                    126,200                       -                         -           126,200
     AIM V. I. Premier Equity                        5,327,055                       -                 2,762,247         8,089,302

American Century Variable Portfolios, Inc.
     American Century VP Balanced                       84,643                       -                         -            84,643
     American Century VP International                  89,593                       -                         -            89,593

Dreyfus Socially Responsible Growth Fund, Inc.
     Dreyfus Socially Responsible Growth Fund          319,704                       -                         -           319,704

Dreyfus Stock Index Fund
     Dreyfus Stock Index Fund                        2,329,338                       -                         -         2,329,338

Dreyfus Variable Investment Fund
     VIF Growth & Income                               398,468                       -                         -           398,468
     VIF Money Market                                1,570,462                       -                         -         1,570,462
     VIF Small Company Stock                            69,649                       -                         -            69,649

Federated Insurance Series
     Federated Prime Money Fund II                   6,937,319                       -                 6,328,665        13,265,984

Fidelity Variable Insurance Products Fund
     VIP Contrafund                                  5,380,622                       -                 1,436,940         6,817,562
     VIP Equity-Income                               4,735,166                       -                 1,409,011         6,144,177
     VIP Growth                                      4,616,073                       -                 1,858,465         6,474,538
     VIP High Income                                 2,020,370                       -                   347,926         2,368,296
     VIP Index 500                                   3,340,950                       -                 2,915,799         6,256,749
     VIP Overseas                                      573,329                       -                   392,578           965,907

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                      Pre-Merger                                     Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                               Glenbrook Life                              Glenbrook Life and      Glenbrook Life
                                                Multi-Manager   Glenbrook Life Scudder       Annuity Company        Multi-Manager
SUB-ACCOUNT                                   Variable Account    Variable Account A    Variable Annuity Account  Variable Account
----------------------------------------------------------------------------------------------------------------------------------
Fidelity Variable Insurance Products Fund
  (Service Class 2)
     VIP Asset Manager Growth (Service
       Class 2)                                         31,137                       -                         -            31,137
     VIP Contrafund (Service Class 2)                1,256,102                       -                         -         1,256,102
     VIP Equity-Income (Service Class 2)             3,336,055                       -                         -         3,336,055
     VIP Growth (Service Class 2)                      892,230                       -                         -           892,230
     VIP High Income (Service Class 2)               1,202,441                       -                         -         1,202,441
     VIP Index 500 (Service Class 2)                 1,786,588                       -                         -         1,786,588
     VIP Overseas (Service Class 2)                     49,712                       -                         -            49,712

Franklin Templeton Variable Insurance
  Products Trust
     Franklin Small Cap                                347,547                       -                         -           347,547
     Mutual Shares Securities                        1,258,339                       -                         -         1,258,339
     Templeton Developing Markets Securities            33,070                       -                         -            33,070
     Templeton Foreign Securities                      303,461                       -                         -           303,461
     Templeton Global Income Securities                628,975                       -                   768,954         1,397,929
     Templeton Growth Securities                     1,025,837                       -                 5,300,479         6,326,316

Goldman Sachs Variable Insurance Trust
     VIT Capital Growth                                 77,782                       -                         -            77,782
     VIT CORE Small Cap Equity                         413,884                       -                         -           413,884
     VIT CORE U.S. Equity                              314,673                       -                         -           314,673
     VIT Growth and Income                               7,620                       -                         -             7,620
     VIT International Equity                           20,068                       -                         -            20,068
     VIT Mid Cap Value                                   7,556                       -                         -             7,556

LSA Variable Series Trust
     LSA Capital Growth Fund                           172,363                       -                         -           172,363
     LSA Diversified Mid Cap                               223                       -                         -               223
     LSA Equity Growth                                  96,250                       -                         -            96,250

MFS Variable Insurance Trust
     MFS Emerging Growth                             2,391,176                       -                   842,244         3,233,420
     MFS Investors Trust                               736,644                       -                   259,946           996,590
     MFS New Discovery                                 489,057                       -                    75,247           564,304
     MFS Research                                    1,577,921                       -                   556,088         2,134,009
     MFS Utilities                                      14,735                       -                    59,333            74,068

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                      Pre-Merger                                     Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                               Glenbrook Life                              Glenbrook Life and      Glenbrook Life
                                                Multi-Manager   Glenbrook Life Scudder       Annuity Company        Multi-Manager
SUB-ACCOUNT                                   Variable Account    Variable Account A    Variable Annuity Account  Variable Account
----------------------------------------------------------------------------------------------------------------------------------
MFS Variable Insurance Trust (Service Class)
     MFS Emerging Growth (Service Class)               669,465                       -                         -           669,465
     MFS Investors Trust (Service Class)               764,732                       -                         -           764,732
     MFS New Discovery (Service Class)               1,025,651                       -                         -         1,025,651
     MFS Research (Service Class)                      396,711                       -                         -           396,711
     MFS Utilities (Service Class)                     613,520                       -                         -           613,520

Neuberger & Berman Advisers Management Trust
     AMT Guardian                                        6,960                       -                         -             6,960
     AMT Mid-Cap Growth                                 24,704                       -                         -            24,704
     AMT Partners                                      120,678                       -                         -           120,678

Oppenheimer Variable Account Funds
     Oppenheimer Aggressive Growth                   2,230,577                       -                   510,146         2,740,723
     Oppenheimer Capital Appreciation                6,706,746                       -                 1,174,909         7,881,655
     Oppenheimer Global Securities                   3,302,913                       -                 1,391,192         4,694,105
     Oppenheimer Main Street                         8,580,059                       -                 2,541,435        11,121,494
     Oppenheimer Multiple Strategies                 5,749,796                       -                 6,474,185        12,223,981
     Oppenheimer Strategic Bond                      6,133,992                       -                 2,508,901         8,642,893

Putnam Variable Trust
     VT Discovery Growth                               844,455                       -                         -           844,455
     VT Diversified Income                           1,116,642                       -                   111,256         1,227,898
     VT Growth and Income                              579,228                       -                    38,535           617,763
     VT Growth Opportunities                           159,474                       -                    24,870           184,344
     VT Health Sciences                                698,520                       -                    64,315           762,835
     VT International Equity                            11,142                       -                         -            11,142
     VT New Value                                      691,618                       -                    25,866           717,484
     VT Research                                        77,002                       -                         -            77,002

Scudder Variable Series I
     Balanced                                                -               3,237,017                         -         3,237,017
     Bond                                                    -               1,383,149                         -         1,383,149
     Capital Growth                                          -               2,026,920                         -         2,026,920
     Global Discovery                                        -               1,577,600                         -         1,577,600
     Growth and Income                                       -               1,569,589                         -         1,569,589
     International                                           -                 915,939                         -           915,939
     Money Market                                            -               1,593,166                         -         1,593,166
     21st Century Growth                                     -                 657,152                         -           657,152

Scudder Variable Series II
     Growth                                                  -                 841,556                         -           841,556

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                      Pre-Merger                                    Post-Merger
----------------------------------------------------------------------------------------------------------------------------------
                                               Glenbrook Life                              Glenbrook Life and      Glenbrook Life
                                                Multi-Manager   Glenbrook Life Scudder       Annuity Company        Multi-Manager
SUB-ACCOUNT                                   Variable Account    Variable Account A    Variable Annuity Account  Variable Account
----------------------------------------------------------------------------------------------------------------------------------
STI Classic Variable Trust
     STI Capital Appreciation                        4,114,203                       -                47,386,083        51,500,286
     STI Growth & Income                             2,806,340                       -                 1,128,155         3,934,495
     STI International Equity                          373,114                       -                 6,244,770         6,617,884
     STI Investment Grade Bond                       5,124,264                       -                13,826,045        18,950,309
     STI Mid-Cap Equity                              1,692,673                       -                12,264,454        13,957,127
     STI Small Cap Value Equity                      4,051,745                       -                 6,909,691        10,961,436
     STI Value Income Stock                          2,172,630                       -                38,138,755        40,311,385

The Universal Institutional Funds, Inc.
     Van Kampen UIF Equity Growth                      166,294                       -                         -           166,294
     Van Kampen UIF Fixed Income                     2,267,335                       -                         -         2,267,335
     Van Kampen UIF Global Value Equity                 37,788                       -                         -            37,788
     Van Kampen UIF Mid Cap Value                      722,113                       -                         -           722,113
     Van Kampen UIF U.S. Real Estate                   158,147                       -                         -           158,147
     Van Kampen UIF Value                              277,334                       -                         -           277,334
                                              ----------------  ----------------------  ------------------------  ----------------
         TOTAL NET ASSETS                     $    137,047,392  $           13,802,088  $            180,880,016  $    331,729,496
                                              ================  ======================  ========================  ================

--------------------------------------------------------------------------------

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Glenbrook Life assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a rate ranging from 1.05% to 1.95% per annum of the daily net assets of the Account, based on the Contract and rider options selected. The mortality and expense risk charge is recognized as a reduction in accumulation unit values. The mortality and expense risk charge covers insurance benefits available with the Contracts and certain expenses of the Contracts. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the Contracts. Glenbrook Life guarantees that the amount of this charge will not increase over the life of the Contracts. At the contractholder's discretion, additional options, primarily death benefits, may be purchased for an additional charge. Glenbrook Life guarantees that the amount of this charge will not increase over the lives of the Contracts.

     ADMINISTRATIVE EXPENSE CHARGE - Glenbrook Life deducts administrative expense charges daily at a rate equal to .10% per annum of the average daily net assets of the Account. Glenbrook Life guarantees that the amount of this charge will not increase over the lives of the Contracts. The administrative expense charge is recognized as a reduction in accumulation unit values.

     CONTRACT MAINTENANCE CHARGE - Glenbrook Life deducts an annual maintenance charge of $35 on each Contract anniversary and guarantees that this charge will not increase over the lives of the Contracts. This charge will be waived if certain conditions are met. The contract maintenance charge is recognized as redemption of units.

     WITHDRAWAL CHARGE - In the event of withdrawal of the account value during a specified period, a withdrawal charge may be imposed. The withdrawal charge ranges from 6% to 8% in the early years of the Contract and declines to 0% after a specified period depending upon the Contract. These amounts are included in payments on terminations but are remitted to Glenbrook Life.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                         Purchases
                                                                        ------------
Investments in the AIM Variable Insurance Funds Sub-Accounts:
     AIM V. I. Aggressive Growth                                        $      3,597
     AIM V. I. Balanced                                                      375,110
     AIM V. I. Capital Appreciation                                          207,031
     AIM V. I. Core Equity                                                   129,377
     AIM V. I. Dent Demographics                                                   5
     AIM V. I. Diversified Income                                            171,200
     AIM V. I. Global Utilities                                                  607
     AIM V. I. Government Securities                                         177,260
     AIM V. I. Growth                                                        189,751
     AIM V. I. High Yield                                                    152,690
     AIM V. I. International Growth                                           16,620
     AIM V. I. Premier Equity                                                236,949

Investments in the American Century Variable Portfolios, Inc
  Sub-Accounts:
     American Century VP Balanced                                             16,183
     American Century VP International                                           656

Investments in the Dreyfus Socially Responsible Growth Fund, Inc.
  Sub-Account:
     Dreyfus Socially Responsible Growth Fund                                 25,227

Investments in the Dreyfus Stock Index Fund Sub-Account:
     Dreyfus Stock Index Fund                                                295,499

Investments in the Dreyfus Variable Investment Fund Sub-Accounts:
     VIF Growth & Income                                                      79,000
     VIF Money Market                                                        616,697
     VIF Small Company Stock                                                   6,415

Investments in the Federated Insurance Series Sub-Account:
     Federated Prime Money Fund II                                         2,277,772

Investments in the Fidelity Variable Insurance Products Fund
  Sub-Accounts:
     VIP Contrafund                                                          365,889
     VIP Equity-Income                                                       433,965
     VIP Growth                                                              138,023
     VIP High Income                                                         634,810
     VIP Index 500                                                           199,497
     VIP Overseas                                                             11,216

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                         Purchases
                                                                        ------------
Investments in the Fidelity Variable Insurance Products Fund
  (Service Class 2) Sub-Accounts:
     VIP Asset Manager Growth (Service Class 2)                         $     14,378
     VIP Contrafund (Service Class 2)                                        194,081
     VIP Equity-Income (Service Class 2)                                     625,594
     VIP Growth (Service Class 2)                                            219,528
     VIP High Income (Service Class 2)                                       513,126
     VIP Index 500 (Service Class 2)                                         180,043
     VIP Overseas (Service Class 2)                                            1,249

Investments in the Franklin Templeton Variable Insurance Products
  Trust Sub-Accounts:
     Franklin Small Cap (a)                                                  101,230
     Franklin Technology Securities (a)                                          952
     Mutual Shares Securities                                                369,999
     Templeton Developing Markets Securities                                  19,585
     Templeton Foreign Securities                                            140,373
     Templeton Global Income Securities                                      252,964
     Templeton Growth Securities                                             219,759

Investments in the Goldman Sachs Variable Insurance Trust
  Sub-Accounts:
     VIT Capital Growth                                                          732
     VIT CORE Small Cap Equity                                                61,197
     VIT CORE U.S. Equity                                                     63,072
     VIT Growth and Income                                                        87
     VIT International Equity                                                    680
     VIT Mid Cap Value                                                           134

Investments in the LSA Variable Series Trust Sub-Accounts:
     LSA Capital Growth (b)                                                  111,454
     LSA Diversified Mid Cap (c)                                                 172
     LSA Equity Growth (d)                                                    65,397

Investments in the MFS Variable Insurance Trust Sub-Accounts:
     MFS Emerging Growth                                                     102,848
     MFS Investors Trust                                                      87,554
     MFS New Discovery                                                       108,314
     MFS Research                                                             53,592
     MFS Utilities                                                               292

(a) On April 30, 2003, Franklin Technology Securities merged into Franklin Small Cap

(b) Previously known as LSA Growth Equity

(c) For period beginning May 1, 2003 and ended December 31, 2003

(d) Previously known as LSA Focused Equity

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                         Purchases
                                                                        ------------
Investments in the MFS Variable Insurance Trust (Service Class)
  Sub-Accounts:
     MFS Emerging Growth (Service Class)                                $     85,330
     MFS Investors Trust (Service Class)                                      53,659
     MFS New Discovery (Service Class)                                       163,455
     MFS Research (Service Class)                                             23,093
     MFS Utilities (Service Class)                                           118,087

Investments in the Neuberger & Berman Advisers Management Trust
  Sub-Accounts:
     AMT Guardian                                                                 53
     AMT Partners                                                              3,314

Investments in the Oppenheimer Variable Account Funds Sub-Accounts:
     Oppenheimer Aggressive Growth                                           150,087
     Oppenheimer Capital Appreciation                                        719,996
     Oppenheimer Global Securities                                           304,753
     Oppenheimer Main Street (e)                                             849,681
     Oppenheimer Multiple Strategies                                         963,711
     Oppenheimer Strategic Bond                                            1,744,747

Investments in the Putnam Variable Trust Sub-Accounts:
     VT Discovery Growth (f)                                                 103,085
     VT Diversified Income                                                   261,648
     VT Growth and Income                                                     53,895
     VT Growth Opportunities                                                  34,759
     VT Health Sciences                                                       51,776
     VT International Equity (g)                                               2,280
     VT New Value                                                            149,709
     VT Research                                                              27,291

(e) Previously known as Oppenheimer Main Street Growth & Income

(f) Previously known as VT Voyager II

(g) Previously known as VT International Growth

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS (CONTINUED)

                                                                         Purchases
                                                                        ------------
Investments in the STI Classic Variable Trust Sub-Accounts:
     STI Capital Appreciation                                           $    205,976
     STI Growth & Income                                                     176,453
     STI International Equity                                                 39,430
     STI Investment Grade Bond                                             1,461,868
     STI Mid-Cap Equity                                                      244,071
     STI Small Cap Value Equity                                              488,835
     STI Value Income Stock                                                  193,463

Investments in The Universal Institutional Funds, Inc. Sub-Accounts:
     Van Kampen UIF Equity Growth                                              8,058
     Van Kampen UIF Fixed Income                                             913,621
     Van Kampen UIF Global Value Equity                                            1
     Van Kampen UIF Mid Cap Value (h)                                        153,581
     Van Kampen UIF U.S. Real Estate                                         142,023
     Van Kampen UIF Value                                                     28,052
                                                                        ------------

                                                                        $ 20,189,273
                                                                        ============

(h) Previously known as Van Kampen UIF Mid Cap Core

--------------------------------------------------------------------------------
6.   FINANCIAL HIGHLIGHTS

     Glenbrook Life offers multiple variable annuity contracts through this Account that have unique combinations of features and fees that are assessed to the contractholders. Differences in these fee structures result in various contract expense rates and accumulation unit fair values which in turn result in various expense and total return ratios.

     In the table below, the units, the range of lowest to highest accumulation unit fair values, net assets, the investment income ratio, the range of lowest to highest expense ratios assessed by Glenbrook Life and the corresponding range of total return is presented for each rider option of the sub-accounts that had outstanding units during the period. These ranges of lowest to highest accumulation unit fair values and total return are based on the product groupings that represent lowest and highest expense ratio amounts. Therefore, some individual contract ratios are not within the ranges presented. The range of the lowest and highest unit fair values disclosed in the Statement of Net Assets may differ from the values disclosed herein because the values in the Statement of Net Assets represent the absolute lowest and highest values without consideration of the corresponding expense ratios.

     As discussed in Note 4, the expense ratio represents mortality and expense risk and administrative expense charges which are assessed as a percentage of daily net assets. The amount deducted is based upon the product and the number and magnitude of rider options selected by each contractholder. This results in several accumulation unit values for each sub-account based upon those choices.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

        * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

        ** EXPENSE RATIO - These amounts represent the annualized contract expenses of the sub-account, consisting of mortality and expense risk charges, and administrative expense charges, for each period indicated. The ratios include only those expenses that are charged that result in a reduction in the accumulation unit values. Charges made directly to contractholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

        *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

             Since the total return for periods less than one year has not been annualized, the difference between the lowest and the highest total return in the range may be broader if one or both of the total returns relate to a product which was introduced during the reporting year.

             Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  ----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  ------------------
     Investments in the AIM Variable
       Insurance Funds Sub-Accounts:
         AIM V. I. Aggressive Growth
           2003                              9  $  8.11 - $  8.22  $       75           0.00%  1.35 %-  1.85 %    24.33 %-   24.97 %
           2002                             11     6.52 -    6.57          73           0.00   1.35  -  1.85     -24.10  -  -23.71
           2001 (l)                          3     8.59 -    8.62          29           0.00   1.35  -  1.85     -14.11  -  -13.82
         AIM V. I. Balanced
           2003                            451     8.45 -    9.90       4,094           1.93   1.15  -  1.85      14.21  -   15.03
           2002                            475     7.40 -    8.61       3,776           2.53   1.15  -  1.85     -18.63  -  -18.05
           2001                            440     9.09 -   10.50       4,356           1.97   1.15  -  1.85     -12.44  -   -9.10

     (l)  For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the AIM Variable
       Insurance Funds
       Sub-Accounts (continued):
         AIM V. I. Capital
           Appreciation
             2003                          433  $  8.16 - $ 10.42  $    3,861         0.00 %   1.15 %-  1.85 %    27.13 %-   28.04 %
             2002                          465     6.42 -    8.14       3,313         0.00     1.15  -  1.85     -25.76  -  -25.22
             2001                          530     8.64 -   10.88       5,112         0.00     1.15  -  1.85     -24.16  -  -13.58
         AIM V. I. Core Equity
             2003                          337     8.57 -    9.98       3,002         0.95     1.15  -  1.85      22.12  -   23.00
             2002                          370     7.02 -    8.11       2,708         0.30     1.15  -  1.85     -17.15  -  -16.55
             2001                          440     8.47 -    9.72       3,891         0.05     1.15  -  1.85     -23.72  -  -15.32
         AIM V. I. Dent
           Demographics
             2003                            1     7.58 -    7.68           6         0.00     1.35  -  1.85      34.93  -   35.61
             2002                            1     5.62 -    5.66           6         0.00     1.35  -  1.85     -33.46  -  -33.12
             2001 (l)                        1     8.44 -    8.47           9         0.00     1.35  -  1.85     -15.59  -  -15.30
         AIM V. I. Diversified
           Income
             2003                          116    10.86 -   11.04       1,279         6.39     1.15  -  1.85       7.22  -    7.99
             2002                          113    10.13 -   10.22       1,156        13.31     1.15  -  1.85       0.41  -    1.13
             2001                           18    10.09 -   10.10         175         6.29     1.15  -  1.85       0.92  -    2.40
         AIM V. I. Global Utilities
             2003                            2     8.35 -    8.92          17         3.78     1.35  -  1.37      17.42  -   17.44
             2002                            2     7.11 -    7.59          15         2.97     1.35  -  1.37     -26.55  -  -26.53
             2001                            2    10.30 -   10.34          20         1.19     1.35  -  1.45     -28.90  -    2.97
         AIM V. I. Government
           Securities
             2003                           64    11.70 -   12.22         775         2.41     1.15  -  1.65      -0.58  -   -0.09
             2002                           62    11.77 -   12.23         756         2.36     1.15  -  1.65       8.34  -   17.73
             2001                           36    11.29 -   11.69         415         2.06     1.15  -  1.45       4.87  -    5.19
         AIM V. I. Growth
             2003                          375     7.19 -    7.30       2,376         0.00     1.15  -  1.85      28.81  -   29.74
             2002                          403     5.55 -    5.67       1,981         0.00     1.15  -  1.85     -32.25  -  -31.76
             2001                          458     8.13 -    8.37       3,307         0.21     1.15  -  1.85     -34.65  -  -16.33
         AIM V. I. High Yield
             2003                           69     9.99 -   10.93         702         7.73     1.15  -  1.85      25.67  -   26.58
             2002                           64     7.89 -    8.70         510         0.00     1.15  -  1.85      -7.58  -   -6.91
             2001                           67     8.48 -    9.41         571        15.34     1.15  -  1.85      -6.09  -   -5.88

     (l)  For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the AIM Variable
       Insurance Funds
       Sub-Accounts (continued):
         AIM V. I. International
           Growth
             2003                           13  $  9.37 - $  9.58  $      126         0.51 %   1.15 %-  1.59 %    27.03 %-   27.59 %
             2002                           14     7.37 -    7.51         109         0.55     1.15  -  1.59     -17.01  -  -16.64
             2001                           17     6.25 -    9.01         149         0.31     1.15  -  1.65     -37.45  -  -24.41
         AIM V. I. Premier
           Equity
             2003                          630     7.41 -    9.20       5,327         0.30     1.15  -  1.85      22.77  -   23.65
             2002                          668     6.04 -    7.44       4,606         0.30     1.15  -  1.85     -31.55  -  -31.06
             2001                          757     8.82 -   10.79       7,772         0.13     1.15  -  1.85     -13.57  -  -11.77

     Investments in the American
       Century Variable Portfolios,
       Inc. Sub-Accounts:
         American Century VP
           Balanced
             2003                            7    12.58 -   12.66          85         3.54     1.35  -  1.45      17.74  -   17.86
             2002                           11    10.69 -   10.75         114         2.80     1.35  -  1.45     -10.86  -  -10.77
             2001                           12    11.99 -   12.04         142         3.62     1.35  -  1.45      -4.94  -   -4.84
         American Century VP
           International
             2003                            9    10.46 -   10.52          90         0.70     1.35  -  1.45      22.72  -   22.84
             2002                            9     8.52 -    8.57          73         0.88     1.35  -  1.45     -21.52  -  -21.44
             2001                           12    10.86 -   10.91         128         0.09     1.35  -  1.45     -30.20  -  -30.13

     Investments in the Dreyfus
       Socially Responsible
       Growth Fund, Inc.
       Sub-Account:
         Dreyfus Socially
           Responsible Growth
           Fund
             2003                           39     5.55 -    8.48         320         0.11     1.15  -  1.65      23.94  -   24.56
             2002                           39     4.48 -    6.81         259         0.27     1.15  -  1.65     -30.11  -  -29.76
             2001                           26     6.41 -    9.69         264         0.06     1.15  -  1.65     -35.90  -  -23.47

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the Dreyfus
       Stock Index Fund
       Sub-Account:
         Dreyfus Stock Index
           Fund
             2003                          244  $  8.66 - $  9.83  $    2,329         1.45 %   1.15 %-  1.85 %    25.99 %-   26.90 %
             2002                          249     6.87 -    7.75       1,907         1.46     1.15  -  1.85     -23.80  -  -23.25
             2001                          185     9.02 -   10.10       1,997         1.52     1.15  -  1.85     -13.19  -   -9.82

     Investments in the Dreyfus
       Variable Investment Fund
       Sub-Accounts:
         VIF Growth & Income
             2003                           41     8.31 -   10.19         398         0.81     1.15  -  1.85      24.23  -   25.12
             2002                           42     6.69 -    8.15         340         0.60     1.15  -  1.85     -33.13  -  -26.18
             2001                           45     8.68 -   11.04         498         0.46     1.15  -  1.65     -13.17  -   -6.93
         VIF Money Market
             2003                          149     9.93 -   11.19       1,570         0.71     1.15  -  1.85      -1.17  -   -0.45
             2002                          242    10.05 -   11.25       2,652         1.38     1.15  -  1.85      -0.41  -    0.30
             2001                          146    10.09 -   11.21       1,612         3.00     1.15  -  1.85       0.90  -   12.11
         VIF Small Company
           Stock
             2003                            5    13.13 -   13.35          70         0.12     1.35  -  1.59      40.69  -   41.02
             2002                            5     9.49 -    9.67          46         0.24     1.15  -  1.59     -20.98  -  -20.63
             2001                            5    12.01 -   12.18          65         0.07     1.15  -  1.59      -3.10  -   -2.67

     Investments in the Federated
       Insurance Series
       Sub-Accounts:
         Federated Prime
           Money Fund II
             2003                          666     9.91 -   10.79       6,937         0.74     1.15  -  1.85      -1.18  -   -0.47
             2002                          814     9.93 -   10.84       8,524         1.46     1.15  -  2.05      -0.68  -    0.24
             2001                          494    10.00 -   10.82       5,207         3.33     1.15  -  2.05       0.02  -    2.57

     Investments in the Fidelity
       Variable Insurance Products
       Fund Sub-Accounts:
         VIP Contrafund
           2003                            435     8.98 -   13.06       5,381         0.44     1.15  -  1.65      26.36  -   27.00
           2002                            451     7.11 -   10.28       4,421         0.89     1.15  -  1.65     -10.83  -  -10.39
           2001                            520     7.97 -   11.47       5,700         0.75     1.15  -  1.65     -13.69  -  -13.25

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the Fidelity
       Variable Insurance
       Products Fund
       Sub-Accounts (continued):
         VIP Equity-Income
             2003                          409  $ 10.20 - $ 11.74  $    4,735         1.74 %   1.15 %-  1.65 %    28.20 %-   28.84 %
             2002                          439     7.96 -    9.11       3,957         1.85     1.15  -  1.65     -18.31  -  -17.90
             2001                          482     9.74 -   11.10       5,326         1.45     1.15  -  1.65      -6.52  -   -6.05
         VIP Growth
             2003                          494     6.09 -    9.90       4,616         0.27     1.15  -  1.65      30.68  -   31.33
             2002                          543     4.66 -    7.54       3,883         0.27     1.15  -  1.65     -31.25  -  -30.91
             2001                          662     6.78 -   10.91       6,920         0.07     1.15  -  1.65     -19.01  -  -18.60
         VIP High Income
             2003                          212     9.18 -    9.60       2,020         6.44     1.15  -  1.65      25.18  -   25.81
             2002                          170     7.34 -    7.63       1,284        10.70     1.15  -  1.65       1.75  -    2.26
             2001                          190     7.21 -    7.46       1,407        12.18     1.15  -  1.65     -13.18  -  -12.75
         VIP Index 500
             2003                          437     7.37 -    7.75       3,341         1.49     1.15  -  1.65      26.31  -   26.94
             2002                          482     5.84 -    6.11       2,912         1.34     1.15  -  1.65     -23.52  -  -23.14
             2001                          533     7.63 -    7.94       4,202         0.89     1.15  -  1.65     -13.55  -  -13.11
         VIP Overseas
             2003                           79     7.29 -    7.44         573         0.81     1.15  -  1.65      41.03  -   41.73
             2002                           95     5.14 -    5.28         488         0.89     1.15  -  1.65     -21.59  -  -21.19
             2001                          115     6.53 -    6.73         749         5.16     1.15  -  1.65     -22.47  -  -22.07

     Investments in the Fidelity
       Variable Insurance Products
       Fund (Service Class 2)
       Sub-Accounts:
         VIP Asset Manager
           Growth (Service
           Class 2)
             2003                            3     9.51 -    9.57          31         2.24     1.35  -  1.60      21.06  -   21.37
             2002                            3     7.85 -    7.89          21         1.99     1.35  -  1.60     -21.47  -  -16.96
             2001 (l)                        2     9.48 -    9.50          16         0.00     1.35  -  1.60      -5.19  -   -5.03
         VIP Contrafund
           (Service Class 2)
             2003                          118    10.67 -   12.68       1,256         0.28     1.35  -  2.05      25.57  -   26.47
             2002                          103     8.44 -   10.10         867         0.51     1.35  -  2.05     -11.46  -  -10.83
             2001 (l)                       44     9.46 -   11.41         412         0.00     1.35  -  2.05      -5.35  -   14.09

     (l)  For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6. FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the Fidelity
       Variable Insurance Products
       Fund (Service Class 2)
       Sub-Accounts:
         VIP Equity-Income
           (Service Class 2)
             2003                          338  $  9.82 - $ 12.08  $    3,336         1.50 %   1.35 %-  2.05 %    27.37 %-   28.27 %
             2002                          318     7.66 -    9.48       2,443         1.27     1.35  -  2.05     -18.27  -   -5.17
             2001 (l)                      121     9.34 -    9.37       1,134         0.00     1.35  -  1.85      -6.61  -   -6.30
         VIP Growth (Service
           Class 2)
             2003                          113     7.70 -    7.80         892         0.10     1.35  -  1.85      30.09  -   30.75
             2002                          106     5.92 -    5.97         638         0.11     1.35  -  1.85     -31.59  -  -31.24
             2001 (l)                       42     8.65 -    8.68         373         0.00     1.35  -  1.85     -13.49  -  -13.19
         VIP High Income
           (Service Class 2)
             2003                          105    11.33 -   11.49       1,202         6.11     1.35  -  1.85      24.41  -   25.04
             2002                           69     9.11 -    9.19         634         5.30     1.35  -  1.85       1.39  -    1.90
             2001 (l)                       18     8.99 -    9.02         161         0.00     1.35  -  1.85     -10.14  -   -9.84
         VIP Index 500
           (Service Class 2)
             2003                          204     8.62 -    8.74       1,787         1.19     1.35  -  1.85      25.72  -   26.36
             2002                          219     6.86 -    6.92       1,516         1.01     1.35  -  1.85     -23.88  -  -23.50
             2001 (l)                      111     9.01 -    9.04       1,006         0.00     1.35  -  1.85      -9.90  -   -9.59
         VIP Overseas
           (Service Class 2)
             2003                            5     8.85 -    8.91          50         0.53     1.35  -  1.60      40.75  -   41.11
             2002                            6     6.29 -    6.31          44         0.76     1.35  -  1.60     -21.73  -  -21.53
             2001 (l)                        5     8.03 -    8.05          39         0.00     1.35  -  1.60     -19.68  -  -19.55

     Investments in the Franklin
       Templeton Variable
       Insurance Products
       Trust Sub-Accounts:
         Franklin Global Health
           Care Securities
             2002 (i)                        -      N/A -     N/A           -         0.00     1.35  -  1.85        N/A  -     N/A
             2001 (l)                        1     9.78 -    9.82           8         0.00     1.35  -  1.85      -2.16  -   -1.82

     (i) On April 30, 2002, Franklin Global Health Care Securities merged into Franklin Small Cap

     (l)  For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the Franklin
       Templeton Variable
       Insurance Products Trust
       Sub-Accounts (continued):
         Franklin Small Cap
             2003 (a)                       37  $  8.73 - $ 16.81  $      348         0.00 %   1.15 %-  1.85 %    34.71 %-   35.68 %
             2002 (i)                       25     6.48 -   12.39         182         0.28     1.15  -  1.85     -30.01  -  -29.50
             2001                            9     9.25 -   17.57         103         0.12     1.15  -  1.85     -16.22  -   -7.46
         Franklin Technology
           Securities
             2003 (a)                        -     4.78 -    4.80           -         0.00     1.35  -  1.60       9.12  -    9.21
             2002                            1     4.38 -    4.40           5         0.00     1.35  -  1.60     -44.80  -  -44.66
             2001 (l)                        1     7.93 -    7.94           5         0.00     1.35  -  1.60     -20.71  -  -20.58
         Mutual Shares
           Securities
             2003                          112    10.42 -   16.10       1,258         0.99     1.15  -  1.85      22.83  -   23.72
             2002                           77     8.48 -   13.02         714         0.95     1.15  -  1.85     -13.44  -  -12.82
             2001                           32     9.80 -   14.93         361         1.18     1.15  -  1.85      -2.00  -   49.31
         Templeton Developing
           Markets Securities
             2003                            2    13.93 -   16.13          33         0.76     1.60  -  1.75      50.55  -   61.28
             2002                            1     9.25 -    9.25           7         0.00     1.60  -  1.60      -7.46  -   -7.46
             2001 (l) (m)                    -        - -       -           -         0.00     0.00  -  0.00       0.00  -    0.00
         Templeton Foreign
           Securities
             2003                           33     9.07 -    9.50         303         1.74     1.15  -  1.85      29.77  -   30.70
             2002                           19     6.99 -    7.27         132         1.51     1.15  -  1.85     -20.07  -  -19.49
             2001                            8     8.75 -    9.03          72         2.22     1.15  -  1.85     -16.96  -  -12.54
         Templeton Global
           Income Securities
             2003                           39    14.86 -   16.69         629         7.34     1.15  -  1.85      20.17  -   21.04
             2002                           35    12.36 -   13.79         461         0.92     1.15  -  1.85      19.76  -   23.62
             2001                           22    10.52 -   11.51         254         3.30     1.15  -  1.65       1.06  -    5.16
         Templeton Growth
           Securities
             2003                           88    10.05 -   13.96       1,026         1.54     1.15  -  1.85      29.69  -   30.63
             2002                           74     7.75 -   10.69         679         2.14     1.15  -  1.85     -20.00  -  -19.42
             2001                           40     9.68 -   13.26         498         2.17     1.15  -  1.85      -3.17  -   -2.45

     (a) On April 30, 2003, Franklin Technology Securities merged into Franklin Small Cap

     (i) On April 30, 2002, Franklin Global Health Care Securities merged into Franklin Small Cap

     (l)  For the period beginning May 1, 2001 and ended December 31, 2001

     (m)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the Goldman
       Sachs Variable Insurance
       Trust Sub-Accounts
         VIT Capital Growth
             2003                           10  $  6.68 - $  9.85  $       78         0.27 %   1.15 %-  1.65 %    21.71 %-   22.32 %
             2002                           10     5.49 -    8.05          64         0.10     1.15  -  1.65     -25.57  -  -25.20
             2001                           21     7.37 -   10.76         206         0.73     1.15  -  1.65     -15.87  -  -15.45
         VIT CORE Large Cap
           Growth
             2002 (j)                        -      N/A -     N/A           -         0.00     1.59  -  1.59        N/A  -     N/A
             2001                          < 1     8.97 -    8.97           4         0.01     1.59  -  1.59     -22.02  -  -22.02
         VIT CORE Small Cap
           Equity
             2003                           30    12.11 -   15.59         414         0.23     1.15  -  1.85      43.31  -   44.34
             2002                           29     8.45 -   10.80         279         0.29     1.15  -  1.85     -16.54  -  -15.94
             2001                           25    10.13 -   12.85         301         0.32     1.15  -  1.85       1.29  -    3.33
         VIT CORE U.S. Equity
             2003                           35     8.75 -   10.34         315         0.76     1.15  -  1.85      27.08  -   28.00
             2002                           29     6.89 -    8.08         208         0.57     1.15  -  1.85     -23.34  -  -22.79
             2001                           26     8.98 -   10.47         258         0.42     1.15  -  1.85     -10.15  -    4.66
         VIT Global Income
             2002 (j)                        -      N/A -     N/A           -         0.00     1.15  -  1.85        N/A  -     N/A
             2001                           14    10.17 -   11.09         153         7.02     1.15  -  1.85       1.73  -    3.60
         VIT Growth and Income
             2003                            1     9.31 -    9.31           8         1.30     1.59  -  1.59      22.40  -   22.40
             2002                            1     7.60 -    7.60           6         1.09     1.59  -  1.59     -12.74  -  -12.74
             2001                            1     8.71 -    8.83          12         0.30     1.15  -  1.59     -10.78  -  -10.38
         VIT International Equity
             2003                            2     9.94 -   10.05          20         3.78     1.37  -  1.59      33.36  -   33.65
             2002                            2     7.45 -    7.59          16         1.09     1.15  -  1.59     -19.63  -  -19.27
             2001                            2     9.27 -    9.40          20         1.46     1.15  -  1.59     -23.49  -  -23.15
         VIT Mid Cap Value
             2003                          < 1    16.73 -   16.73           8         0.87     1.37  -  1.37      26.65  -   26.65
             2002                          < 1    13.21 -   13.21           6         1.05     1.37  -  1.37      -5.99  -   -5.99
             2001                          < 1    14.06 -   14.06           6         2.19     1.37  -  1.37      10.52  -   10.52

     (j)  For the period beginning January 1, 2002 and ended on April 30, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the LSA
       Variable Series Trust
       Sub-Accounts:
         LSA Capital Growth (b)
             2003                           21  $  7.93 - $  8.04  $      172         0.31 %   1.35 %-  1.85 %    21.25 %-   21.87 %
             2002                            6     6.54 -    6.60          39         0.09     1.35  -  1.85     -34.01  -  -25.77
             2001 (l)                        1     8.82 -    8.82           4         0.00     1.85  -  1.85     -11.85  -  -11.85
         LSA Diversified Mid Cap
             2003 (c)                      < 1    10.18 -   10.18         < 1         0.00     1.45  -  1.45       1.82  -    1.82
         LSA Equity Growth (d)
             2003                           12     7.57 -    7.68          96         0.00     1.35  -  1.85      21.19  -   21.81
             2002                            4     6.25 -    6.30          27         0.00     1.35  -  1.85     -31.12  -  -30.76
             2001 (l)                        1     9.07 -    9.10           9         0.00     1.35  -  1.85      -9.28  -   -8.98

     Investments in the MFS
       Variable Insurance Trust
       Sub-Accounts:
         MFS Emerging Growth
             2003                          297     4.41 -    9.20       2,391         0.00     1.15  -  1.65      28.10  -   28.74
             2002                          331     3.44 -    7.15       2,095         0.00     1.15  -  1.65     -34.85  -  -34.52
             2001                          361     5.29 -   10.91       3,614         0.00     1.15  -  1.65     -34.58  -  -34.25
         MFS Investors Trust
             2003                           88     7.44 -    8.83         737         0.65     1.15  -  1.65      20.15  -   20.75
             2002                           96     6.19 -    7.31         675         0.57     1.15  -  1.65     -22.26  -  -21.87
             2001                          106     7.97 -    9.36         966         0.14     1.15  -  1.65     -17.34  -  -16.92
         MFS Limited Maturity
             2001 (n)                        -      N/A -     N/A           -         0.00     0.00  -  0.00        N/A  -     N/A
         MFS New Discovery
             2003                           39     9.38 -   15.87         489         0.00     1.15  -  1.75      31.40  -   32.19
             2002                           27     7.14 -   12.00         283         0.00     1.15  -  1.75     -32.41  -  -28.58
             2001                           24     8.92 -   17.76         379         2.54     1.15  -  1.65     -10.77  -   -6.12
         MFS Research
             2003                          219     6.07 -    7.77       1,578         0.65     1.15  -  1.65      22.67  -   23.28
             2002                          233     4.95 -    6.30       1,362         0.26     1.15  -  1.65     -25.77  -  -25.40
             2001                          253     6.67 -    8.44       2,003         1.30     1.15  -  1.65     -22.55  -  -22.16

     (b)  Previously known as LSA Growth Equity
     (c)  For period beginning May 1, 2003 and ended December 31, 2003
     (d)  Previously known as LSA Focused Equity
     (l)  For the period beginning May 1, 2001 and ended December 31, 2001
     (n)  For the period beginning October 22, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the MFS
       Variable Insurance Trust
       Sub-Accounts (continued):
         MFS Utilities
             2003                            2  $  9.24 - $  9.31  $       15         1.91 %   1.37 %-  1.69 %    33.62 %-   34.05 %
             2002                            2     6.92 -    6.95          16         1.30     1.37  -  1.69     -30.82  -  -23.78
             2001 (l)                        1     9.12 -    9.12           7         0.00     1.47  -  1.47      -8.84  -   -8.84
     Investments in the MFS
       Variable Insurance Trust
       (Service Class)
       Sub-Accounts:
         MFS Emerging Growth
           (Service Class)
             2003                           98     6.73 -    6.82         669         0.00     1.35  -  1.85      27.53  -   28.18
             2002                           93     5.28 -    5.32         496         0.00     1.35  -  1.85     -35.08  -  -34.75
             2001 (l)                       58     8.13 -    8.16         476         0.00     1.35  -  1.85     -18.70  -  -18.42
         MFS Investors Trust
           (Service Class)
             2003                           92     8.16 -    8.27         765         0.46     1.35  -  1.85      19.58  -   20.19
             2002                           91     6.82 -    6.88         632         0.48     1.35  -  1.85     -22.61  -  -22.22
             2001 (l)                       45     8.81 -    8.84         401         0.00     1.35  -  1.85     -11.87  -  -11.57
         MFS New Discovery
           (Service Class)
             2003                          120     8.40 -    8.52       1,026         0.00     1.35  -  1.85      30.97  -   31.63
             2002                          103     6.42 -    6.47         669         0.00     1.35  -  1.85     -33.07  -  -32.72
             2001 (l)                       17     9.59 -    9.62         160         0.00     1.35  -  1.85      -4.14  -   -3.81
         MFS Research
           (Service Class)
             2003                           51     7.60 -    7.71         397         0.38     1.35  -  1.85      22.07  -   22.69
             2002                           52     6.23 -    6.28         330         0.11     1.35  -  1.85     -26.11  -  -25.74
             2001 (l)                       24     8.43 -    8.46         201         0.00     1.35  -  1.85     -15.70  -  -15.42
         MFS Utilities
           (Service Class)
             2003                           78     7.57 -    7.68         614         2.09     1.35  -  1.85      33.07  -   33.74
             2002                           75     5.69 -    5.74         440         2.97     1.35  -  1.85     -24.33  -  -23.94
             2001 (l)                       67     7.52 -    7.55         503         0.00     1.35  -  1.85     -24.80  -  -24.54

     (l)  For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the Neuberger
       & Berman Advisers
       Management Trust
       Sub-Accounts:
         AMT Guardian
             2003                            1  $ 11.07 - $ 11.07  $        7         0.83 %   1.59 %-  1.59 %    29.68 %-   29.68 %
             2002                            1     8.54 -    8.54           6         0.76     1.59  -  1.59     -27.61  -  -27.61
             2001                            1    11.79 -   11.88          16         0.46     1.37  -  1.59      -3.07  -   18.75
         AMT Mid-Cap Growth
             2003                            2    10.87 -   11.12          25         0.00     1.15  -  1.59      26.05  -   26.61
             2002                            2     8.63 -    8.78          20         0.00     1.15  -  1.59     -30.46  -  -30.15
             2001                            3    12.40 -   12.58          42         0.01     1.15  -  1.59     -25.84  -  -25.51
         AMT Partners
             2003                           12    10.25 -   10.25         121         0.00     1.59  -  1.59      32.96  -   32.96
             2002                           13     7.71 -    7.71          98         0.58     1.59  -  1.59     -25.34  -  -25.34
             2001                           16    10.32 -   10.32         165         0.38     1.59  -  1.59      -4.37  -   -4.37

     Investments in the Oppenheimer
       Variable Account Funds
       Sub-Accounts:
         Oppenheimer Aggressive
           Growth
             2003                          327     7.26 -    7.69       2,231         0.00     1.15  -  1.85      23.27  -   24.16
             2002                          361     5.84 -    6.24       1,974         0.64     1.15  -  1.85     -29.13  -  -28.62
             2001                          261     8.19 -    8.80       1,972         0.74     1.15  -  1.85     -32.06  -  -11.97
         Oppenheimer Capital
           Appreciation
             2003                          782     9.67 -   11.23       6,707         0.37     1.15  -  2.05      28.26  -   29.45
             2002                          779     7.47 -    8.75       5,178         0.59     1.15  -  2.05     -27.70  -  -12.48
             2001                          513     8.66 -   10.33       4,810         0.39     1.15  -  1.85     -13.58  -  -13.37
         Oppenheimer Global
           Securities
             2003                          285     9.96 -   12.89       3,303         0.72     1.15  -  1.85      40.38  -   41.39
             2002                          306     7.09 -    9.12       2,555         0.56     1.15  -  1.85     -23.58  -  -23.03
             2001                          266     9.28 -   11.85       2,969         0.53     1.15  -  1.85     -13.05  -   -7.18
         Oppenheimer Main
           Street (e)
             2003                          989     8.68 -    9.06       8,580         0.92     1.15  -  1.85      24.38  -   25.27
             2002                        1,003     6.93 -    7.28       6,951         0.78     1.15  -  1.85     -20.30  -  -19.73
             2001                          958     8.64 -    9.14       8,177         0.43     1.15  -  1.85     -11.19  -   -8.60

     (e)  Previously known as Oppenheimer Main Street Growth & Income

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the Oppenheimer
       Variable Account Funds
       Sub-Accounts (continued):
         Oppenheimer Multiple
          Strategies
           2003                            527  $ 10.33 - $ 11.60  $    5,750         2.89 %   1.15 %-  1.85 %    22.65 %-   23.53 %
           2002                            514     8.42 -    9.39       4,567         3.27     1.15  -  1.85     -12.06  -  -11.43
           2001                            316     9.58 -   10.60       3,259         2.20     1.15  -  1.85      -4.23  -    1.04
         Oppenheimer Strategic
          Bond
           2003                            479    12.48 -   13.25       6,134         6.02     1.15  -  1.85      15.89  -   16.72
           2002                            470    10.77 -   11.35       5,173         6.54     1.15  -  1.85       5.46  -    6.21
           2001                            256    10.22 -   10.69       2,679         1.74     1.15  -  1.85       2.15  -    3.64

     Investments in the Putnam
       Variable Trust
       Sub-Accounts:
         VT Discovery Growth (f)
           2003                            114     7.19 -    7.29         844         0.00     1.35  -  1.85      29.56  -   30.22
           2002                            106     5.55 -    5.60         601         0.00     1.35  -  1.85     -30.88  -  -30.53
           2001 (l)                         44     8.03 -    8.06         358         0.00     1.35  -  1.85     -19.67  -  -19.40
         VT Diversified Income
           2003                             90    12.24 -   12.34       1,117         9.20     1.25  -  1.85      17.83  -   18.56
           2002                            103    10.32 -   10.47       1,077         6.40     1.25  -  1.85       3.21  -    4.69
           2001 (l)                         48    10.09 -   10.11         483         0.00     1.35  -  1.60       0.89  -    1.06
         VT Growth and Income
           2003                             63     9.26 -    9.86         579         1.66     1.35  -  1.75      25.17  -   25.66
           2002                             63     7.30 -    7.37         460         0.00     1.35  -  1.85     -20.49  -  -20.08
           2001 (l)                         59     9.19 -    9.91         545         0.00     1.25  -  1.85      -8.14  -   -0.93
         VT Growth Opportunities
           2003                             22     6.81 -   10.24         159         0.00     1.35  -  1.80      20.84  -   21.40
           2002                             17     5.61 -    8.48         103         1.80     1.35  -  1.80     -15.25  -  -30.44
           2001 (l)                          8     8.05 -    8.06          61         0.00     1.35  -  1.60     -19.49  -  -19.35
         VT Health Sciences
           2003                             79     9.01 -    9.99         699         0.53     1.25  -  2.05      15.96  -   16.92
           2002                             81     7.71 -    8.61         611         0.00     1.25  -  2.05     -21.98  -  -21.33
           2001 (l)                         43     9.80 -   11.04         412         0.00     1.25  -  2.05      -2.01  -   10.37

     (f)  Previously known as VT Voyager II

     (l)  For the period beginning May 1, 2001 and ended December 31, 2001

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the Putnam
       Variable Trust
       Sub-Accounts (continued):
         VT International Equity (g)
           2003                              1  $ 12.11 - $ 12.18  $       11         0.85 %   1.35 %-  1.60 %    26.47 %-   26.79 %
           2002                              1     9.58 -    9.61           8         0.00     1.35  -  1.60      -4.24  -   -3.93
           2001 (l) (m)                      -        - -       -           -         0.00     0.00  -  0.00       0.00  -    0.00
         VT New Value
           2003                             65    10.28 -   11.04         692         1.15     1.25  -  1.85       2.77  -   30.83
           2002                             55     8.44 -    9.82         450         0.87     1.25  -  1.80     -16.65  -   -1.81
           2001 (l)                         25    10.12 -   11.85         242         0.00     1.25  -  1.80       1.24  -   18.48
         VT Research
           2003                              7    11.37 -   11.44          77         0.28     1.35  -  1.60      23.32  -   23.63
           2002                              7     9.22 -    9.25          57         0.19     1.35  -  1.60      -7.77  -   -7.47
           2001 (l)                        < 1    12.05 -   12.05           3         0.00     1.60  -  1.60      20.48  -   20.48

     Investments in the STI Classic
       Variable Trust
       Sub-Accounts:
         STI Capital
          Appreciation
           2003                            474     8.43 -    9.14       4,114         0.00     1.15  -  1.85      16.26  -   17.09
           2002                            494     7.25 -    7.80       3,683         0.00     1.15  -  1.85     -23.33  -  -22.78
           2001                            180     9.46 -   10.11       1,788         2.04     1.15  -  1.85      -6.43  -   -5.40
         STI Growth & Income
           2003                            294     9.12 -    9.89       2,806         0.79     1.15  -  1.85      24.15  -   25.04
           2002                            309     7.34 -    7.91       2,364         0.71     1.15  -  1.85     -22.06  -  -21.50
           2001                            242     9.42 -   10.07       2,384         0.47     1.15  -  1.85      -6.65  -   -5.79
         STI International
          Equity
           2003                             42     8.67 -   12.13         373         0.71     1.15  -  1.80      34.84  -   35.75
           2002                             48     6.39 -    9.00         307         0.00     1.15  -  1.80     -19.52  -  -10.04
           2001                             29     7.75 -    7.94         231         0.10     1.15  -  1.65     -18.76  -  -18.35
         STI Investment Grade
          Bond
           2003                            440    11.03 -   12.44       5,124         3.74     1.15  -  1.85       1.60  -    2.33
           2002                            501    10.86 -   12.16       5,692         4.61     1.15  -  1.85       5.41  -    6.17
           2001                            205    10.30 -   11.45       2,244         4.18     1.15  -  1.85       3.02  -    7.93
         STI Mid-Cap Equity
           2003                            192     8.48 -   11.52       1,693         0.59     1.15  -  2.05      27.07  -   28.24
           2002                            188     6.61 -    9.07       1,301         0.00     1.15  -  2.05     -29.92  -  -29.27
           2001                             86     9.35 -   12.94         813        10.25     1.15  -  2.05       1.54  -   29.42

     (g)  Previously known as VT International Growth
     (l)  For the period beginning May 1, 2001 and ended December 31, 2001
     (m)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in the STI
       Classic Variable Trust
       Sub-Accounts (continued):
         STI Quality Growth Stock
           2002 (o)                          -        N/A -   N/A  $        -         0.00 %    1.60 %-  1.60 %     N/A %-     N/A %
           2001                            179       7.01 -  7.70       1,358         0.02      1.15  -  1.65    -20.02  -  -19.62
         STI Small Cap Value
          Equity
           2003                            244      15.87 - 19.03       4,052         0.53      1.15  -  2.05     35.60  -   36.86
           2002                            236      11.70 - 13.90       2,884         0.65      1.15  -  2.05     -3.22  -   -2.33
           2001                            115      12.09 - 14.23       1,522         1.13      1.15  -  2.05     20.08  -   20.91
         STI Value Income
          Stock
           2003                            220      10.08 - 11.39       2,173         1.47      1.15  -  2.05     20.60  -   21.71
           2002                            220       8.29 -  9.45       1,791         1.56      1.15  -  2.05    -17.94  -   -5.55
           2001                            129       9.51 - 10.10       1,294         1.58      1.15  -  1.85     -4.91  -   -2.27

     Investments in The Universal
       Institutional Funds, Inc.
       Sub-Accounts:
         Van Kampen UIF
          Equity Growth
           2003                             20       5.87 -  9.73         166         0.00      1.15  -  1.65     22.88  -   23.50
           2002                             21       4.77 -  7.88         139         0.18      1.15  -  1.65    -29.05  -  -28.69
           2001                             17       6.73 - 11.05         165         0.00      1.15  -  1.65    -16.51  -  -16.09
         Van Kampen UIF
          Fixed Income
           2003                            198      11.27 - 12.87       2,267         0.06      1.15  -  1.65      2.70  -   28.67
           2002                            126      10.98 - 11.07       1,398         5.84      1.35  -  1.85      5.34  -    5.88
           2001                             26      10.42 - 10.46         277         6.23      1.35  -  1.85      4.20  -    4.55
         Van Kampen UIF Global
          Value Equity
           2003                              4       9.56 - 11.39          38         0.00      1.15  -  1.85     26.58  -   27.49
           2002                              5       7.55 -  8.94          41         1.64      1.15  -  1.85    -18.41  -  -17.82
           2001                              2       9.26 - 10.87          22         1.21      1.15  -  1.85     -8.11  -   -7.42
         Van Kampen UIF
          International Magnum
           2003                              -          - -     -           -         0.00      0.00  -  0.00      0.00  -    0.00
           2002                              -          - -     -           -         0.00      0.00  -  0.00      0.00  -    0.00
           2001                              1       8.82 -  8.82           6         0.47      1.37  -  1.37    -20.40  -  -20.40

     (o)  For the period beginning January 1, 2002 and ended September 6, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                   At December 31,                      For the year ended December 31,
                                        -------------------------------------  -----------------------------------------------------
                                                  Accumulation
                                        Units    Unit Fair Value   Net Assets   Investment     Expense Ratio**     Total Return***
                                        (000s)  Lowest to Highest    (000s)    Income Ratio*  Lowest to Highest   Lowest to Highest
                                        ------  -----------------  ----------  -------------  -----------------  -------------------
     Investments in The Universal
       Institutional Funds, Inc.
       Sub-Accounts (continued):
         Van Kampen UIF
          Mid Cap Value (h)
           2003                             68  $  9.37 - $ 13.64  $      722         0.00 %    1.15 %-  1.85 %   38.89 %-   39.89 %
           2002                             56     6.75 -    9.75         435         0.00      1.15  -  1.85    -29.36  -  -28.85
           2001                             33     9.55 -   13.71         386         0.00      1.15  -  1.85     -4.48  -   -4.26
         Van Kampen UIF U.S.
          Real Estate
           2003                             13    12.22 -   12.25         158         0.00      1.45  -  1.60     22.50  -   36.25
           2002                              1     8.97 -    8.97           5         4.87      1.60  -  1.60    -10.32  -  -10.32
           2001 (m)                          -        - -       -           -         0.00      0.00  -  0.00      0.00  -    0.00
         Van Kampen UIF
          Value
           2003                             24    11.83 -   12.30         277         0.00      1.15  -  1.65     31.89  -   32.55
           2002                             22     8.97 -    9.28         193         0.98      1.15  -  1.65    -23.43  -  -23.05
           2001                             21    11.72 -   12.06         243         1.07      1.15  -  1.65      1.10  -   17.18

     (h)  Previously known as Van Kampen UIF Mid Cap Core

     (m)  Although available in 2001, there was no activity until 2002

                  --------------------------------------------------------------
                  GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
                  AND FOR THE PERIODS ENDED DECEMBER 31, 2003
                  AND DECEMBER 31, 2002, AND INDEPENDENT
                  AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of Glenbrook Life and Annuity Company:

We have audited the accompanying statements of net assets of each of the individual sub-accounts disclosed in Note 1 which comprise the Glenbrook Life and Annuity Company Variable Annuity Account (the "Account") as of December 31, 2003, the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two year period then ended for each of the individual sub-accounts which comprise the Account. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003 by correspondence with the Account's custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the individual sub-accounts which comprise the Glenbrook Life and Annuity Company Variable Annuity Account as of December 31, 2003, the results of operations for the period then ended for each of the individual sub-accounts and the changes in their net assets for each of the periods in the two year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Chicago, Illinois
March 31, 2004

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
------------------------------------------------------------------------------------------------------------------------------------

                                                                   AIM Variable Insurance Funds Sub-Accounts
                                       ---------------------------------------------------------------------------------------------
                                           AIM V. I.      AIM V. I. Capital       AIM V. I.          AIM V. I.         AIM V. I.
                                           Balanced          Appreciation        Core Equity          Growth           High Yield
                                       ----------------   -----------------   ----------------   ----------------   ----------------
ASSETS
Investments at fair value              $        819,004   $      11,309,710   $      1,064,165   $        481,715   $      1,127,937
                                       ----------------   -----------------   ----------------   ----------------   ----------------
  Total assets                         $        819,004   $      11,309,710   $      1,064,165   $        481,715   $      1,127,937
                                       ================   =================   ================   ================   ================

NET ASSETS
Accumulation units                     $        819,004   $      11,309,710   $      1,064,165   $        481,715   $      1,127,937
Contracts in payout (annuitization)
  period                                              -                   -                  -                  -                  -
                                       ----------------   -----------------   ----------------   ----------------   ----------------
  Total net assets                     $        819,004   $      11,309,710   $      1,064,165   $        481,715   $      1,127,937
                                       ================   =================   ================   ================   ================
FUND SHARE INFORMATION
  Number of shares                               81,982             531,471             50,820             32,482            188,934
                                       ================   =================   ================   ================   ================
  Cost of investments                  $        947,138   $      17,079,002   $      1,446,844   $        974,964   $      1,423,985
                                       ================   =================   ================   ================   ================
ACCUMULATION UNIT FAIR VALUE
  Lowest                               $           7.87   $            9.21   $           6.45   $           4.26   $           9.52
                                       ================   =================   ================   ================   ================
  Highest                              $           7.90   $            9.25   $           6.48   $           4.28   $           9.57
                                       ================   =================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                         AIM Variable         Federated
                                       Insurance Funds    Insurance Series                  Fidelity Variable Insurance
                                         Sub-Accounts        Sub-Account                    Products Fund Sub-Accounts
                                       ----------------   -----------------  ------------------------------------------------------
                                                             Federated
                                           AIM V. I.        Prime Money                            VIP Equity-
                                        Premier Equity        Fund II         VIP Contrafund         Income           VIP Growth
                                       ----------------   ----------------   ----------------   ----------------   ----------------
ASSETS
Investments at fair value              $      2,762,247   $      6,328,665   $      1,436,940   $      1,409,011   $      1,858,465
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total assets                         $      2,762,247   $      6,328,665   $      1,436,940   $      1,409,011   $      1,858,465
                                       ================   ================   ================   ================   ================

NET ASSETS
Accumulation units                     $      2,762,247   $      6,328,665   $      1,436,940   $      1,409,011   $      1,858,465
Contracts in payout (annuitization)
  period                                              -                  -                  -                  -                  -
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total net assets                     $      2,762,247   $      6,328,665   $      1,436,940   $      1,409,011   $      1,858,465
                                       ================   ================   ================   ================   ================
FUND SHARE INFORMATION
  Number of shares                              136,542          6,328,665             62,125             60,786             59,873
                                       ================   ================   ================   ================   ================
  Cost of investments                  $      4,207,436   $      6,328,665   $      1,452,611   $      1,351,670   $      2,758,488
                                       ================   ================   ================   ================   ================
ACCUMULATION UNIT FAIR VALUE
  Lowest                               $           5.87   $          12.20   $           9.22   $          10.69   $           6.36
                                       ================   ================   ================   ================   ================
  Highest                              $           5.89   $          12.28   $           9.22   $          10.73   $           6.36
                                       ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                          Franklin Templeton
                                                    Fidelity Variable Insurance                           Variable Insurance
                                                     Products Fund Sub-Accounts                      Products Trust Sub-Accounts
                                       ------------------------------------------------------   -----------------------------------
                                                                                                    Templeton          Templeton
                                           VIP High                                               Global Income          Growth
                                            Income          VIP Index 500      VIP Overseas        Securities         Securities
                                       ----------------   ----------------   ----------------   ----------------   ----------------
ASSETS
Investments at fair value              $        347,926   $      2,915,799   $        392,578   $        768,954   $      5,300,479
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total assets                         $        347,926   $      2,915,799   $        392,578   $        768,954   $      5,300,479
                                       ================   ================   ================   ================   ================

NET ASSETS
Accumulation units                     $        347,926   $      2,915,799   $        392,578   $        768,954   $      5,300,479
Contracts in payout (annuitization)
  period                                              -                  -                  -                  -                  -
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total net assets                     $        347,926   $      2,915,799   $        392,578   $        768,954   $      5,300,479
                                       ================   ================   ================   ================   ================
FUND SHARE INFORMATION
  Number of shares                               50,061             23,117             25,181             49,867            473,680
                                       ================   ================   ================   ================   ================
  Cost of investments                  $        356,124   $      3,420,234   $        481,197   $        580,689   $      5,828,771
                                       ================   ================   ================   ================   ================
ACCUMULATION UNIT FAIR VALUE
  Lowest                               $           8.97   $           7.57   $           7.45   $          16.51   $          13.81
                                       ================   ================   ================   ================   ================
  Highest                              $           9.00   $           7.58   $           7.45   $          16.57   $          13.86
                                       ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                                  MFS Variable Insurance Trust Sub-Accounts
                                       --------------------------------------------------------------------------------------------
                                         MFS Emerging       MFS Investors         MFS New             MFS                MFS
                                            Growth              Trust            Discovery          Research          Utilities
                                       ----------------   ----------------   ----------------   ----------------   ----------------
ASSETS
Investments at fair value              $        842,244   $        259,946   $         75,247   $        556,088   $         59,333
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total assets                         $        842,244   $        259,946   $         75,247   $        556,088   $         59,333
                                       ================   ================   ================   ================   ================

NET ASSETS
Accumulation units                     $        842,244   $        259,946   $         75,247   $        556,088   $         59,333
Contracts in payout (annuitization)
  period                                              -                  -                  -                  -                  -
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total net assets                     $        842,244   $        259,946   $         75,247   $        556,088   $         59,333
                                       ================   ================   ================   ================   ================
FUND SHARE INFORMATION
  Number of shares                               54,303             15,909              5,390             41,655              3,720
                                       ================   ================   ================   ================   ================
  Cost of investments                  $      1,624,737   $        310,612   $         66,913   $        816,559   $         51,186
                                       ================   ================   ================   ================   ================
ACCUMULATION UNIT FAIR VALUE
  Lowest                               $           4.50   $           7.66   $           9.45   $           6.39   $           9.30
                                       ================   ================   ================   ================   ================
  Highest                              $           4.51   $           7.68   $           9.47   $           6.41   $           9.32
                                       ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Oppenheimer Variable Account Funds Sub-Accounts
                                       --------------------------------------------------------------------------------------------
                                         Oppenheimer        Oppenheimer        Oppenheimer                            Oppenheimer
                                          Aggressive          Capital             Global          Oppenheimer          Multiple
                                            Growth          Appreciation        Securities        Main Street         Strategies
                                       ----------------   ----------------   ----------------   ----------------   ----------------
ASSETS
Investments at fair value              $        510,146   $      1,174,909   $      1,391,192   $      2,541,435   $      6,474,185
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total assets                         $        510,146   $      1,174,909   $      1,391,192   $      2,541,435   $      6,474,185
                                       ================   ================   ================   ================   ================

NET ASSETS
Accumulation units                     $        510,146   $      1,158,978   $      1,391,192   $      2,541,435   $      6,414,585
Contracts in payout (annuitization)
  period                                              -             15,931                  -                  -             59,600
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total net assets                     $        510,146   $      1,174,909   $      1,391,192   $      2,541,435   $      6,474,185
                                       ================   ================   ================   ================   ================
FUND SHARE INFORMATION
  Number of shares                               13,897             33,859             55,470            132,366            406,670
                                       ================   ================   ================   ================   ================
  Cost of investments                  $      1,021,492   $      1,462,968   $      1,539,962   $      2,857,707   $      6,513,046
                                       ================   ================   ================   ================   ================
ACCUMULATION UNIT FAIR VALUE
  Lowest                               $           4.90   $           7.32   $           9.08   $           7.97   $          12.79
                                       ================   ================   ================   ================   ================
  Highest                              $           4.91   $           7.34   $           9.11   $           8.00   $          12.86
                                       ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                          Oppenheimer
                                           Variable
                                         Account Funds
                                         Sub-Accounts                        Putnam Variable Trust Sub-Accounts
                                       ----------------   -------------------------------------------------------------------------
                                         Oppenheimer
                                          Strategic       VT Diversified        VT Growth           VT Growth          VT Health
                                             Bond              Income           and Income       Opportunities         Sciences
                                       ----------------   ----------------   ----------------   ----------------   ----------------
ASSETS
Investments at fair value              $      2,508,901   $        111,256   $         38,535   $         24,870   $         64,315
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total assets                         $      2,508,901   $        111,256   $         38,535   $         24,870   $         64,315
                                       ================   ================   ================   ================   ================

NET ASSETS
Accumulation units                     $      2,508,901   $        111,256   $         38,535   $         24,870   $         64,315
Contracts in payout (annuitization)
  period                                              -                  -                  -                  -                  -
                                       ----------------   ----------------   ----------------   ----------------   ----------------
  Total net assets                     $      2,508,901   $        111,256   $         38,535   $         24,870   $         64,315
                                       ================   ================   ================   ================   ================
FUND SHARE INFORMATION
  Number of shares                              496,812             12,041              1,657              5,418              5,863
                                       ================   ================   ================   ================   ================
  Cost of investments                  $      2,310,061   $        101,749   $         35,121   $         22,690   $         60,681
                                       ================   ================   ================   ================   ================
ACCUMULATION UNIT FAIR VALUE
  Lowest                               $          13.19   $          12.18   $           9.92   $           8.55   $           8.97
                                       ================   ================   ================   ================   ================
  Highest                              $          13.26   $          12.21   $           9.95   $           8.57   $           8.99
                                       ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                       Putnam Variable
                                            Trust
                                         Sub-Accounts                      STI Classic Variable Trust Sub-Accounts
                                       ----------------   --------------------------------------------------------------------------
                                                             STI Capital        STI Growth      STI International   STI Investment
                                         VT New Value       Appreciation         & Income            Equity           Grade Bond
                                       ----------------   ----------------   ----------------   -----------------   ----------------
ASSETS
Investments at fair value              $         25,866   $     47,386,083   $      1,128,155   $       6,244,770   $     13,826,045
                                       ----------------   ----------------   ----------------   -----------------   ----------------
  Total assets                         $         25,866   $     47,386,083   $      1,128,155   $       6,244,770   $     13,826,045
                                       ================   ================   ================   =================   ================

NET ASSETS
Accumulation units                     $         25,866   $     47,386,083   $      1,128,155   $       6,244,770   $     13,826,045
Contracts in payout (annuitization)
  period                                              -                  -                  -                   -                  -
                                       ----------------   ----------------   ----------------   -----------------   ----------------
  Total net assets                     $         25,866   $     47,386,083   $      1,128,155   $       6,244,770   $     13,826,045
                                       ================   ================   ================   =================   ================
FUND SHARE INFORMATION
  Number of shares                                1,813          3,075,022            111,698             662,224          1,346,256
                                       ================   ================   ================   =================   ================
  Cost of investments                  $         20,581   $     51,682,497   $      1,091,623   $       7,510,641   $     13,639,184
                                       ================   ================   ================   =================   ================
ACCUMULATION UNIT FAIR VALUE
  Lowest                               $          10.99   $          20.33   $           9.19   $           11.52   $          14.24
                                       ================   ================   ================   =================   ================
  Highest                              $          11.01   $          20.47   $           9.23   $           11.60   $          14.34
                                       ================   ================   ================   =================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF NET ASSETS
DECEMBER 31, 2003
---------------------------------------------------------------------------------------------

                                               STI Classic Variable Trust Sub-Accounts
                                       ------------------------------------------------------
                                         STI Mid-Cap       STI Small Cap        STI Value
                                            Equity          Value Equity       Income Stock
                                       ----------------   ----------------   ----------------
ASSETS
Investments at fair value              $     12,264,454   $      6,909,691   $     38,138,755
                                       ----------------   ----------------   ----------------
  Total assets                         $     12,264,454   $      6,909,691   $     38,138,755
                                       ================   ================   ================

NET ASSETS
Accumulation units                     $     12,264,454   $      6,909,691   $     38,138,755
Contracts in payout (annuitization)
  period                                              -                  -                  -
                                       ----------------   ----------------   ----------------
  Total net assets                     $     12,264,454   $      6,909,691   $     38,138,755
                                       ================   ================   ================
FUND SHARE INFORMATION
  Number of shares                            1,198,871            466,871          3,026,885
                                       ================   ================   ================
  Cost of investments                  $     14,408,476   $      4,532,089   $     41,425,921
                                       ================   ================   ================
ACCUMULATION UNIT FAIR VALUE
  Lowest                               $          14.71   $          14.48   $          17.04
                                       ================   ================   ================
  Highest                              $          14.80   $          14.57   $          17.15
                                       ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------

                                                                 AIM Variable Insurance Funds Sub-Accounts
                                      ---------------------------------------------------------------------------------------------

                                         AIM V. I.       AIM V. I. Capital      AIM V. I.          AIM V. I.           AIM V. I.
                                          Balanced         Appreciation        Core Equity          Growth            High Yield
                                      ----------------   -----------------   ----------------   ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $         15,162   $               -   $          9,983   $              -   $         75,321
Charges from Glenbrook Life and
  Annuity Company:
  Mortality and expense risk                    (9,909)           (138,625)           (13,202)            (6,122)           (13,720)
  Administrative expense                          (764)            (10,622)            (1,025)              (473)            (1,052)
                                      ----------------   -----------------   ----------------   ----------------   ----------------
    Net investment income (loss)                 4,489            (149,247)            (4,244)            (6,595)            60,549
                                      ----------------   -----------------   ----------------   ----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
  Proceeds from sales                          136,587           2,371,083            229,542            113,912            257,449
  Cost of investments sold                     177,975           4,287,380            365,282            268,330            356,986
                                      ----------------   -----------------   ----------------   ----------------   ----------------
    Realized gains (losses) on fund
      shares                                   (41,388)         (1,916,297)          (135,740)          (154,418)           (99,537)
Change in unrealized gains (losses)            140,770           4,665,678            345,897            282,234            281,123
                                      ----------------   -----------------   ----------------   ----------------   ----------------
    Net realized and unrealized
      gains (losses) on investments             99,382           2,749,381            210,157            127,816            181,586
                                      ----------------   -----------------   ----------------   ----------------   ----------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $        103,871   $       2,600,134   $        205,913   $        121,221   $        242,135
                                      ================   =================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                            Federated
                                         AIM Variable       Insurance
                                       Insurance Funds       Series                      Fidelity Variable Insurance
                                         Sub-Accounts      Sub-Account                    Products Fund Sub-Accounts
                                      ----------------   ----------------   ------------------------------------------------------

                                          AIM V. I.          Federated
                                           Premier          Prime Money                           VIP Equity-
                                            Equity            Fund II        VIP Contrafund         Income           VIP Growth
                                      ----------------   ----------------   ----------------   ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $          8,372   $         69,469   $          6,173   $         19,165   $          5,198
Charges from Glenbrook Life and
  Annuity Company:
  Mortality and expense risk                   (36,120)          (122,346)           (16,928)           (13,405)           (22,711)
  Administrative expense                        (2,793)            (9,500)            (1,315)            (1,035)            (1,772)
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net investment income (loss)               (30,541)           (62,377)           (12,070)             4,725            (19,285)
                                      ----------------   ----------------   ----------------   ----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
  Proceeds from sales                          653,961         11,326,844            295,484            265,413            522,496
  Cost of investments sold                   1,097,420         11,326,844            343,270            324,255            942,635
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Realized gains (losses) on  fund
      shares                                  (443,459)                 -            (47,786)           (58,842)          (420,139)
Change in unrealized gains (losses)          1,060,681                  -            379,250            316,038            914,098
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net realized and unrealized
      gains (losses) on investments            617,222                  -            331,464            257,196            493,959
                                      ----------------   ----------------   ----------------   ----------------   ----------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $        586,681   $        (62,377)  $        319,394   $        261,921   $        474,674
                                      ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                           Franklin
                                                   Fidelity Variable Insurance                    Templeton Variable Insurance
                                                    Products Fund Sub-Accounts                     Products Trust Sub-Accounts
                                      ------------------------------------------------------   -----------------------------------

                                                                                                  Templeton          Templeton
                                          VIP High                                              Global Income         Growth
                                           Income         VIP Index 500       VIP Overseas        Securities         Securities
                                      ----------------   ----------------   ----------------   ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $         21,652   $         39,136   $          2,812   $         50,791   $         75,072
Charges from Glenbrook Life and
  Annuity Company:
  Mortality and expense risk                    (4,327)           (32,709)            (4,044)            (8,625)           (62,227)
  Administrative expense                          (330)            (2,556)              (316)              (669)            (4,746)
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net investment income (loss)                16,995              3,871             (1,548)            41,497              8,099
                                      ----------------   ----------------   ----------------   ----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
  Proceeds from sales                           93,224            526,028            105,463             63,657            899,115
  Cost of investments sold                     107,667            754,049            168,770             49,552          1,214,111
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Realized gains (losses) on fund
      shares                                   (14,443)          (228,021)           (63,307)            14,105           (314,996)
Change in unrealized gains (losses)             69,793            827,503            178,812             72,193          1,581,699
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net realized and unrealized
      gains (losses) on investments             55,350            599,482            115,505             86,298          1,266,703
                                      ----------------   ----------------   ----------------   ----------------   ----------------
INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $         72,345   $        603,353   $        113,957   $        127,795   $      1,274,802
                                      ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                               MFS Variable Insurance Trust Sub-Accounts
                                      --------------------------------------------------------------------------------------------

                                        MFS Emerging      MFS Investors         MFS New              MFS                MFS
                                           Growth             Trust            Discovery           Research          Utilities
                                      ----------------   ----------------   ----------------   ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $              -   $          1,698   $              -   $          3,364   $            697
Charges from Glenbrook Life and
  Annuity Company:
  Mortality and expense risk                   (10,852)            (3,327)              (682)            (6,590)              (447)
  Administrative expense                          (832)              (253)               (52)              (503)               (34)
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net investment income (loss)               (11,684)            (1,882)              (734)            (3,729)               216
                                      ----------------   ----------------   ----------------   ----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
  Proceeds from sales                          220,441             92,488             36,212             59,256             20,576
  Cost of investments sold                     501,108            131,669             45,362            103,020             22,423
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Realized gains (losses) on fund
      shares                                  (280,667)           (39,181)            (9,150)           (43,764)            (1,847)
Change in unrealized gains (losses)            497,459             85,944             23,198            153,942             13,593
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net realized and unrealized
      gains (losses) on investments            216,792             46,763             14,048            110,178             11,746
                                      ----------------   ----------------   ----------------   ----------------   ----------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $        205,108   $         44,881   $         13,314   $        106,449   $         11,962
                                      ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                                            Oppenheimer Variable Account Funds Sub-Accounts
                                      --------------------------------------------------------------------------------------------

                                        Oppenheimer        Oppenheimer        Oppenheimer                           Oppenheimer
                                         Aggressive          Capital             Global          Oppenheimer          Multiple
                                           Growth          Appreciation        Securities      Main Street (a)       Strategies
                                      ----------------   ----------------   ----------------   ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $              -   $          4,107   $          9,519   $         22,712   $        173,327
Charges from Glenbrook Life and
  Annuity Company:
  Mortality and expense risk                    (7,147)           (13,376)           (15,827)           (30,226)           (77,699)
  Administrative expense                          (547)            (1,025)            (1,215)            (2,334)            (5,996)
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net investment income (loss)                (7,694)           (10,294)            (7,523)            (9,848)            89,632
                                      ----------------   ----------------   ----------------   ----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
  Proceeds from sales                          223,889            307,591            341,177            435,300          1,225,491
  Cost of investments sold                     516,949            486,342            499,231            568,893          1,402,220
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Realized gains (losses) on fund
      shares                                  (293,060)          (178,751)          (158,054)          (133,593)          (176,729)
Change in unrealized gains (losses)            418,734            445,970            590,381            667,813          1,350,126
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net realized and unrealized
      gains (losses) on investments            125,674            267,219            432,327            534,220          1,173,397
                                      ----------------   ----------------   ----------------   ----------------   ----------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $        117,980   $        256,925   $        424,804   $        524,372   $      1,263,029
                                      ================   ================   ================   ================   ================

(a) Previously known as Oppenheimer Main Street Growth & Income

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                         Oppenheimer
                                      Variable Account
                                            Funds
                                        Sub-Accounts                        Putnam Variable Trust Sub-Accounts
                                      ----------------   -------------------------------------------------------------------------

                                         Oppenheimer
                                         Strategic        VT Diversified       VT Growth          VT Growth          VT Health
                                            Bond              Income           and Income       Opportunities         Sciences
                                      ----------------   ----------------   ----------------   ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $        185,552   $          9,186   $            297   $              -   $            110
Charges from Glenbrook Life and
  Annuity Company:
  Mortality and expense risk                   (35,670)            (1,316)              (297)              (189)              (636)
  Administrative expense                        (2,762)               (98)               (24)               (13)               (49)
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net investment income (loss)               147,120              7,772                (24)              (202)              (575)
                                      ----------------   ----------------   ----------------   ----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
  Proceeds from sales                          971,119              3,628              4,652              2,198             23,512
  Cost of investments sold                     950,089              3,556              5,065              2,137             26,928
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Realized gains (losses) on fund
      shares                                    21,030                 72               (413)                61             (3,416)
Change in unrealized gains (losses)            248,243              8,479              6,518              2,268             11,017
                                      ----------------   ----------------   ----------------   ----------------   ----------------
    Net realized and unrealized
      gains (losses) on investments            269,273              8,551              6,105              2,329              7,601
                                      ----------------   ----------------   ----------------   ----------------   ----------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $        416,393   $         16,323   $          6,081   $          2,127   $          7,026
                                      ================   ================   ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------------------------------

                                           Putnam
                                       Variable Trust
                                        Sub-Accounts                        STI Classic Variable Trust Sub-Accounts
                                      ----------------   -------------------------------------------------------------------------

                                             VT            STI Capital         STI Growth      STI International   STI Investment
                                         New Value         Appreciation         & Income            Equity           Grade Bond
                                      ----------------   ----------------   ----------------   ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                             $            886   $              -   $          7,816   $          42,292   $        578,699
Charges from Glenbrook Life and
  Annuity Company:
  Mortality and expense risk                      (470)          (609,733)           (12,176)            (70,582)          (205,258)
  Administrative expense                           (37)           (47,234)              (932)             (5,429)           (15,817)
                                      ----------------   ----------------   ----------------   -----------------   ----------------
    Net investment income (loss)                   379           (656,967)            (5,292)            (33,719)           357,624
                                      ----------------   ----------------   ----------------   -----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
  Proceeds from sales                           54,603         11,824,011            187,343           1,305,817          4,996,078
  Cost of investments sold                      63,908         14,148,435            207,072           2,047,874          4,910,793
                                      ----------------   ----------------   ----------------   -----------------   ----------------
    Realized gains (losses) on fund
      shares                                    (9,305)        (2,324,424)           (19,729)           (742,057)            85,285
Change in unrealized gains (losses)             15,282         10,167,454            239,064           2,449,650           (121,660)
                                      ----------------   ----------------   ----------------   -----------------   ----------------
    Net realized and unrealized
      gains (losses) on investments              5,977          7,843,030            219,335           1,707,593            (36,375)
                                      ----------------   ----------------   ----------------   -----------------   ----------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                     $          6,356   $      7,186,063   $        214,043   $       1,673,874   $        321,249
                                      ================   ================   ================   =================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------

                                              STI Classic Variable Trust Sub-Accounts
                                       ------------------------------------------------------

                                         STI Mid-Cap       STI Small Cap        STI Value
                                            Equity          Value Equity       Income Stock
                                       ----------------   ----------------   ----------------
NET INVESTMENT INCOME (LOSS)
Dividends                              $         66,689   $         32,782   $        553,740
Charges from Glenbrook Life and
  Annuity Company:
  Mortality and expense risk                   (148,343)           (76,514)          (471,170)
  Administrative expense                        (11,540)            (5,872)           (36,601)
                                       ----------------   ----------------   ----------------
    Net investment income (loss)                (93,194)           (49,604)            45,969
                                       ----------------   ----------------   ----------------

NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS
Realized gains (losses) on fund
  shares:
  Proceeds from sales                         3,166,082          1,267,080          9,236,049
  Cost of investments sold                    4,425,360          1,074,153         11,500,223
                                       ----------------   ----------------   ----------------
    Realized gains (losses) on fund
      shares                                 (1,259,278)           192,927         (2,264,174)
Change in unrealized gains (losses)           4,175,626          1,726,443          9,240,036
                                       ----------------   ----------------   ----------------
    Net realized and unrealized
      gains (losses) on investments           2,916,348          1,919,370          6,975,862
                                       ----------------   ----------------   ----------------

INCREASE (DECREASE) IN NET ASSETS
  FROM OPERATIONS                      $      2,823,154   $      1,869,766   $      7,021,831
                                       ================   ================   ================

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Sub-Accounts
                                ----------------------------------------------------------------------------------------------
                                      AIM V. I. Balanced        AIM V. I. Capital Appreciation      AIM V. I. Core Equity
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $        4,489  $        8,579  $     (149,247) $     (202,939) $       (4,244) $      (13,831)
Net realized gains (losses)            (41,388)        (40,056)     (1,916,297)     (3,641,246)       (135,740)       (231,944)
Change in unrealized gains
  (losses)                             140,770        (128,529)      4,665,678        (564,749)        345,897           5,798
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations               103,871        (160,006)      2,600,134      (4,408,934)        205,913        (239,977)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                 2,620           7,400          10,218          26,491               -               -
Benefit payments                       (51,343)              -         (91,413)       (180,992)        (16,082)         (4,439)
Payments on termination                (48,572)        (56,024)       (917,851)     (1,714,001)       (140,121)        (49,751)
Contract maintenance charge               (185)           (229)         (3,630)         (4,549)           (211)           (281)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                  106,692          87,999      (1,045,850)     (1,996,688)        (32,577)       (204,283)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                           9,212          39,146      (2,048,526)     (3,869,739)       (188,991)       (258,754)
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                               113,083        (120,860)        551,608      (8,278,673)         16,922        (498,731)

NET ASSETS AT BEGINNING OF
  PERIOD                               705,921         826,781      10,758,102      19,036,775       1,047,243       1,545,974
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $      819,004  $      705,921  $   11,309,710  $   10,758,102  $    1,064,165  $    1,047,243
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                102,752          98,372       1,489,184       1,965,235         198,697         244,176
    Units issued                        19,150          19,539          39,594         127,456           7,289          17,132
    Units redeemed                     (18,031)        (15,159)       (302,816)       (603,507)        (41,480)        (62,611)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                          103,871         102,752       1,225,962       1,489,184         164,506         198,697
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                          AIM Variable Insurance Funds Sub-Accounts
                                ----------------------------------------------------------------------------------------------
                                       AIM V. I. Growth              AIM V. I. High Yield          AIM V. I. Premier Equity
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $       (6,595) $       (9,539) $       60,549  $      (14,912) $      (30,541) $      (40,846)
Net realized gains (losses)           (154,418)       (351,659)        (99,537)       (191,544)       (443,459)       (747,139)
Change in unrealized gains
  (losses)                             282,234          76,431         281,123         122,684       1,060,681        (712,668)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations               121,221        (284,767)        242,135         (83,772)        586,681      (1,500,653)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                   228             600              60           2,000           1,428           5,900
Benefit payments                        (6,831)         (6,818)        (28,746)        (38,061)        (38,398)        (90,269)
Payments on termination                (68,206)        (87,003)       (115,717)       (147,505)       (181,683)       (254,256)
Contract maintenance charge               (211)           (249)           (170)           (200)           (591)           (832)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                  (22,931)       (142,970)         98,947         (59,400)       (347,620)       (458,642)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                         (97,951)       (236,440)        (45,626)       (243,166)       (566,864)       (798,099)
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                                23,270        (521,207)        196,509        (326,938)         19,817      (2,298,752)

NET ASSETS AT BEGINNING OF
  PERIOD                               458,445         979,652         931,428       1,258,366       2,742,430       5,041,182
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $      481,715  $      458,445  $    1,127,937  $      931,428  $    2,762,247  $    2,742,430
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                138,887         202,001         123,243         154,598         575,522         727,587
    Units issued                         4,304           3,313          24,189           8,943          12,869          87,846
    Units redeemed                     (30,456)        (66,427)        (29,218)        (40,298)       (118,364)       (239,911)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                          112,735         138,887         118,214         123,243         470,027         575,522
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                     Federated Insurance
                                      Series Sub-Account           Fidelity Variable Insurance Products Fund Sub-Accounts
                                ------------------------------  --------------------------------------------------------------
                                Federated Prime Money Fund II           VIP Contrafund                VIP Equity-Income
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $      (62,377) $          806  $      (12,070) $       (7,011) $        4,725  $        2,642
Net realized gains (losses)                  -               -         (47,786)       (139,255)        (58,842)        (46,586)
Change in unrealized gains
  (losses)                                   -               -         379,250         (25,350)        316,038        (209,678)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations               (62,377)            806         319,394        (171,616)        261,921        (253,622)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                     -           3,423               -               -               -          16,173
Benefit payments                      (839,356)       (162,165)        (12,328)        (14,617)        (26,474)              -
Payments on termination             (5,971,733)     (5,172,292)       (170,470)       (219,889)        (91,333)        (93,968)
Contract maintenance charge             (1,599)         (1,414)           (362)           (406)           (223)           (270)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                1,151,783       5,341,199          40,796        (159,451)        223,050         213,634
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                      (5,660,905)          8,751        (142,364)       (394,363)        105,020         135,569
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                            (5,723,282)          9,557         177,030        (565,979)        366,941        (118,053)

NET ASSETS AT BEGINNING OF
  PERIOD                            12,051,947      12,042,390       1,259,910       1,825,889       1,042,070       1,160,123
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $    6,328,665  $   12,051,947  $    1,436,940  $    1,259,910  $    1,409,011  $    1,042,070
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                977,347         977,085         173,132         224,397         125,013         114,002
    Units issued                       661,339       1,459,075          27,119          18,378          36,269          50,020
    Units redeemed                  (1,121,783)     (1,458,813)        (44,398)        (69,643)        (29,805)        (39,009)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                          516,903         977,347         155,853         173,132         131,477         125,013
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                   Fidelity Variable Insurance Products Fund Sub-Accounts
                                ----------------------------------------------------------------------------------------------
                                          VIP Growth                   VIP High Income                  VIP Index 500
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $      (19,285) $      (26,441) $       16,995  $       22,926  $        3,871  $          (67)
Net realized gains (losses)           (420,139)       (506,159)        (14,443)        (19,297)       (228,021)       (386,573)
Change in unrealized gains
  (losses)                             914,098        (434,650)         69,793             237         827,503        (482,546)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations               474,674        (967,250)         72,345           3,866         603,353        (869,186)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                 1,200           4,004               -               -           6,580          17,400
Benefit payments                       (29,598)        (20,620)        (34,852)              -          (7,852)        (44,941)
Payments on termination               (321,519)       (232,278)        (40,238)        (15,916)       (358,312)       (251,840)
Contract maintenance charge               (587)           (698)              -               -            (653)           (772)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                  (45,379)       (197,668)        127,882         (20,324)        188,913         (90,851)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                        (395,883)       (447,260)         52,792         (36,240)       (171,324)       (371,004)
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                                78,791      (1,414,510)        125,137         (32,374)        432,029      (1,240,190)

NET ASSETS AT BEGINNING OF
  PERIOD                             1,779,674       3,194,184         222,789         255,163       2,483,770       3,723,960
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $    1,858,465  $    1,779,674  $      347,926  $      222,789  $    2,915,799  $    2,483,770
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                366,490         453,580          31,134          36,370         415,219         477,537
    Units issued                        22,242          26,846          19,256           1,502          50,671          75,114
    Units redeemed                     (96,643)       (113,936)        (11,641)         (6,738)        (81,024)       (137,432)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                          292,089         366,490          38,749          31,134         384,866         415,219
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                 Fidelity Variable Insurance                     Franklin Templeton Variable
                                 Products Fund Sub-Accounts                 Insurance Products Trust Sub-Accounts
                                ------------------------------  --------------------------------------------------------------
                                                                       Templeton Global
                                          VIP Overseas                 Income Securities         Templeton Growth Securities
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $       (1,548) $       (2,249) $       41,497  $       (2,258) $        8,099  $       53,698
Net realized gains (losses)            (63,307)       (213,617)         14,105           7,665        (314,996)       (217,426)
Change in unrealized gains
  (losses)                             178,812          96,956          72,193          92,030       1,581,699      (1,127,133)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations               113,957        (118,910)        127,795          97,437       1,274,802      (1,290,861)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                 2,000               -               -             354           2,310           5,788
Benefit payments                        (1,017)              -               -               -         (36,551)        (23,184)
Payments on termination                (63,095)        (89,343)        (12,728)        (42,283)       (510,292)       (627,121)
Contract maintenance charge                (76)           (102)           (121)            (99)         (1,111)         (1,188)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                   25,130        (157,216)         51,826          48,475        (235,685)       (234,819)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                         (37,058)       (246,661)         38,977           6,447        (781,329)       (880,524)
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                                76,899        (365,571)        166,772         103,884         493,473      (2,171,385)

NET ASSETS AT BEGINNING OF
  PERIOD                               315,679         681,250         602,182         498,298       4,807,006       6,978,391
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $      392,578  $      315,679  $      768,954  $      602,182  $    5,300,479  $    4,807,006
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                 59,923         101,708          43,954          43,459         452,987         528,439
    Units issued                         9,614          15,229           6,369           5,507          11,127          36,199
    Units redeemed                     (16,840)        (57,014)         (3,841)         (5,012)        (80,712)       (111,651)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                           52,697          59,923          46,482          43,954         383,402         452,987
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                           MFS Variable Insurance Trust Sub-Accounts
                                ----------------------------------------------------------------------------------------------
                                      MFS Emerging Growth             MFS Investors Trust             MFS New Discovery
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $      (11,684) $      (16,278) $       (1,882) $       (2,727) $         (734) $         (691)
Net realized gains (losses)           (280,667)       (386,469)        (39,181)        (25,644)         (9,150)         (3,386)
Change in unrealized gains
  (losses)                             497,459        (125,641)         85,944         (62,084)         23,198         (15,076)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations               205,108        (528,388)         44,881         (90,455)         13,314         (19,153)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                     -           7,300               -               -               -               -
Benefit payments                       (12,009)              -          (6,148)              -          (3,362)              -
Payments on termination               (145,275)       (126,461)        (72,204)        (13,292)         (1,284)         (2,906)
Contract maintenance charge               (451)           (524)            (67)            (67)            (11)            (11)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                  (42,334)        (71,127)          8,260          26,550           7,839          79,953
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                        (200,069)       (190,812)        (70,159)         13,191           3,182          77,036
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                                 5,039        (719,200)        (25,278)        (77,264)         16,496          57,883

NET ASSETS AT BEGINNING OF
  PERIOD                               837,205       1,556,405         285,224         362,488          58,751             868
                                --------------  --------------  --------------  --------------  --------------  --------------

NET ASSETS AT END OF PERIOD     $      842,244  $      837,205  $      259,946  $      285,224  $       75,247  $       58,751
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                238,661         289,741          44,812          44,375           8,190              82
    Units issued                         5,352          39,948           4,777           8,123           4,844          12,034
    Units redeemed                     (57,074)        (91,028)        (15,678)         (7,686)         (5,078)         (3,926)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                          186,939         238,661          33,911          44,812           7,956           8,190
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                                                                 Oppenheimer Variable Account
                                         MFS Variable Insurance Trust Sub-Accounts                    Funds Sub-Accounts
                                --------------------------------------------------------------  ------------------------------
                                         MFS Research                    MFS Utilities          Oppenheimer Aggressive Growth
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $       (3,729) $       (7,988) $          216  $           53  $       (7,694) $       (5,083)
Net realized gains (losses)            (43,764)       (232,011)         (1,847)            (11)       (293,060)       (364,290)
Change in unrealized gains
  (losses)                             153,942          17,940          13,593          (5,861)        418,734          86,394
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations               106,449        (222,059)         11,962          (5,819)        117,980        (282,979)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                     -             150               -               -             460           7,733
Benefit payments                             -               -               -               -          (5,415)         (7,492)
Payments on termination                (24,551)       (127,268)         (1,286)           (554)       (125,978)        (62,389)
Contract maintenance charge               (141)           (176)            (21)            (19)           (285)           (324)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                   (1,077)       (134,339)          6,350          38,491         (44,169)       (101,158)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                         (25,769)       (261,633)          5,043          37,918        (175,387)       (163,630)
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                                80,680        (483,692)         17,005          32,099         (57,407)       (446,609)

NET ASSETS AT BEGINNING OF
  PERIOD                               475,408         959,100          42,328          10,229         567,553       1,014,162
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $      556,088  $      475,408  $       59,333  $       42,328  $      510,146  $      567,553
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                 91,388         137,166           6,096           1,122         143,368         182,379
    Units issued                         5,083          11,901           3,040           6,224          25,181          19,743
    Units redeemed                      (9,527)        (57,679)         (2,765)         (1,250)        (64,509)        (58,754)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                           86,944          91,388           6,371           6,096         104,040         143,368
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------

                                                         Oppenheimer Variable Account Funds Sub-Accounts
                                ------------------------------------------------------------------------------------------------
                                Oppenheimer Capital Appreciation  Oppenheimer Global Securities    Oppenheimer Main Street (a)
                                --------------------------------  ------------------------------  ------------------------------
                                     2003              2002            2003            2002            2003            2002
                                --------------    --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $      (10,294)   $      (10,421) $       (7,523) $      (12,598) $       (9,848) $      (17,788)
Net realized gains (losses)           (178,751)         (204,362)       (158,054)       (194,480)       (133,593)       (438,520)
Change in unrealized gains
  (losses)                             445,970          (257,560)        590,381        (198,809)        667,813        (264,441)
                                --------------    --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations               256,925          (472,343)        424,804        (405,887)        524,372        (720,749)
                                --------------    --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                 2,108            16,520           3,590           3,870           5,078           3,620
Benefit payments                        (6,323)           (6,927)        (23,416)        (12,546)        (71,609)        (20,452)
Payments on termination               (178,818)         (133,485)       (146,629)       (181,996)       (244,894)       (467,767)
Contract maintenance charge               (290)             (397)           (264)           (341)           (500)           (709)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                   31,371            14,985         (91,362)       (140,768)         97,658        (516,572)
                                --------------    --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                        (151,952)         (109,304)       (258,081)       (331,781)       (214,267)     (1,001,880)
                                --------------    --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                               104,973          (581,647)        166,723        (737,668)        310,105      (1,722,629)

NET ASSETS AT BEGINNING OF
  PERIOD                             1,069,936         1,651,583       1,224,469       1,962,137       2,231,330       3,953,959
                                --------------    --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $    1,174,909    $    1,069,936  $    1,391,192  $    1,224,469  $    2,541,435  $    2,231,330
                                ==============    ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                188,543           210,030         189,915         233,644         349,185         495,464
    Units issued                        22,375            34,878          13,031          32,178          31,837          46,716
    Units redeemed                     (50,599)          (56,365)        (49,957)        (75,907)        (62,762)       (192,995)
                                --------------    --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                          160,319           188,543         152,989         189,915         318,260         349,185
                                ==============    ==============  ==============  ==============  ==============  ==============

(a) Previously known as Oppenheimer Main Street  Growth & Income

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                     Putnam Variable Trust
                                      Oppenheimer Variable Account Funds Sub-Accounts                    Sub-Accounts
                                --------------------------------------------------------------  -------------------------------
                                Oppenheimer Multiple Strategies    Oppenheimer Strategic Bond         VT Diversified Income
                                -------------------------------  ------------------------------  ------------------------------
                                     2003             2002            2003            2002            2003            2002
                                --------------   --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $       89,632   $      152,163  $      147,120  $      142,962  $        7,772  $         (121)
Net realized gains (losses)           (176,729)        (238,108)         21,030         (32,736)             72               -
Change in unrealized gains
  (losses)                           1,350,126         (782,194)        248,243          37,526           8,479           1,028
                                --------------   --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations             1,263,029         (868,139)        416,393         147,752          16,323             907
                                --------------   --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                10,102           19,458           2,848           2,000               -               -
Benefit payments                      (110,550)         (26,354)         (5,272)        (25,021)              -               -
Payments on termination               (757,691)        (645,167)       (643,732)       (360,561)         (2,223)              -
Contract maintenance charge             (1,366)          (1,567)           (441)           (302)              -               -
Transfers among the
  sub-accounts and with the
  Fixed Account - net                  195,197         (186,128)         83,581         565,591          70,080          26,169
                                --------------   --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                        (664,308)        (839,758)       (563,016)        181,707          67,857          26,169
                                --------------   --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                               598,721       (1,707,897)       (146,623)        329,459          84,180          27,076

NET ASSETS AT BEGINNING OF
  PERIOD                             5,875,464        7,583,361       2,655,524       2,326,065          27,076               -
                                --------------   --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $    6,474,185   $    5,875,464  $    2,508,901  $    2,655,524  $      111,256  $       27,076
                                ==============   ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                564,409          643,751         233,735         216,957           2,630               -
    Units issued                        46,482           67,302          34,839          81,159           6,698           2,630
    Units redeemed                    (106,165)        (146,644)        (78,948)        (64,381)           (194)              -
                                --------------   --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                          504,726          564,409         189,626         233,735           9,134           2,630
                                ==============   ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                              Putnam Variable Trust Sub-Accounts
                                ----------------------------------------------------------------------------------------------
                                     VT Growth and Income           VT Growth Opportunities           VT Health Sciences
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $          (24) $          (41) $         (202) $           (7) $         (575) $         (633)
Net realized gains (losses)               (413)         (1,666)             61              (1)         (3,416)         (2,937)
Change in unrealized gains
  (losses)                               6,518          (3,648)          2,268             (88)         11,017          (7,245)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations                 6,081          (5,355)          2,127             (96)          7,026         (10,815)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                     -               -               -               -               -               -
Benefit payments                             -               -               -               -               -               -
Payments on termination                 (4,321)           (154)              -               -          (1,041)         (1,403)
Contract maintenance charge                (17)            (18)             (3)             (3)             (6)             (6)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                   21,545           8,949          21,566           1,279          18,980          35,983
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                          17,207           8,777          21,563           1,276          17,933          34,574
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                                23,288           3,422          23,690           1,180          24,959          23,759

NET ASSETS AT BEGINNING OF
  PERIOD                                15,247          11,825           1,180               -          39,356          15,597
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $       38,535  $       15,247  $       24,870  $        1,180  $       64,315  $       39,356
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                  1,927           1,194             167               -           5,115           1,593
    Units issued                         2,441           5,914           2,990             168           4,997           8,964
    Units redeemed                        (491)         (5,181)           (248)             (1)         (2,951)         (5,442)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                            3,877           1,927           2,909             167           7,161           5,115
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                        Putnam Variable
                                      Trust Sub-Accounts                   STI Classic Variable Trust Sub-Accounts
                                ------------------------------  --------------------------------------------------------------
                                         VT New Value              STI Capital Appreciation           STI Growth & Income
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $          379  $         (537) $     (656,967) $     (921,289) $       (5,292) $       (7,012)
Net realized gains (losses)             (9,305)            (92)     (2,324,424)        322,868         (19,729)        (59,292)
Change in unrealized gains
  (losses)                              15,282          (9,997)     10,167,454     (17,493,233)        239,064        (160,964)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations                 6,356         (10,626)      7,186,063     (18,091,654)        214,043        (227,268)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                     -               -          78,558         158,740           3,000           3,000
Benefit payments                             -               -        (687,781)       (935,691)              -         (36,165)
Payments on termination                 (2,837)           (198)     (7,171,215)     (7,488,301)       (126,193)        (87,234)
Contract maintenance charge                (14)            (10)        (16,403)        (20,195)           (196)           (209)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                  (46,680)         79,875      (2,913,311)     (6,295,215)        208,963         128,867
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                         (49,531)         79,667     (10,710,152)    (14,580,662)         85,574           8,259
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                               (43,175)         69,041      (3,524,089)    (32,672,316)        299,617        (219,009)

NET ASSETS AT BEGINNING OF
  PERIOD                                69,041               -      50,910,172      83,582,488         828,538       1,047,547
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $       25,866  $       69,041  $   47,386,083  $   50,910,172  $    1,128,155  $      828,538
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                  8,195               -       2,913,586       3,684,633         112,237         111,105
    Units issued                           948           8,573          85,851         191,086          33,046         108,282
    Units redeemed                      (6,791)           (378)       (677,521)       (962,133)        (22,753)       (107,150)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                            2,352           8,195       2,321,916       2,913,586         122,530         112,237
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------

                                                            STI Classic Variable Trust Sub-Accounts
                                ----------------------------------------------------------------------------------------------
                                   STI International Equity        STI Investment Grade Bond          STI Mid-Cap Equity
                                ------------------------------  ------------------------------  ------------------------------
                                     2003            2002            2003            2002            2003            2002
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $      (33,719) $      (98,209) $      357,624  $      540,665  $      (93,194) $     (222,435)
Net realized gains (losses)           (742,057)       (683,679)         85,285         (59,377)     (1,259,278)     (1,371,249)
Change in unrealized gains
  (losses)                           2,449,650        (704,136)       (121,660)        419,971       4,175,626      (4,414,032)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from operations             1,673,874      (1,486,024)        321,249         901,259       2,823,154      (6,007,716)
                                --------------  --------------  --------------  --------------  --------------  --------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                12,952          13,117          11,328          47,039          45,038          44,154
Benefit payments                       (45,062)        (44,918)       (265,925)       (163,779)       (147,718)       (153,171)
Payments on termination               (729,318)       (619,404)     (2,855,355)     (3,019,064)     (1,823,401)     (1,663,373)
Contract maintenance charge             (1,727)         (1,967)         (3,420)         (3,487)         (4,077)         (4,673)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                 (293,956)       (461,341)        165,629       1,854,343        (853,096)     (1,077,196)
                                --------------  --------------  --------------  --------------  --------------  --------------
Increase (decrease) in net
  assets from contract
  transactions                      (1,057,111)     (1,114,513)     (2,947,743)     (1,284,948)     (2,783,254)     (2,854,259)
                                --------------  --------------  --------------  --------------  --------------  --------------

INCREASE (DECREASE) IN NET
  ASSETS                               616,763      (2,600,537)     (2,626,494)       (383,689)         39,900      (8,861,975)

NET ASSETS AT BEGINNING OF
  PERIOD                             5,628,007       8,228,544      16,452,539      16,836,228      12,224,554      21,086,529
                                --------------  --------------  --------------  --------------  --------------  --------------
NET ASSETS AT END OF PERIOD     $    6,244,770  $    5,628,007  $   13,826,045  $   16,452,539  $   12,264,454  $   12,224,554
                                ==============  ==============  ==============  ==============  ==============  ==============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                659,236         773,784       1,174,841       1,273,346       1,058,941       1,288,806
    Units issued                        28,233          49,325         169,649         337,776          54,543         114,843
    Units redeemed                    (147,303)       (163,873)       (377,103)       (436,281)       (282,963)       (344,708)
                                --------------  --------------  --------------  --------------  --------------  --------------
  Units outstanding at end
    of period                          540,166         659,236         967,387       1,174,841         830,521       1,058,941
                                ==============  ==============  ==============  ==============  ==============  ==============

See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT

STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------

                                                       STI Classic Variable Trust Sub-Accounts
                                -----------------------------------------------------------------------------------
                                  STI Quality
                                  Growth Stock      STI Small Cap Value Equity          STI Value Income Stock
                                ---------------  --------------------------------  --------------------------------
                                    2002 (b)          2003              2002            2003             2002
                                ---------------  ---------------  ---------------  ---------------  ---------------
INCREASE (DECREASE) IN NET
  ASSETS FROM OPERATIONS
Net investment income (loss)    $        (1,653) $       (49,604) $       (54,706) $        45,969  $        (8,981)
Net realized gains (losses)             (95,860)         192,927          212,632       (2,264,174)      (2,231,381)
Change in unrealized gains
  (losses)                               60,725        1,726,443         (388,987)       9,240,036       (7,788,112)
                                ---------------  ---------------  ---------------  ---------------  ---------------
Increase (decrease) in net
  assets from operations                (36,788)       1,869,766         (231,061)       7,021,831      (10,028,474)
                                ---------------  ---------------  ---------------  ---------------  ---------------
INCREASE (DECREASE) IN NET
  ASSETS FROM CONTRACT
  TRANSACTIONS
Deposits                                      -            2,313           15,601           75,404          120,820
Benefit payments                              -          (56,424)         (24,792)        (619,330)        (607,840)
Payments on termination                  (1,212)        (655,896)        (574,465)      (5,647,584)      (4,733,792)
Contract maintenance charge                 (16)          (1,521)          (1,630)         (13,644)         (15,960)
Transfers among the
  sub-accounts and with the
  Fixed Account - net                  (142,636)        (201,261)         602,454       (2,167,026)      (3,204,243)
                                ---------------  ---------------  ---------------  ---------------  ---------------
Increase (decrease) in net
  assets from contract
  transactions                         (143,864)        (912,789)          17,168       (8,372,180)      (8,441,015)
                                ---------------  ---------------  ---------------  ---------------  ---------------

INCREASE (DECREASE) IN NET
  ASSETS                               (180,652)         956,977         (213,893)      (1,350,349)     (18,469,489)

NET ASSETS AT BEGINNING OF
  PERIOD                                180,652        5,952,714        6,166,607       39,489,104       57,958,593
                                ---------------  ---------------  ---------------  ---------------  ---------------
NET ASSETS AT END OF PERIOD            $      -  $     6,909,691  $     5,952,714  $    38,138,755  $    39,489,104
                                ===============  ===============  ===============  ===============  ===============

UNITS OUTSTANDING
  Units outstanding at
    beginning of period                  25,165          559,695          564,939        2,802,665        3,367,586
    Units issued                          1,458           26,427          211,540           75,918          147,813
    Units redeemed                      (26,623)        (110,200)        (216,784)        (649,074)        (712,734)
                                ---------------  ---------------  ---------------  ---------------  ---------------
  Units outstanding at end
    of period                                 -          475,922          559,695        2,229,509        2,802,665
                                ===============  ===============  ===============  ===============  ===============

(b) For the Period Beginning January 1, 2002 and Ended September 6, 2002


See notes to financial statements.

GLENBROOK LIFE AND ANNUITY COMPANY VARIABLE ANNUITY ACCOUNT
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION

     Glenbrook Life and Annuity Company Variable Annuity Account (the "Account"), a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, is a Separate Account of Glenbrook Life and Annuity Company ("Glenbrook Life"). The assets of the Account are legally segregated from those of Glenbrook Life. Glenbrook Life is wholly owned by Allstate Life Insurance Company, a wholly owned subsidiary of Allstate Insurance Company, which is wholly owned by The Allstate Corporation. These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

     Glenbrook Life issued the STI Classic Variable Annuity contracts, the deposits of which are invested at the direction of the contractholders in the sub-accounts that comprise the Account. The Account accepts additional deposits from existing contractholders, but is closed to new customers. Absent any contract provisions wherein Glenbrook Life contractually guarantees either a minimum return or account value upon death or annuitization, variable annuity contractholders bear the investment risk that the sub-accounts may not meet their stated investment objectives. The sub-accounts invest in the following underlying mutual fund portfolios (collectively the "Funds"):

          AIM VARIABLE INSURANCE FUNDS
             AIM V.I. Balanced
             AIM V.I. Capital Appreciation
             AIM V.I. Core Equity
             AIM V.I. Growth
             AIM V.I. High Yield
             AIM V.I. Premier Equity
          FEDERATED INSURANCE SERIES
             Federated Prime Money Fund II
          FIDELITY VARIABLE INSURANCE PRODUCTS FUND
             VIP Contrafund
             VIP Equity-Income
             VIP Growth
             VIP High Income
             VIP Index 500
             VIP Overseas
          FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
             Templeton Global Income Securities
             Templeton Growth Securities
          MFS VARIABLE INSURANCE TRUST
             MFS Emerging Growth
             MFS Investors Trust
             MFS New Discovery
             MFS Research
             MFS Utilities
          OPPENHEIMER VARIABLE ACCOUNT FUNDS
             Oppenheimer Aggressive Growth
             Oppenheimer Capital Appreciation
             Oppenheimer Global Securities
             Oppenheimer Main Street (Previously known as
                Oppenheimer Main Street Growth and Income)
             Oppenheimer Multiple Strategies
             Oppenheimer Strategic Bond
          PUTNAM VARIABLE TRUST
             VT Diversified Income
             VT Growth and Income
             VT Growth Opportunities
             VT Health Sciences
             VT New Value
          STI CLASSIC VARIABLE TRUST
             STI Capital Appreciation
             STI Growth & Income
             STI International Equity
             STI Investment Grade Bond
             STI Mid-Cap Equity
             STI Quality Growth Stock (Closed on September 6, 2002) STI Small Cap Value Equity
             STI Value Income Stock

--------------------------------------------------------------------------------

     The net assets are affected by the investment results of each fund, transactions by contractholders and certain contract expenses (see Note 4). The accompanying financial statements include only contractholders' purchase payments applicable to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the general account of Glenbrook Life.

     A contractholder may choose from among a number of different underlying mutual fund portfolio options. The underlying mutual fund portfolios are not available to the general public directly. These portfolios are available as investment options in variable annuity contracts or variable life insurance policies issued by life insurance companies, or in certain cases, through participation in certain qualified pension or retirement plans.

     Some of these underlying mutual fund portfolios have been established by investment advisers that manage publicly traded mutual funds that have similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     Glenbrook Life provides insurance and administrative services to the contractholders for a fee. Glenbrook Life also maintains a fixed account ("Fixed Account"), to which contractholders may direct their deposits and receive a fixed rate of return. Glenbrook Life has sole discretion to invest the assets of the Fixed Account, subject to applicable law.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVESTMENTS - Investments consist of shares of the Funds and are stated at fair value based on net asset values of the Funds, which value their investment securities at fair value. The difference between cost and net asset value of shares owned on the day of measurement is recorded as unrealized gain or loss on investments.

     INVESTMENT INCOME - Investment income consists of dividends declared by the Funds and is recognized on the ex-dividend date.

     REALIZED GAINS AND LOSSES - Realized gains and losses on fund shares represent the difference between the proceeds from sales of shares of the Funds by the Account and the cost of such shares, which is determined on a weighted average basis. Transactions are recorded on a trade date basis. Distributions of net realized gains earned by the Funds are recorded on the Funds' ex-distribution date.

     FEDERAL INCOME TAXES - The Account intends to qualify as a segregated asset account as defined in Section 817(h) of the Internal Revenue Code of 1986 ("Code"). In order to qualify as a segregated asset account, each sub account is required to satisfy the diversification requirements of Section 817(h). The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either the statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of the Treasury. As such, the operations of the Account are included in the tax return of Glenbrook Life. Glenbrook Life is taxed as a life insurance company under the Code. No federal income taxes are allocable to the Account, as the Account did not generate taxable income. Earnings and realized capital gains of the Account attributable to the contractholders are excluded in the determination of federal income tax liability of Glenbrook Life.

--------------------------------------------------------------------------------

     USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   MERGER

     On March 10, 2004, the Board of Directors of Glenbrook Life approved the merger of the Account and Glenbrook Life Scudder Variable Account (A) ("Scudder Account") into the Glenbrook Life Multi-Manager Variable Account ("Multi-Manager Account") (the "Merger"). Glenbrook Life will consummate the Merger on May 1, 2004. The Account will merge with the Multi-Manager Account and Scudder Account. Collectively, the Account, Scudder Account and the Multi-Manager Account are referred to as the "Separate Accounts".

     At December 31, 2003, the Multi-Manager Account, Scudder Account and the Account offered 88, 9 and 38 variable sub-accounts, respectively. The 38 sub-accounts offered by the Account were invested in the same underlying funds as 38 of the sub-accounts offered by Multi-Manager Account. Upon completion of the merger on May 1,2004, the Multi-Manager Account will offer 97 sub-accounts giving effect to the combination of consistent underlying Funds investments.

     The merger of the Separate Accounts, including the combination of overlapping sub-accounts, will require no adjustments and will not change the number of units and accumulation unit values of the contractholders' interests in the sub-accounts. Additionally, the contracts and related fee structures offered through the Account will not change as a result of the Merger. The following table presents a listing of the net assets applicable to the sub-accounts giving effect to the Merger as of December 31, 2003.

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                                  Pre-Merger                          Post-Merger
------------------------------------------------------------------------------------------------------------------------------------
                                                       Glenbrook Life and       Glenbrook Life      Glenbrook Life   Glenbrook Life
                                                         Annuity Company           Scudder           Multi-Manager    Multi-Manager
SUB-ACCOUNT                                          Variable Annuity Account Variable Account (A) Variable Account Variable Account
------------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
     AIM V. I. Balanced                              $                819,004 $                  - $      4,094,218        4,913,222
     AIM V. I. Capital Appreciation                                11,309,710                    -        3,861,372       15,171,082
     AIM V. I. Core Equity                                          1,064,165                    -        3,002,124        4,066,289
     AIM V. I. Growth                                                 481,715                    -        2,376,164        2,857,879
     AIM V. I. High Yield                                           1,127,937                    -          701,804        1,829,741
     AIM V. I. Premier Equity                                       2,762,247                    -        5,327,055        8,089,302

Federated Insurance Series
     Federated Prime Money Fund II                                  6,328,665                    -        6,937,319       13,265,984

Fidelity Variable Insurance Products Fund
     VIP Contrafund                                                 1,436,940                    -        5,380,622        6,817,562
     VIP Equity-Income                                              1,409,011                    -        4,735,166        6,144,177
     VIP Growth                                                     1,858,465                    -        4,616,073        6,474,538
     VIP High Income                                                  347,926                    -        2,020,370        2,368,296
     VIP Index 500                                                  2,915,799                    -        3,340,950        6,256,749
     VIP Overseas                                                     392,578                    -          573,329          965,907

Franklin Templeton Variable Insurance Products Trust
     Templeton Global Income Securities                               768,954                    -          628,975        1,397,929
     Templeton Growth Securities                                    5,300,479                    -        1,025,837        6,326,316

MFS Variable Insurance Trust
     MFS Emerging Growth                                              842,244                    -        2,391,176        3,233,420
     MFS Investors Trust                                              259,946                    -          736,644          996,590
     MFS New Discovery                                                 75,247                    -          489,057          564,304
     MFS Research                                                     556,088                    -        1,577,921        2,134,009
     MFS Utilities                                                     59,333                    -           14,735           74,068

Oppenheimer Variable Account Funds
     Oppenheimer Aggressive Growth                                    510,146                    -        2,230,577        2,740,723
     Oppenheimer Capital Appreciation                               1,174,909                    -        6,706,746        7,881,655
     Oppenheimer Global Securities                                  1,391,192                    -        3,302,913        4,694,105
     Oppenheimer Main Street (a)                                    2,541,435                    -        8,580,059       11,121,494
     Oppenheimer Multiple Strategies                                6,474,185                    -        5,749,796       12,223,981
     Oppenheimer Strategic Bond                                     2,508,901                    -        6,133,992        8,642,893

(a) Previously known as Oppenheimer Main Street Growth & Income

--------------------------------------------------------------------------------

3.   MERGER (CONTINUED)

                  PRO FORMA SCHEDULE OF SUB-ACCOUNT NET ASSETS
                                DECEMBER 31, 2003

                                                                                   Pre-Merger                         Post-Merger
------------------------------------------------------------------------------------------------------------------------------------
                                                       Glenbrook Life and        Glenbrook Life     Glenbrook Life   Glenbrook Life
                                                         Annuity Company            Scudder          Multi-Manager    Multi-Manager
SUB-ACCOUNT                                          Variable Annuity Account Variable Account (A) Variable Account Variable Account
------------------------------------------------------------------------------------------------------------------------------------
Putnam Variable Trust
     VT Diversified Income                                            111,256                    -        1,116,642        1,227,898
     VT Growth and Income                                              38,535                    -          579,228          617,763
     VT Growth Opportunities                                           24,870                    -          159,474          184,344
     VT Health Sciences                                                64,315                    -          698,520          762,835
     VT New Value                                                      25,866                    -          691,618          717,484

STI Classic Variable Trust
     STI Capital Appreciation                                      47,386,083                    -        4,114,203       51,500,286
     STI Growth & Income                                            1,128,155                    -        2,806,340        3,934,495
     STI International Equity                                       6,244,770                    -          373,114        6,617,884
     STI Investment Grade Bond                                     13,826,045                    -        5,124,264       18,950,309
     STI Mid-Cap Equity                                            12,264,454                    -        1,692,673       13,957,127
     STI Small Cap Value Equity                                     6,909,691                    -        4,051,745       10,961,436
     STI Value Income Stock                                        38,138,755                    -        2,172,630       40,311,385

The remaining Sub-Accounts                                                  -           13,802,088       26,931,947       40,734,035
                                                     ------------------------ -------------------- ---------------- ----------------
       TOTAL NET ASSETS                              $            180,880,016 $         13,802,088 $    137,047,392 $    331,729,496
                                                     ======================== ==================== ================ ================

--------------------------------------------------------------------------------

4.   EXPENSES

     MORTALITY AND EXPENSE RISK CHARGE - Glenbrook Life assumes mortality and expense risks related to the operations of the Account and deducts charges daily at a rate ranging from 1.25% to 1.45% per annum of the daily net assets of the Account, based on the rider options selected. The mortality and expense risk charge is recognized as a reduction in accumulation unit values. The mortality and expense risk charge covers insurance benefits available with the contracts and certain expenses of the contracts. It also covers the risk that the current charges will not be sufficient in the future to cover the cost of administering the contracts. At the contractholder's discretion, additional options, primarily death benefits, may be purchased for an additional charge. Glenbrook Life guarantees that the amount of this charge will not increase over the life of the contracts.

     ADMINISTRATIVE EXPENSE CHARGE - Glenbrook Life deducts administrative expense charges daily at a rate equal to .10% per annum of the average daily net assets of the Account. Glenbrook Life guarantees that the amount of this charge will not increase over the life of the contracts. The administrative expense charge is recognized as a reduction in accumulation unit values.

     CONTRACT MAINTENANCE CHARGE - Glenbrook Life deducts an annual maintenance charge of $30 on each contract anniversary and guarantees that this charge will not increase over the life of the contracts. This charge will be waived if certain conditions are met. The contract maintenance charge is recognized as redemption of units.

     WITHDRAWAL CHARGE - In the event of withdrawal of the account value during a specified period, a withdrawal charge may be imposed. The withdrawal charge is 7% in the first year and declines annually to 0% over a 7-year period. These amounts are included in payments on terminations but are remitted to Glenbrook Life.

--------------------------------------------------------------------------------

5.   PURCHASES OF INVESTMENTS

     The cost of purchases of investments for the year ended December 31, 2003 were as follows:

                                                                        Purchases
                                                                      ------------
Investments in the AIM Variable Insurance Funds Sub-Accounts:
      AIM V. I. Balanced                                              $    150,289
      AIM V. I. Capital Appreciation                                       173,309
      AIM V. I. Core Equity                                                 36,307
      AIM V. I. Growth                                                       9,366
      AIM V. I. High Yield                                                 272,372
      AIM V. I. Premier Equity                                              56,555

Investments in the Federated Insurance Series Sub-Account:
      Federated Prime Money Fund II                                      5,603,562

Investments in the Fidelity Variable Insurance Products Fund
   Sub-Accounts:
      VIP Contrafund                                                       141,050
      VIP Equity-Income                                                    375,158
      VIP Growth                                                           107,329
      VIP High Income                                                      163,012
      VIP Index 500                                                        358,575
      VIP Overseas                                                          66,856

Investments in the Franklin Templeton Variable Insurance Products
   Trust Sub-Accounts:
      Templeton Global Income Securities                                   144,131
      Templeton Growth Securities                                          125,886

Investments in the MFS Variable Insurance Trust Sub-Accounts:
      MFS Emerging Growth                                                    8,687
      MFS Investors Trust                                                   20,447
      MFS New Discovery                                                     38,660
      MFS Research                                                          29,757
      MFS Utilities                                                         25,836

Investments in the Oppenheimer Variable Account Funds Sub-Accounts:
      Oppenheimer Aggressive Growth                                         40,808
      Oppenheimer Capital Appreciation                                     145,345
      Oppenheimer Global Securities                                         75,573
      Oppenheimer Main Street (a)                                          211,184
      Oppenheimer Multiple Strategies                                      650,816
      Oppenheimer Strategic Bond                                           555,223

(a) Previously known as Oppenheimer Main Street Growth & Income

--------------------------------------------------------------------------------

5. PURCHASES OF INVESTMENTS (CONTINUED)

                                                                        Purchases
                                                                      ------------
Investments in the Putnam Variable Trust Sub-Accounts:
      VT Diversified Income                                           $     79,257
      VT Growth and Income                                                  21,834
      VT Growth Opportunities                                               23,559
      VT Health Sciences                                                    40,871
      VT New Value                                                           5,451

Investments in the STI Classic Variable Trust Sub-Accounts:
      STI Capital Appreciation                                             456,893
      STI Growth & Income                                                  267,625
      STI International Equity                                             214,985
      STI Investment Grade Bond                                          2,405,959
      STI Mid-Cap Equity                                                   289,634
      STI Small Cap Value Equity                                           304,686
      STI Value Income Stock                                               909,838
                                                                      ------------

                                                                      $ 14,606,685
                                                                      ============

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS

     A summary of units outstanding, accumulation unit fair values, net assets, investment income ratios, expense ratios, excluding expenses of the underlying funds, and total return ratios by sub-accounts is presented below for each of the three years in the period ended December 31, 2003.

     As discussed in Note 4, the expense ratio represents mortality and expense risk and administrative expense charges which are assessed as a percentage of daily net assets. The amount deducted is based upon the product and the number and magnitude of rider options selected by each contractholder.

     ITEMS IN THE FOLLOWING TABLE ARE NOTATED AS FOLLOWS:

          * INVESTMENT INCOME RATIO - These amounts represent dividends, excluding realized gain distributions, received by the sub-account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses that result in a reduction in the accumulation unit values or redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the underlying mutual fund in which the sub-account invests.

          ** EXPENSE RATIO - These amounts represent the annualized contract expenses of the sub-account, consisting of mortality and expense risk charges, and administration charges, for each period indicated. The ratios include only those expenses that result in a reduction in the accumulation unit values. Charges made directly to contractholder accounts through the redemption of units and expenses of the underlying fund have been excluded.

          *** TOTAL RETURN - These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction in the accumulation unit values. The ratio does not include any expenses assessed through the redemption of units.

               Since the total return for periods less than one year has not been annualized, the difference between the lowest and the highest total return in the range may be broader if one or both of the total returns relate to a product which was introduced during the reporting year.

               Sub-accounts with a date notation indicate the effective date of that investment option in the Account. The investment income ratio and total return are calculated for the period or from the effective date through the end of the reporting period.

                                                                  STI Classic Variable Annuity
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the AIM
   Variable Insurance
   Funds Sub-Accounts:
      AIM V. I. Balanced
          2003                        56           $   7.90         $    443             1.99%           1.35%             14.80%
          2002                        49               6.88              337             2.51            1.35             -18.21
          2001                        49               8.41              413             1.53            1.35             -12.62
      AIM V. I. Capital
         Appreciation
          2003                       532               9.25            4,920             0.00            1.35              27.78
          2002                       686               7.24            4,969             0.00            1.35             -25.37
          2001                       996               9.70            9,668             0.00            1.35             -24.32
      AIM V. I. Core
         Equity
          2003                       109               6.48              706             0.95            1.35              22.75
          2002                       118               5.28              620             0.30            1.35             -16.72
          2001                       153               6.34              972             0.04            1.35             -23.87

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                            STI Classic Variable Annuity (continued)
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the AIM
   Variable Insurance Funds
   Sub-Accounts (continued):
      AIM V. I. Growth
          2003                        67           $   4.28         $    286             0.00%           1.35%             29.48%
          2002                        74               3.31              243             0.00            1.35             -31.90
          2001                       118               4.85              573             0.17            1.35             -34.78
      AIM V. I. High Yield
          2003                        53               9.57              511             7.31            1.35              26.32
          2002                        57               7.57              432             0.00            1.35              -7.10
          2001                        71               8.15              579            10.70            1.35              -6.28
      AIM V. I. Premier Equity
          2003                       246               5.89            1,450             0.30            1.35              23.40
          2002                       330               4.77            1,571             0.29            1.35             -31.20
          2001                       421               6.93            2,915             0.11            1.35             -13.74

Investments in the Federated
   Insurance Series
   Sub-Accounts:
      Federated Prime Money
         Fund II
          2003                       302              12.28            3,706             0.76            1.35              -0.66
          2002                       582              12.36            7,195             1.36            1.35               0.04
          2001                       480              12.35            5,934             3.39            1.35               2.36

Investments in the Fidelity
   Variable Insurance Products
   Fund Sub-Accounts:
      VIP Contrafund
          2003                        58               9.22              530             0.46            1.35              26.74
          2002                       173               7.28            1,260             0.95            1.35             -10.57
          2001                       224               8.14            1,826             0.77            1.35             -13.43
      VIP Equity-Income
          2003                        81              10.73              877             1.56            1.35              28.58
          2002                        67               8.35              559             1.74            1.35             -18.06
          2001                        51              10.19              516             1.22            1.35              -6.24
      VIP Growth
          2003                       134               6.36              854             0.29            1.35              31.07
          2002                       366               4.86            1,780             0.27            1.35             -31.04
          2001                       454               7.04            3,194             0.08            1.35             -18.76

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                            STI Classic Variable Annuity (continued)
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the Fidelity
  Variable Insurance
  Products Fund
  Sub-Accounts (continued):
     VIP High Income
         2003                         14           $   9.00         $    127             7.59%           1.35%             25.56%
         2002                         12               7.17               84            10.99            1.35               2.06
         2001                         12               7.02               87             8.88            1.35             -12.92
     VIP Index 500
         2003                        200               7.58            1,514             1.45            1.35              26.69
         2002                        415               5.98            2,484             1.36            1.35             -23.29
         2001                        478               7.80            3,724             1.21            1.35             -13.29
     VIP Overseas
         2003                         31               7.45              227             0.79            1.35              41.45
         2002                         60               5.27              316             0.95            1.35             -21.35
         2001                        102               6.70              681             5.41            1.35             -22.23

Investments in the Franklin
  Templeton Variable Insurance
  Products Trust Sub-Accounts:
     Templeton Global Income
       Securities
         2003                         28              16.57              469             7.41            1.35              20.80
         2002                         27              13.71              366             0.94            1.35              19.52
         2001                         24              11.47              281             3.29            1.35               0.86
     Templeton Growth
        Securities
         2003                        141              13.86            1,958             1.49            1.35              30.37
         2002                        173              10.63            1,838             2.35            1.35             -19.58
         2001                        237              13.22            3,142             1.78            1.35              -2.64

Investments in the MFS
  Variable Insurance Trust
  Sub-Accounts:
     MFS Emerging Growth
         2003                         90               4.51              408             0.00            1.35              28.48
         2002                        102               3.51              357             0.00            1.35             -34.65
         2001                        146               5.38              783             0.00            1.35             -34.39
     MFS Investors Trust
         2003                         11               7.68               86             0.62            1.35              20.51
         2002                         14               6.38               91             0.61            1.35             -22.02
         2001                         16               8.18              130             0.19            1.35             -17.09

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                             STI Classic Variable Annuity (continued)
                                ----------------------------------------------------------------------------------------------------
                                                 At December 31,                           For the year ended December 31,
                                -------------------------------------------------  -------------------------------------------------
                                     Units        Accumulation       Net Assets      Investment         Expense          Total
                                    (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                                ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the MFS Variable
   Insurance Trust Sub-Accounts
   (continued):
      MFS New Discovery
          2003                             3        $   9.47         $     28             0.00%           1.35%             31.93%
          2002                             2            7.18               18             0.00            1.35             -32.55
          2001 (c)                        <1           10.64                1             0.00            1.35               6.45
      MFS Research
          2003                            32            6.41              208             0.65            1.35              23.03
          2002                            36            5.21              189             0.30            1.35             -25.55
          2001                            62            7.00              435             1.28            1.35             -22.31
      MFS Utilities
          2003                             5            9.32               46             1.37            1.35              34.07
          2002                             2            6.95               16             1.67            1.35             -23.79
          2001 (c)                         1            9.12               10             0.00            1.35              -8.80

Investments in the Oppenheimer
   Variable Account Funds
   Sub-Accounts:
      Oppenheimer Aggressive
         Growth
          2003                            47            4.91              231             0.00            1.35              23.91
          2002                            55            3.97              221             0.72            1.35             -28.76
          2001                            79            5.57              439             0.95            1.35             -32.20
      Oppenheimer Capital
         Appreciation
          2003                            80            7.34              587             0.37            1.35              29.19
          2002                            84            5.68              478             0.61            1.35             -27.84
          2001                            98            7.88              770             0.64            1.35             -13.76
      Oppenheimer Global
         Securities
          2003                            72            9.11              658             0.73            1.35              41.11
          2002                            86            6.46              556             0.59            1.35             -23.18
          2001                           112            8.41              942             0.71            1.35             -13.22
      Oppenheimer Main
         Street (a)
          2003                           170            8.00            1,366             0.95            1.35              25.02
          2002                           186            6.40            1,187             0.83            1.35             -19.89
          2001                           269            7.99            2,154             0.55            1.35             -11.37

(a)  Previously known as Oppenheimer Main Street Growth & Income

(c)  For the Period Beginning August 1, 2001 and Ended December 31, 2001

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                            STI Classic Variable Annuity (continued)
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the Oppenheimer
  Variable Account Funds
  Sub-Accounts (continued):
      Oppenheimer Multiple
         Strategies
          2003                          272        $  12.86         $  3,488             2.81%           1.35%             23.28%
          2002                          310           10.43            3,237             3.63            1.35             -11.60
          2001                          366           11.80            4,320             4.00            1.35               0.84
      Oppenheimer Strategic
         Bond
          2003                          114           13.26            1,508             7.19            1.35              16.49
          2002                          134           11.38            1,519             7.13            1.35               6.00
          2001                          116           10.74            1,244             2.79            1.35               3.43
Investments in the Putnam
  Variable Trust Sub-Accounts:
      VT Diversified Income
          2003                            1           12.21                7            13.28            1.35              18.44
          2002                            1           10.31                6             0.00            1.35               3.07
          2001 (c) (e)                   --              --               --             0.00            0.00               0.00
      VT Growth and Income
          2003                            3            9.95               24             1.10            1.35              25.67
          2002                            1            7.92                9             1.32            1.35             -20.84
          2001 (c) (e)                   --              --               --             0.00            0.00               0.00
      VT Growth Opportunities
          2003                           <1            8.57                1             0.00            1.35              21.41
          2002                           <1            7.06                1             0.00            1.35             -29.42
          2001 (c) (e)                   --              --               --             0.00            0.00               0.00
      VT Health Sciences
          2003                            4            8.99               34             0.21            1.35              16.80
          2002                            3            7.70               27             0.00            1.35             -21.41
          2001 (c)                        1            9.80                7             0.00            1.35              -2.04
      VT New Value
          2003                            1           11.01               10             1.87            1.35              30.70
          2002                            7            8.43               56             0.00            1.35             -15.73
          2001 (c) (e)                   --              --               --             0.00            0.00               0.00

(c)  For the Period Beginning August 1, 2001 and Ended December 31, 2001

(e)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                            STI Classic Variable Annuity (continued)
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the STI Classic
  Variable Trust Sub-Accounts:
     STI Capital Appreciation
         2003                      1,330           $  20.47        $  27,225           0.00%            1.35%            16.86%
         2002                      1,734              17.51           30,368           0.00             1.35            -22.94
         2001                      2,237              22.73           50,829           1.66             1.35             -6.62
     STI Growth & Income
         2003                         53               9.23              484           0.80             1.35             24.79
         2002                         48               7.39              355           0.65             1.35            -21.66
         2001                         49               9.44              460           0.47             1.35             -6.84
     STI International Equity
         2003                        270              11.60            3,129           0.71             1.35             35.47
         2002                        319               8.56            2,737           0.00             1.35            -19.68
         2001                        384              10.66            4,089           0.07             1.35            -18.52
     STI Investment Grade Bond
         2003                        485              14.34            6,954           3.82             1.35              2.13
         2002                        633              14.04            8,889           4.59             1.35              5.96
         2001                        680              13.25            9,005           5.26             1.35              7.71
     STI Mid-Cap Equity
         2003                        524              14.80            7,749           0.54             1.35             27.99
         2002                        697              11.57            8,060           0.00             1.35            -29.41
         2001                        870              16.39           14,252           8.47             1.35              1.33
     STI Quality Growth Stock
         2002 (b)                     --                N/A               --           0.00             1.35              N/A
         2001                          3               7.19               26           0.02             1.35            -19.78
     STI Small Cap Value
        Equity
         2003                        223              14.57            3,254           0.51             1.35             36.58
         2002                        264              10.66            2,818           0.58             1.35             -2.52
         2001                        254              10.94            2,782           1.21             1.35             19.84
     STI Value Income Stock
         2003                      1,362              17.15           23,357           1.43             1.35             21.47
         2002                      1,767              14.12           24,941           1.38             1.35            -18.10
         2001                      2,161              17.24           37,242           1.50             1.35             -2.47

(b)  For the Period Beginning January 1, 2002 and Ended September 6, 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                     STI Classic Variable Annuity with Enhanced Death Benefit
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the AIM
   Variable Insurance
   Funds Sub-Accounts:
      AIM V. I. Balanced
          2003                        48           $   7.87         $    376             1.99%           1.45%             14.69%
          2002                        54               6.86              369             2.51            1.45             -18.29
          2001                        49               8.40              414             1.53            1.45             -12.71
      AIM V. I. Capital
         Appreciation
          2003                       694               9.21            6,390             0.00            1.45              27.66
          2002                       803               7.21            5,789             0.00            1.45             -25.45
          2001                       969               9.67            9,369             0.00            1.45             -24.39
      AIM V. I. Core
         Equity
          2003                        56               6.45              358             0.95            1.45              22.63
          2002                        81               5.26              427             0.30            1.45             -16.80
          2001                        91               6.32              574             0.04            1.45             -23.95
      AIM V. I. Growth
          2003                        46               4.26              196             0.00            1.45              29.35
          2002                        65               3.30              215             0.00            1.45             -31.97
          2001                        84               4.84              407             0.17            1.45             -34.78
      AIM V. I. High Yield
          2003                        65               9.52              617             7.31            1.45              26.20
          2002                        66               7.54              499             0.00            1.45              -7.19
          2001                        84               8.13              679            10.70            1.45              -6.37
      AIM V. I. Premier Equity
          2003                       224               5.87            1,312             0.30            1.45              23.28
          2002                       246               4.76            1,171             0.29            1.45             -31.26
          2001                       307               6.92            2,126             0.11            1.45             -13.83

Investments in the Federated
   Insurance Series
   Sub-Account:
     Federated Prime Money
         Fund II
          2003                       215              12.20            2,623             0.76            1.45              -0.76
          2002                       395              12.29            4,857             1.36            1.45              -0.06
          2001                       497              12.30            6,108             3.39            1.45               2.26

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                STI Classic Variable Annuity with Enhanced Death Benefit (continued)
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the Fidelity
  Variable Insurance Products
  Fund Sub-Accounts:
     VIP Contrafund
       2003                           98           $   9.22         $    907             0.46%           1.45%             26.67%
       2002 (d)                       --                 --               --             0.00            0.00               0.00
       2001 (d)                       --                 --               --             0.00            0.00               0.00
     VIP Equity-Income
       2003                           50              10.69              532             1.56            1.45              28.46
       2002                           58               8.32              483             1.74            1.45             -18.14
       2001                           63              10.17              644             1.22            1.45              -6.33
     VIP Growth
       2003                          158               6.36            1,004             0.29            1.45              30.99
       2002 (d)                       --                 --               --             0.00            0.00               0.00
       2001 (d)                       --                 --               --             0.00            0.00               0.00
     VIP High Income
       2003                           25               8.97              221             7.59            1.45              25.43
       2002                           19               7.15              139            10.99            1.45               1.95
       2001                           24               7.01              168             8.88            1.45             -13.01
     VIP Index 500
       2003                          185               7.57             1,402            1.45            1.45              26.61
       2002 (d)                       --                 --               --             0.00            0.00               0.00
       2001 (d)                       --                 --               --             0.00            0.00               0.00
     VIP Overseas
       2003                           22               7.45              166             0.79            1.45              41.36
       2002 (d)                       --                 --               --             0.00            0.00               0.00
       2001 (d)                       --                 --               --             0.00            0.00               0.00

Investments in the Franklin
  Templeton Variable Insurance
  Products Trust Sub-Accounts:
     Templeton Global Income
        Securities
         2003                         18              16.51              300             7.41            1.45              20.68
         2002                         17              13.68              236             0.94            1.45              19.41
         2001                         19              11.46              217             3.29            1.45              0.76
     Templeton Growth
        Securities
         2003                        242              13.81            3,342             1.49            1.45              30.23
         2002                        280              10.60            2,969             2.35            1.45             -19.66
         2001                        291              13.20            3,836             1.78            1.45              -2.74

(d)  Although available in 2001 and 2002, there was no activity until 2003

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                STI Classic Variable Annuity with Enhanced Death Benefit (continued)
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the MFS
   Variable Insurance Trust
   Sub-Accounts:
      MFS Emerging Growth
        2003                          97           $   4.50         $    434             0.00%           1.45%             28.35%
        2002                         137               3.50              480             0.00            1.45             -34.72
        2001                         144               5.37              773             0.00            1.45             -34.45
      MFS Investors Trust
        2003                          23               7.66              174             0.62            1.45              20.39
        2002                          31               6.36              194             0.61            1.45             -22.10
        2001                          28               8.16              232             0.19            1.45             -17.17
      MFS New Discovery
        2003                           5               9.45               47             0.00            1.45              31.79
        2002                           6               7.17               41             0.00            1.45             -28.30
        2001 (c) (e)                  --                 --               --             0.00            0.00               0.00
      MFS Research
        2003                          55               6.39              348             0.65            1.45              22.91
        2002                          55               5.20              286             0.30            1.45             -25.62
        2001                          75               6.99              524             1.28            1.45             -22.39
      MFS Utilities
        2003                           1               9.30               13             1.37            1.45              33.94
        2002                           4               6.94               26             1.67            1.45             -30.60

Investments in the Oppenheimer
   Variable Account Funds
   Sub-Accounts:
      Oppenheimer Aggressive
       Growth
        2003                          57               4.90              279             0.00            1.45              23.78
        2002                          88               3.95              347             0.72            1.45             -28.83
        2001                         103               5.56              575             0.95            1.45             -32.26
      Oppenheimer Capital
       Appreciation
        2003                          80               7.32              588             0.37            1.45              29.06
        2002                         105               5.67              592             0.61            1.45             -27.91
        2001                         112               7.86              882             0.64            1.45             -13.84

(c)  For the Period Beginning August 1, 2001 and Ended December 31, 2001

(e)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                STI Classic Variable Annuity with Enhanced Death Benefit (continued)
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the Oppenheimer
  Variable Account Funds
  Sub-Accounts (continued):
   Oppenheimer Global
     Securities
       2003                           81           $   9.08         $    733             0.73%           1.45%             40.96%
       2002                          104               6.44              668             0.59            1.45             -23.26
       2001                          122               8.39            1,020             0.71            1.45             -13.31
   Oppenheimer Main Street (a)
       2003                          148               7.97            1,175             0.95            1.45              24.90
       2002                          163               6.38            1,044             0.83            1.45             -19.97
       2001                          226               7.97            1,800             0.55            1.45             -11.46
   Oppenheimer Multiple
     Strategies
       2003                          233              12.79            2,986             2.81            1.45              23.16
       2002                          254              10.39            2,638             3.63            1.45             -11.69
       2001                          278              11.76            3,263             4.00            1.45               0.74
   Oppenheimer Strategic Bond
       2003                           76              13.19            1,001             7.19            1.45              16.37
       2002                          100              11.34            1,137             7.13            1.45               5.90
       2001                          101              10.70            1,082             2.79            1.45               3.33

Investments in the Putnam
  Variable Trust Sub-Accounts:
   VT Diversified Income
       2003                            8              12.18              104            13.28            1.45              18.32
       2002                            2              10.29               21             0.00            1.45               2.93
       2001 (c) (e)                   --                 --               --             0.00            0.00               0.00
   VT Growth and Income
       2003                            1               9.92               15             1.10            1.45              25.55
       2002                            1               7.91                6             1.32            1.45             -20.15
       2001 (c)                        1               9.90               12             0.00            1.45              -0.99
   VT Growth Opportunities
       2003                            3               8.55               24             0.00            1.45             -14.51
       2002                           --                 --               --             0.00            0.00               0.00
       2001 (c) (d)                   --                 --               --             0.00            0.00               0.00
   VT Health Sciences
        2003                           3               8.97               30             0.21            1.45              16.69
        2002                           2               7.69               12             0.00            1.45             -21.49
        2001 (c)                       1               9.79                9             0.00            1.45              -2.08

(a)  Previously known as Oppenheimer Main Street Growth & Income
(c)  For the Period Beginning August 1, 2001 and Ended December 31, 2001
(d)  Although available in 2001 and 2002, there was no activity until 2003
(e)  Although available in 2001, there was no activity until 2002

--------------------------------------------------------------------------------

6.   FINANCIAL HIGHLIGHTS (CONTINUED)

                                                STI Classic Variable Annuity with Enhanced Death Benefit (continued)
                               ----------------------------------------------------------------------------------------------------
                                                At December 31,                           For the year ended December 31,
                               -------------------------------------------------  -------------------------------------------------
                                    Units        Accumulation       Net Assets      Investment         Expense          Total
                                   (000s)       Unit Fair Value       (000s)       Income Ratio*       Ratio**         Return***
                               ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
Investments in the Putnam
  Variable Trust Sub-Accounts
  (continued):
     VT New Value
         2003                          1           $  10.99         $     16             1.87%           1.45%             30.57%
         2002                          1               8.42               13             0.00            1.45             -15.85
         2001 (c) (e)                 --                 --               --             0.00            0.00               0.00

Investments in the STI Classic
  Variable Trust Sub-Accounts:
     STI Capital Appreciation
         2003                        992              20.33           20,161             0.00            1.45              16.74
         2002                      1,180              17.41           20,542             0.00            1.45             -23.01
         2001                      1,448              22.62           32,753             1.66            1.45              -6.71
     STI Growth & Income
         2003                         70               9.19              644             0.80            1.45              24.67
         2002                         64               7.37              474             0.65            1.45             -21.74
         2001                         62               9.42              588             0.47            1.45              -6.94
     STI International Equity
         2003                        270              11.52            3,116             0.71            1.45              35.34
         2002                        340               8.51            2,891             0.00            1.45             -19.76
         2001                        390              10.61            4,140             0.07            1.45             -18.60
     STI Investment Grade Bond
         2003                        482              14.24            6,872             3.82            1.45               2.03
         2002                        542              13.96            7,564             4.59            1.45               5.85
         2001                        593              13.19            7,831             5.26            1.45               7.61
     STI Mid-Cap Equity
         2003                        307              14.71            4,515             0.54            1.45              27.86
         2002                        362              11.50            4,165             0.00            1.45             -29.48
         2001                        419              16.31            6,835             8.47            1.45               1.23
     STI Quality Growth Stock
         2002 (b)                     --               N/A                --             0.00            1.45               N/A
         2001                         22               7.18              155             0.02            1.45             -19.86
     STI Small Cap Value
        Equity
         2003                        253              14.48            3,656             0.51            1.45              36.45
         2002                        296              10.61            3,135             0.58            1.45              -2.62
         2001                        311              10.89            3,385             1.21            1.45              19.72
     STI Value Income Stock
         2003                        868              17.04           14,782             1.43            1.45              21.35
         2002                      1,036              14.04           14,548             1.38            1.45             -18.18
         2001                      1,207              17.16           20,717             1.50            1.45              -2.57

(b)  For the Period Beginning January 1, 2002 and Ended September 6, 2002
(c)  For the Period Beginning August 1, 2001 and Ended December 31, 2001
(e)  Although available in 2001, there was no activity until 2002

                                     PART C
                                OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements

     All required financial statements are included in Part B of this Registration Statement.

(b) Exhibits

     (1)(a) Resolution  of the Board of Directors of Glenbrook  Life and Annuity
          Company authorizing  establishment of the Glenbrook Life Multi-Manager
          Variable Account. 12/

     (1)(b) Form of Resolution  of the Board of Directors of Glenbrook  Life and
          Annuity  Company  authorizing  establishment  of  the  Glenbrook  Life
          Scudder Variable Account (A). 1/

     (1)(c) Resolution  of the Board of Directors of Glenbrook  Life and Annuity
          Company  authorizing  the  consolidation  of  Glenbrook  Life  Scudder
          Variable  Account A and Glenbrook  Life and Annuity  Company  Variable
          Annuity Account into Glenbrook Life  Multi-Manager  Variable  Account.
          11/


     (2)  Not Applicable.

     (3)  Form of Underwriting Agreement. 1/

     (4)(a)  Glenbrook  Life  and  Annuity  Company  Flexible  Premium  Deferred
          Variable Annuity Contract.1/

     (4)(b) Amendment to Glenbrook  Life and Annuity  Company  Flexible  Premium
          Deferred Variable Annuity Contract.7/

     (4)(c) Amendment to Glenbrook  Life and Annuity  Company  Flexible  Premium
          Deferred Variable Annuity Contract.9/

     (5)  Glenbrook Life and Annuity Company Flexible Premium Deferred  Variable
          Annuity Contract Application.1/

     (6)(a)(i)  Articles  of   Incorporation   of  Glenbrook  Life  and  Annuity
                Company.2/

            (ii) Amended and Restated Articles of Incorporation and Articles of
                  Redomestication of Glenbrook Life and Annuity Company.4/

        (b)(i) By-laws of Glenbrook Life and Annuity Company.2/

            (ii) Amended and Restated Bylaws of Glenbrook Life and Annuity
                 Company.4/

     (7)  Form of  Reinsurance  Agreement  between  Glenbrook  Life and  Annuity
          Company and Allstate Life Insurance Company.3/

     (8)(a) Participation  Agreement  between  Scudder  Variable Life Investment
          Fund and Glenbrook Life and Annuity Company.5/

        (b)Form of  Participation  Agreement  among Scudder  Variable  Series II,
          Scudder Investments,  Inc., Kemper  Distributors,  Inc., and Glenbrook
          Life and Annuity Company. 8/

     (9)(a) Opinion and Consent of Michael J. Velotta, Vice President, Secretary and General Counsel of Glenbrook Life and Annuity Company. 1/

        (b)Opinion and Consent of Michael J. Velotta, Vice President, Secretary and General Counsel of Glenbrook Life and Annuity Company. 5/

        (c)Opinion and Consent of Michael J. Velotta, Vice President, Secretary and General Counsel of Glenbrook Life and Annuity Company. 7/

        (d) Opinion and Consent of Michael J. Velotta, Vice President, Secretary and General Counsel of Glenbrook Life and Annuity Company. 8/

        (e)Opinion and Consent of Michael J. Velotta, Vice President, Secretary and General Counsel of Glenbrook Life and Annuity Company.11/

     (10)(a) Independent Auditors' Consent.11/

     (11) Not Applicable.

     (12) Not Applicable.

     (13)(a) Computation of Performance Quotations. 1/

           (b) Computation of Performance Quotations. 6/

           (c) Computation of Performance Quotations. 8/

           (d) Performance Data Calculations 10/

     (99)(a) Powers of  Attorney  for,  Michael  J.  Velotta,  Samuel H.  Pilch,
          Margaret G. Dyer,  Marla G.  Friedman,  John C.  Lounds,  and J. Kevin
          McCarthy 7/

          (b) Power of Attorney for Steven E. Shebik. 9/

          (c) Power of Attorney for Casey J. Sylla. 10/

          (d) Power of Attorney for Kevin R. Slawin. 11/

1/ Previously filed in initial filing of the Form N-4 Registration Statement filed with the SEC on July 31, 1998 (File No.333-60337).

2/ Incorporated herein by reference to Depositor's Form S-1 Registration Statement filed with the SEC on June 28, 1996 (File No. 333-07275).

3/ Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form N-4 Registration Statement filed with the SEC on November 22, 1995 (File No. 033-62203).

4/ Previously filed in Post-Effective Amendment No. 1 to the Registration Statement filed with the SEC on February 25, 1999 (File No. 333-60337).

5/ Previously filed in Post-Effective Amendment No. 2 to the Registration Statement filed with the SEC on April 28, 1999 (File No. 333-60337).

6/ Previously filed in Post-Effective Amendment No. 3 to the Registration Statement filed with the SEC on May 2, 2000 (File No. 333-60337).

7/ Previously filed in Post-Effective Amendment No. 4 to the Registration Statement filed with the SEC on October 2, 2000 (File No. 333-60337).

8/ Previously filed in Post-Effective Amendment No. 5 to the Registration Statement filed with the SEC on April 16, 2001 (File No. 333-60337).

9/ Previously filed in Post-Effective Amendment No. 6 to the Registration Statement filed with the SEC on April 26, 2002 (File No. 333-60337).

10/ Previously filed in Post-Effective Amendment No. 7 to the Registration Statement filed with the SEC on April 21, 2003 (File No. 333-60337).

11/  Filed herewith.

12/ Incorporated herein by reference to Form N-4 Registration Statement (File No. 333-00999) dated February 16, 1996.

25. DIRECTORS AND OFFICERS OF THE DEPOSITOR, GLENBROOK LIFE AND ANNUITY COMPANY

NAME AND PRINCIPAL                POSITION AND OFFICE WITH
BUSINESS ADDRESS*                 DEPOSITOR OF THE ACCOUNT


John C. Lounds                    Director
J. Kevin McCarthy                 Director
Steven E. Shebik                  Director, Vice President and Chief
                                  Financial Officer
Kevin R. Slawin                   Director and Vice President
John E. Smith                     Vice President
Casey J. Sylla                    Director, President and Chief Executive
                                      Officer
Michael J. Velotta                Director, Vice President, General Counsel
                                      and Secretary
Eric A. Simonson                  Senior Vice President and Chief
                                      Investment Officer
Samuel H. Pilch                   Group Vice President and Controller
Karen C. Gardner                  Vice President
Marla G. Friedman                 Vice President
Anson J. Glacy, Jr.               Vice President
John R. Hunter                    Vice President
James P. Zils                     Treasurer
Joanne M. Derrig                  Assistant Vice President and Chief
                                      Privacy Officer
Lisa J. Flanary                   Assistant Vice President
Robert L. Park                    Assistant Vice President and Chief
                                       Compliance Officer
Barry S. Paul                     Assistant Vice President and Assistant
                                       Treasurer
Joseph P. Rath                    Assistant Vice President, Assistant
                                       General Counsel and Assistant Secretary
Timothy N. Vander Pas             Assistant Vice President
William F. Emmons                 Assistant Secretary
Emma M. Kalaidijian               Assistant Secretary
Paul N. Kierig                    Assistant Secretary
Mary J. McGinn                    Assistant Secretary
Patricia W. Wilson                Assistant Treasurer
Errol Cramer                      Appointed Actuary
Robert E. Transon                 Illustration Actuary

*The principal business address of Mr. Emmons is 2940 South 84th Street, Lincoln, Nebraska 68506. The principal address of the other foregoing officers and directors is 3100 Sanders Road, Northbrook, Illinois 60062.


26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT

Incorporated herein by reference to the Form 10-K Report, Commission File #1-11840, The Allstate Corporation (March 11, 2004).

27. NUMBER OF CONTRACT OWNERS

As of January 31, 2004, there were 19 qualified and 446 non-qualified contracts in force.

28. INDEMNIFICATION

The by-laws of both Glenbrook Life and Annuity Company (Depositor) and ALFS, Inc. (Principal Underwriter), provide for the indemnification of its directors, officers and controlling persons, against expenses, judgments, fines and amounts paid in settlement as incurred by such person, if such person acted properly. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of a duty to the Company, unless a court determines such person is entitled to such indemnity.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

29. RELATIONSHIP OF PRINCIPAL UNDERWRITER TO OTHER INVESTMENT COMPANIES

(a)The Registrant's principal underwriter, ALFS, Inc., acts as principal underwriter for each of the following entities:

Allstate Assurance Company Separate Account B
Allstate Financial Advisors Separate Account I
Allstate Life Insurance Company Separate Account A
Allstate Life Variable Life Separate Account A
Allstate Life of New York Separate Account A
Allstate Life of New York Variable Life Separate Account A
Charter National Variable Annuity Account
Charter National Variable Account
Glenbrook Life and Annuity Company Separate Account A
Glenbrook Life and Annuity Variable Annuity Account
Glenbrook Life Variable Life Separate Account A
Glenbrook Life Multi-Manager Variable Account
Intramerica Variable Annuity Account
Lincoln Benefit Life Variable Annuity Account
Lincoln Benefit Life Variable Account

 (b) Following are the names, business addresses, positions, and offices, of each director, officer, or partner of the principal underwriter:

Name and Principal                Positions and Officers
Business Address*                 with Underwriter
of Each Such Person


J.Kevin McCarthy                 Director, President and Chief
                                        Executive Officer
Casey J. Sylla                   Director
Michael J. Velotta               Director and Secretary
Marion Goll                      Vice President, Treasurer and
                                        Financial Operations Principal
Brent H. Hamann                  Vice President
Joseph P. Rath                   Vice President, General Counsel and Secretary
Andrea J. Schur                  Vice President
Joanne M. Derrig                 Assistant Vice President and
                                         Chief Privacy Officer
Maribel V. Gerstner              Assistant Vice President and Compliance Officer
William F. Emmons                Assistant Secretary
Emma M. Kalaidijian              Assistant Secretary
Barry S. Paul                    Assistant Treasurer
James P. Zils                    Assistant Treasurer
John E. Smith                    Chief Operations Officer

The principal business address of Mr. Emmons is 2940 South 84th Street, Lincoln, Nebraska 68506. The principal address of the other foregoing officers and directors is 3100 Sanders Road, Northbrook, Illinois 60062.

(c) Underwriter Compensation during fiscal year ended December 31, 2003: None

30. LOCATION OF ACCOUNTS AND RECORDS

The Depositor, Glenbrook Life and Annuity Company, is located at 3100 Sanders Road, Northbrook, Illinois 60062.

The Principal Underwriter, ALFS, Inc., is located at 3100 Sanders Road, Northbrook, Illinois 60062.

Each company maintains physical possession of each account, book, or other document required to be maintained by Section 31(a) of the 1940 Act and the Rules under it.

31. MANAGEMENT SERVICES

None.

32. UNDERTAKINGS

The Registrant promises to file a post-effective amendment to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted. Registrant furthermore agrees to include either as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information or a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information. Finally, the Registrant agrees to deliver any Statement of Additional Information and any Financial Statements required to be made available under this Form N-4 promptly upon written or oral request.

Representations Pursuant to Section 403(b) of the Internal Revenue Code

The Depositor, Glenbrook Life and Annuity Company ("Glenbrook Life"), represents that it is relying upon a November 28, 1988 Securities and Exchange Commission no-action letter issued to the American Council of Life Insurance ("ACLI") and that the provisions of paragraphs 1-4 of the no-action letter have been complied with.

Representations Regarding Contract Expense

The Depositor, Glenbrook Life and Annuity Company, represents that the fees and charges deducted under the Contracts described in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Glenbrook Life and Annuity Company under the Contracts. Glenbrook Life and Annuity Company bases its representation on its assessment of all of the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks; the need for Glenbrook Life and annuity Company to earn a profit; the degree to which the Contracts include innovative features; and the regulatory standards for exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice. This representation applies to all Contracts sold pursuant to this Registration Statement, including those sold on the terms specifically described in the prospectus(es) contained herein, or any variations therein, based on supplements, endorsements, or riders to any Contracts or prospectus(es), or otherwise.

                                   SIGNATURES


As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, Glenbrook Life Multi-Manager Variable Account , has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Northfield, State of Illinois, on the 1st day of April, 2004.


                  GLENBROOK LIFE MULTI-MANAGER VARIABLE ACCOUNT
                                  (REGISTRANT)

                            By:/s/MICHAEL J. VELOTTA
                               Michael J. Velotta
                  Vice President, Secretary and General Counsel


                     BY: GLENBROOK LIFE AND ANNUITY COMPANY
                                   (DEPOSITOR)

                            By:/s/MICHAEL J. VELOTTA
                               Michael J. Velotta
                  Vice President, Secretary and General Counsel


As required by the Securities Act of 1933, this Registration Statement has been signed below by the following Directors and Officers of Glenbrook Life and Annuity Company on the 1st day of April, 2004.


*/JOHN C. LOUNDS                             Director
-----------------------
John C. Lounds

*/J. KEVIN MCCARTHY                          Director
-----------------------
J. Kevin McCarthy

*/SAMUEL H. PILCH                            Controller and Group Vice
----------------------                       President
Samuel H. Pilch                                 (Principal Accounting Officer)

*/STEVEN E. SHEBIK                           Director, Vice President and
------------------------                     Chief Financial Officer
Steven E. Shebik                             (Principal Financial Officer)

*/KEVIN R. SLAWIN                            Director and Vice President
-----------------------
Kevin R. Slawin

CASEY J. SYLLA                               Director, President and Chief
-----------------------                         Executive Officer
Casey J. Sylla                                  (Principal Executive Officer)

/s/MICHAEL J. VELOTTA                        Director, Vice President, General
----------------------                       Counsel and Secretary
Michael J. Velotta



*/ By Michael J. Velotta, pursuant to Power of Attorney filed previously or herewith.

                                  EXHIBIT INDEX

Exhibit 1 (c )    Resolution authorizing the consolidation of Glenbrook Life
                  Scudder Variable Account A and Glenbrook Life and Annuity
                  Company Variable Annuity Account into Glenbrook Life
                  Multi-Manager Variable Account.
Exhibit 9 (e)     Opinion and Consent of Counsel
Exhibit 10(a)     Independent Auditors' Consent
Exhibit 99(d)     Power of Attorney for Kevin R. Slawin